Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

HAEMONETICS CORPORATION,

AND

PALL CORPORATION

DATED AS OF APRIL 28, 2012

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3.23.	Environmental Matters	49
3.24.	Powers of Attorney	49
3.25.	Product Warranties	49
3.26.	Import/Export Compliance	50
3.27.	DISCLAIMER OF WARRANTIES	50

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		51
4.1.	Organization	51
4.2.	Authorization of Transaction	51
4.3.	Absence of Conflicts	51
4.4.	Financing	52
4.5.	Litigation	52
4.6.	Financial Capability	52
4.7.	Brokerage	53
4.8.	DISCLAIMER OF WARRANTIES	53

ARTICLE V COVENANTS PRIOR TO CLOSING		53
5.1.	Conduct of Business	53
5.2.	Access to Information and Facilities	55
5.3.	Advice of Changes; Supplements to Disclosure Schedules	55
5.4.	Consummation of Agreements; Consents	57
5.5.	Regulatory Filings; Exchange of Information	57
5.6.	No Solicitation of Other Offers	58
5.7.	Financing	59
5.8.	Financial Statements	62
5.9.	Confirmatory Due Diligence Review	62
5.10.	Delivery of Product Line Contracts	63
5.11.	Claims	63
5.12.	Equity Assignment	63
5.13.	Mexico Lease	63
5.14.	Puerto Rico Sublease	63
5.15.	HDC Line	64
5.16.	Covenant with Respect to Employment	68
5.17.	Post-Initial Closing Permitting Actions	68
5.18.	Training Program	68

ARTICLE VI CONDITIONS TO CLOSING		68
6.1.	Conditions to Buyer’s Obligation at the Initial Closing	68
6.2.	Conditions to the Company’s Obligations at the Initial Closing	72
6.3.	Conditions to Buyer’s Obligation at the Subsequent Closing	73
6.4.	Conditions to the Company’s Obligations at the Subsequent Closing	75

ARTICLE VII TERMINATION		76
7.1.	Termination	76
7.2.	Effect of Termination	77
7.3.	Break Fee	77

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ARTICLE VIII INDEMNIFICATION AND RELATED MATTERS		78
8.1.	Survival; Risk Allocation	78
8.2.	Indemnification	79

ARTICLE IX ADDITIONAL AGREEMENTS		84
9.1.	Tax Matters	84
9.2.	Further Assurances	85
9.3.	Expenses	85
9.4.	Non-Competition, Non-Solicitation and Confidentiality	86
9.5.	Mutual Benefit	89
9.6.	Financial Information	89
9.7.	Employees and Related Matters	89
9.8.	Bulk Sales Laws	96
9.9.	Payments	96
9.10.	Trademarks; Tradenames	96
9.11.	Pro-Rated Payments	96

ARTICLE X MISCELLANEOUS		97
10.1.	Amendment	97
10.2.	Waiver	97
10.3.	Notices	97
10.4.	Binding Agreement; Assignment	98
10.5.	Severability	98
10.6.	Construction	99
10.7.	Captions	99
10.8.	Entire Agreement	99
10.9.	Counterparts	99
10.10.	Specific Performance	99
10.11.	Governing Law	100
10.12.	Parties in Interest	100
10.13.	CONSENT TO JURISDICTION	100
10.14.	Dispute Resolution	101
10.15.	Delivery by Facsimile	102

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INDEX OF EXHIBITS

Exhibit A	Reserved
Exhibit B-1	Form of Local Transfer Documents (to be provided)
Exhibit B-2	Form of Equity Assignment (to be provided)
Exhibit C	Reserved
Exhibit D-1	Form of Trademark Assignment
Exhibit D-2	Form of Patent Assignment
Exhibit E	Form of License Agreement
Exhibit F	Form of Supply Agreement
Exhibit G	Form of Contract Manufacturing Agreement
Exhibit H-1	Form of Transition Services Agreement
Exhibit H-2	Form of Transition Services Agreement
Exhibit I	Form of Distribution Agreement
Exhibit J	Form of Lease Agreement for Fajardo, Puerto Rico Facility
Exhibit K	Form of Guaranty of Buyer of Lease Obligations

INDEX OF SCHEDULES

Schedule 1.1(a)	Buyer Knowledge Parties
Schedule 1.1(b)	Company Knowledge Parties
Schedule 1.1(c)	Material Contracts
Schedule 1.1(d)	Liens
Schedule 1.1(e)	Products
Schedule 1.1(f)	Transaction Documents
Schedule 1.1(g)	Agreed EBITDA Principles
Schedule 2.1(b)(vi)	Excluded Contracts
Schedule 2.1(b)(xviii)	Excluded Assets
Schedule 2.4(a)	Allocation Schedule
Schedule 3.4(b)	Inventory
Schedule 3.5	Subsidiaries
Schedule 3.6	Absence of Conflicts
Schedule 3.7	Financials
Schedule 3.8	Absence of Undisclosed Liabilities
Schedule 3.9	Absence of Certain Developments
Schedule 3.10(a)	Owned Facilities
Schedule 3.10(b)	Leased Facilities
Schedule 3.10(c)	Location of Purchased Assets
Schedule 3.10(d)	Title to Purchased Assets
Schedule 3.10(e)	Condition of Purchased Assets
Schedule 3.11	Taxes
Schedule 3.12(a)	Contracts and Commitments
Schedule 3.12(b)	Exceptions
Schedule 3.12(c)	Names
Schedule 3.13(a)	Company Intellectual Property Assets
Schedule 3.13(b)	Intellectual Property Information
Schedule 3.14	Litigation; Proceedings

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Schedule 3.16(a)	Permits
Schedule 3.17(a)	Employee Contracts
Schedule 3.17(b)	Employee Matters
Schedule 3.18(a)	Subject Employee Programs
Schedule 3.18(d)	Subject Employee Program Information
Schedule 3.19	Insurance
Schedule 3.20(a)	Customers
Schedule 3.20(b)	Suppliers
Schedule 3.21	Affiliate Transactions
Schedule 3.22	Compliance with Law
Schedule 3.23	Environmental Matters
Schedule 3.24	Powers of Attorney
Schedule 3.25	Product Warranties
Schedule 3.26	Import/Export Compliance
Schedule 5.1(a)	Conduct of Business Prior to Initial Closing
Schedule 5.1(b)	Conduct of Business Prior to Subsequent Closing
Schedule 5.9	Confirmatory Due Diligence Items
Schedule 5.15(a)(i)	Performance Standards
Schedule 5.15(a)(ii)	Media Acceptance Criteria
Schedule 5.15(a)(iii)	Estimate
Schedule 5.16	Employment
Schedule 6.1(h)	Required Material Contracts
Schedule 6.1(w)(i)	Enterprise Solution Systems
Schedule 6.1(w)(ii)	Schedule of Training Criteria
Schedule 6.3(k)	Pricing
Schedule 9.7(a)(i)	Jurisdictions
Schedule 9.7(a)(v)(B)	Severance and Retention Plans

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ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of April 28, 2012, by and between Pall Corporation, a New York corporation (the “Company”), and Haemonetics Corporation, a Massachusetts corporation (“Buyer”). The Company and its Affiliates and Buyer and its Affiliates are collectively referred to herein as the “Parties” and each individually as a “Party.” Capitalized terms used in this Agreement without definition shall have the meaning given to such terms in Article I hereof.

     WHEREAS, the Company is engaged in the business of researching, designing, developing, manufacturing, implementing, marketing, distributing, selling, servicing and/or otherwise commercially exploiting blood collection, filtration and processing applications;

     WHEREAS, Buyer has for many years been engaged in researching, designing, developing, manufacturing, implementing, marketing, distributing, selling, servicing and/or otherwise commercially exploiting automated filtration devices used in various apheresis blood collection and processing applications; and

     WHEREAS, Buyer desires to acquire from the Company, and the Company desires to sell to Buyer, substantially all of the assets of the Product Lines (as defined below), together with the goodwill of the Product Lines represented thereby. The purchase and sale of the Purchased Assets (as defined below) will be accomplished by direct purchase, sale and conveyance of the assets specified herein upon the terms and conditions set forth below.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

     1.1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

     “Adjusted EBITDA” means the EBITDA of the Product Lines for the year ended July 31, 2011, as set forth in the Audited Financial Statements and adjusted to conform to the Agreed EBITDA Principles.

     “Adjustment Multiplier” means 6.8.

     “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

     “Agreed EBITDA Principles” means the principles for calculating Adjusted EBITDA of the Product Lines as set forth on Schedule 1.1(g).

     “Antitrust Authority” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

     “Antitrust Laws” means any Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade, including, but not limited to, the HSR Act.

     “Ascoli Facility” means the manufacturing plant located in Ascoli, Italy used to support the Product Lines.

     “Base EBITDA” means an amount equal to $66,254,000.

     “Base Purchase Price” means an amount in cash equal to $536,143,161.

     “BICO Line” means that certain portion of the Company’s blood filter Media business referred to as the BICO Line and primarily located at the Puerto Rico Facility as of the date hereof.

     “BICO Process” means the process producing a melt blown nonwoven web for use as a blood leukoreduction medium using a bi component resin process.

     “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in Boston, Massachusetts or New York, New York or the location where the applicable obligation is to be performed.

     “Buyer Disclosure Schedule” means the Schedules delivered by Buyer on or prior to the date hereof.

     “Buyer Group” means Buyer and each of the Affiliates of Buyer that acquires any of the Purchased Assets or assumes any of the Assumed Liabilities in accordance with Section 10.4.

     “CE Mark” means the CE marking of conformity as described in Article 17 of Directive 93/42/EEC of The Council of European Communities dated June 14, 1993 concerning medical devices.

     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

     “Code” means the Internal Revenue Code of 1986, as amended, and any rules or regulations promulgated thereunder.

     “Company Disclosure Schedule” means Schedule 1.1(c) and the schedules referenced in Article III of this Agreement prior to the date hereof.

     “Company Group” means the Company and each of the Affiliates of the Company.

     “Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of October 7, 2011, by and between Buyer and the Company, as amended.

     “Contract” means any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which the Company or any of its Affiliates is a party or by which any of their respective assets are bound.

     “Covina Facility” means collectively the manufacturing plant and warehouse located in Covina, California used to support the Product Lines.

     “Designated Employees” means those certain Product Line Employees set forth on a list as mutually agreed to by Buyer and the Company prior to the Initial Closing.

     “EBITDA” for any period of determination means operating profit (on a basis consistent with the Financial Statements) before depreciation, amortization and, if included in the determination of operating profit, non-cash restructuring charges of the Product Lines.

     “Environmental Liabilities” means any and all Liabilities arising in connection with or in any way relating to the operation or any site of operation of the Product Lines that (i) arise under the Environmental Requirements, and (ii) arise from actions occurring or conditions existing on or prior to the Initial Closing (or, with respect to the HDC Line, on or prior to the Subsequent Closing), including any continuing effects of such actions or conditions after the Initial Closing (or, with respect to the HDC Line, after to the Subsequent Closing).

     “Environmental Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of Law, all judicial and administrative orders and determinations, all contractual obligations with Governmental Entities and all common law, in each case concerning pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Substance.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules or regulations promulgated thereunder.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any rules or regulations promulgated thereunder.

     “Excluded Taxes” means all Taxes arising out of, relating to or in respect of the Product Lines or the Purchased Assets for any Pre-Closing Tax Period other than Transfer Taxes or VAT arising as a result of entering into this Agreement.

     “Financing Sources” means the lenders described in the Commitment Letter, or the lenders described in any commitment letter in respect of any Alternate Financing, as appropriate.

     “Force Majeure Event” means as to a Party, acts of God, acts of war or terrorism, civil war, natural disasters, fires, national strikes (but excluding strikes or internal disputes held by the employees of a Party), lock-outs, insurrection or riots, embargoes, impossibility of obtaining transportation, impossibility of obtaining raw materials, or other similar actions or events beyond such Party’s reasonable control and without the fault or negligence of such Party.

     “Fundamental Representations and Warranties” means the representations and warranties of the Company set forth in Section 3.2 (Organization; Corporate Power), Section 3.3 (Authorization of Transactions), the second sentence of Section 3.10(b) (Title to Properties), Section 3.10(d) (Title to Properties), Section 3.11 (Taxes), Section 3.15 (Brokerage) and Section 3.23 (Environmental Matters).

     “GAAP” means United States generally accepted accounting principles, consistently applied throughout the periods involved.

     “Governmental Entity” means any of the following: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental, regulatory or administrative body, division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

     “Hazardous Substance” means any toxic substance, hazardous substance, hazardous material (including building materials), hazardous waste, pollutant, contaminant, petroleum product or byproduct, asbestos, asbestos-containing material, radioactive materials, or polychlorinated biphenyls as those terms are defined under applicable Environmental Requirements.

     “HDC Line” means the portion of the Company’s Media business referred to as the HDC Line and located at the Pensacola Facility as of the date hereof or at the Puerto Rico Facility, as the context requires.

     “HDC Process” means the process producing a melt blown nonwoven web for use as a blood leukoreduction medium.

     “Holdback Amount” means an amount in cash equal to $4,500,000.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     “Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any obligation for the reimbursement of any obligor on any letter of credit, (v) any Liabilities under leases recorded for accounting purposes by the applicable Person as capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vi) any indebtedness secured by a Lien on a Person’s assets, (vii) any off-balance sheet financing of a Person (but excluding all leases recorded for accounting purposes by the applicable Person as operating leases), (viii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations, (ix) any obligations of a type referred to in clauses (i) through (viii) above that are guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), and (x) all obligations of the type referred to in clauses (i) through (ix) above of other Persons secured by any Lien on any property or asset of such Person.

     “Initial Closing Purchase Price” means (a) the Base Purchase Price plus (b) the Purchase Price Upward Adjustment (if any), minus (c) the Purchase Price Downward Adjustment (if any), plus (d) the difference between the Estimated Inventory and the Target Inventory expressed as (i) a positive number if the Estimated Inventory exceeds the Target Inventory and (ii) a negative number if the Estimated Inventory is less than the Target Inventory.

     “Knowledge of Buyer” means the actual knowledge of the individuals set forth on Schedule 1.1(a), after due inquiry of each person who directly reports to such individual in the ordinary course of his or her duties at Buyer.

     “Knowledge of the Company” means the actual knowledge of the individuals set forth on Schedule 1.1(b), after due inquiry of: (a) each person who directly reports to such individual in the ordinary course of his or her duties at the Company, (b) each person who is the most senior employee with day-to-day supervision over the Company’s main facilities located at Covina, California, Ascoli, Italy, Tijuana, Mexico and Fajardo, Puerto Rico, and (c) each person who is responsible for the human resources functions, manufacturing and quality functions, environmental health and safety functions and operations functions for each of the Company’s main facilities identified in clause (b).

     “Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.

     “Letter of Intent” means that certain letter agreement, dated January 6, 2012, between Buyer and the Company, as amended.

     “Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing and any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute, in each case, to which a Purchased Asset is subject.

     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets or Liabilities (including contingent Liabilities), results of operations or the condition (financial or otherwise) of the Product Lines, (b) the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations under any of the Transaction Documents, or (c) the ability of Buyer to operate or conduct the Product Lines in the manner in which they are currently operated or conducted by the Company; provided, however, that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: any event, change, circumstance, effect or other matter resulting from or related to (i) any outbreak or escalation of war or major hostilities or any act of terrorism, (ii) changes or developments in Law, GAAP or enforcement or interpretation thereof, (iii) effects or changes that are generally applicable to the industries and markets in which the Product Lines are used, provided that such effects or changes do not affect the Product Lines in a materially disproportionate manner as compared to other participants in such industries or markets, (iv) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions, provided that such changes do not affect the Product Lines in a materially disproportionate manner as compared to other participants in the financial markets, (v) any failure, in and of itself, of the Product Lines to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances underlying any such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be considered in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect), or (vi) any action taken or failed to be taken at the written request of, or consented to in writing by, Buyer, (vii) the execution or delivery of any of the Transaction Documents, the consummation of the transactions contemplated by any of the Transaction Documents or the public announcement or other publicity, leak or rumor with respect to any of the foregoing, including without limitation, any actions of competitors.

     “Material Contracts” means all of the following Product Line Contracts (including certain Shared Contracts), each of which is listed on Schedule 1.1(c) and subject to changes in such Material Contracts permitted under Section 5.1:

1.	any Contract under which a member of the Company Group is lessee of, or holds or operates, any real property owned by any other party or under which it is lessor of or permits any third party to hold or operate any real property owned or controlled by it and which required to Company to spend or for which the Company received more than $50,000 in the Company’s fiscal year ended July 31, 2011 or in the current fiscal year;

2.	any Contract with any customer for the sale of any Products, which customer has purchased greater than (i) $500,000 of Products in the Company’s fiscal year ended July 31, 2011 or (ii) $250,000 of Products in the six-month period ended January 31, 2012;

3.	any Contract, for the purchase of supplies, molds, equipment, components, products or other personal property or for the receipt of services where the required payment thereunder was greater than (i) $250,000 in the Company’s fiscal year ended July 31, 2011 or (ii) $125,000 in the six-month period ended January 31, 2012; and

4.	any Contract (other than those covered by clauses 1, 2, or 3) where the payment thereunder was greater than (i) $100,000 in the Company’s fiscal year ended July 31, 2011 or (ii) $50,000 in the six-month period ended January 31, 2012.

It being understood that, notwithstanding anything to the contrary set forth herein, Contracts with Eligible Employees shall not constitute Material Contracts.

     “Media” means melt blown nonwoven web material produced through the HDC Process or the BICO Process currently used in the leukoreduction of blood. Media may be either HDC Process Media or BICO Process Media. For avoidance of doubt, the term “Media” does not include the tubing, bags, microporous membranes, or vents that are included in the blood set systems used in the Product Lines.

     “Mexico Subsidiary” means Pall Mexico Manufacturing, S. de R.L. de C.V.

     “Pensacola Facility” means the manufacturing plant located in Pensacola, Florida presently used, inter alia, to produce the HDC Process Media.

     “Permitted Liens” means (i) Liens for Taxes or other governmental charges, assessments or levies that are not delinquent, (ii) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business that do not materially detract from the value of the property encumbered thereby, (iii) minor imperfections of title, conditions, easements and reservations of rights, including easements and reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, encroachments, covenants and restrictions, (iv) Liens arising under workers compensation, unemployment insurance, social security, retirement or similar legislation and (v) Liens set forth on Schedule 1.1(d). Notwithstanding the foregoing, any Lien for Indebtedness as of a Closing will not be a Permitted Lien.

     “Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Entity.

     “Post-Closing Tax Period” means any taxable period beginning after a Closing and the portion of any Straddle Period beginning after a Closing.

     “Pre-Closing Tax Period” means any taxable period ending on or before a Closing and the portion of any Straddle Period ending on a Closing.

     “Products” means those products that are currently developed, manufactured, sold, distributed and/or otherwise made commercially available by the Company in the Product Lines, each of which is listed on Schedule 1.1(e) or which are Media, and the services made commercially available by the Company in the Product Lines.

     “Product Line Contracts” means all Contracts which are currently used to carry on the activities of the Product Lines, including those portions of the Shared Contracts to the extent that they are currently used to carry on the activities of the Product Lines.

     “Product Lines” means the researching, designing, developing, manufacturing, implementing, marketing, distributing, selling, servicing and/or otherwise commercially exploiting blood leukoreduction, blood filtration, and blood processing products and services, including systems for whole blood collection and processing of blood transfusion components (e.g. red cells, platelets, plasma and platelet rich plasma), Media, the storage and reinfusion of leukoreduced blood components and platelet pooling and further including, without limitation, blood collection, filtration, processing, storage and re-infusion products, including, without limitation, products for retail sales (whole blood collection and component preparation and storage; Acrodose platelet pooling; eBDS product platform; transfusion filters, transfer packs, pooling bags; Data-5 software; and related services and consulting), original equipment manufacturer sales for manual and automated collections and component processing and leukoreduction filters, and distribution of the Hemoflow product, but excluding product uses related to or consisting of (i) cord blood and birth tissue applications, (ii) the collection and/or processing of biological fluids and/or tissues for cell therapy (i.e. the further concentration of stem cells, progenitor cells, and/or pluripotent cells), (iii) autologous non-manipulated cell applications for therapeutic use, (iv) allogeneic Minimally Manipulated (as defined by FDA) cell applications for therapeutic use, (v) cardiovascular pumps (including Pre-Bypass Plus and Cardioplegia Plus) and masks, (vi) plasma fractionation (provided, however, that the concentration of specific proteins, glycoproteins and hormones at the point of collection is not plasma fractionation), and (vii) the biopharm market.

     “Puerto Rico Facility” means the manufacturing plant located in Fajardo, Puerto Rico used to support the Product Lines.

     “Purchase Price Downward Adjustment” means:

     (a) if the difference between the Base EBITDA minus the Agreed Adjusted EBITDA is greater than zero, then the Purchase Price Downward Adjustment shall equal an amount in cash equal to the product of:

          (i) (A) the Base EBITDA minus (B) the Agreed Adjusted EBITDA,

          multiplied by:

          (ii) the Adjustment Multiplier; provided, however, in no event shall the Purchase Price Downward Adjustment be greater than $22,526,360; and

     (b) if the difference between the Base EBITDA minus the Agreed Adjusted EBITDA is a negative number or zero, then the Purchase Price Downward Adjustment shall equal zero.

     “Purchase Price Upward Adjustment” means:

     (a) if the difference between the Agreed Adjusted EBITDA minus the Base EBITDA is greater than zero, then the Purchase Price Upward Adjustment shall equal an amount in cash equal to the product of:

          (i) (A) the Agreed Adjusted EBITDA minus (B) the Base EBITDA,

          multiplied by:

          (ii) the Adjustment Multiplier; provided, however, in no event shall the Purchase Price Upward Adjustment be greater than $22,526,360; and

     (b) if the difference between the Agreed Adjusted EBITDA minus the Base EBITDA is a negative number or zero, then the Purchase Price Upward Adjustment shall equal zero.

     “Release” shall have the meaning set forth in CERCLA.

     “Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers or financial advisors, other advisors, agents and other representatives.

     “Required Closing Financial Statements” means the Adjusted Audited Financial Statements and the Nine-Month Financial Statements.

     “Schedule” means the Company Disclosure Schedule, the Buyer Disclosure Schedule or the other Schedules to this Agreement, as the context requires.

     “SEC” means the U.S. Securities and Exchange Commission.

     “SEC Letters” means that certain letter dated January 31, 2012 from the Company to Craig Olinger, Deputy Chief Accountant of the SEC’s Division of Corporation Finance and that certain letter dated February 8, 2012 from Leslie A. Overton, Associate Chief Accountant of the SEC’s Division of Corporation Finance to the Company.

     “Shared Contracts” means all Contracts relating in part, but not exclusively, to the Product Lines.

     “Straddle Period” means any taxable period that includes (but does not end on) a Closing Date.

     “Subsequent Closing Purchase Price” means an amount in cash equal to $10,500,000.

     “Subsidiary” means, with respect to any Person, any other Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person.

     “Target Inventory” means the amount of inventory reflected in the Audited Financial Statements, excluding inventory related to the HDC Line.

     “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

     “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

     “Terms and Conditions of Employment” shall mean the rights of Transferred Employees, the employment of whom transfers automatically to the Employer by operation of applicable Law, according to their individual terms and conditions of employment and the Company’s employment policies, pursuant to applicable Law, and, where applicable, under individual and collective agreements, including (i) any collective bargaining, company or shop agreements, (ii) any arrangements based on works customs and unilateral undertakings and (iii) any individual employment agreements or arrangements, in each case with respect to an employing party, if and to the extent they provide to a Transferred Employee direct and enforceable causes of action under applicable Law against that party.

     “Title Commitment” means the Commitment for Title Insurance for the Covina Facility issued by the Title Company and dated February 3, 2012, File No. 09511322, as amended.

     “Title Company” means Commonwealth Land Title Insurance Company.

     “Title Pro Forma” means that certain Pro Forma ALTA Extended Owner’s Policy of Title Insurance issued by the Title Company, Policy No. 09511322-1-E, with all endorsements attached thereto.

     “Total Purchase Price” means an amount equal to the Initial Closing Purchase Price plus the Subsequent Closing Purchase Price.

     “Transaction Documents” means this Agreement and the other agreements contemplated hereby to which the Company or Buyer or any of their respective Subsidiaries is a party, each of which is listed on Schedule 1.1(f), together with such other agreements that the Parties may mutually agree after the date of this Agreement to be added to Schedule 1.1(f).

     “WARN Act” means the Worker Adjustment and Retraining Notification Act and any similar Law of any jurisdiction in the United States of America.

     1.2. Other Definitions. Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Defined Term	Section Reference
Acceptance Test	5.15(d)(i)
Accounting Firm	2.7(c)
Additional Acceptance Test	5.15(d)(iii)
Adjusted Audited Financial Statements	2.8(a)
Adjusted Initial Closing Purchase Price	2.8(b)(i)
Agreed Adjusted EBITDA	2.8(d)
Agreement	Preamble
Allocation Schedule	2.4(a)
Alternate Financing	5.7(f)
Amendment to Lease Agreement	6.3(i)
Applicable Environmental Requirements	3.23(a)
Applicable Limitation Date	8.1(a)
Arbitrable Dispute	10.14
Arbitrators	10.14(b)
Assignable Shared Contracts	2.11(a)
Assumed Liabilities	2.2(a)
Audited Financial Statements	5.8
Available Financing	5.7(b)
Basket	8.2(c)(ii)
Break Fee	7.3
Buyer	Preamble
Buyer Initial Closing Representations and Warranties	6.2(a)
Buyer Parties	8.2(a)
Buyer Subsequent Closing Representations and Warranties	6.4(a)
Cap	8.2(c)(ii)
Closing	2.5(c)
Closing Dates	2.5(c)
Closing Inventory	2.7(a)
Closing Inventory Statement	2.7(a)
Commitment Letter	4.4
Company	Preamble
Company Copyrights	3.13(a)
Company Expenses	5.7(b)
Company FSA Plan	9.7(e)
Company Initial Closing Representations and Warranties	3.1(b)
Company Intellectual Property Assets	3.13(c)(i)
Company Marks	3.13(a)
Company Parties	8.2(b)
Company Patents	3.13(a)
Company Signing Representations and Warranties	3.1(d)
Company Subsequent Closing Representations and Warranties	3.1(e)
Company Trade Secrets	3.13(b)(x)
Competing Transaction	5.6(a)

Confidential Information	9.4(c)
Confirmatory Acceptance Test	5.15(f)
Confirmatory Due Diligence Category	5.9
Confirmatory Due Diligence Review Period	5.9
Confirmatory Due Diligence Termination Event	5.9
Contract Manufacturing Agreement	6.1(n)
Copyrights	3.13(c)(ii)
Costs and Fees	10.14(c)(i)
Definitive Agreements	5.7(a)
Delayed Delivery Contracts	5.10
Delayed Delivery Period	5.10
Design Consulting Period	5.15(b)(ii)(B)
Design Objection Notice	5.15(b)(ii)(B)
Design Specifications	5.15(b)(ii)
Disclosing Party	9.4(c)
Disclosure Item	5.9
Distribution Agreement	6.1(p)
EBITDA Dispute Notice	2.8(a)
EBITDA Review Period	2.8(a)
Effectively Transferred	2.10©
Eligible Employee	9.7(a)(i)
Employee Program	3.18(f)(i)
Employer	9.7(a)(i)
Employer 401(k) Plan	9.7(d)
Employer FSA Plan	9.7(e)
Employer PR Plan	9.7(d)
Employer US 401(k) Plan	9.7(d)
Environmental Permits	3.23(b)
Equity Assignment	2.9(a)
ERISA Affiliate	3.18(f)(iii)
Estimate	5.15(a)
Estimated Adjusted EBITDA	2.8(b)(i)
Estimated Inventory	2.6
Estimated Inventory Statement	2.6
Excluded Assets	2.1(b)
Excluded Liabilities	2.2(b)
Facilities	3.10(b)
FDA	2.1(a)(xi)
FDCA	3.16(b)
Financial Statements	3.7(a)
Financing	4.4
HDC Line Delivery	5.15(d)(iv)
HDC Expense Cap	5.15(a)
HDC Project	5.15(a)
Indemnified Party	8.2(d)
Indemnifying Party	8.2(d)

Initial Closing	2.5(a)
Initial Closing Date	2.5(a)
Initial Closing Purchased Assets	2.1(a)(i)
Initial Closing Purchased Contracts	2.1(a)(i)(E)
Insiders	3.21
Intellectual Property Assets	3.13(c)(ii)
Inventory Dispute Notice	2.7(a)
Inventory Item of Dispute	2.7(a)
Item of Dispute	2.8(a)
Know-How and Trade Secrets	3.13(c)(ii)
Lease Agreement	6.1(r)
Leased Facilities	3.10(b)
Leave Employee	9.7(a)(ii)
Leave Return Date	9.7(a)(ii)
License Agreement	6.1(l)
Licenses In	3.13(a)
Licenses Out	3.13(a)
Local Transfer Documents	2.9(a)
Loss	8.2(a)
Losses	8.2(a)
maintains	3.18(f)(ii)
Marks	3.13(c)(ii)
Media Acceptance Criteria	5.15(a)
Multiemployer Plan	3.18(f)(iv)
New HDC Line	5.15(a)
Nine-Month Financial Statements	5.8
Non-Assignable Shared Contracts	2.11(a)
Non-Compete Period	9.4(a)
Non-Solicitation Exclusions	9.4(b)(ii)
Non-Transferred Employees	9.7(a)(i)
Notice Period	5.3(b)
Notified Party	5.3(b)
Original Initial Closing Purchase Price	2.8(b)(i)
Owned Facilities	3.10(a)
Owned Intellectual Property Assets	3.13(c)(i)
Pall Marks	2.1(b)(ix)
Pall PR Plan	9.7(d)
Pall US Plan	9.7(d)
Parties	Preamble
Party	Preamble
Patents	3.13(c)(ii)
Performance Standards	5.15(a)
Permits	3.16(a)
Pre-Closing Notice of Objection	2.6
Product Line Employees	3.17(a)
Protected Party	9.4(b)(i)

PR Transferred Employees	9.7(d)
Purchased Assets	2.1(a)(ii)
Purchased Contracts	2.1(a)(i)(E)
Qualifying Employment Offer	9.7(a)(i)
Quotas	3.2(b)
Receiving Party	9.4(c)
Registered Intellectual Property Assets	3.13(b)(ii)
Remedial Action	8.2(i)(i)
Replication Standards	5.15(a)
Required Financial Information	5.7(b)
Required Material Contracts	6.1(h)
Restricted Business	9.4(a)
Restricted Party	9.4(b)(i)
Schedule Update	5.3(b)
Schedule Update Termination Event	5.3(b)
Services Agreement	6.3(k)
Social Security Act	3.16(d)
Subject Employee Programs	3.18(a)
Subsequent Closing	2.5(c)
Subsequent Closing Date	2.5(c)
Subsequent Closing Purchased Assets	2.1(a)(ii)
Subsequent Closing Purchased Contracts	2.1(a)(ii)(E)
Supplemental Notice	5.9
Supply Agreement	6.1(m)
TFR	9.7(a)(vii)
TFR Liability Dispute Notice	9.7(a)(vii)
TFR Liability Statement	9.7(a)(vii)
Third Party Consent	2.10(a)
Third Party IP Assets	3.13(b)(iv)
Transfer Documents	2.9(a)
Transfer Taxes	9.1(a)
Transferred Employees	9.7(a)(i)
Transition Services Agreements	6.1(o)
US Plan	9.7(d)
U.S. Transferred Employees	9.7(d)
Updating Party	5.3(b)
VAT	9.1(b)(i)

ARTICLE II

PURCHASE AND SALE OF ASSETS

     2.1. Purchase of Assets.

          (a) Purchased Assets.

          (i) On the terms and subject to the conditions contained in this Agreement, at the Initial Closing, Buyer shall, or shall cause its Affiliates to, purchase, and the Company shall, or shall cause its Affiliates to, sell, convey, assign, transfer and deliver to Buyer, free and clear of any Liens (except for any Permitted Liens) by appropriate instruments of conveyance reasonably satisfactory to Buyer, all assets, properties, rights, titles and interests of every kind or nature owned, leased, licensed or otherwise held by the Company Group as of the Initial Closing, and used in or otherwise necessary to operate (consistent with the past practice of the Company Group) the Product Lines, whether tangible, intangible, real or personal and wherever located, including, without limitation, all of the following assets, but excluding the Subsequent Closing Purchased Assets and all Excluded Assets (the “Initial Closing Purchased Assets”):

     (A) the goodwill of the Company Group relating to the Product Lines, other than goodwill associated with the corporate name of the Company or any other member of the Company Group;

     (B) all prepayments, prepaid expenses and other current assets relating to the Product Lines (other than cash, cash equivalents and accounts receivable);

     (C) all inventories, work in progress and supplies related to the Product Lines;

     (D) all dies, benches, molds, cabinets, cases, booths, toolings, castings, trays and gauges, machinery and other equipment of the Product Lines, spare parts and supplies, and all related equipment and tangible personal property (together with any additions thereto prior to the Initial Closing);

     (E) subject to Section 2.10 and Section 2.11, all rights of the Company Group existing under all Product Line Contracts as of the Initial Closing (collectively, the “Initial Closing Purchased Contracts”);

     (F) the interests of the Company Group in the manufacturing plants and warehouse facilities located in Ascoli, Italy, Tijuana, Mexico and Covina, California and related assets for wet and dry sets to support the Product Lines;

     (G) all Product Line assets at the Puerto Rico Facility, including without limitation the BICO Line;

     (H) all of the quotas in the Mexico Subsidiary (it being understood and agreed that, by the transfer of the quotas hereunder to Buyer and its Affiliates, Buyer shall acquire all assets of the Mexico Subsidiary existing as of the Initial Closing);

     (I) all assets, if any, of any benefit plan maintained by the Mexico Subsidiary;

     (J) all research and development assets related to the Product Lines that are presently housed in the facilities located in Covina, California and Port Washington, New York;

     (K) all lists and records pertaining to customer accounts (whether past or current), suppliers, distributors, manufacturers and agents of the Product Lines;

     (L) to the extent transferable, all Permits and applications therefor (including, without limitation, all 510k premarket notification submissions, new drug applications, biological license applications, investigational new drug or investigational device exemptions, product registrations, CE Mark applications, orders, approvals or other action by the United States Food and Drug Administration (the “FDA”) and similar regulatory bodies, and all similar regulatory permits, licenses, franchises, and other orders, authorizations and approvals, and all clinical data);

     (M) all insurance, warranty and condemnation net proceeds received after the date of this Agreement with respect to damage, non-conformance of or loss to the Initial Closing Purchased Assets, except to the extent such proceeds are used to replace a Initial Closing Purchased Asset;

     (N) except to the extent they relate to Excluded Assets or Excluded Liabilities, all books, records (including accounting and employee records), ledgers, files, documents, correspondence, lists, studies, reports, promotional and marketing materials, all quality manuals and other documentation necessary to demonstrate compliance of the Products with all applicable good manufacturing requirements, and other printed or written materials related to the Product Lines;

     (O) all Company Intellectual Property Assets (including, without limitation, (1) claims against third parties of infringement of the Company Intellectual Property Assets and misappropriation of the Company Intellectual Property Assets and (2) Know-How and Trade Secrets for the HDC Process), except for any Intellectual Property Assets used or held for use in the Product Lines (including the HDC Line) that are to be licensed to Buyer after the Initial Closing pursuant to the License Agreement (including the procurement and processing of monomers at the Company’s Hauppauge, New York facility);

     (P) all rights of the Company Group under any confidentiality, non-competition, assignment of invention or similar agreements related to the Product Lines or any of the Company Intellectual Property Assets included in the Initial Closing Purchased Assets; and

     (Q) all claims, deposits, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature related to the assets described in Sections 2.1(a)(i)(A) - (P), inclusive, except for any of the foregoing to the extent they relate to Excluded Assets or Excluded Liabilities.

          (ii) On the terms and subject to the conditions contained in this Agreement, at the Subsequent Closing, Buyer shall, or shall cause its Affiliates to, purchase, and the Company shall, or shall cause its Affiliates to, sell, convey, assign, transfer and deliver to Buyer, free and clear of any Liens (except for any Permitted Liens) by appropriate instruments of conveyance reasonably satisfactory to Buyer, all assets, properties, rights, titles and interests of every kind or nature owned, leased, licensed or otherwise held by the Company Group as of the Subsequent Closing, and used in or otherwise necessary to operate (consistent with the past practice of the Company Group) the HDC Line, whether tangible, intangible, real or personal and wherever located, including, without limitation, all of the following assets, but excluding all Excluded Assets (the “Subsequent Closing Purchased Assets” and, together with the Initial Closing Purchased Assets, the “Purchased Assets”):

     (A) the goodwill of the Company Group relating to the HDC Line, other than goodwill associated with the corporate name of the Company or any other member of the Company Group;

     (B) all prepayments, prepaid expenses and other current assets relating to the HDC Line (other than cash, cash equivalents and accounts receivable);

     (C) other than raw materials, all finished goods and work in progress inventories related to the HDC Line;

     (D) all dies, benches, molds, cabinets, cases, booths, toolings, castings, trays and gauges, machinery and other equipment of the HDC Line, spare parts and supplies, and all related equipment and tangible personal property;

     (E) all rights of the Company Group existing under all Product Line Contracts related to the HDC Line as of the Subsequent Closing (collectively, the “Subsequent Closing Purchased Contracts” and, together with the Initial Closing Purchase Contracts, the “Purchased Contracts”);

     (F) all lists and records pertaining to suppliers and manufacturers of the HDC Line;

     (G) except to the extent they relate to Excluded Assets or Excluded Liabilities, all books, records (including accounting and employee records), ledgers, files, documents, correspondence, lists, studies, reports, promotional and marketing materials, all quality manuals and other documentation necessary to demonstrate compliance of the Products relating to the HDC Line with all applicable good manufacturing requirements, and other printed or written materials related to the HDC Line;

     (H) all rights of the Company Group under any confidentiality, non-competition, assignment of invention or similar agreements related to the HDC Line or any of the Company Intellectual Property Assets included in the Subsequent Closing Purchased Assets;

     (I) all warranties, guaranties or similar rights related to the assets under Section 2.1(a)(ii)(D); and

     (J) all claims, deposits, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature related to the assets described in Sections 2.1(a)(ii)(A) - (I), inclusive, except for any of the foregoing to the extent they relate to Excluded Assets or Excluded Liabilities.

          (b) Excluded Assets. Notwithstanding the foregoing, the following assets are expressly excluded from the purchase and sale contemplated hereby (the “Excluded Assets”) and, as such, are not included in the assets to be conveyed hereby:

          (i) the Company’s rights under or pursuant to this Agreement and the other Transaction Documents;

          (ii) all assets, rights, titles and interests exclusively used in or intended to be exclusively used by the Company in researching, designing, developing, manufacturing, implementing, marketing, distributing, selling and servicing (A) cord blood and birth tissue applications, (B) the collection and/or processing of biological fluids and/or tissues for cell therapy (i.e. the further concentration of stem cells, progenitor cells, and/or pluripotent cells), (C) autologous non-manipulated cell applications for therapeutic use, (D) allogeneic Minimally Manipulated (as defined by the FDA) cell applications for therapeutic use, (E) cardiovascular pumps (including Pre-Bypass Plus and Cardioplegia Plus) and masks, (F) plasma fractionation (provided, however, that the concentration of specific proteins, glycoproteins and hormones at the point of collection is not plasma fractionation), and (G) the biopharm market;

          (iii) subject to Buyer’s rights under Section 2.11, all Contracts not otherwise a Purchased Contract;

          (iv) all billed and unbilled accounts receivable of the Product Lines and all correspondence with respect thereto, including, without limitation, all trade accounts receivable, notes receivable from customers and all other obligations from customers with respect to sales of goods or services, whether or not evidenced by a note;

          (v) the Company Group’s (other than the Mexico Subsidiary) general ledgers, accounting records, minute books, statutory books and corporate seal;

          (vi) all rights existing under (A) each customer Contract to the extent relating to any action, suit, proceeding, order, judgment, decree or investigation set forth on Schedule 3.14 attached hereto and (B) each Contract set forth on Schedule 2.1(b)(vi);

          (vii) other than the interest of the Company or any of its Subsidiaries in the real property listed in Section 2.1(a)(i)(F), all real property interests in owned, leased or subleased real property, and all fixtures and leasehold improvements related thereto;

          (viii) all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities, bank accounts, corporate credit cards and other similar cash items of the Company;

          (ix) except as expressly permitted by the Transition Services Agreements, any trade name, trademark, service mark or logo using or incorporating the names “Pall” and “Purecell” or any derivations of either of them, and all goodwill associated with the corporate name of the Company or any other member of the Company Group (the “Pall Marks”);

          (x) except for the outstanding quotas in the Mexico Subsidiary, the shares of the capital stock of any member of the Company Group and all of the Company’s or any other Company Group member’s ownership interest in any Subsidiaries or other Person;

          (xi) all insurance policies, binders and claims and rights thereunder and proceeds thereof, except as expressly set forth in Section 2.1(a)(xii);

          (xii) all rights to refunds, credits or similar benefits relating to Taxes and other governmental charges of whatever nature for periods ending before the Initial Closing;

          (xiii) all Intellectual Property Assets and Company Intellectual Property, subject to the License Agreement;

          (xiv) other than the right to receive the services pursuant to the terms of the Transition Services Agreements, all rights to receive services and benefits of the kind provided to the Product Lines by the Company Group, either directly or indirectly through third-party service providers, prior to the relevant Closing, including (A) computer and information processing services, (B) finance, accounting and payroll services, (C) facilities management services (including environmental, health and safety), (D) treasury services (including banking, insurance, administration, taxation and internal audit), (E) general and administrative services, (F) executive and management services, (G) legal services, (H) human resources services, (I) risk management services, (J) group purchasing services, (K) corporate marketing, strategy and development services, (L) corporate travel and aircraft services, (M) investor relation services and (N) regulatory consulting services;

          (xv) any rights, refunds, claims, credits, causes of action or rights of set-off of the Company and the Company’s Affiliates against third Persons to the extent relating to or arising from the Excluded Assets or Excluded Liabilities;

          (xvi) all export licenses;

          (xvii) all assets, if any, of Company employee benefit plans other than any assets of any benefit plan maintained by the Mexico Subsidiary;

          (xviii) all assets listed on Schedule 2.1(b)(xviii);

          (xix) all assets related to the production, storage, or processing of HDC Process Media at the Pensacola Facility, to the extent such assets represent raw material inventory, are tangible assets which will be replicated at the Puerto Rico Facility pursuant to Section 5.15, or are Contracts or other rights which by their terms expired prior to the Subsequent Closing Date;

          (xx) all rights arising under any Excluded Liability; and

          (xxi) all assets and other rights relating to the Product Lines sold or otherwise transferred or disposed of during the period from the date of this Agreement through and including the Initial Closing, and, through and including the Subsequent Closing with respect to the HDC Line, as the same may be permitted under the provisions of this Agreement.

     2.2. Assumed Liabilities; Excluded Liabilities.

          (a) At the Initial Closing, other than with respect to the Liabilities associated with the Subsequent Closing Purchased Assets (which Buyer will assume and be liable for, and will pay, defend, perform and discharge as and when due and performable, following the Subsequent Closing), Buyer will assume and be liable for, and will pay, defend, perform and discharge as and when due and performable the following specific Liabilities of the Company Group related to the Product Lines, except to the extent that any of the following constitute Excluded Liabilities (collectively, the “Assumed Liabilities”):

          (i) subject to Section 2.10, all Liabilities under each Purchased Contract arising after the applicable Closing (other than Liabilities attributable to any failure by the Company or any of its Subsidiaries to comply with the terms thereof, including, without limitation, any event, condition or circumstance occurring or existing on or prior to the applicable Closing that, with notice, lapse of time or both, would constitute or result in a default or breach by the Company or any of its Subsidiaries of such Contract);

          (ii) all Taxes arising out of, relating to or in respect of the Product Lines or the Purchased Assets for all applicable Post-Closing Tax Periods;

          (iii) all Liabilities relating to any Products manufactured by or on behalf of Buyer or its Affiliates after the applicable Closing (but, for the avoidance of doubt, excluding any Products manufactured by the Company under the Supply Agreement);

          (iv) all Liabilities arising from or relating to the use, ownership, operation, manufacture, distribution, or resale after the applicable Closing of the Purchased Assets;

          (v) except for the matters referred to in Section 5.11, all Liabilities relating to the employment of Transferred Employees arising following the applicable Closing;

          (vi) solely to the extent that the Buyer Group is reimbursed by the Company Group in an equal amount relating thereto, all employment and employee benefits related Liabilities relating to any Transferred Employee that transfers automatically to Buyer or any of its Subsidiaries under applicable Law, including Liabilities under any Product Line Contracts subject to the agreements between the parties in Section 9.7 with respect to Liabilities relating to Transferred Employees; and

          (vii) all Liabilities arising under the WARN Act or any similar state or local “mass layoff” or “plant closing” Laws arising out or relating to actions taken by Buyer or any of its Affiliates after the applicable Closing at the Covina Facility or the Puerto Rico Facility.

     The assumption of the Assumed Liabilities by Buyer hereunder shall not enlarge any rights of third parties under Contracts or other arrangements with Buyer or the Company or any of its Subsidiaries, and nothing herein shall prevent any Party from, in good faith, contesting with any third party any of said Liabilities.

     Buyer’s obligations under this Section 2.2(a) shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any Transaction Document or any right or alleged right to indemnification hereunder or thereunder; provided that the foregoing shall in no way be interpreted to limit or impair the indemnification or other rights of the Buyer Group under this Agreement or any Transaction Document.

          (b) Excluded Liabilities. The Company shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, any Liabilities of the Company or any of its Subsidiaries as of the applicable Closing other than the Assumed Liabilities (the “Excluded Liabilities”), including, without limitation:

          (i) all trade accounts payable, accrued Liabilities and all other current Liabilities of the Company Group, including, in each case, those relating to the Product Lines;

          (ii) all Excluded Taxes;

          (iii) all Indebtedness;

          (iv) all Liabilities relating to or arising out of the Excluded Assets;

          (v) all Liabilities relating to or arising out of any warranty obligations of the Company Group, product Liability claims, or other claims in respect of (i) products sold or services rendered by the Company Group on or prior to the applicable Closing and (ii) products manufactured by the Company Group and sold after the applicable Closing by the Buyer or any of its Affiliates;

          (vi) all Environmental Liabilities;

          (vii) all Liabilities relating to or arising out of any Employee Program or other employee benefit plan of the Company Group or any ERISA Affiliate thereof, subject to the agreements between the parties in Section 9.7 with respect to Liabilities relating to Transferred Employees; and

          (viii) except to the extent expressly assumed under Section 2.2(a) or as otherwise provided in Section 9.7, all Liabilities of the Mexico Subsidiary existing as of the Initial Closing.

     The Company hereby acknowledges and agrees that except for the Assumed Liabilities, Buyer is not assuming or becoming liable for any Liabilities of the Company Group, and the Company Group shall remain exclusively liable for all of the Excluded Liabilities.

     The Company’s obligations under this Section 2.2(b) shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any Transaction Document or any right or alleged right to indemnification hereunder or thereunder; provided that the foregoing shall in no way be interpreted to limit or impair the indemnification or other rights of the Company Group under this Agreement or any Transaction Document.

     2.3. Purchase Price.

          (a) On and subject to the terms and conditions set forth in this Agreement, on the Initial Closing Date, Buyer shall (a) pay the Initial Closing Purchase Price, exclusive of the Taxes referenced in Section 9.1(a) and Section 9.1(b), by delivery of cash in the amount of the Initial Closing Purchase Price, payable to the Company by wire transfer of immediately available funds to an account designated by a duly authorized officer of the Company at least five (5) Business Days prior to the Initial Closing Date and (b) assume the Assumed Liabilities.

          (b) At the Initial Closing, the Initial Closing Purchase Price shall be adjusted to reflect the adjustments to the Initial Closing Purchase Price to the extent provided herein.

          (c) On and subject to the terms and conditions set forth in this Agreement, on the Subsequent Closing Date, Buyer shall pay the Subsequent Closing Purchase Price by delivery of cash in the amount of the Subsequent Closing Purchase Price, payable to the Company by wire transfer of immediately available funds to an account designated by a duly authorized officer of the Company at least five (5) Business Days prior to the Subsequent Closing Date.

     2.4. Allocation of Purchase Price.

          (a) The Company, on behalf of the Company Group, and Buyer, on behalf of the Buyer Group, have agreed to allocate the Total Purchase Price and Assumed Liabilities among the Purchased Assets, as set forth on Schedule 2.4(a) (the “Allocation Schedule”). Each of the Company, on behalf of the Company Group, and Buyer, on behalf of the Buyer Group, acknowledges that the Allocation Schedule was prepared at arm’s length based upon a good faith estimate of fair market values of the Purchased Assets and the Assumed Liabilities.

          (b) Each of the Company, Buyer and their respective Affiliates shall prepare and file its Tax Returns (including Internal Revenue Service Form 8594) on a basis consistent with the Allocation Schedule and shall take no position inconsistent with the Allocation Schedule on any Tax Return or in any proceeding before any Taxing Authority or otherwise. In the event that the Allocation Schedule is disputed by any Taxing Authority, the Party receiving notice of the dispute shall promptly notify the other Party, and both the Company and Buyer agree to use their commercially reasonable efforts to defend such Allocation in any audit or similar proceeding.

     2.5. Closing Transactions.

          (a) Initial Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement with respect to the Initial Closing Purchased Assets shall take place at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109 (or such other place as may be mutually agreeable to Buyer and the Company), on the third (3rd) Business Day following satisfaction or waiver of the conditions to the obligations of the Parties set forth in Section 6.1 and Section 6.2 (or on such other date as may be mutually agreeable to Buyer and the Company) (the “Initial Closing Date”), and shall be effective as of 12:01 a.m. Boston time (the “Initial Closing”).

          (b) Initial Closing Transactions. Subject to the conditions set forth in this Agreement, the Parties shall consummate the following closing transactions on the Initial Closing Date:

          (i) The Company shall deliver to Buyer the Initial Closing Purchased Assets;

          (ii) Buyer shall deliver to the Company the Initial Closing Purchase Price in exchange for the transfer to Buyer of the Initial Closing Purchased Assets, and Buyer shall assume the Assumed Liabilities related thereto; and

          (iii) The Parties and their respective Affiliates shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such Party under Article VI.

          (c) Subsequent Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase of the Subsequent Closing Purchased Assets shall take place at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109 (or such other place as may be mutually agreeable to Buyer and the Company), on the third (3rd) Business Day following satisfaction or waiver of the conditions to the obligations of the Parties set forth in Section 6.3 and Section 6.4 (or on such other date as may be mutually agreeable to Buyer and the Company) (the “Subsequent Closing Date” and together with the Initial Closing, the “Closing Date” or the “Closing Dates”), and shall be effective as of 12:01 a.m. Boston time (the “Subsequent Closing” and together with the Initial Closing, a “Closing” or the “Closings”).

          (d) Subsequent Closing Transactions. Subject to the conditions set forth in this Agreement, the Parties shall consummate the following closing transactions on the Subsequent Closing Date:

          (i) The Company shall deliver to Buyer the Subsequent Closing Purchased Assets;

          (ii) Buyer shall deliver to the Company the Subsequent Closing Purchase Price in exchange for the transfer to Buyer of the Subsequent Closing Purchased Assets, and Buyer shall assume the Assumed Liabilities related thereto; and

          (iii) The Parties and their respective Affiliates shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such Party under Article VI.

     2.6. Inventory Estimate. At least ten (10) Business Days prior to the Initial Closing, the Company shall deliver to Buyer a written statement (the “Estimated Inventory Statement”) setting forth the Company’s good faith determination of the estimated inventory balance of the Product Lines as of the Initial Closing (the “Estimated Inventory”). The Estimated Inventory Statement shall be accompanied by all applicable supporting documentation and any additional information reasonably requested by Buyer. The calculation of the items set forth in the Estimated Inventory Statement shall be prepared in accordance with GAAP. Within five (5) Business Days after receipt of the Estimated Inventory Statement, Buyer by written notice to the Company may object to the Estimated Inventory, setting forth in such notice Buyer’s objections in reasonable detail, specifying the basis for such objections, the amounts in dispute and Buyer’s determination of the Estimated Inventory (a “Pre-Closing Notice of Objection”). If Buyer gives a Pre-Closing Notice of Objection to the Company, Buyer and the Company shall attempt to resolve all matters set forth therein by negotiation, and to the extent all matters set forth therein are not resolved prior to the Initial Closing, the Estimated Inventory shall be the Estimated Inventory set forth in the Pre-Closing Notice of Objection. If Buyer does not give a Pre-Closing Notice of Objection to Buyer in the manner described above, the Estimated Inventory shall be the Estimated Inventory set forth in the Estimated Inventory Statement.

     2.7. Closing Inventory Statement; Post-Closing Adjustments to Purchase Price.

          (a) Closing Inventory Statement. Promptly, but in any event within sixty (60) days after the Initial Closing, Buyer shall deliver to the Company a written statement (the “Closing Inventory Statement”) setting forth the inventory balance of the Product Lines (other than inventory relating to the HDC Line) as of the Initial Closing (the “Closing Inventory”). The calculation of the items set forth in the Closing Inventory Statement shall be prepared in accordance with GAAP; provided, however, that such calculation shall also be based on a calculation of inventory using a full physical inventory count to be conducted by the Parties within approximately forty-five (45) days after the Initial Closing. Unless within the thirty (30) day period following the Company’s receipt of the Closing Inventory Statement, the Company delivers written notice to Buyer (the “Inventory Dispute Notice”) setting forth in reasonable detail any and all items of disagreement related to the Closing Inventory Statement, including the basis therefor and the amount thereof (each, an “Inventory Item of Dispute”), the Closing Inventory Statement shall be conclusive and binding upon each of the Parties. The Company shall and shall cause its Affiliates to cooperate fully with Buyer in connection with the preparation of the Closing Inventory Statement. After the delivery of the Closing Inventory Statement, Buyer shall cooperate with the Company in connection with its review of the Closing Inventory Statement, including, without limitation, by providing the Company and its accountants reasonable access during normal business hours to materials used in the preparation of the Closing Inventory Statement.

          (b) Dispute Resolution by the Parties. If the Company delivers the Inventory Dispute Notice to Buyer within the required thirty (30) day period, Buyer and the Company shall use reasonable efforts to resolve their differences concerning the Inventory Items of Dispute, and if any Inventory Item of Dispute is so resolved, the Closing Inventory Statement shall be modified as necessary to reflect such resolution. If all Inventory Items of Dispute are so resolved, the Closing Inventory Statement (as so modified) shall be conclusive and binding on all Parties.

          (c) Determination by Accounting Firm. If any Inventory Item of Dispute remains unresolved for a period of thirty (30) days after Buyer’s receipt of the Inventory Dispute Notice, Buyer and the Company shall, within ten (10) days thereafter, submit the dispute to the Boston office of PricewaterhouseCoopers LLP (the “Accounting Firm”). Buyer and the Company shall each provide their respective calculations of the Closing Inventory and the Inventory Items of Dispute in writing to the Accounting Firm and shall request that the Accounting Firm render a written determination, which determination shall be solely based on whether each such Inventory Item of Dispute was prepared in accordance with the guidelines and procedures set forth in this Agreement (including GAAP) or whether each such Inventory Item of Dispute contains a mathematical or clerical error or errors, as soon as reasonably practicable, but in no event later than thirty (30) days after its retention, and the Parties shall cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The Accounting Firm’s determination as to each Inventory Item of Dispute submitted to it shall be in writing and shall be conclusive and binding upon the Parties, absent manifest error or willful misconduct, and the Closing Inventory shall be modified to the extent necessary to reflect such determination. The fees and expenses of the Accounting Firm shall be allocated between Buyer and the Company, on the basis for each such Party, of the ratio of (A) the positive difference between the amount of Closing Inventory submitted by such Party and the determination made by the Accounting Firm to (B) the positive difference between the Closing Inventory amounts submitted by each Party.

          (d) Final Closing Inventory. The Closing Inventory shall be deemed final for the purposes of this Section 2.7 upon the earliest of (x) the failure of the Company to provide Buyer with an Inventory Dispute Notice within thirty (30) days of Buyer’s delivery of the Closing Inventory Statement, (y) the resolution of all Inventory Items of Dispute pursuant to Section 2.7(b) by the Company and Buyer and (z) the resolution of all Inventory Items of Dispute pursuant to Section 2.7(c) by the Accounting Firm. Upon the final determination of the Closing Inventory as set forth in this Section 2.7(d), Buyer shall adjust, if applicable, the Closing Inventory Statement accordingly and such adjusted Closing Inventory Statement shall be deemed final.

          (e) Inventory Adjustment. If the amount of the Closing Inventory as reflected on the final Closing Inventory Statement is less than the Estimated Inventory, then the Company shall pay to Buyer an amount equal to such shortfall. If the amount of the Closing Inventory as reflected on the final Closing Inventory Statement is greater than the Estimated Inventory, then Buyer shall pay to the Company an amount equal to such excess. Any such payment shall be made within ten (10) Business Days after the Closing Inventory Statement becomes final and binding upon the Parties, together, in either case, with interest thereon from the Initial Closing Date to the date of actual payment at a rate equal to the prime rate as of the Initial Closing Date as stated in The Wall Street Journal plus one percent (1%) per annum.

          (f) No Impact of Rights under Article VIII. Any payment made pursuant to this Section 2.7 will be treated by the Parties for all purposes as an adjustment to the Initial Closing Purchase Price, will not be subject to offset for any reason and will not impact the rights or obligations of the Parties with respect to indemnification as provided in Article VIII.

     2.8. Adjusted EBITDA.

          (a) Adjusted EBITDA. No fewer than ten (10) Business Days prior to the anticipated Initial Closing Date, the Company shall deliver to Buyer the Audited Financial Statements and a schedule setting forth the calculation of EBITDA for the year ended July 31, 2011 and the adjustments to EBITDA made in accordance with the Agreed EBITDA Principles to determine the Adjusted EBITDA (together, the “Adjusted Audited Financial Statements”). Unless, within the 10-day period following Buyer’s receipt of the Adjusted Audited Financial Statements (the “EBITDA Review Period”), Buyer delivers written notice to the Company (the “EBITDA Dispute Notice”) setting forth in reasonable detail any and all items of disagreement related to the Adjusted Audited Financial Statements, including the basis therefor and the amount thereof (each, an “Item of Dispute”), the Adjusted EBITDA shall be conclusive and binding upon each of the Parties. After the delivery of the Adjusted Audited Financial Statements, the Company shall cooperate with Buyer in connection with its review thereof, including, without limitation, by providing Buyer and its accountants reasonable access during normal business hours to materials used in the preparation of the Adjusted Audited Financial Statements.

          (b) Dispute Resolution by the Parties.

          (i) If Buyer delivers the EBITDA Dispute Notice to the Company within the EBITDA Review Period, and if such EBITDA Dispute Notice asserts that the Adjusted EBITDA is greater than $62,941,300, Buyer and the Company shall use reasonable efforts to resolve their differences concerning the EBITDA Items of Dispute, and if any Item of Dispute is so resolved, the amount of the Adjusted EBITDA shall be adjusted to reflect such resolution. If all EBITDA Items of Dispute are so resolved, the amount of the Adjusted EBITDA (as so adjusted) shall be conclusive and binding on all Parties. If any EBITDA Items of Dispute remain unresolved on the Initial Closing Date, the Initial Closing Purchase Price shall be calculated using an Adjusted EBITDA equal to the average of the Company’s calculation of Adjusted EBITDA and Buyer’s calculation of Adjusted EBITDA, taking into account any resolved EBITDA Items of Dispute as if such Adjusted EBITDA was the Agreed Adjusted EBITDA for purposes of determining the Purchase Price Upward Adjustment or the Purchase Price Downward Adjustment, as applicable (the “Estimated Adjusted EBITDA”). In the event that the Agreed Adjusted EBITDA as finally determined in accordance with Section 2.8(d) is not equal to the Estimated Adjusted EBITDA, then the original Initial Closing Purchase Price (the “Original Initial Closing Purchase Price”) shall be recalculated using such Agreed Adjusted EBITDA (the “Adjusted Initial Closing Purchase Price”). In the event that the Adjusted Initial Closing Purchase Price exceeds the Original Initial Closing Purchase Price, then Buyer shall pay the amount of such excess to the Company with interest thereon from the Initial Closing Date to the date of actual payment at a rate equal to the prime rate as of the Initial Closing Date as stated in The Wall Street Journal plus one percent (1%) per annum. In the event that the Adjusted Initial Closing Purchase Price is less than the Original Initial Closing Purchase Price, then the Company shall pay the amount of such difference to Buyer with interest thereon from the Initial Closing Date to the date of actual payment at a rate equal to the prime rate as of the Initial Closing Date as stated in The Wall Street Journal plus one percent (1%) per annum. Buyer agrees not to submit an EBITDA Dispute Notice if and to the extent that the dispute relates to the Audited Financial Statements and the amount of the disagreement would, if successful, result in less than a $200,000 adjustment to operating income reflected in such Audited Financial Statements.

          (ii) If Buyer delivers the EBITDA Dispute Notice to the Company within the EBITDA Review Period, and if the EBITDA Dispute Notice asserts that the Adjusted EBITDA is less than $62,941,300, the Initial Closing shall be postponed inter alia pending the resolution of such EBITDA Items of Dispute and Buyer and the Company shall use reasonable efforts to resolve their differences concerning the EBITDA Items of Dispute, and if any Item of Dispute is so resolved, the amount of the Adjusted EBITDA shall be adjusted to reflect such resolution. If all EBITDA Items of Dispute are so resolved, the amount of the Adjusted EBITDA (as so adjusted) shall be conclusive and binding on all Parties.

          (c) Determination by Accounting Firm.

          (i) If any Item of Dispute delivered by Buyer pursuant to Section 2.8(b)(i) remains unresolved as of the Initial Closing Date, Buyer and the Company shall, within five (5) days after the Initial Closing Date, submit such Item of Dispute to the Accounting Firm. Buyer and the Company shall each provide their respective calculations of the Adjusted EBITDA and the EBITDA Items of Dispute in writing to the Accounting Firm and shall request that the Accounting Firm render a written determination, as soon as reasonably practicable, but in no event later than thirty (30) days after its retention, and the Parties shall cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The Accounting Firm’s determination as to each Item of Dispute submitted to it shall be in writing and shall be conclusive and binding upon the Parties, absent manifest error or willful misconduct, and the Adjusted EBITDA amount shall be adjusted to the extent necessary to reflect such determination. The fees and expenses of the Accounting Firm shall be allocated between Buyer and the Company, on the basis for each such Party, of the ratio of (A) the positive difference between the amount of Adjusted EBITDA submitted by such Party and the determination made by the Accounting Firm to (B) the positive difference between the Adjusted EBITDA amounts submitted by each Party.

          (ii) If any Item of Dispute delivered by Buyer pursuant to Section 2.8(b)(ii) remains unresolved for a period of five (5) days after the Company’s receipt of the EBITDA Dispute Notice, Buyer and the Company shall, within ten (10) days thereafter, submit the dispute to the Accounting Firm. Buyer and the Company shall each provide their respective calculations of the Adjusted EBITDA and the EBITDA Items of Dispute in writing to the Accounting Firm and shall request that the Accounting Firm render a written determination, as soon as reasonably practicable, but in no event later than thirty (30) days after its retention, and the Parties shall cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The Accounting Firm’s determination as to each Item of Dispute submitted to it shall be in writing and shall be conclusive and binding upon the Parties, absent manifest error or willful misconduct, and the Adjusted EBITDA amount shall be adjusted to the extent necessary to reflect such determination. The fees and expenses of the Accounting Firm shall be allocated between Buyer and the Company, on the basis for each such Party, of the ratio of (A) the positive difference between the amount of Adjusted EBITDA submitted by such Party and the determination made by the Accounting Firm to (B) the positive difference between the Adjusted EBITDA amounts submitted by each Party. For the avoidance of doubt, in the event any Item of Dispute delivered pursuant to Section 2.8(b)(ii) remains unresolved for a period of five (5) days after the Company’s receipt of the EBITDA Dispute Notice, the Initial Closing shall be postponed inter alia pending the resolution of such EBITDA Items of Dispute.

          (d) Agreed Adjusted EBITDA. The amount of the Adjusted EBITDA shall be deemed final for the purposes of this Section 2.8 upon the earliest of (x) the failure of Buyer to provide the Company with an EBITDA Dispute Notice within the EBITDA Review Period, (y) the resolution of all EBITDA Items of Dispute pursuant to Section 2.8(b) by the Company and Buyer and (z) the resolution of all EBITDA Items of Dispute pursuant to Section 2.8(c) by the Accounting Firm. Upon the final determination of the Adjusted EBITDA as set forth in this Section 2.8, such Adjusted EBITDA shall be deemed final (the “Agreed Adjusted EBITDA”).

          (e) No Impact of Rights under Article VIII. Any payment made pursuant to this Section 2.8 will be treated by the Parties for all purposes as an adjustment to the Initial Closing Purchase Price, will not be subject to offset for any reason and will not impact the rights or obligations of the Parties with respect to indemnification as provided in Article VIII.

     2.9. Local Transfer Documents.

          (a) The Company, on the one hand, and Buyer, on the other hand, shall, pursuant to and in accordance with the terms and conditions of this Agreement, enter into, or cause their respective Affiliates to enter into, on a Closing Date, (i) a bill of sale in the form agreed by the Parties, (ii) an assignment and assumption agreement in the form agreed by the Parties, (iii) a local asset transfer agreement for each jurisdiction other than the United States in which any Purchased Asset or Assumed Liability is located in the form agreed by the Parties (collectively, the “Local Transfer Documents”) substantially in the forms provided as Exhibit B-1 and (iv) an assignment of the quotas in the Mexico Subsidiary in substantially the form attached hereto as Exhibit B-2 (the “Equity Assignment” and, together with the Local Transfer Documents and the documents referred to in clauses (i) and (ii) hereof, the “Transfer Documents”), documenting the purchase and sale of each portion of the Purchased Assets and the Assumed Liabilities to be conveyed separately to the Buyer Group, with such modifications as are required by local Law, in order to maintain substantially the same legal meaning and effect as provided for in this Agreement.

          (b) In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any Transfer Document, the terms and conditions of this Agreement shall prevail to the extent permissible under the relevant local Law. The execution of the Transfer Documents shall constitute a mere execution and not a novation of this Agreement and the Parties shall remain subject to all obligations set forth in this Agreement.

     2.10. Assignment or Other Delivery of Contracts and Rights.

          (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Contract if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or the Company thereunder. From the date of this Agreement until the required consent to assignment is obtained, the Company will use commercially reasonable efforts, including making reasonable payments if necessary, to obtain the consent of the other parties to each Purchased Contract for the assignment thereof to Buyer (all such consents necessary for the assignment of each Purchased Contract, collectively a “Third Party Consent”).

          (b) Without limiting the condition of Initial Closing set forth in Section 6.1(h), with respect to each Purchased Contract for which a Third Party Consent could not be obtained prior to the Initial Closing (other than any Purchased Contract which requires the Company or any counterparty to expend less than $15,000 in a 12-month period), the Company shall continue to use commercially reasonable efforts from and after the Initial Closing to cause the counterparty to each such Purchased Contract to consent to the assignment of such Purchased Contract to Buyer or to otherwise enter into a new Contract with Buyer on substantially the same terms as exist under the applicable Purchased Contract. Until any such consent or new Contract is obtained, Buyer shall use commercially reasonable efforts to cooperate with the Company in any lawful and reasonable arrangement, to the extent such cooperation would not result in a breach of the terms of such Purchased Contract, and not prohibited under applicable Law, under which the Buyer Group would obtain the benefits and assume the obligations of such Purchased Contract in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer Group any or all of the Company Group’s rights and obligations with respect to such Purchased Contract. In any such arrangement, Buyer shall (i) pay, perform or discharge when due any Liabilities arising thereunder after the Initial Closing but not transferred to Buyer pursuant to this Section 2.10, and shall be solely responsible for completion of the work or provision of goods and services, (ii) bear all Taxes with respect thereto or arising therefrom and (iii) be solely entitled to all benefits thereof, economic or otherwise. If and when such Third Party Consent has been obtained or such other required actions have been taken, the assignment of such Purchased Contract will be effected in accordance with the terms of this Agreement.

          (c) For purposes of the condition of Initial Closing set forth in Section 6.1(h), the Company Group shall be deemed to have obtained all consents or approvals of Persons required under the Material Contracts and a Material Contract shall have been “Effectively Transferred” to Buyer if:

          (i) the Company has obtained all Third Party Consents to the assignment of a Material Contract under Section 2.10(a);

          (ii) the Material Contract has been replaced or superseded by a new Contract between Buyer and the counterparty to the Material Contract on substantially the same terms and conditions as the Material Contract;

          (iii) the Material Contract has been assigned in part to Buyer as a Shared Contract pursuant to Section 2.11(a); or

          (iv) with respect to Material Contracts that Buyer cannot assume as a result of Buyer’s lack of necessary licenses or registrations, Buyer shall have agreed to enter into an agreement with the Company as a distributor or supplier of Products on behalf of Buyer (such agreement not to be unreasonably withheld by either Party).

     2.11. Shared Contracts.

          (a) Each Shared Contract which, pursuant to its terms, may be assigned in part to Buyer without the consent of the counterparty thereto or other conditions, including pursuant to the payment of a transfer or other fee (the “Assignable Shared Contracts”), shall be deemed to be a Purchased Contract hereunder and the Company shall partially assign to Buyer, as of the Initial Closing, such Contract in accordance with its terms. The Company shall use commercially reasonable efforts prior to the Initial Closing to cause the counterparty to each Shared Contract that is not an Assignable Shared Contract (the “Non-Assignable Shared Contracts”) to consent to the partial assignment of such Non-Assignable Shared Contract to Buyer, or to otherwise enter into a new Contract with Buyer on substantially the same terms as exist under such Non-Assignable Shared Contract, in each case as of the Initial Closing. Each such Non-Assignable Shared Contract for which the Parties have received consent to the partial assignment shall thereafter be deemed to be a Purchased Contract hereunder and, if applicable, the Company shall partially assign to Buyer as of the Initial Closing such Non-Assignable Shared Contract in accordance with its terms.

          (b) With respect to each Purchased Contract that is a Non-Assignable Shared Contract for which the arrangements described in Section 2.11(a) could not be entered into prior to the Initial Closing, the Company shall continue to use commercially reasonable efforts from and after the Initial Closing, including making reasonable payments if necessary, to cause the counterparty to each such Non-Assignable Shared Contract to consent to the partial assignment of such Non-Assignable Shared Contract to Buyer or to otherwise enter into a new Contract with Buyer on substantially the same terms as exist under the applicable Non-Assignable Shared Contract. Until any such consent or new Contract is obtained, Buyer shall use commercially reasonable efforts to cooperate with the Company in any lawful and reasonable arrangement, to the extent such cooperation would not result in a breach of the terms of such Non-Assignable Shared Contract, and not prohibited under applicable Law, under which the Buyer Group would obtain the benefits and assume the obligations of the portion of such Non-Assignable Shared Contract that relates to the Product Lines in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer Group any or all of the Company Group’s rights and obligations with respect to such Non-Assignable Shared Contract with respect to the Product Lines. In any such arrangement, Buyer shall to the extent related to the Product Lines (i) pay, perform or discharge when due any Liabilities arising thereunder after the Initial Closing but not transferred to Buyer pursuant to this Section 2.11, and shall be solely responsible for completion of the work or provision of goods and services, (ii) bear all Taxes with respect thereto or arising therefrom and (iii) be solely entitled to all benefits thereof, economic or otherwise. If and when such consents or approvals are obtained or such other required actions have been taken, the partial assignment of such Non-Assignable Shared Contract will be effected in accordance with the terms of this Agreement.

     2.12. Relocation of Assets.

          (a) Notwithstanding the foregoing, the relocation of any Purchased Assets located at any facilities currently occupied by the Company or any other member of the Company Group, which facilities are not to be purchased, assigned, leased, subleased, transferred to or otherwise occupied by Buyer pursuant to this Agreement or any other agreement entered into in connection with the transactions contemplated by this Agreement, shall be governed by the Transition Services Agreement.

          (b) Notwithstanding the foregoing, the relocation of any Excluded Assets located at any facilities currently occupied by the Company or any other member of the Company Group, which facilities shall be purchased, assigned, leased, subleased, transferred to or otherwise occupied by Buyer pursuant to this Agreement or any other agreement entered into in connection with the transactions contemplated by this Agreement, shall be governed by the Transition Services Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

     On or prior to the date hereof, the Company has delivered to Buyer the Schedules referenced in this Article III as part of the Company Disclosure Schedule, arranged in Sections corresponding to the numbered Sections contained herein and setting forth, among other things, items of disclosure that are necessary or appropriate either in response to a disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III. Capitalized terms used in the Schedules but not defined therein shall have the meanings assigned to such terms in this Agreement.

     3.1. Making of Representations and Warranties.

          (a) As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the Company Disclosure Schedule, the Company hereby makes to Buyer the representations and warranties contained in this Article III.

          (b) The Company hereby makes to Buyer the representations and warranties set forth in this Article III as of the date hereof and as of the Initial Closing; provided, however, that for such purposes the usage therein of the term “Product Lines” shall exclude the HDC Line, and the term “Product” shall exclude HDC Process Media from the definitions thereof and the term “Purchased Assets” shall exclude the Subsequent Closing Purchased Assets from the definition thereof (the “Company Initial Closing Representations and Warranties”).

          (c) The Company hereby makes to Buyer the representations and warranties set forth in Section 3.2(a), Section 3.3, Section 3.4(a), Section 3.6, Section 3.15, Section 3.16(c), Section 3.22, and Section 3.27 as of the date hereof; provided, however, that for such purposes the usage therein of the term “Product Lines” shall be deemed to consist solely of the HDC Line and the usage therein of the term “Purchased Assets” shall be deemed to consist solely of the Subsequent Closing Purchased Assets (the “Company Signing Representations and Warranties”).

          (d) The Company hereby makes to Buyer the representations and warranties set forth in Section 3.2(a), Section 3.3, Section 3.4(a), Section 3.6, Section 3.8, Section 3.10(c)-(d), Section 3.12(a), Section 3.13, Section 3.14, Section 3.15, Section 3.16(a), Section 3.16(c), Section 3.17, Section 3.18, Section 3.20(b), Section 3.21, Section 3.22, Section 3.23, Section 3.24, Section 3.26 and Section 3.27 as of the Subsequent Closing; provided, however, that for such purposes the usage therein of the term “Product Lines” shall be deemed to consist solely of the HDC Line, the term “Product” shall include only HDC Process Media, and the usage therein of the term “Purchased Assets” shall be deemed to consist solely of the Subsequent Closing Purchased Assets (the “Company Subsequent Closing Representations and Warranties”).

          (e) For purposes of the representations and warranties in this Article III (other than those in Section 3.2, Section 3.3 and Section 3.5), the term “the Company” shall include each member of the Company Group that holds any Purchased Assets or is otherwise involved in the conduct of the Product Lines. For purposes of any determination of “materiality” or “Material Adverse Effect” with respect to the Company in this Agreement or any Transaction Document, the “Company” shall mean and include the Company and all of its Subsidiaries, taken as a whole, unless otherwise specified. For purposes of the representations and warranties in this Article III, except as otherwise specified, the term “Closing” shall mean the Initial Closing or the Subsequent Closing, as applicable, and the term “Closing Date” shall mean the Initial Closing Date or the Subsequent Closing Date, as applicable.

     3.2. Organization; Corporate Power; Capitalization of Mexico Subsidiary.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. The Mexico Subsidiary is a limited liability company duly organized, and validly existing under the Laws of Mexico. Each member of the Company Group that holds any Purchased Assets is qualified to do business in every jurisdiction in which such qualification is necessary, except where the failure to so qualify has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each member of the Company Group that holds any Purchased Assets has full corporate power and authority to own and operate its properties and to carry on its business as currently conducted and proposed to be conducted. The Company has delivered to Buyer correct and complete copies of (i) the articles of incorporation and bylaws for the Company (as amended to date) and (ii) the articles of association and bylaws (escritura constitutiva) of the Mexico Subsidiary (as amended to date).

          (b) Medsep Corporation, a direct wholly-owned subsidiary of the Company, owns, of record and beneficially, one quota representing 99.96667% of the capital of the Mexico Subsidiary and the Company owns, of record and beneficially, one quota representing 0.03333% of the capital of the Mexico Subsidiary (collectively, the “Quotas”). The Quotas constitute the sole outstanding equity or other beneficial interest of the Mexico Subsidiary authorized and/or outstanding. The Quotas are validly issued, fully paid and non-assessable, and have been issued in compliance with all applicable Law. There are no outstanding options, warrants, rights, commitments, preemptive rights, Contracts or Liens that may affect the capacity or authority of Medsep Corporation or the Company to transfer the Quotas to Buyer and its Affiliates in accordance with this Agreement and the Equity Assignment. Immediately after giving effect to the Initial Closing and the effectiveness of the Equity Assignment (including its registry in the Mexico Subsidiary’s Registry Book), the Buyer Group will be the sole beneficial and record owners of the Mexico Subsidiary and the Buyer Group will have good title to its interest to the Quotas.

     3.3. Authorization of Transactions. The Company (and each of its Affiliates party thereto) has full corporate power and authority to execute and deliver this Agreement, the Transfer Documents and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform each of its obligations hereunder and thereunder. The board of directors of the Company has duly approved this Agreement, the Transfer Documents and all other Transaction Documents to which the Company is a party and has duly authorized the execution and delivery of this Agreement, the Transfer Documents and all other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Company, its Affiliates or its stockholders are necessary to approve and authorize the execution and delivery of this Agreement, the Transfer Documents or the other Transaction Documents to which the Company or any of its Affiliates is (or may become) a party and the consummation of the transactions contemplated hereby and thereby, other than corporate proceedings of certain Affiliates of the Company required in connection with the approval of the Local Transfer Documents, other than as set forth on Schedule 3.6. This Agreement, the Transfer Documents and all other Transaction Documents to which the Company is a party have been or, as of each Closing, will be duly executed and delivered by the Company (and its Affiliates that are party thereto) and constitute the valid and binding agreements of the Company (and its Affiliates that are party thereto), enforceable against the Company (and its Affiliates that are party thereto) in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

     3.4. Limited Nature of Assets; Inventory.

          (a) The Company includes the Product Lines in its Life Sciences reporting segment, as part of its Medical Business Group, and as such, the Company provides significant executive management and staff support to the Product Lines, including but not limited to, support in areas of finance, human resources, legal, supply chain, information technology, marketing, SLS, manufacturing, investor relations and quality assurance of regulatory requirements. Subject to the Buyer (i) providing substantially similar executive management and staff support, (ii) assuming the effective transfer of all Product Line Contracts, (iii) obtaining any necessary registrations and Permits, and (iv) receipt of the benefits with respect to the Shared Contracts, the Purchased Assets, the services and supplies to be provided by the Company under certain of the Transaction Documents (and any Intellectual Property Assets that are the subject matter of the License Agreement) together constitute all of the assets and services (x) used by or otherwise necessary to operate the Product Lines as they are currently operated by the Company and (y) used to generate revenue of approximately $219 million and EBITDA, as adjusted by the Agreed EBITDA Principles, of approximately $66.3 million for the fiscal year ended July 31, 2011. Subject to the first sentence of this Section 3.4 and assuming the receipt of all required consents, registrations and Permits, the employment or replacement by Buyer of substantially all of the Product Line Employees, the amendment, replacement or partial assignment of, or, pursuant to Section 2.11, receipt of the benefit with respect to, all Shared Contracts, and provided Buyer replaces the assets specified in Section 2.1(b)(xiv), (1) at the Initial Closing, the Initial Closing Purchased Assets and the services and supplies to be provided by the Company under certain of the Transaction Documents (and any Intellectual Property Assets that are the subject matter of the License Agreement) will enable the Buyer Group to operate the Product Lines after the Initial Closing in substantially the same manner as conducted by the Company immediately prior to the Initial Closing and (2) at the Subsequent Closing, the Purchased Assets will enable the Buyer Group to operate the Product Lines after the Subsequent Closing in substantially the same manner as conducted by the Company immediately prior to the Initial Closing but for the fact that the HDC Line will be operated at the Puerto Rico Facility.

          (b) Subject to the Company’s compliance with its policies to value excess and obsolescent inventory and damaged and quarantined items as reflected in the Financial Statements, the inventory of the Product Lines consists of goods of merchantable quality that are usable or saleable in the ordinary course of business. Except as set forth on Schedule 3.4(b), all of the inventory of the Product Lines is located at the Facilities.

     3.5. Subsidiaries. Except as set forth on Schedule 3.5, the Company does not control, directly or indirectly, any other corporation, or any limited liability company, partnership, joint venture, association or any other business entity which owns, operates, leases, licenses or otherwise holds any of the assets related to, used in or held for use in the Product Lines.

     3.6. Absence of Conflicts; Notices. Except (w) for compliance with the HSR Act, the rules promulgated under the HSR Act and any other Antitrust Law, (x) for filings that may be required under the Exchange Act, (y) for filings that may be necessary or desirable to record the transfer of Purchased Assets, and (z) as set forth on Schedule 3.6, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Company (including by those Affiliates of the Company which are parties to such Transaction Documents) do not and shall not (a) result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any Lien upon any of the Purchased Assets, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or court or Governmental Entity, under (i) the provisions of the articles of incorporation or bylaws of the Company, (ii) the articles of association and bylaws (escritura constitutiva) of the Mexico Subsidiary, (iii) any Material Contract, (iv) any Permit used or held for use in the Product Lines, (v) any Law to which the Company or any of the Purchased Assets is subject or (vi) any judgment, order or decree to which the Company or any of the Purchased Assets is subject.

     3.7. Financial Statements; Internal Controls.

          (a) The Company has delivered to Buyer the Company’s unaudited statement of assets acquired and liabilities assumed and statement of revenues and direct expenses for the Product Lines as of July 31, 2011 and for the year ended July 31, 2011, set forth in Schedule 3.7(a). Subject to the stipulations contemplated by subsections (ii) and (iii) of the Agreed EBITDA Principles, the foregoing financial statements (including in the notes thereto, if any) (the “Financial Statements”) are consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects), are true and correct in all material respects and present fairly the assets to be acquired and Liabilities to be assumed by Buyer hereunder (and the revenues and direct expenses of the Product Lines as of and for the period referred to therein, and have been prepared in accordance with GAAP consistently applied (except as otherwise noted therein) adjusted in accordance with the Agreed EBITDA Principles. When delivered in accordance with Section 5.8, the Required Closing Financial Statements will be consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects), will be true and correct in all material respects and will present fairly the assets acquired and Liabilities assumed and the revenues and direct expenses of the Product Lines as of and for the periods referred to therein, and will have been prepared in accordance with the SEC Letters and GAAP consistently applied (except as otherwise noted therein) adjusted in accordance with the Agreed EBITDA Principles. Since July 31, 2011, there has been no event, occurrence, change, effect or condition of any character that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

          (b) The Company’s system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and directors of the Company, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected in a timely manner or prevented. There were no material weaknesses identified in management’s assessment of internal controls as of and for the year ended July 31, 2011 (nor has any such weakness been identified since such date). Since July 31, 2011, the Company has disclosed to its outside auditors and the audit committee of its board of directors any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

          (c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

     3.8. Absence of Undisclosed Liabilities. The Company has no Liability related to or incurred by the Product Lines except (i) Liabilities under the Product Line Contracts (but, in each case, not Liabilities for breaches thereof), (ii) Liabilities reflected in, reserved against or otherwise disclosed in the Financial Statements or, when delivered pursuant to Section 5.8, the Required Closing Financial Statements, (iii) Liabilities which have arisen after July 31, 2011 in the ordinary course of business consistent with past practice and otherwise in accordance with the terms and conditions of this Agreement (none of which is a Liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental Liability and none of which is material individually or in the aggregate) (iv) Liabilities disclosed on Schedule 3.8 and (v) Excluded Liabilities.

     3.9. Absence of Certain Developments. Except as set forth on Schedule 3.9 and except as expressly contemplated by this Agreement, since July 31, 2011, the Company has conducted the Product Lines only in the ordinary course of business consistent with past practice and the Company has not, with respect to the Product Lines:

          (a) suffered any theft, damage, destruction or casualty loss in excess of $200,000 individually or $500,000 in the aggregate to its assets related to the Product Lines, whether or not covered by insurance;

          (b) subjected any portion of its properties or assets related to the Product Lines to any Lien (other than Permitted Liens), including, without limitation, in connection with the incurrence of any Indebtedness;

          (c) sold, leased, assigned or transferred any of its tangible or intangible assets related to the Product Lines (except for sales of inventory or other assets in the ordinary course of business consistent with past practice to unaffiliated third Persons on an arm’s length basis), or disclosed any confidential information related to the Product Lines (other than pursuant to agreements requiring the Person to whom the disclosure was made to maintain the confidentiality of and preserving all rights of the Company in such confidential information);

          (d) waived, canceled, compromised or released any rights or claims of material value related to the Product Lines, whether or not in the ordinary course of business;

          (e) terminated or amended in any adverse manner, any Material Contract or entered into any other material transaction or materially changed any business practice related to the Product Lines;

          (f) with respect to the Transferred Employees, made, granted or promised any bonus or any wage, salary or compensation increase (except for increases in the ordinary course of business, or to the extent required by applicable Law) or made, granted or promised any material increase in the coverage or benefit under any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement (other than an amendment required by Law), or adopted any new material employee benefit plan or arrangement;

          (g) made any other change (other than as permitted under subsection (f) above) in employment terms for any of the Transferred Employees other than normal salary increases in the ordinary course of business consistent with past practice or as required by applicable Law, or entered into any transaction with any Insider that was related to the Product Lines;

          (h) made any material change in its accounting principles, policies and practices, except for any such change required by reason of a change in GAAP;

          (i) made any capital expenditures for the Product Lines in excess of $200,000 individually or $500,000 in the aggregate;

          (j) made any loans or advances to, or guarantees for the benefit of, any Persons that were related to the Product Lines (other than advances to employees for travel and business expenses incurred in the ordinary course of business consistent with past practice which do not exceed $2,000 individually or $25,000 in the aggregate);

          (k) instituted or settled any claim or lawsuit related to the Product Lines for an amount involving in excess of $200,000 individually or $500,000 in the aggregate or involving equitable or injunctive relief;

          (l) granted any performance guarantee or product warranty to customers of the Product Lines other than in the ordinary course of business and consistent with the policies and practices disclosed in Schedule 3.25;

          (m) acquired any material assets (other than inventory) related to the Product Lines from a third party, whether by merger, consolidation or reorganization or by purchase of assets or stock; or

          (n) committed or agreed to any of the foregoing.

     3.10. Title to Properties.

          (a) Schedule 3.10(a) sets forth a complete and accurate list of all real property owned by the Company and used or necessary for the operating of, the Product Lines and that constitute Purchased Assets (the “Owned Facilities”). Except as set forth on Schedule 3.10(a), the Company owns fee simple title to each of the Owned Facilities, free and clear of all Liens (other than Permitted Liens). There are no outstanding options, rights of first offer or refusal or other preemptive rights in favor of any Person to purchase the Owned Facilities or any portion thereof. The Company has delivered to Buyer as of the date of this Agreement the Title Commitment. The Company has not received written notice of any violation of any document, instrument, map or survey listed in the Title Commitment. Other than the Lease Agreement, the Company has not leased, subleased or otherwise granted to any Person the right to use or occupy the Owned Facilities or any portion thereof. There are no public improvements with respect to the Owned Facilities which have not been completed, assessed and paid for prior to the date of this Agreement. Except as set forth on Schedule 3.10(a), there are no Taxes, assessments for public improvements, fees, charges or similar costs and expenses with respect to the Owned Facilities which, individually or in the aggregate, are material in amount and which are due and remain unpaid, including those for construction of sewer, water, electric, gas or steam lines and mains, streets or curbing. There are no eminent domain proceedings of any kind pending or, to the Knowledge of the Company, threatened against any Owned Facilities.

          (b) Schedule 3.10(b) sets forth a complete and accurate list of all real property leased by the Company and used or necessary for the operation of, the Product Lines and that constitute Purchased Assets (the “Leased Facilities” and, together with the Owned Facilities, the “Facilities”). The Company has a valid leasehold interest in each of the Leased Facilities, free and clear of all Liens (other than Permitted Liens). The Company has delivered to Buyer complete and accurate copies of the leases and subleases (each as amended to date) of the Leased Facilities. With respect to each such lease and sublease:

          (i) the lease or sublease is a legal, valid, binding, and enforceable obligation of the Company and, to the Knowledge of the Company, the other party thereto, subject, in each case to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles;

          (ii) neither the Company, nor to the Knowledge of the Company any other party, is in breach or violation of, or default under, any such lease or sublease, and, to the Knowledge of the Company, no event has occurred, is pending or is threatened, which, after the giving of notice or the lapse of time or both, would constitute a breach or default by the Company, or to the Knowledge of the Company, any other party under such lease or sublease; and

          (iii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

          (c) Except as set forth on Schedule 3.10(c), all of the Purchased Assets are located at the Facilities.

          (d) Except as set forth on Schedule 3.10(d), the Company owns good title to, or a valid leasehold interest in, free and clear of all Liens (other than Permitted Liens), all of the personal property and assets included in the Purchased Assets.

          (e) Except as set forth on Schedule 3.10(e), the machinery, equipment, personal properties and other tangible assets of the Company currently used in the Product Lines included in the Purchased Assets are operated in conformity in all material respects with all applicable Law, are in good condition and repair, except for reasonable wear and tear not caused by neglect excepted, and are usable in the ordinary course of business of the Company.

     3.11. Taxes.

          (a) Except as set forth on Schedule 3.11, since August 1, 2009 (a) the Company has timely filed or shall timely file all material Tax Returns related solely to the Product Lines or solely to the Purchased Assets which are required to be filed on or before the Initial Closing Date and has paid or shall pay any Taxes showing to be due thereon; (b) there are no Liens for Taxes upon any of the Purchased Assets other than Permitted Liens; and (c) there is no action, suit, proceeding or audit or any notice of inquiry of any of the foregoing pending against or with respect to the Company regarding Taxes related solely to the Product Lines and, to the Knowledge of the Company, no such action, suit, proceeding or audit is threatened.

          (b) None of the Purchased Assets sold by any member of the Company Group that is a foreign person within the meaning of Section 1445(f)(3) of the Code constitute “United States real property interests” within the meaning of Section 897(c) of the Code.

          (c) The Mexico Subsidiary has (i) timely filed all Tax Returns required to be filed by it, (ii) paid all Taxes it is required to pay, whether or not shown on such Tax Returns, and (iii) complied with all rules and regulations relating to the withholding of Taxes. The Mexico Subsidiary is not subject to taxation in any jurisdiction where it does not currently file Tax Returns, and no claim has ever been made by a taxing authority in a jurisdiction where the Mexico Subsidiary does not file Tax Returns that the Mexico Subsidiary is or may be subject to taxation by that jurisdiction. No examination or audit of any Tax Return of the Mexico Subsidiary is currently in progress, nor is any such audit or examination threatened or contemplated to the Knowledge of the Company.

     3.12. Contracts and Commitments.

          (a) Except for Material Contracts and except as set forth on Schedule 3.12(a) or Schedule 3.13(a) (which such Schedules include notations designating which of the Contracts listed thereon are Shared Contracts), the Company is not a party to or bound by, whether written or oral, any of the following related to the Product Lines:

          (i) Contracts relating to secured Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of the Purchased Assets;

          (ii) Contracts with respect to the lending or investing of funds;

          (iii) Guaranties made by the Company Group of any payment obligations, other than endorsements made for collection;

          (iv) Contracts or group of related Contracts with the same party which require the Company or any counterparty to expend more than $250,000 not terminable by the Company on sixty (60) days’ or less notice without penalties;

          (v) Contracts relating to the ownership of or investments in any business or enterprise (including, but not limited to, investments in joint ventures and minority equity investments);

          (vi) Contracts limiting the freedom of the Company or that would limit the freedom of Buyer or any of its Affiliates after the Closing to freely engage in any line of business or with any Person anywhere in the world, other than Contracts that are not material; or

          (vii) Contracts pursuant to which the Company agreed to provide “most favored nation” pricing, exclusivity or other similar terms and conditions to any Person with respect to the Company’s sale, distribution, license or support of any products or services, other than Contracts that are not material.

          (b) Except as disclosed in Schedule 3.12(b), (i) since August 1, 2011 no Product Line Contract with a value of more than $50,000 (measured in terms of product, materials or services either purchased or sold by the Company) has been canceled or, to the Knowledge of the Company, breached by the other party, and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in such a breach thereunder, (ii) since August 1, 2011, no customer, supplier, manufacturer or distributor has indicated in writing to the Company that it shall stop or materially decrease the rate of business done with the Product Lines or that it desires to renegotiate any Product Line Contract with a value of more than $50,000 with the Company, (iii) the Company has performed all the obligations required to be performed by it in connection with the Product Line Contracts with a value of more than $50,000 in all material respects and is not in default under or in breach of any Product Line Contract with a value of more than $50,000, and to the Knowledge of the Company no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in such a default or breach by the Company thereunder, (iv) each Product Line Contract with a value of more than $50,000 is a legal, valid, binding, enforceable obligation of the Company, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles and each such Product Line Contract is in full force and effect and will continue as such following the consummation of the transactions contemplated hereby and (v) no current unfilled customer order or commitment obligating the Company to perform services or deliver product with respect to the Product Lines shall result in a Loss to the Company upon completion of performance of $50,000 or more.

          (c) Since August 1, 2011, the Company has not used any name or names under which it has invoiced account debtors, maintained records regarding the Purchased Assets or otherwise conducted the Product Lines other than the exact names set forth on Schedule 3.12(c).

     3.13. Intellectual Property.

          (a) Schedule 3.13(a) contains a complete and accurate list (including, with respect to Registered Intellectual Property Assets, the dates of expiration, the dates of payment of required maintenance fees and the dates of payment of required taxes, falling due after the date hereof in 2012) of all (i) patents and patent applications owned by the Company which are used in the Product Lines (“Company Patents”), (ii) except for the Pall Marks, registered trademarks and service marks, applications for same, material unregistered trademarks and service marks, and Internet domain names owned by the Company which are used in the Product Lines (“Company Marks”), (iii) copyright registrations, applications for same and material unregistered copyrights owned by the Company which are used in the Product Lines (“Company Copyrights”), (iv) licenses, sublicenses or other agreements under which the Company is granted rights by others in Company Intellectual Property Assets which are used in the Product Lines (“Licenses In”) (other than commercially available off the shelf software), and (v) licenses, sublicenses or other agreements under which the Company has granted rights to others in Company Intellectual Property Assets which are used in the Product Lines (“Licenses Out”).

          (b) Except as set forth on Schedule 3.13(b):

          (i) the Company is the sole owner of Owned Intellectual Property Assets (as hereinafter defined), including the Company Patents, Company Marks and Company Copyrights, free of any payment to a third party and free and clear of all Liens except for Permitted Liens. To the Knowledge of the Company, the Company possesses adequate and enforceable rights to the Owned Intellectual Property Assets as necessary for the operation of the Product Lines. With respect to Company Intellectual Property Assets licensed to the Company by a third party (other than commercially available off the shelf software), to the Knowledge of the Company the Company possesses, adequate rights to such Company Intellectual Property Assets as necessary for the operation of the Product Lines;

          (ii) all Company Marks that have been issued by and registered with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world and all Company Patents (collectively, “Registered Intellectual Property Assets”) are currently in compliance with formal legal requirements (including the payment of maintenance fees) and are not expired, cancelled or abandoned, and, to the Knowledge of the Company, all Registered Intellectual Property Assets are valid and enforceable;

          (iii) no Company Patent is now involved in any interference, reissue, re-examination or opposition proceeding and the Company has not received any written notice of any such proceeding being threatened;

          (iv) there are no pending or, to the Knowledge of the Company, threatened claims against the Company alleging that any of the operation of the Product Lines or any activity by the Company which is conducted as part of the Product Lines, or manufacture, sale, offer for sale, importation, and/or use of any Product infringes or violates the rights of others in or to any Intellectual Property Assets (“Third Party IP Assets”) or constitutes a misappropriation of the subject matter of any Third Party IP Assets;

          (v) to the Knowledge of the Company, neither the operation of the Product Lines, nor any activity by the Company related to the Product Lines, nor manufacture, use, importation, offer for sale and/or sale of any Product infringes or violates ) any Third Party IP Asset or constitutes a misappropriation of any subject matter of any Third Party IP Asset;

          (vi) except for Licenses In, to the Knowledge of the Company, the Company does not have any obligation to compensate any Person for the use of any Intellectual Property Assets used in the Product Lines except for Licenses Out; the Company has not entered into any agreement to indemnify any other Person against any claim of infringement or misappropriation of any Intellectual Property Assets related to the Product Lines other than in customer or distributor agreements in the ordinary course of business; there are no written settlement agreements, judgments or orders that: (A) restrict the Company’s rights to use any Company Intellectual Property Asset(s), or (B) permit third parties to use any Owned Intellectual Property Assets;

          (vii) to the Knowledge of the Company, where the Company has acquired any Owned Intellectual Property Assets from any former and current employees, consultants and contractors, the Company has obtained written instruments from such person that assigns to the Company their rights, title and interests in and to such Owned Intellectual Property Assets;

          (viii) in each case where a Company Patent is owned by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued;

          (ix) to the Knowledge of the Company, (A) there is no infringement or violation by any person or entity of any of the Owned Intellectual Property Assets and (B) there is no misappropriation by any person or entity of any of the Owned Intellectual Property Assets;

          (x) the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Know-How and Trade Secrets owned by the Company which is used in the Product Lines (the “Company Trade Secrets”), including, without limitation, requiring each Company employee and consultant and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Buyer and, to the Knowledge of the Company, there has not been any breach by any party of such confidentiality agreements;

          (xi) except as required by Law, (A) the Company has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any of the Products to any Person (other than consultants providing services to the Company), and (B) the Company has not provided or disclosed any source code of any Product to any Person (other than consultants providing services to the Company);

          (xii) the Company has taken commercially reasonable steps to protect any software residing on its computer networks against viruses and other disruptive technological means; and

          (xiii) None of the Products (excluding for purposes of this representation that product identified in Schedule 3.13(b)(xiii) and the software incorporated in to the oxygen senor unit component provided by Danesensor) contain, incorporate, link or call to Free or Open Source Software. Free or Open Source Software means any software that is subject to any of the following licenses or agreements (or licenses or agreements similar thereto): the GNU General Public License (GPL), GNU Lesser General Public License, BSD License, Apache Software License or any other license or agreement identified as an open source license by the Open Source Initiative on www.opensource.org.

          (c) For purposes of this Agreement:

          (i) “Company Intellectual Property Assets” means all Intellectual Property Assets used by the Company in the Product Lines. Company Intellectual Property Assets includes, without limitation, Company Patents, Company Marks and Company Copyrights. For the avoidance of doubt, the Company Intellectual Property Assets also include any Intellectual Property Assets used in the Product Lines that are the subject matter of the License Agreement except for the Licensed Connector Patents and the Component Storage Systems Patents as each of those terms are defined in the License Agreement. “Owned Intellectual Property Assets” means all Company Intellectual Property Assets that are owned by the Company.

          (ii) “Intellectual Property Assets” means: (A) patents and patent applications of any kind (collectively, “Patents”); (B) trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works, including, without limitation, in compilations, databases and computer programs, manuals and other documentation, copyright registrations and applications, and copyrights in all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); and (D) inventions, discoveries and invention disclosures (whether or not patented), rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Know-How and Trade Secrets”), excluding Patents, Marks, Copyrights, Know-How and Trade Secrets relating exclusively to the design or manufacturing of media (other than Media).

     3.14. Litigation; Proceedings. Except as set forth on Schedule 3.14: (a) there are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company with respect to the Product Lines at law or in equity, or before or by any Governmental Entity, and to the Knowledge of the Company, there is no basis for any of the foregoing, (b) with respect to the Product Lines, the Company is not subject to any arbitration, proceedings under collective bargaining Contracts or otherwise or any governmental investigations or inquiries; and, to the Knowledge of the Company, there is no valid basis for any of the foregoing, and (c) with respect to the Product Lines, the Company is not subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator.

     3.15. Brokerage. There is no investment banker, broker, finder or other intermediary whom has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who might be entitled to any fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

     3.16. Permits.

          (a) Schedule 3.16(a) contains a complete listing of all permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations and other authorizations of Governmental Entities, or other similar rights, other than those that are not material (collectively, the “Permits”), used or held for use by the Company in the Product Lines, including without limitation all Environmental Permits (as defined below). Except as indicated on Schedule 3.16(a): (i) the Company owns or possesses all right, title and interest in and to all Permits and Environmental Permits, (ii) the Company is in compliance with all Permits and Environmental Permits in all material respects, (iii) no loss or expiration of any Permit or Environmental Permit is pending or, to the Knowledge of the Company, threatened (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby, and to the Knowledge of the Company, there is no basis for any such loss of any Permit or Environmental Permit, and (iv) the Company has received no written notices alleging the failure to hold any Permit or Environmental Permit with respect to the Product Lines. Except as indicated on Schedule 3.16(a), all of the Permits and Environmental Permits are transferable to Buyer.

          (b) As to each Product subject to the Food, Drug and Cosmetic Act of 1938, 21 U.S.C. § 301 et seq., as amended (the “FDCA”), or similar Law that is developed, manufactured, tested, distributed and/or marketed by the Company, such Product is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and similar Laws, including those relating to investigational use, premarket clearance or marketing approval to legally distribute or market a medical device, and to comply with all applicable regulations pertaining to quality systems requirements and good manufacturing practices, labeling, advertising, record keeping, filing of reports and security. The Company has received no notice or other communication from the FDA or any other Governmental Entity (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any Product or (B) otherwise alleging any violation applicable to any Product of any Law. As to each Product for which a premarket approval application, premarket notifications submission, investigational device exemption or similar state or foreign regulatory application has been approved or has received an order declaring any Product to be substantially equivalent to a legally marketed device, the Company is in compliance with 21 U.S.C. §§ 360 and 360e or 21 C.F.R. Parts 812 or 814, respectively, and all similar Laws and all terms and conditions of such Permits, licenses or applications. In addition, the Company is in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar Laws.

          (c) During the three (3) year period prior to the date of this Agreement, no Product has been, nor is currently, under consideration by management of the Company to be, recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by the Company. No proceedings have been completed or are pending against the Company or any licensee of any Product which sought or are seeking, as applicable, the recall, withdrawal, suspension, seizure or discontinuance of any Product.

          (d) Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has, with respect to the Product Lines, (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy of any Governmental Entity. Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has, with respect to the Product Lines, been convicted of any crime or engaged in any conduct (x) for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a (b) or any similar Law or (y) for which such person or entity could be excluded from participating in the U.S. health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Law.

          (e) To the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against or affecting the Company or the Product Lines relating to or arising under (a) the FDCA or (b) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services.

     3.17. Employees.

          (a) On or prior to the date of this Agreement (or in the case of the Subsequent Closing Purchased Assets, at least thirty (30) days prior to the Subsequent Closing Date), the Company has (or shall have) delivered to Buyer a complete and accurate list of all of the employees of the Company (but not including any names) the employment of each of whom is at least 70% engaged in the Product Lines as of the date of this Agreement (the “Product Line Employees”), describing for each such Product Line Employee the position or title, whether classified as exempt or non-exempt for wage and hour purposes, annual base salary, whether paid on a salary, hourly or commission basis and the actual rates of compensation, bonus potential targets or minimums, as applicable, date of hire, business location, and status (i.e., active or inactive and if inactive, the type of leave and estimated duration). Except as set forth on Schedule 3.17(a), (i) there are no Contracts between the Company and any of the Product Line Employees and (ii) to the Knowledge of the Company, no Designated Employee has provided notice in writing to the Company of such Designated Employee’s plan to terminate his or her employment or service arrangement with the Company.

          (b) Except as set forth on Schedule 3.17(b), with respect to the Product Lines, (i) the Company is in compliance with applicable Law respecting labor, employment, fair employment practices, workplace safety and health, terms and conditions of employment, wages and hours in all material respects; (ii) there are no formal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of the Company, threatened against the Company in any judicial, regulatory or administrative forum or under any private dispute resolution procedure (other than the Company’s internal private dispute resolution procedures); (iii) none of the employment policies or practices of the Company is currently being audited or investigated or, to the Knowledge of the Company, subject to imminent audit or investigation by any Governmental Entity; and (iv) there are no pending claims against the Company under any workers compensation plan or policy or for long term disability. Except as set forth on Schedule 3.17(b), the Company is not a party to any collective bargaining agreement or Contract with any labor union.

          (c) Except as agreed in writing with Buyer, no representative of the Company has made any promise or guarantee to any employee of the Company regarding (i) whether Buyer intends to retain or offer to retain such individual, or (ii) the terms and conditions on which Buyer may retain or offer to retain such individual.

     3.18. Employee Benefit Plans.

          (a) Schedule 3.18(a) sets forth a list of each Employee Program maintained by the Company, its Affiliates or an ERISA Affiliate in which the Product Line Employees participate or are eligible to participate (the “Subject Employee Programs”).

          (b) Each Subject Employee Program which is intended to qualify under Section 401(a) of the Code has applied for or received a favorable determination or approval letter from the Internal Revenue Service regarding its qualification under such Section.

          (c) Each Subject Employee Program maintained by the Company or an ERISA Affiliate has been maintained and operated in all material respects in accordance with the Laws applicable with respect to such Subject Employee Program and all agreements related to such Employee Program.

          (d) Except as set forth on Schedule 3.18(d), neither the Company nor any ERISA Affiliate (i) maintains or contributes to any Subject Employee Program which has been subject to title IV of ERISA or Code Section 412 or ERISA Section 302, including, but not limited to, any Multiemployer Plan or (ii) has any obligations for health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has promised to provide such post-termination benefits. All contributions and premiums required by applicable Law or by the terms of any Subject Employee Program or any agreement relating thereto have been timely made to any funds or trusts established thereunder or in connection therewith or have been reflected in the Financial Statements.

          (e) Each Subject Employee Program subject to Laws outside of the United States has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Subject Employee Program was intended so to qualify) and has been maintained in good standing with applicable Governmental Entities.

          (f) For purposes of this Section:

          (i) “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), and plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including, without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137, maintained, contributed to or required to be maintained or contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employee (or their dependents or beneficiaries) of the Company, other than any plan, program, policy or contract mandated by and maintained solely pursuant to applicable Law. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

          (ii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents or beneficiaries).

          (iii) An entity is an “ERISA Affiliate” of the Company if it would be considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C).

          (iv) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

     3.19. Insurance. Schedule 3.19 lists each insurance policy maintained by or on behalf of the Company with respect to the Product Lines, together with a claims history for the past three years. All of such insurance policies are in full force and effect, and, since August 1, 2011, the Company has not been (i) in default with respect to its Liabilities under any such insurance policies or (ii) denied insurance coverage. The Product Lines have been covered by insurance in scope and amount customary and reasonable for a business of this type and scope.

     3.20. Customers and Suppliers.

          (a) Schedule 3.20(a) lists each customer of the Product Lines (including, without limitation, any distributor) who purchased greater than (i) $250,000 of Products in fiscal year 2011 or (ii) $125,000 of Products in the six-month period ended January 31, 2012 (and the revenues generated from such customer). Except as set forth on Schedule 3.20(a), since August 1, 2011, the Company has not received any express written statement from any such Person to the effect such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing goods or services from the Company (whether as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or otherwise).

          (b) Schedule 3.20(b) lists each vendor, supplier, service provider and other similar business relation of the Product Lines from whom the Company purchased greater than (i) $250,000 in goods and/or services over the course of fiscal year 2011 or (ii) $125,000 of Products in the six-month period ended January 31, 2012 (and the amounts paid or payable to such Person). Except as set forth on Schedule 3.20(b), since August 1, 2011, the Company has not received any express written statement from any such Person to the effect that such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Product Lines (whether as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or otherwise).

     3.21. Affiliate Transactions. Except as disclosed on Schedule 3.21, no officer, director, employee, five percent (5%) stockholder, or other Affiliate of the Company (other than any direct or indirect wholly-owned Subsidiary) or, to the Knowledge of the Company, any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any Contract or transaction with the Company which pertains to the Product Lines, or has any interest in any property, real or personal or mixed, tangible or intangible, used or held for use in, or pertaining to, the Product Lines.

     3.22. Compliance with Law. Except as set forth on Schedule 3.22, since August 1, 2009, the Company and each of its Affiliates has complied in all material respects with and is currently in compliance in all material respects with all Laws that are applicable to the Product Lines, the Purchased Assets, the Company’s business practices related to the Product Lines (including, but not limited to, the Company’s design, production, marketing, sales and distribution of the Products) or the Facilities, and no claims have been filed against the Company or any of its Affiliates alleging a violation of any such Law and the Company has not received written notice of any such violation.

     3.23. Environmental Matters. Except as set forth on Schedule 3.23:

          (a) The Company and each of its Affiliates has, for the last three (3) years, complied, and is currently in compliance, in all material respects, with all applicable Environmental Requirements and has no Liabilities for corrective action, investigation, abatement, remediation or other response actions under Environmental Requirements relating to the Purchased Assets or the conduct of the Product Lines (the “Applicable Environmental Requirements”).

          (b) Neither the Company nor any of its Affiliates has received any written notice, order, claim, report or demand indicating or alleging that the Company, its Affiliates or any of their respective properties or facilities is or, within the last three (3) years, was in violation of, or has any Liability or responsibility under, Applicable Environmental Requirements. Without limiting the generality of the foregoing, the Company has obtained and is in compliance with, in all material respects, with all Permits that are required pursuant to any Applicable Environmental Requirements for the occupancy of the Facilities or the operation of the Product Lines (“Environmental Permits”).

          (c) To the Knowledge of the Company, neither the Company nor any of its Affiliates has Released any Hazardous Substance on, in, from, under or at any Facility and in a manner likely to give rise to material Liabilities for corrective action, investigation, abatement, remediation or other response actions under Applicable Environmental Requirements, except as authorized by, and in compliance with, validly issued Environmental Permits.

          (d) Neither this Agreement, the Transfer Documents nor the other Transaction Documents shall impose any Liabilities on the Company or its Affiliates or Buyer or its Affiliates for site investigation or cleanup, or notification to or consent of any Governmental Entities or third parties under any so called “responsible property transfer” Laws and regulations.

     3.24. Powers of Attorney. Except as set forth on Schedule 3.24, there are no outstanding powers of attorney executed on behalf of the Company which pertain to the Product Lines.

     3.25. Product Warranties. The Products perform in accordance with their documented specifications and as the Company has warranted to its customers, in all material respects. Except as disclosed on Schedule 3.25, to the Knowledge of the Company, there are no existing or threatened product or service Liability, warranty or other similar claims against the Company for Products which are defective or fail to meet any product or service warranties. Except as set forth on Schedule 3.25, the Products are not subject to any written recall notice or adverse directive of any Governmental Entity. Except as set forth on Schedule 3.25, the Company has made no warranties to customers of the Product Lines.

     3.26. Import/Export Compliance. Except as set forth on Schedule 3.26, since August 1, 2009, the Company has paid all duties, tariffs, customs, penalties, merchandise processing fees or other payments required to be paid with respect to the importation or exportation of any products or merchandise of the Product Lines, and the Company has complied and is in compliance with (i) United States and foreign Laws governing the importation or exportation of products or merchandise, and (ii) the Foreign Corrupt Practices Act of 1977, as amended, and any other Laws regarding the use of funds for political activity or commercial bribery. Since August 1, 2009, the Company has not been nor is it currently the subject of any civil or criminal litigation, audit, penalty proceeding or assessment, liquidated damages proceeding or claim, forfeiture or forfeiture action, claim for additional customs duties or fees, denial orders, export penalty or penalty proceeding, suspension of export privileges, governmental sanctions, or any other action, proceeding, claim or investigation by any Governmental Entity involving or otherwise relating to any alleged or actual violation of any statutes, executive orders, proclamations, regulations, rules, directives, decrees, ordinances or similar provisions having the force or effect of Law concerning the importation of merchandise, the export or re-export of products, services and technology, the terms and conduct of international transactions, or making or receiving international payments, or relating to any alleged or actual underpayment of customs duties, fees, Taxes or other amounts owed with respect thereto. Neither the Company nor, to the Knowledge of the Company, any director, officer or employee of the Company has, at any time, made any type of payment, gift or contribution to any of the customers and/or suppliers of the Product Lines other than payments required under written Contracts between the Company and its customers and/or suppliers.

     3.27. DISCLAIMER OF WARRANTIES. THE COMPANY MAKES NO REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT LINES, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS OR OTHERWISE, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, INCLUDING ANY CERTIFICATES DELIVERED IN CONNECTION HEREWITH OR THEREWITH. WITHOUT LIMITING THE FOREGOING, THE COMPANY IS SELLING THE PURCHASED ASSETS TO BUYER “AS IS” AND “WHERE IS” AND WITH ALL FAULTS, AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED, WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENTS THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE PRODUCT LINES OR THE FUTURE BUSINESS AND OPERATIONS OF THE PRODUCT LINES, (B) ANY MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF BUYER OR ANY INFORMATION MADE AVAILABLE IN ANY DATA ROOM, (C) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE PRODUCT LINES OR (D) ANY OTHER INFORMATION OR DOCUMENTS, WHETHER WRITTEN OR ORAL, IN EACH CASE MADE AVAILABLE TO BUYER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS, OR THE FINANCING SOURCES, WITH RESPECT TO THE PRODUCT LINES, IN EACH CASE EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, INCLUDING ANY CERTIFICATES DELIVERED IN CONNECTION HEREWITH OR THEREWITH.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

     As a material inducement to the Company to enter into this Agreement, Buyer hereby represents and warrants to the Company that:

     4.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts. Each member of the Buyer Group that will take title to any Purchased Assets at the Initial Closing or any Subsequent Closing Purchased Assets at the Subsequent Closing has or will have at the applicable Closing all corporate power and authority to own and operate its properties and to carry on its business as currently conducted and proposed to be conducted.

     4.2. Authorization of Transaction. Buyer (and each of its Affiliates party thereto) has full corporate power and authority to execute and deliver this Agreement, the Transfer Documents and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform each of its obligations hereunder and thereunder. The board of directors of Buyer has duly approved this Agreement, the Transfer Documents and all other Transaction Documents to which it is a party and has duly authorized the execution and delivery of this Agreement, the Transfer Documents and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Buyer, its Affiliates or its stockholders are necessary to approve and authorize the execution and delivery of this Agreement, the Transfer Documents or the other Transaction Documents to which Buyer or any of its Affiliates is (or may become) a party and the consummation of the transactions contemplated hereby and thereby, other than corporate proceedings of certain Affiliates of Buyer required in connection with the approval of the Local Transfer Documents. This Agreement, the Transfer Documents and all other Transaction Documents to which Buyer (and its Affiliates that are party thereto) is a party have been, or as of each Closing, will be duly executed and delivered by Buyer (and its Affiliates that are party thereto) and constitute the valid and binding agreements of Buyer (and its Affiliates that are party thereto), enforceable against Buyer (and its Affiliates that are party thereto) in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

     4.3. Absence of Conflicts. Except (x) for compliance with the HSR Act, the rules promulgated under the HSR Act and any other Antitrust Law, and (y) for filings that may be required under the Exchange Act, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Buyer (including by Affiliates of the Buyer which are parties to such Transaction Documents) do not and shall not constitute a default under, result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Entity, under (i) the provisions of the articles of incorporation, bylaws or similar governing documents of Buyer, (ii) any Law to which Buyer is subject or (iii) any judgment, order or decree to which Buyer is subject.

     4.4. Financing. Buyer has delivered to the Company a true and complete copy, as of the date of this Agreement, of an executed commitment letter from the Financing Sources identified therein (the “Commitment Letter”) to provide, subject to the terms and conditions therein and in any related fee letter, financing in the amounts set forth therein (the “Financing”) and will provide the Company with a true, complete, correct and fully executed copy of each commitment letter entered into in connection with any Alternate Financing. As of the date of this Agreement, the Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of Buyer, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. As of the date of this Agreement Buyer has no reason to believe that the full amount of the Financing will not be available to be drawn down at the Initial Closing or that Buyer will not have sufficient funds to pay the Initial Closing Purchase Price at the Initial Closing. Any commitment letter in respect of any Alternate Financing arranged pursuant to Section 5.7(f) and put in place after the date hereof (i) will be in full force and effect on the date such commitment letter has been executed and (ii) will be a legal, valid, binding and enforceable obligation of Buyer, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. Assuming the Financing (and any Alternate Financing) is funded in accordance with the terms of the Commitment Letter (and any commitment letter in respect of any Alternate Financing), the net proceeds contemplated by the Commitment Letter (and any commitment letter in respect of any Alternate Financing) will, together with cash that will be available to Buyer on the Initial Closing Date, in the aggregate be sufficient for Buyer to pay the Initial Closing Purchase Price and to pay all fees and expenses related thereto. As of the date of this Agreement, (i) the Commitment Letter has not been amended or modified, and to the Knowledge of Buyer no such amendment or modification is contemplated (other than amendments or modifications that are permitted by Section 5.7 or for which the Company has provided its express prior written consent), and the respective obligations and commitments of the Financing Sources contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect, (ii) there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter and in any related fee letter and (iii) there are no other agreements, arrangements or understandings (written or oral) relating to the Financing (other than the Commitment Letter and any related fee letter) that will impair or delay the Initial Closing or the availability of the Financing on the Initial Closing Date. Buyer has fully paid any and all commitment fees and other fees in connection with the Commitment Letter and any related fee letter that were due and payable on or prior to the date of this Agreement.

     4.5. Litigation. There are no actions, suits, proceedings or orders pending or, to the Knowledge of Buyer, threatened against or affecting Buyer at law or in equity, or before or by any Governmental Entity, which would adversely affect in any material respect the performance of Buyer under this Agreement and the other Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

     4.6. Financial Capability. Buyer has and will have sufficient funds available to it to consummate the Subsequent Closing.

     4.7. Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

     4.8. DISCLAIMER OF WARRANTIES. BUYER MAKES NO REPRESENTATION OR WARRANTY TO THE COMPANY, EXPRESS OR IMPLIED, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, INCLUDING ANY CERTIFICATES DELIVERED IN CONNECTION HEREWITH OR THEREWITH.

ARTICLE V

COVENANTS PRIOR TO CLOSING

     5.1. Conduct of Business.

          (a) Conduct of Business Prior to Initial Closing. Except with respect to the HDC Line or the Subsequent Closing Purchased Assets, to which Section 5.1(b) applies, as provided in Schedule 5.1(a), as required by applicable Law, as expressly contemplated by this Agreement or any other Transaction Document, or as otherwise consented to by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), from the date of this Agreement through the Initial Closing, the Company shall, and shall cause the applicable members of the Company Group to, (i) conduct the Product Lines only in the ordinary course of business consistent with past practices, including, without limitation, with respect to its inventory policies and practices, accounting practices, and the maintenance of its relationships with employees, sales representatives, customers, distributors, suppliers and manufacturers, and (ii) use its commercially reasonable efforts to preserve the Product Lines, including, without limitation, by servicing all customer needs, maintaining the goodwill of customers, distributors, suppliers and employees, and performing all maintenance and repairs on its assets that are required or are customary for the continued operation of the Product Lines. Without limiting the generality of the foregoing, from the date of this Agreement through the Initial Closing, except as required by applicable Law or expressly contemplated by this Agreement or any other Transaction Document, or as otherwise consented to by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause the other members of the Company Group not to:

          (i) make any purchase, sale, license or disposition of any Purchased Asset other than purchases and sales in the ordinary course of business consistent with past practice (it being understood that Schedule 5.1(a) lists the purchases of capital assets in excess of $50,000, the delivery of which will occur after the Initial Closing);

          (ii) incur any Indebtedness that constitutes an Assumed Liability or otherwise encumber any of the Purchased Assets, other than with Permitted Liens;

          (iii) incur any contingent Liability as guarantor or otherwise with respect to the obligations of others, or incur any other contingent or fixed obligations or Liabilities that could impact the Product Lines except in the ordinary course of business;

          (iv) change any of the accounting principles or practices used by it (except, with notice to Buyer, for any such change required by reason of a change in GAAP);

          (v) (A) transfer or otherwise cause any employee, agent or independent contractor of the Product Lines to cease employment or service with the Product Lines or (B) hire or otherwise employ or engage, or terminate, any employee, agent or independent contractor in or otherwise related to the Product Lines, other than in the ordinary course of business consistent with past practice;

          (vi) make any change in the remuneration (including any fringe benefits) payable or to become payable to, or terms of employment of, any Transferred Employees or agents or independent contractors of the Product Lines, other than (A) salary increases in the ordinary course of business consistent with past practice, (B) pursuant to an Employee Program, to the extent that such change applies to all employees in a particular national jurisdiction, or (C) as otherwise required by applicable Law;

          (vii) (A) terminate, modify or amend any Material Contract, (B) waive, release, or assign any rights or claims under any Material Contract, or (C) enter into any agreement or other arrangement that is material to the Product Lines;

          (viii) cause, permit or suffer to exist any material change in the level of inventory related to the Product Lines;

          (ix) terminate, modify, amend or otherwise lose the benefit of any Permit (including, without limitation, any Environmental Permit) related to the Product Lines;

          (x) settle or compromise any litigation or other disputes related to the Product Lines, other than in the ordinary course of business consistent with past practice;

          (xi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization that would impact the Product Lines;

          (xii) with respect to the Mexico Subsidiary, make or change any Tax election, file any amended Tax Return, fail to timely file any Tax Return, enter into any closing agreement, settle or compromise any Liability with respect to Taxes, agree to any adjustment of any Tax attribute, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

          (xiii) fail to maintain any of the Company Intellectual Property Assets;

          (xiv) fail to maintain insurance coverage with respect to the Purchased Assets in amounts and scope consistent with past practice;

          (xv) take any action that would reasonably be expected to: (A) prevent, impair or delay the ability of the Company to consummate the transactions contemplated hereby or by the Transaction Documents or (B) cause any of the conditions to the consummation of such transactions not to be satisfied; or

          (xvi) enter into an agreement or resolve to take any of the foregoing actions.

          (b) Conduct of Business Prior to Subsequent Closing. Except as provided in Schedule 5.1(b), as required by applicable Law, as expressly contemplated by this Agreement or any other Transaction Document, or as otherwise consented to by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), from the date of this Agreement through the Subsequent Closing, the Company shall, and shall cause the applicable members of the Company Group to, (i) conduct the HDC Line only in the ordinary course of business consistent with past practices and (ii) use its commercially reasonable efforts to preserve the HDC Line, including, without limitation, by maintaining the goodwill of suppliers and employees and performing all maintenance and repairs on its assets that are required or are customary to fulfill its obligations under Section 5.15 hereof.

     5.2. Access to Information and Facilities. The Company shall permit Buyer and its authorized Representatives to have access, upon reasonable advance notice and during normal business hours, to the assets, properties, books, accounting, financial and statistical records (including auditor work papers), corporate records (including, as permitted by applicable Law employee records and historical environmental and health and safety data relating to the Facilities), contracts, employees, independent contractors, customers, vendors, distributors and manufacturers in each case related to the Product Lines as provided in Section 5.9 and Schedule 5.9 thereunder in order to complete the Confirmatory Due Diligence contemplated by Section 5.9; provided that such access shall be provided in a manner that will not unduly disrupt the Company’s business. The Parties shall mutually agree as to a plan and schedule for transition and integration meetings and planning to take place between the date hereof and Initial Closing. Buyer’s access hereunder, the Buyer’s Confirmatory Due Diligence pursuant to Section 5.9 and Schedule 5.9 and transition and integration planning by Buyer shall not affect the representations, warranties, covenants or agreements of the Company (or Buyer’s remedies with respect thereto) or the conditions to the obligations of Buyer under this Agreement. The Company shall furnish such financial, operating and other data and information related to (a) the Product Lines as Buyer may reasonably request through the Initial Closing and (b) the HDC Line (including the HDC Project) as Buyer may reasonably request through the Subsequent Closing. The foregoing covenant will not require the Company to provide Buyer or its Representatives with access to any document or other communication that the Company believes in good faith may be subject to any contractual confidentiality obligation or that may be covered by any attorney-client, work product or similar legal privilege. Further, Buyer shall not have access to personnel records of the Company relating to individual performance or evaluation records, medical histories or other personnel information to the extent the Company may not legally disclose such information under applicable Law.

     5.3. Advice of Changes; Supplements to Disclosure Schedules.

          (a) From the date of this Agreement through each of the Closings, the Company and Buyer shall promptly advise the other Party in writing of: (a) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Transaction Document; (b) written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement, or regarding any violation or alleged violation of Law; (c) the occurrence or non-occurrence of any fact or event which would be reasonably likely to (i) cause any representation or warranty made by it contained in this Agreement to become untrue or inaccurate, or (ii) cause any covenant, condition or agreement hereunder not to be complied with or satisfied; (d) the failure of it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; or (e) any change, event, condition or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that in no event shall any such notification affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement, except as otherwise explicitly provided herein. To the extent any event occurs or situation arises which results or is reasonably likely to result in a breach of a representation, warranty or covenant by any Party under this Agreement, such Party shall use its reasonable efforts to cure such breach prior to the relevant Closing.

          (b) Notwithstanding the foregoing, either Party (as applicable, an “Updating Party”) shall, as promptly as reasonably practicable from the date of this Agreement through each of the Closings, by written notice to the other Party (as applicable, the “Notified Party”), supplement such Updating Party’s Schedule or add a Schedule to such Updating Party’s Schedule (such added Schedule to be deemed a supplement hereunder) in order to disclose any matter that, if occurring prior to the date of this Agreement, would have been required to be set forth or described in such Updating Party’s Schedule delivered on the date hereof or to correct any inaccuracy or breach in the representations and warranties made by such Updating Party in this Agreement (a “Schedule Update”). Upon receipt of a Schedule Update, the Notified Party shall promptly, and in any event not later than ten (10) days following receipt thereof (the “Notice Period”), review such Schedule Update. If, during such Notice Period, as a result of one or more Schedule Updates, the Notified Party becomes aware of one or more facts, conditions or occurrences that, without giving effect to any such Schedule Update, constitute, or would reasonably be expected to constitute, (i) if the Updating Party is the Company, a Material Adverse Effect, or (ii) if the Updating Party is Buyer, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or to perform its obligations under any of the Transaction Documents, in each case either as of the date of the Schedule Update or as of the relevant Closing (a “Schedule Update Termination Event”), the Notified Party shall have the right, but not the obligation, to terminate this Agreement in accordance with Section 7.1(d) during the Notice Period. If the Notified Party elects not to terminate this Agreement in accordance with Section 7.1(d), the Notified Party and its Affiliates shall retain the right to assert, after the relevant Closing, any claim pursuant to Article VIII hereof or otherwise, including, without limitation, to the extent that such claim relates to matters set out in a Schedule Update prepared in accordance with this Section 5.3(b), in which case such Schedule Update shall be disregarded and not be deemed to constitute a part of the Company Schedule or Buyer Schedule, as the case may be.

     5.4. Consummation of Agreements; Consents. Subject to the provisions of Section 5.5 and Section 5.7, each of the Company and Buyer shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled under this Agreement by it, to the end that the transactions contemplated by this Agreement shall be fully carried out. In this regard, the Company will use its commercially reasonable efforts, including making reasonable payments as necessary, to obtain, prior to each of the Closings, all approvals and other authorizations, waivers and consents, if any, necessary to permit the consummation of the transactions contemplated by this Agreement, including, without limitation, the consent of each other party to any Purchased Contract and any Shared Contract, to the extent a consent is required by the terms thereof. Notwithstanding anything express or implied in this Agreement to the contrary, in no event shall Buyer be required to make any payment to any third party in order to obtain any consent, approval or waiver under any Contract.

     5.5. Regulatory Filings; Exchange of Information.

          (a) As promptly as practicable and advisable, each Party hereto undertakes and agrees to file or cause to be filed any necessary filings and apply for such approvals and consents as are required under any applicable Antitrust Laws with respect to the transactions contemplated hereby, in each case to the extent such filings and applications have not been satisfied prior to the date of this Agreement. The filing fees to be paid with respect to any notifications or filings under the HSR Act and other applicable Antitrust Laws shall be paid one-half by each of Buyer and the Company.

          (b) Subject to applicable Law and except as prohibited by any Antitrust Authority, each of Buyer and the Company, acting through outside counsel, agree to coordinate and cooperate fully and promptly with each other in exchanging information and providing assistance as the other Party may reasonably request in connection with any filing, submission, investigation or other inquiry related to the transactions contemplated herein, including any proceeding initiated by a private party. Each of Buyer and the Company shall (i) use its commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from, and requests for additional information and documentary material by, any Antitrust Authority, (ii) promptly notify the other Party of any written or oral communication to that Party from any Antitrust Authority, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) provide to the other Party, and permit the other party to review and comment in advance of submission, all proposed correspondence, filings, and written communications with any Antitrust Authority with respect to this Agreement and the transactions contemplated hereby, (iv) not participate in any substantive meeting or discussion with any Antitrust Authority in respect of any filings, investigation or inquiry concerning this Agreement and the transactions contemplated hereby unless it consults with the other Party in advance and, except as prohibited by applicable Law or the Antitrust Authority, gives the other Party the opportunity to attend and participate thereat, and (v) in the event one Party is prohibited by applicable Law or the Antitrust Authority from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto.

          (c) Notwithstanding anything express or implied in this Agreement to the contrary, nothing in this Agreement shall be deemed to require Buyer to propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any assets of the Product Lines or of Buyer and its Affiliates, or otherwise offer to take or offer to commit to take any action (including, without limitation, any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of the Product Lines, Buyer or any of its Affiliates) which it is lawfully capable of taking and if the offer is accepted, take or commit to take such action, in each case as may be required in order to avoid the commencement of any action or proceeding to prohibit any transaction contemplated by this Agreement, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding. The Company shall not, without the prior written consent of Buyer, publicly or before any Antitrust Authority or other third party, offer, suggest, propose or negotiate, and shall not commit to or effect, by consent decree, hold separate order or otherwise, any sale, divestiture, disposition, prohibition or limitation or other action of a type described in this subparagraph.

          (d) Notwithstanding Section 5.5(c) and except for (i) the transaction Buyer was evaluating on the date of the Letter of Intent and (ii) transactions solely between Buyer and its Affiliates, from the date hereof through the earlier of the Initial Closing or the termination of the Agreement pursuant to Article VII, Buyer shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement; or (iii) materially delay the consummation of the transactions contemplated by this Agreement.

     5.6. No Solicitation of Other Offers.

          (a) From the date hereof through the earlier of the Initial Closing (with respect to the Product Lines), the Subsequent Closing (solely with respect to the HDC Line) or the termination of this Agreement pursuant to Article VII, the Company will not, and will cause its Affiliates and its and their respective Representatives not to, directly or indirectly, solicit or knowingly encourage any proposal, initiate or hold discussions, respond to expressions of interest or offers, provide any confidential information to, or enter into any agreement with, a third party, or otherwise cooperate with a third party in connection with (i) any sale or other disposition of the Product Lines or the HDC Line, as applicable, in whole or in part through merger, consolidation, business combination, spin-off, sale of equity interests or similar transaction or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of the Product Lines or the HDC Line, as applicable, in whole or in part (other than sales of the Products in the ordinary course of business) (each transaction described in clause (i) or (ii), a “Competing Transaction”). The Company agrees to promptly (and in any event within 24 hours) communicate to Buyer the terms of any proposal or offer or request for information (including the identity of the Person making such proposal, offer or request) which it may receive in respect of, or which would reasonably be expected to lead to, a Competing Transaction and shall furnish Buyer with a copy of any writing related thereto. The Company shall be responsible for any breach of this Section 5.6(a) by its Affiliates and its and their respective Representatives.

          (b) From the date hereof through the earlier of the Initial Closing or the termination of this Agreement pursuant to Article VII, Buyer shall not, and shall not permit any of its Affiliates to, directly or indirectly, initiate or hold discussions, respond to expressions of interest or offers, or enter into any agreement with, any third party, or otherwise cooperate with any third party in connection with any proposed acquisition of any material assets, entities, businesses or product lines that compete with the Product Lines, except for the transaction Buyer was evaluating on the date of the Letter of Intent. Buyer shall be responsible for any breach of this Section 5.6(b) by its Affiliates and its and their respective Representatives.

     5.7. Financing.

          (a) Subject to the terms and conditions of this Agreement and the Company’s compliance with its obligations contained in this Agreement, Buyer will use its commercially reasonable efforts to: (i) negotiate and enter into definitive agreements (the “Definitive Agreements”) with respect to the Financing (and any Alternate Financing) on the terms and subject only to the conditions contained in the Commitment Letter (and any commitment letter in respect of any Alternate Financing), or, to the extent the Financing (or any Alternate Financing) contemplated by the Commitment Letter (or any commitment letter in respect of any Alternate Financing) is not available to Buyer, on other terms and conditions not materially less favorable, in the aggregate, to Buyer; (ii) satisfy on a timely basis (or obtain a waiver of) all conditions to obtaining the Financing (or any Alternate Financing) set forth in the Commitment Letter (or any commitment letter in respect of any Alternate Financing) applicable to Buyer or any of its Affiliates that are within the control of Buyer or any such Affiliate; (iii) comply with its obligations under the Commitment Letter (or any commitment letter in respect of any Alternate Financing) or obtain a waiver of compliance with such obligations; and (iv) subject to Section 5.7(d), enforce its rights under the Commitment Letter (or any commitment letter in respect of any Alternate Financing).

          (b) Prior to the Initial Closing, the Company shall (and the Company shall cause each of its Subsidiaries to) provide, and shall use its commercially reasonable efforts to cause its Representatives (and its Subsidiaries’ Representatives), including legal and accounting Representatives, to provide, in each case, at Buyer’s expense (it being understood and agreed, however, that the Company (and not Buyer) shall be responsible for (1) de minimis expenses, (2) fees payable to existing legal, financial or other advisors of the Company with respect to services provided prior to the Initial Closing Date, (3) any ordinary course amounts payable to existing employees of or consultants to the Company or any of its Subsidiaries with respect to services provided prior to the Initial Closing Date and (4) any amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the Available Financing (as defined below) (collectively, the “Company Expenses”)), all cooperation reasonably requested by Buyer and that is necessary in connection with arranging and obtaining the Financing, any Alternate Financing or any permitted amended or modified Financing or Alternate Financing (collectively, the “Available Financing”), including without limitation (i) assisting Buyer with the preparation of information memoranda and packages, lender presentations, lender syndication materials and similar documents and materials, in connection with the Available Financing, including any syndication thereof, (ii) participating in a reasonable number of meetings, presentations and due diligence sessions (including bring down diligence sessions) in connection with the Available Financing, including direct contact between senior management and Representatives of the Company Group, Buyer and the Financing Sources in the Available Financing, (iii) (x) delivering to Buyer (A) the Required Closing Financial Statements, and (B) such other financial statements reasonably required by the Financing Sources in accordance with the Commitment Letter (collectively, the financial statements referred to in clause (A) and (B) above, the “Required Financial Information”), and (y) using commercially reasonable efforts to cause the Company’s independent auditors to provide consent to the use of the Required Financial Information in the offering documents to the extent required, (iv) assisting in the preparation of, and executing and delivering, definitive financing documents, including any applicable collateral documents, hedging agreements or other certificates or documents as may be requested by Buyer, (v) facilitating the pledging of any collateral for the Available Financing, (vi) using commercially reasonable efforts to obtain such consents, waivers, estoppels, approvals, authorizations and instruments which may be reasonably requested by Buyer in connection with the Available Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge, legal opinions, appraisals, engineering reports, surveys, title insurance, landlord consents, waivers and access agreements and (vii) facilitating the consummation of the Available Financing, including cooperating with Buyer to satisfy the conditions precedent to the Available Financing to the extent within the reasonable control of the Company Group, and taking all corporate actions, subject to the occurrence of the Initial Closing, reasonably requested by Buyer to permit the consummation of the Available Financing and to permit the proceeds thereof to be made available to the Company immediately upon the Initial Closing Date; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or other fee or payment to obtain consent or to incur any Liability with respect to the Available Financing. Notwithstanding anything to the contrary in this Agreement, the Required Financial Information required to be delivered pursuant to this Section 5.7(b) shall be prepared in accordance with GAAP consistently applied and, if appropriate, the Agreed EBITDA Principles and the SEC Letters. The Company further agrees to supplement the Required Financial Information on a reasonably current basis as reasonably requested by Buyer and the Financing Sources. It is understood and agreed that any and all information and documentation provided by the Company or any of its Affiliates pursuant to this Section 5.7(b) that are delivered to the Financing Sources or their Representatives in accordance with the Commitment Letter shall be subject to customary arrangements for confidentiality.

          (c) Buyer shall give the Company prompt notice upon becoming aware of any material breach of any Commitment Letter, any commitment letter in respect of any Alternate Financing or Definitive Agreement (if a Definitive Agreement is executed prior to the Initial Closing) by a party to such Commitment Letter, any commitment letter in respect of Alternate Financing or Definitive Agreement or any termination of any Commitment Letter, commitment letter in respect of any Alternate Financing or Definitive Agreement (if a Definitive Agreement is executed prior to the Initial Closing). Buyer shall keep the Company informed on a timely basis and in reasonable detail of the status of its efforts to arrange the Financing and any material developments relating to the Financing and shall promptly provide to the Company copies of the executed Definitive Agreements and any other executed agreements in respect of the Financing. Further, Buyer shall not permit any amendment or modification to be made to, or any waiver of any material provisions under, the Commitment Letter (or any commitment letter in respect of any Alternate Financing) or any related fee letter or any Definitive Agreement without the Company’s prior written consent, if such amendment, modification or waiver (A) reduces the aggregate amount of the Financing (or any Alternate Financing) to below the amount set forth in the Commitment Letter (or any commitment letter in respect of any Alternate Financing) unless there is a corresponding increase in the amount of cash expected to be available to Buyer on the Initial Closing Date, (B) imposes additional conditions precedent or contingencies to the initial availability of the Financing (or any Alternate Financing) or amends or modifies any of the existing conditions or contingencies to the provision of the Financing (or any Alternate Financing) in a manner that would reasonably be expected to delay, prevent or render less likely to occur the Financing (or any Alternate Financing), or any portion thereof, at the Initial Closing, or (C) adversely impacts the ability of Buyer to enforce its rights against other parties to the Commitment Letter (or any commitment letter in respect of any Alternate Financing) or the definitive agreements with respect thereto. Buyer shall refrain, and shall cause its Affiliates to refrain, from taking, directly or indirectly, any action that is reasonably likely to result in the failure of any of the conditions contained in any Commitment Letter, any commitment letter in respect of any Alternate Financing or any Definitive Agreement.

          (d) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.7 shall require, and in no event shall the efforts of Buyer be deemed or construed to require, Buyer to (i) bring any enforcement action against any source of the Financing (or any Alternate Financing) to enforce its rights under the Commitment Letter (or any commitment letter in respect of any Alternate Financing) or any related fee letter or (ii) pay any fees in excess of those contemplated by the Commitment Letter (or any commitment letter in respect of any Alternate Financing) or in any related fee letter (whether to secure waiver of any conditions contained therein or otherwise).

          (e) Buyer shall indemnify and hold harmless the Company Group and their respective directors, officers, employees and Representatives from and against Losses incurred by it (or them) in connection with their cooperation contemplated by this Section 5.7 (other than Losses arising from misrepresentations by the Company), other than with respect to the Company Expenses and the delivery of the Required Financial Information.

          (f) Notwithstanding anything herein to the contrary, in the event that the Commitment Letter is terminated (or is reasonably likely to be terminated after the passage of time) Buyer shall seek replacement commitments from alternate Financing Sources (such portion from alternate Financing Sources, the “Alternate Financing”) on terms and conditions that will enable Buyer to consummate the transactions contemplated hereby, including payment of the Initial Closing Purchase Price in cash; provided that such Alternate Financing shall not be subject to any conditions precedent or other contingencies to the funding of such Alternate Financing that were not conditions precedent or contingencies to the funding of the Financing under the Commitment Letter and would reasonably be expected to delay, prevent or render the Alternate Financing (or any portion thereof) materially less likely to occur at the Initial Closing than the Financing under the Commitment Letter.

     5.8. Financial Statements. The Company shall, as promptly as reasonably practicable but in any event no fewer than ten (10) Business Days prior to the Initial Closing, deliver to Buyer: (i) (A) the Company’s audited statements of revenues and direct expenses for the Product Lines as of July 31, 2011, 2010 and 2009 and (B) the Company’s audited statements of assets acquired and Liabilities assumed for the Product Lines as of July 31, 2011 and 2010, in each case accompanied by the audit report of KPMG LLP and prepared pursuant to GAAP consistently applied and the SEC Letters (collectively, the “Audited Financial Statements”), and (ii) (A) the Company’s unaudited statements of revenues and direct expenses for the Product Lines for the nine-month period ended April 30, 2012 and 2011 and (B) the Company’s unaudited statements of assets acquired and liabilities assumed for the Product Lines for the nine-month period ended April 30, 2012 and 2011, in each case prepared pursuant to GAAP consistently applied and the SEC Letters (collectively, the “Nine-Month Financial Statements”).

     5.9. Confirmatory Due Diligence Review. The Company shall, as promptly as reasonably practicable following the date of this Agreement, and in any event on or before June 1, 2012, provide Buyer access to all of the confirmatory due diligence matters set forth on Schedule 5.9 in sufficient detail and scope as is satisfactory to Buyer (each, a “Confirmatory Due Diligence Category”). Upon making available each specific due diligence item relating to a Confirmatory Due Diligence Category (each, a “Disclosure Item”), the Company shall so notify Buyer by email to Tony Pare at pare@haemonetics.com. Buyer shall promptly, and in any event within ten (10) days following receipt of the notice from the Company referred to in the immediately preceding sentence, review each Disclosure Item made available and provide the Company with any questions or supplemental requests relating to such Disclosure Item or the Confirmatory Due Diligence Category to which such Disclosure Item relates. Within seven (7) days following the date on which Buyer receives access to all matters relating to each Confirmatory Due Diligence Category, and in any event on or before June 15, 2012, Buyer shall deliver to the Company a notice (a “Supplemental Notice”) summarizing any matters relating to the Confirmatory Due Diligence Categories that have not been provided to the satisfaction of Buyer. The Parties agree to use commercially reasonable efforts to resolve the matters raised in the Supplemental Notice. If, following the date of this Agreement and prior to the date that is seven (7) days following the Company’s receipt of the Supplemental Notice (the “Confirmatory Due Diligence Review Period”), Buyer discovers or is made aware of one or more facts, occurrences or circumstances relating to any of the Disclosed Due Diligence Categories that, individually or in the aggregate, would (a) require cash outlays in an amount equal to or greater than $3,000,000 or (b) reduce the operating income of the Product Lines in an amount equal to or greater than $1,500,000 (each of Section 5.9(a) and (b), a “Confirmatory Due Diligence Termination Event”), Buyer shall have the right to terminate this Agreement pursuant to Section 7.1(h). If the Buyer has not terminated this Agreement pursuant to Section 7.1(h) prior to the end of the relevant Confirmatory Due Diligence Review Period, Buyer shall be deemed to have been provided satisfactory access to each Confirmatory Due Diligence Category and Buyer shall not be entitled to terminate this Agreement pursuant to Section 7.1(h) on account of any Confirmatory Due Diligence Category. No Disclosure Item disclosed to Buyer pursuant to this Section 5.9 shall be deemed to qualify or limit any of the representations, warranties, covenants or agreements of the Company (or Buyer’s remedies with respect thereto) contained in this Agreement or any Transaction Document.

     5.10. Delivery of Product Line Contracts. At or prior to the Initial Closing, the Company shall deliver to Buyer true and correct copies of each Product Line Contract (other than those relating to the HDC Line), together with all amendments, waivers and other changes thereto which are not, as of the Initial Closing Date, present at the Ascoli, Covina, Puerto Rico or Tijuana facilities purchased or leased by Buyer, except for Product Line Contracts that the Company has executed or otherwise become a party to within thirty (30) days prior to the Initial Closing (the “Delayed Delivery Contracts”). The Company shall deliver true and correct copies of each Delayed Delivery Contract, together with all amendments, waivers and other changes thereto, within thirty (30) days following the Initial Closing (the “Delayed Delivery Period”). At the Subsequent Closing, the Company shall deliver to Buyer true and correct copies of each Product Line Contract not otherwise delivered at the Initial Closing or by the Delayed Delivery Date, including without limitation all Contracts related to the HDC Line.

     5.11. Claims. With respect to the matters referenced in Schedule 3.14 relating to claims by temporary workers, the Company shall diligently pursue all claims and defenses thereof and, if the ultimate decision, after appeal, requires reinstatement of any of such temporary workers, Buyer will cooperate with the Company in implementing such remedy.

     5.12. Equity Assignment. The Company shall take all necessary and required actions promptly after the Initial Closing to reflect Buyer’s acquisition of 100% of the quotas of the Mexico Subsidiary and to permit Buyer to replace the Mexico Subsidiary’s board of managers.

     5.13. Mexico Lease. The Company shall cause the Mexico Subsidiary to submit a notice to timely renew the lease dated December 3, 2007 with Blanca Estela Colunga Sanselices Lot 7 at Calle Colinas 11731, Parque Industrial El Florido, Seccion Colinas, Delegacion La Presa, Tijuana.

     5.14. Puerto Rico Sublease. If, following the date of this Agreement, Buyer determines that the warehouse located in Fajardo, Puerto Rico is necessary or desirable for the operation of the Product Lines, the Parties shall in good faith negotiate a sublease agreement pursuant to which the Company Group will sublease a portion of such warehouse to the Buyer Group.

     5.15. HDC Line.

          (a) General. The Parties acknowledge that the machinery and equipment of the HDC Line are presently located at the Pensacola Facility. Subject to the timing requirements set forth in this Section 5.15, the Company shall, or shall cause approved Persons to, design, fabricate, manufacture, procure, assemble and install in a portion of building 2 of the Puerto Rico Facility that the Company reasonably designates, occupies and controls (commencing with the installation of the HDC Project at such facility) after the Initial Closing equipment and machinery and related assets, including spare parts (the “New HDC Line”), with such design and performance capability as is equivalent to the assets of the HDC Line located at the Pensacola Facility as of the date hereof. The equipment and machinery of the New HDC Line (i) shall be fabricated, manufactured, assembled and installed in a good and workmanlike manner in accordance with all applicable Laws and Permits, (ii) shall satisfy and conform to the current performance standards and specifications of the HDC Line as set forth on Schedule 5.15(a)(i) (collectively, the “Performance Standards”) and (iii) shall produce Media that satisfies the standards and specifications set forth on Schedule 5.15(a)(ii) (the “Media Acceptance Criteria” and, together with the Performance Standards, the “Replication Standards”). The Company’s obligation to install the New HDC Line at the Puerto Rico Facility in accordance with the provisions of this Section 5.15 is referred to herein as the “HDC Project.” The Company shall complete the HDC Project at the Company’s sole cost and expense, up to a maximum expenditure by the Company in respect of the design, fabrication, manufacture, procurement, delivery, installation, assembly and performance testing of the New HDC Line equal to $15,000,000 (the “HDC Expense Cap”). Any costs or expenses that exceed the HDC Expense Cap for the design, fabrication, manufacture, procurement, delivery, installation, assembly and performance testing of the New HDC Line shall be for the sole account and expense of Buyer; provided, however, that the Company shall not, without Buyer’s prior written approval (not to be unreasonably withheld), enter into any Contract or other arrangement, or terminate, modify or amend any Contract related to the HDC Project including change orders, that individually or in the aggregate would cause the Company to incur costs or expenses, or commit to incur costs or expenses with respect to the HDC Project, in excess of the estimate of the total cost of the HDC Project, in the form attached hereto as Schedule 5.15(a)(iii) (the “Estimate”). The Company shall commence the HDC Project promptly following the Initial Closing Date and continuously and diligently carry out the work thereafter. The Company represents that the Performance Standards and the Media Acceptance Standards reflect the current performance of the HDC Line as of the date hereof. Company will hold Buyer harmless from all Liabilities with respect to the HDC Project solely arising from the acts of the Company, its contractors, agents and employees.

          (b) Design of New HDC Line.

          (i) Subject to Section 5.15(b)(ii), the Company shall be responsible for the design of the New HDC Line and for ensuring that the New HDC Line is capable of satisfying the Replication Standards. The Company shall select all product designers, product engineering firms, manufacturers and other service or product providers (all of which shall have the necessary technical capacity and technical qualifications to perform their respective obligations necessary in order to develop, design, manufacture, assemble, deliver and install the New HDC Line, all such providers shall be subject to Buyer’s reasonable approval).

          (ii) The Company shall provide Buyer with the proposed written design specifications for the New HDC Line (the “Design Specifications”) prior to executing the Contract(s) for the manufacture and assembly of the New HDC Line.

          (A) Buyer shall have twenty (20) Business Days following receipt of the Design Specifications to review and consider the Design Specifications and, if Buyer does not object to the Design Specifications in writing by the end of such twenty (20) Business Day period, the Design Specifications shall be deemed final and not subject to further change by the Company or Buyer except as may be required by Law, site conditions or as mutually agreed by the Parties. The Company shall cause Buyer to be provided with prompt access to relevant personnel and records (subject to the terms of the Company’s standard non-disclosure agreement) to assist its evaluation.

          (B) If Buyer objects in writing to the Design Specifications within twenty (20) Business Days following receipt of the Design Specifications (the “Design Objection Notice”), the Company and Buyer shall meet to discuss Buyer’s objections and to agree to specifications that are mutually agreeable to the Parties (such period during which the Parties discuss Buyer’s objections to the Design Specification, the “Design Consulting Period”). If the Parties cannot mutually agree to revised written Design Specifications for the New HDC Line within thirty (30) Business Days following the receipt of Design Objection Notice, the matter shall be resolved in accordance with Section 10.14 hereof. The Company’s obligations under Section 5.15(g)(i)(A) shall be extended by the number of days of the Design Consulting Period.

          (C) In no event shall the Company be obligated to accept any proposed change to the Design Specifications that would in the reasonable opinion of the Company (1) cause the New HDC Line not to be in compliance with applicable Law, (2) materially increase the size or capacity of the New HDC Line when compared to the HDC Line as of the date hereof or (3) materially increase the estimated time to complete the HDC Project, (4) materially increase the cost to complete the HDC Project (unless Buyer agrees to accept such increased costs for its own account) or (5) otherwise materially change the form, fit or function of the HDC Project, including without limitation, any changes that could be reasonably expected to adversely effect the ability of the HDC Project equipment from satisfying the Replication Standards. In no event shall Buyer be obligated to accept any Design Specifications that would in the reasonable opinion of Buyer (1) materially increase the cost of the HDC Project above that set forth in the Estimate, (2) materially increase the estimated time to complete the HDC Project or (3) otherwise materially change the form, fit or function of the HDC Project, including without limitation, any changes that could be reasonably expected to adversely effect the ability of the HDC Project equipment from satisfying the Replication Standards.

          (iii) Within thirty (30) days following the end of each fiscal quarter following the Initial Closing, the Company shall provide to Buyer a written summary setting forth in reasonable detail the status of the HDC Project. The Company shall provide Buyer with an opportunity to submit questions and provide reasonable input with respect to the progress of the HDC Project.

          (iv) In addition to the periodic consultation provided for in Section 5.15(b)(iii), Buyer (or a designated project manager on behalf of Buyer, whose compensation and expenses are solely for the account of Buyer) shall, upon reasonable prior written notice to the Company, be allowed access (at reasonable times and at reasonable frequency) to the Company’s and each contractor’s records, and to the contractor’s facilities, the portions of the Pensacola Facility generally accessible to Media customers and the portions of the Puerto Rico Facility where the HDC Project is being carried out to observe progress of the HDC Project, subject to such confidentiality provisions to which the Company is then bound in respect of records or materials provided or prepared by third parties, subject, in all cases, to any confidentiality related restrictions that may be imposed by third party contractors, as well as the Company’s standard non-disclosure agreement. The Company shall provide Buyer with reasonable advance written notice of any testing of any material portion of the New HDC Line and the opportunity to attend and observe any such testing.

          (c) Delivery and Installation of New HDC Line. The Company shall be responsible for the delivery and physical installation of the New HDC Line, including without limitation obtaining and maintaining at its own expense all applicable Permits, Taxes and insurance required in order to deliver, physically install, own and operate the New HDC Line, subject to the HDC Expense Cap; provided, however, that Buyer shall: (i) provide reasonable access to Buyer’s portion of the Puerto Rico Facility to those agents, consultants and/or employees of the Company who will be delivering and installing the New HDC Line and (ii) cooperate with reasonable requests from the Company and its agents, consultants and/or employees in connecting the New HDC Line to any necessary existing systems of Buyer at the Puerto Rico Facility, including without limitation, any electrical sources, master HVAC systems, pollution control systems and/or waste recovery systems. The Company shall be responsible for assuring the existing systems in the Puerto Rico Facility are capable of sustaining the operation of the New HDC Line, it being understood that the Company shall have no responsibility for any change made in the Puerto Rico Facility by Buyer to the extent such change adversely impacts the ability of such system to sustain the operation of the New HDC Line.

          (d) Acceptance.

          (i) After the Company advises Buyer that the installation of the New HDC Line has been completed, Buyer shall conduct appropriate testing of the New HDC Line (the “Acceptance Test”). The Acceptance Test shall be performed in accordance with customary testing protocols and procedures as reasonably determined by Buyer with reasonable input from the Company. The Parties acknowledge and agree that the Acceptance Test will be designed and conducted for the purpose of confirming that (A) the New HDC Line complies with all applicable Law and Permits, (B) the New HDC Line conforms to the Design Specification and satisfies the Replication Standards, (C) the New HDC Line is capable of full scale and continuous operations at the same level of full scale and continuous operations existing for the HDC Process Media production at the Pensacola Facility as of the date of this Agreement, and (D) the installed workforce are qualified and capable of successfully operating the New HDC Line.

          (ii) Operating personnel necessary for operation of the New HDC Line shall be provided by the Company during the conduct of the Acceptance Test; provided, however, that Buyer, at Buyer’s sole option, may supply operating personnel for the conduct of the Acceptance Test, subject to the execution by such personnel of nondisclosure agreements satisfactory to the Company and the participation and observation of such testing by the Company. The Company shall use commercially reasonable efforts to promptly address all deficiencies in the New HDC Line identified by Buyer during or following the Acceptance Test. Except for personnel supplied by Buyer, the Acceptance Test shall be conducted at the Company’s expense.

          (iii) In the event that, upon the completion of the Acceptance Test, the Acceptance Test has not been successfully completed, the Acceptance Test shall be repeated (each, an “Additional Acceptance Test”) at the Company’s expense and the Company shall have the opportunity (with no charge to Buyer) to modify the New HDC Line in order to successfully complete the Acceptance Test or any Additional Acceptance Test.

          (iv) Upon completion of the Acceptance Test or any Additional Acceptance Test, as applicable, Buyer shall promptly, and in any event not later than ten (10) Business Days following the completion of such Acceptance Test or Additional Acceptance Test, as applicable, provide the Company with a written notice setting forth in reasonable detail Buyer’s determination as to whether such Acceptance Test or Additional Acceptance Test has been successfully completed and, if such Acceptance Test or Additional Acceptance Test has not been successfully completed, the basis therefore. The Acceptance Test or any Additional Acceptance Test, as applicable, shall be deemed successfully completed at Buyer’s reasonable determination (the “HDC Line Delivery”). Upon the HDC Delivery, the Company shall provide Buyer with such a number of trained and qualified employees sufficient to operate the New HDC Line in accordance with the Replication Standards, which such employees shall be deemed to be Transferred Employees subject, to the extent applicable, Section 9.7 hereof.

          (e) Confirmatory Acceptance Test. As promptly as reasonably practicable following the HDC Line Delivery, but in any event prior to the first anniversary of the HDC Line Delivery, Buyer and the Company shall use commercially reasonable efforts to conduct an in vitro paired-t test to ensure that the Media produced by the New HDC Line is equivalent or superior to the Media Acceptance Criteria (the “Confirmatory Acceptance Test”). Upon completion of the Confirmatory Acceptance Test, Buyer shall promptly, and in any event not later than ten (10) Business Days following the completion of such Confirmatory Acceptance Test, provide the Company with a written notice setting forth in reasonable detail Buyer’s determination as to whether such Confirmatory Acceptance Test has been successfully completed and, if such Confirmatory Acceptance Test has not been successfully completed, the basis therefore. The Confirmatory Acceptance Test shall be deemed successfully completed at Buyer’s reasonable determination. Upon such successful completion of the Confirmatory Acceptance Test, Buyer shall release to the Company the Holdback Amount by wire transfer of immediately available funds to an account designated by a duly authorized officer of the Company at least five (5) Business Days prior to the release of such Holdback Amount.

          (f) Timing for Delivery of HDC Line.

          (i) Subject to Section 5.15(f)(ii), the Company agrees that:

          (A) that the New HDC Line shall be delivered and installed in the Puerto Rico Facility and ready for the Acceptance Test no later than April 30, 2016;

          (B) that the Acceptance Test or any Additional Acceptance Test, as applicable, shall be successfully completed by August 1, 2016; and

          (C) subject to the Buyer’s commercially reasonable efforts, the Media validation shall be successfully completed by August 1, 2017.

          (ii) All time periods in Section 5.15(f)(i) shall be tolled during the existence of a Force Majeure Event and shall be tolled for any period during which the Company is unable to perform any of the steps required for the HDC Project as a result of Buyer’s failure to perform its obligations hereunder. In addition to the foregoing, all time periods in Section 5.15(f)(i) shall be extended on a day-for-day basis for all changes to the Design Specifications requested by Buyer, change orders agreed to by the Parties, and the Design Consulting Period.

          (g) Dispute Resolution. Any dispute arising under Sections 5.15(a) through (f) inclusive shall be resolved in accordance with the procedures set forth in Section 10.14.

     5.16. Covenant with Respect to Employment. The Company and Buyer shall comply with the obligations with respect to employment set forth on Schedule 5.16.

     5.17. Post-Initial Closing Permitting Actions. Each of the Company and Buyer and their respective applicable Subsidiaries shall take the actions necessary to transfer any Permits which require individual or joint actions.

     5.18. Training Program. The Company agrees that if, during the term of the Media Supply Agreement or the Services Agreement, Buyer acquires all the equipment and machinery and access to a radiation source necessary to conduct wet grafting operations similar to the Company’s operations conducted at the Company’s facility in Hauppauge, NY, the Company will cooperate with Buyer to develop a mutually agreed, one-time training program to be conducted by appropriate technical and scientific personnel from the Company relating to the use and practice of any Company Intellectual Property licensed under the License Agreement necessary to conduct such wet grafting.

ARTICLE VI

CONDITIONS TO CLOSING

     6.1. Conditions to Buyer’s Obligation at the Initial Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement at the Initial Closing is subject to the fulfillment of the following conditions as of the Initial Closing (any of which may be waived by Buyer, but only in a writing signed by Buyer):

          (a) Representations and Warranties. The Company Initial Closing Representations and Warranties and the Company Signing Representations and Warranties shall have been true and correct on and as of the date of this Agreement, and except for the Company Initial Closing Representations and Warranties made as of a particular date (which representations and warranties shall be true and correct in all respects as of such particular date), the Company Initial Closing Representations and Warranties which are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects and the Company Initial Closing Representations and Warranties which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, in each case on and as of the Initial Closing as though then made and as though the Initial Closing Date were substituted for the date of this Agreement throughout such Company Initial Closing Representations and Warranties.

          (b) Covenants. The Company shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Initial Closing.

          (c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any events, occurrences, changes, effects or conditions of any character which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

          (d) Officer’s Certificate. The Company shall have delivered to Buyer a certificate of the Company’s Chief Executive Officer, dated as of the Initial Closing Date, certifying to Buyer that the statements set forth in Section 6.1(a), Section 6.1(b) and Section 6.1(c) are true and correct as of the Initial Closing Date.

          (e) Secretary’s Certificate. The Company shall have delivered to Buyer a certificate of the Secretary of the Company, dated as of the Initial Closing Date, certifying as to, (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) the copies of the articles of incorporation of the Company and bylaws of the Company, each as in effect from the date of this Agreement until the Initial Closing Date and (iii) a copy of the resolutions of the board of directors of the Company authorizing and approving the applicable matters contemplated hereby.

          (f) Governmental Authorizations. All governmental and regulatory filings, authorizations and approvals that are required for the transfer of the Initial Closing Purchased Assets to Buyer and the consummation of the transactions contemplated hereby shall have been duly made and obtained and shall be in full force and effect, and all waiting periods (and any extensions thereof) applicable to the transfer of the Initial Closing Purchased Assets shall have expired or been terminated.

          (g) No Injunctions or Litigation. No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, provincial, local or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, or cause such transactions to be rescinded and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects.

          (h) Effective Transfer of Material Contracts. The Company Group shall have Effectively Transferred the Material Contracts (other than Material Contracts exclusively related to the HDC Line); provided, however, that in the case of Material Contracts with customers of the Product Lines, the Company Group shall have Effectively Transferred (i) the Material Contracts listed on Schedule 6.1(h) (the “Required Material Contracts”) and (ii) the Material Contracts (other than the Required Material Contracts) that, together with the Required Material Contracts, represent 90% of the aggregate revenues generated by all Material Contracts with customers during the Company’s fiscal year ended July 31, 2011.

          (i) Opinion of Company Mexico Counsel. Buyer shall have received an opinion of TP Legal, S.C., Tenorio, Torres, Pedrin & Tortolero, local counsel to the Company in Mexico, in form and substance reasonably satisfactory to Buyer.

          (j) Transfer of Purchased Assets. Except as provided in Section 2.10 and Section 2.11, except as to the Material Contracts (separately addressed in Section 6.1(h)) the Company Group shall have delivered good and sufficient instruments of transfer transferring to Buyer all of its right, title and interest in and to the Initial Closing Purchased Assets, including, without limitation, the applicable Transfer Documents, each of which shall have been executed and delivered by the Company (or its applicable Subsidiary).

          (k) Intellectual Property Assignments. The Company Group shall have executed and delivered a Trademark Assignment conveying any Company Marks included in the Purchased Assets, in the form attached hereto as Exhibit D-1; and a Patent Assignment conveying any Company Patents included in the Purchased Assets, in the form attached hereto as Exhibit D-2.

          (l) License Agreement. The Company shall have executed and delivered to Buyer a License Agreement in the form attached hereto as Exhibit E (the “License Agreement”).

          (m) Supply Agreement. The Company shall have executed and delivered to Buyer a Supply Agreement in the form attached hereto as Exhibit F (the “Supply Agreement”).

          (n) Contract Manufacturing Agreement. The Company shall have executed and delivered to Buyer a Contract Manufacturing Agreement in the form attached hereto as Exhibit G (the “Contract Manufacturing Agreement”).

          (o) Transition Services Agreements. The Company shall have executed and delivered to Buyer both of the Transition Services Agreements in the form attached hereto as Exhibit H-1 and Exhibit H-2 (the “Transition Services Agreements”).

          (p) Distribution Agreements. The Company shall have executed and delivered to Buyer Distribution Agreements in the form attached hereto as Exhibit I (the “Distribution Agreements”).

          (q) Financing. Buyer shall have received the proceeds of the Financing.

          (r) Lease Agreement. The Company shall have executed and delivered to Buyer a lease agreement in the form attached hereto as Exhibit J relating to the Puerto Rico Facility (the “Lease Agreement”).

          (s) Adjusted EBITDA. The Adjusted EBITDA shall be an amount equal to at least $62,941,300.

          (t) Required Closing Financial Statements. The Company shall have delivered to Buyer the Required Closing Financial Statements not less than ten (10) Business Days prior to the Initial Closing Date.

          (u) Payoff Letters. The Company Group shall have delivered to Buyer payoff letters with respect to all Indebtedness outstanding as of the Initial Closing with respect to the Purchased Assets and releases of any and all Liens on the Purchased Assets held by third parties (other than Permitted Liens) shall have been obtained.

          (v) Resignation of Mexico Subsidiary Managers. The Company shall have delivered to Buyer written resignations of the managers of the Mexico Subsidiary and revocations of all powers of attorney.

          (w) Information Technology Conversion. The Company shall have (i) demonstrated in a manner reasonably satisfactory to Buyer that the Company’s information technology systems relating to the Product Lines (the “System”), which include the Company’s suite of enterprise solution systems specifically identified on Schedule 6.1(w)(i)) will, as of the Closing Date: (x) have the ability to connect to Buyer’s corresponding information technology platform (provided that Buyer has established that portion of the connectivity link between the System and Buyer’s corresponding system that is within its control), (y) provide functionality of performance at the level of functionality that the System provides to the Company immediately prior to Closing and (z) have the ability to achieve data validation as demonstrated by customary testing protocols to be agreed in advance by the Company and Buyer and (ii) trained the employees and related personnel of Buyer that are required to operate the Buyer’s corresponding information technology system for the Product Lines in accordance with the training criteria set out in Schedule 6.1(w)(ii).

          (x) FIRPTA Certificates. Each member of the Company Group which is selling Purchased Assets in the United States hereunder and which is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code shall have delivered to Buyer a certificate of non-foreign status, in form and substance reasonably satisfactory to Buyer, that complies with Section 1445 of the Code and the Treasury regulations thereunder.

          (y) Title Insurance. Commonwealth Land Title Insurance Company shall have issued to Buyer (or an Affiliate thereof) a current ALTA owner’s form title insurance policy dated as of the Initial Closing Date insuring fee simple title to the Covina Facility substantially in the form of the Title Pro Forma. Such policy shall provide for a coverage amount equal to the value assigned to the Covina Facility pursuant to Section 2.4. Buyer and the Company (or their Affiliates) shall have signed customary closing affidavits and certificates and taken other steps which are usual and customary in connection with such policy.

     6.2. Conditions to the Company’s Obligations at the Initial Closing. The obligation of the Company to consummate the transactions contemplated by this Agreement at the Initial Closing is subject to the fulfillment of the following conditions as of the Initial Closing (any of which may be waived by the Company, but only in a writing signed by the Company):

          (a) Representations and Warranties. The representations and warranties of Buyer set forth in Article IV (the “Buyer Initial Closing Representations and Warranties”) shall have been true and correct on and as of the date of this Agreement, and except for Buyer Initial Closing Representations and Warranties made as of a particular date (which representations and warranties shall be true and correct in all respects as of such particular date), the Buyer Initial Closing Representations and Warranties which are not qualified by materiality or material adverse effect shall be true and correct in all material respects and the Buyer Initial Closing Representations and Warranties which are qualified by materiality or material adverse effect shall be true and correct in all respects, in each case on and as of the Initial Closing Date as though then made and as though the Initial Closing Date were substituted for the date of this Agreement throughout such Buyer Initial Closing Representations and Warranties.

          (b) Covenants. Buyer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Initial Closing.

          (c) Officer’s Certificate. Buyer shall have delivered to the Company a certificate of the Chief Financial Officer of Buyer, dated as of the Initial Closing Date, certifying to the Company that the statements set forth in Section 6.2(a) and Section 6.2(b) are true and correct as of the Initial Closing Date.

          (d) Secretary’s Certificate. Buyer shall have delivered to the Company a certificate of the Secretary of Buyer, dated as of the Initial Closing Date, certifying as to, (i) the incumbency of officers of Buyer executing documents executed and delivered in connection herewith, (ii) the copies of the articles of organization and bylaws of Buyer, each as in effect from the date of this Agreement until the Initial Closing Date and (iii) a copy of the resolutions of the board of directors of Buyer authorizing and approving the applicable matters contemplated hereby.

          (e) Governmental Authorizations. All governmental and regulatory filings, authorizations and approvals that are required for the transfer of the Initial Closing Purchased Assets to Buyer and the consummation of the transactions contemplated hereby shall have been duly made and obtained and shall be in full force and effect, and all waiting periods (and any extensions thereof) applicable to the transfer of the Initial Closing Purchased Assets shall have expired or been terminated.

          (f) No Injunctions or Litigation. No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, provincial, local or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, or cause such transactions to be rescinded, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects.

          (g) Transfer Documents. Buyer or its applicable Subsidiary shall have executed and delivered to the Company each of the Transfer Documents.

          (h) License Agreement. Buyer shall have executed and delivered to the Company the License Agreement.

          (i) Supply Agreement. Buyer shall have executed and delivered to the Company the Supply Agreement.

          (j) Contract Manufacturing Agreement. Buyer shall have executed and delivered to the Company the Contract Manufacturing Agreement.

          (k) Transition Services Agreements. Buyer and its Subsidiaries listed therein shall have executed and delivered to the Company each of the Transition Services Agreements.

          (l) Distribution Agreements. Buyer shall have executed and delivered to the Company the Distribution Agreements.

          (m) Lease Agreement. Buyer or its applicable Subsidiary shall have executed and delivered to the Company the Lease Agreement.

          (n) Guaranty. Buyer shall have executed and delivered to the Company the guaranty in the form attached hereto as Exhibit K.

          (o) Adjusted EBITDA. The Adjusted EBITDA shall be an amount equal to at least $61,284,950.

     6.3. Conditions to Buyer’s Obligation at the Subsequent Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement at the Subsequent Closing is subject to the fulfillment of the following conditions as of the Subsequent Closing (any of which may be waived by Buyer, but only in a writing signed by Buyer):

          (a) Representations and Warranties. The Company Signing Representations and Warranties shall have been true and correct on and as of the date of this Agreement, and except for the Company Subsequent Closing Representations and Warranties and the Company Signing Representations and Warranties made as of a particular date (which representations and warranties shall be true and correct in all respects as of such particular date), the Company Subsequent Closing Representations and Warranties and the Company Signing Representations and Warranties which are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects and the Company Subsequent Closing Representations and Warranties and the Company Signing Representations and Warranties which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, in each case on and as of the Subsequent Closing as though then made and as though the Subsequent Closing Date were substituted for the date of this Agreement throughout such Company Subsequent Closing Representations and Warranties and the Company Signing Representations and Warranties.

          (b) Covenants. The Company shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Subsequent Closing.

          (c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any events, occurrences, changes, effects or conditions of any character which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect solely with respect to the HDC Line.

          (d) Officer’s Certificate. The Company shall have delivered to Buyer a certificate of the Company’s Chief Executive Officer, dated as of the Subsequent Closing Date, certifying to Buyer that the statements set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) are true and correct as of the Subsequent Closing Date.

          (e) Governmental Authorizations. All governmental and regulatory filings, authorizations and approvals that are required for the transfer of the Subsequent Closing Purchased Assets to Buyer and the consummation of the transactions contemplated hereby shall have been duly made and obtained and shall be in full force and effect, and all waiting periods (and any extensions thereof) applicable to the transfer of the Subsequent Closing Purchased Assets shall have expired or been terminated.

          (f) No Injunctions or Litigation. No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, provincial, local or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, or cause such transactions to be rescinded and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects.

          (g) Effective Transfer of Purchased Contracts. The Company Group shall have Effectively Transferred the Purchased Contracts related to the HDC Line.

          (h) HDC Line Delivery. The HDC Line Delivery shall have occurred.

          (i) Transfer of Subsequent Closing Purchased Assets. The Company Group shall have delivered good and sufficient instruments of transfer transferring to Buyer all of its right, title and interest in and to the Subsequent Closing Purchased Assets, including, without limitation, any applicable Transfer Documents, each of which shall have been executed and delivered by the Company (or its applicable Subsidiary).

          (j) Amendment to Lease Agreement. The Company or its applicable Subsidiary shall have executed and delivered to Buyer an amendment to the Lease Agreement increasing the Floor Space (as defined in the Lease Agreement) with respect to the area of the Puerto Rico Facility occupied by the HDC Line with a corresponding increase to the proportionate share of expenses to be paid by Buyer (the “Amendment to Lease Agreement”).

          (k) Services Agreement. The Company or its applicable Subsidiary shall have executed and delivered to Buyer a services agreement with respect to the treatment of Media at the Company’s Hauppauge, New York facility in substantially similar form to the Supply Agreement, where applicable, which shall provide for such treatment of Media at a price per linear foot specified in Schedule 6.3(k), escalated annually starting August 1, 2011 in accordance with the adjustment formula utilizing the changes in the Product Price Index as set forth in Section 4.1 of the Supply Agreement (the “Services Agreement”).

     6.4. Conditions to the Company’s Obligations at the Subsequent Closing. The obligation of the Company to consummate the transactions contemplated by this Agreement at the Subsequent Closing is subject to the fulfillment of the following conditions as of the Subsequent Closing (any of which may be waived by the Company, but only in a writing signed by the Company):

          (a) Representations and Warranties. The representations and warranties of Buyer set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.5, Section 4.6, Section 4.7 and Section 4.8 (the “Buyer Subsequent Closing Representations and Warranties”) shall have been true and correct on and as of the date of this Agreement, and except for the Buyer Subsequent Closing Representations and Warranties made as of a particular date (which representations and warranties shall be true and correct in all respects as of such particular date), the Buyer Subsequent Closing Representations and Warranties which are not qualified by materiality or material adverse effect shall be true and correct in all material respects and the Buyer Subsequent Closing Representations and Warranties which are qualified by materiality or material adverse effect shall be true and correct in all respects, in each case on and as of the Subsequent Closing as though then made and as though the Subsequent Closing Date were substituted for the date of this Agreement throughout such Buyer Subsequent Closing Representations and Warranties.

          (b) Covenants. Buyer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Subsequent Closing.

          (c) Officer’s Certificate. Buyer shall have delivered to the Company a certificate of the Chief Financial Officer of Buyer, dated as of the Subsequent Closing Date, certifying to the Company that the statements set forth in Section 6.4(a) and Section 6.4(b) are true and correct as of the Subsequent Closing Date.

          (d) Governmental Authorizations. All governmental and regulatory filings, authorizations and approvals that are required for the transfer of the Subsequent Closing Purchased Assets to Buyer and the consummation of the transactions contemplated hereby shall have been duly made and obtained and shall be in full force and effect, and all waiting periods (and any extensions thereof) applicable to the transfer of the Subsequent Closing Purchased Assets shall have expired or been terminated.

          (e) No Injunctions or Litigation. No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, provincial, local or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, or cause such transactions to be rescinded, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects.

          (f) Amendment to Lease Agreement. Buyer or its applicable Subsidiary shall have executed and delivered to the Company the Amendment to Lease Agreement.

          (g) Services Agreement. Buyer or its applicable Subsidiary shall have executed and delivered to the Company the Services Agreement.

ARTICLE VII

TERMINATION

     7.1. Termination. This Agreement may be terminated at any time prior to the Initial Closing:

          (a) by mutual written consent of the Company and Buyer;

          (b) by written notice to the other Party, by the Company, on the one hand, or Buyer, on the other hand, if the Initial Closing has not occurred on or prior to August 1, 2012; provided, however, that neither Buyer nor the Company, as the case may be, shall be entitled to terminate this Agreement pursuant to this Section 7.1(b) if such Party’s or Parties’ failure to perform any of its obligations hereunder or under any other Transaction Document has prevented the consummation of the transactions contemplated hereby at or prior to such time;

          (c) by written notice to the other Party, by the Company, on the one hand, or Buyer, on the other hand, if any Governmental Entity of competent jurisdiction has issued a final and non-appealable order, decree, judgment, injunction or ruling or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided that the Party seeking to terminate this Agreement shall have used its commercially reasonable efforts to have such order, decree, judgment, injunction or ruling lifted if and to the extent required under Section 5.5;

          (d) by written notice to the Updating Party, by the Notified Party during a Notice Period upon a Schedule Update Termination Event;

          (e) by the Company, upon written notice to Buyer, if the Company is not then in breach of any provision of this Agreement, upon a breach of any representation, warranty or covenant of Buyer contained in this Agreement that would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b); provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of written notice thereof by the Company to Buyer;

          (f) by Buyer, upon written notice to the Company, if Buyer is not then in breach of any provision of this Agreement, upon a breach of any representation, warranty or covenant of the Company contained in this Agreement that would result in the failure of a condition set forth in Section 6.1(a) or Section 6.1(b); provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of written notice thereof by Buyer to the Company;

          (g) by Buyer, upon written notice to the Company, if the Financing shall not have occurred, or it becomes apparent that such Financing will not occur by August 1, 2012, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Initial Closing; or

          (h) by Buyer, upon written notice to the Company during the Confirmatory Due Diligence Review Period upon a Confirmatory Due Diligence Termination Event.

     This Agreement may be terminated after the Initial Closing but prior to the Subsequent Closing by written notice to the other Party, by the Company, on the one hand, or Buyer, on the other hand, if the Subsequent Closing has not occurred on or prior to July 31, 2017; provided, however, that neither Buyer nor the Company, as the case may be, shall be entitled to terminate this Agreement pursuant hereto if such Party’s or Parties’ failure to perform any of its obligations hereunder or under any other Transaction Document has prevented the consummation of the transactions contemplated hereby at or prior to such time.

     7.2. Effect of Termination. In the event of termination of this Agreement in accordance with Section 7.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party to any other Party or its stockholders, Affiliates, directors or officers under this Agreement, except for the provisions of Section 7.2, Section 7.3, Section 9.3, Section 9.4(b)(i), Section 9.4(c) and Section 9.4(d) and Article X shall continue in full force and effect and except that nothing herein shall relieve any Party from Liability for any breach of this Agreement prior to such termination.

     7.3. Break Fee. Notwithstanding any provision to the contrary contained in this Agreement, if either Party refuses to consummate the transactions contemplated hereby despite the satisfaction of each of the conditions set forth herein for the Initial Closing applicable to such Party, and so long as the other Party is not in breach of any of its representations, warranties, covenants or agreements set forth herein to an extent that would permit the refusing Party not to consummate the Initial Closing pursuant to this Agreement, then the non-breaching Party shall have the right to demand from the refusing Party, and within two (2) Business Days of receipt of such demand, the refusing Party shall pay the non-breaching Party, an amount in immediately available funds equal to $17,000,000 (the “Break Fee”). The provision for payment of liquidated damages in this Section 7.3 has been included because the actual damages to be incurred by the non-breaching Party under the circumstances described in this Section 7.3 are reasonably expected to approximate the amount of liquidated damages set forth in this Section 7.3 and because the actual amount of such damages would be difficult if not impossible to measure precisely. The non-breaching Party acknowledges and agrees that the payment of the Break Fee shall be its sole and exclusive remedy, at law and in equity, under the circumstances described in this Section 7.3, and the non-breaching Party will not seek to take any action (including, without limitation, any injunctive or similar action or seeking specific performance of this Agreement) which is inconsistent with such exclusive remedy.

ARTICLE VIII

INDEMNIFICATION AND RELATED MATTERS

     8.1. Survival; Risk Allocation.

          (a) Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements set forth in this Agreement, the other Transaction Documents or in any certificate delivered in connection with this Agreement or the transactions contemplated by this Agreement shall survive each of the Closings. Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Section 8.2(a)(i) or 8.2(b)(i) unless written notice of a claim thereof is delivered to the other Party no later than thirty (30) days following the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall mean (i) with respect to the Company Initial Closing Representations and Warranties, the Company Signing Representations and Warranties and the Buyer Initial Closing Representations and Warranties, the second anniversary of the Initial Closing Date and (ii) with respect to the Company Subsequent Closing Representations and Warranties and the Buyer Subsequent Closing Representations and Warranties, the second anniversary of the Subsequent Closing Date; provided that the Applicable Limitation Date shall be the 60th day after expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) with respect to the following Losses: with respect to any Loss arising from or related to a breach of any of the Fundamental Representations and Warranties and the representations and warranties of Buyer set forth in Section 4.1 (Organization; Corporate Power) and Section 4.2 (Authorization of Transactions).

          (b) Special Rule for Fraud. Notwithstanding anything in this Article VIII to the contrary, in the event any Party to this Agreement perpetrates a fraud on another Party hereto any Party that suffers any Loss by reason thereof shall be entitled to seek recovery therefor without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise), provided that in no event shall a Party’s Liability to another Party with respect to this Agreement, the Transaction Documents or any matter related to either shall ever exceed the Total Purchase Price.

          (c) Risk Allocation. The representations, warranties, covenants and agreements made herein, as modified by the Schedules attached hereto, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties and, accordingly, a Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement, as modified by the Schedules attached hereto, by another Party notwithstanding whether such Party or any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such Party.

     8.2. Indemnification.

          (a) Company’s Indemnification. From and after each of the relevant Closings, and subject to each of the limitations set forth in this Article VIII, the Company shall indemnify Buyer and its officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns (collectively, the “Buyer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss, Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and individually, a “Loss”) which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

          (i) the breach of any of the (A) Company Initial Closing Representations and Warranties made by the Company contained in this Agreement as of the date hereof or as of the Initial Closing Date or in any certificate delivered in connection herewith or therewith, (B) Company Signing Closing Representations and Warranties as of the date hereof or any Closing Date or in any certificate delivered in connection herewith or therewith or (C) Company Subsequent Closing Representations and Warranties as of the Subsequent Closing Date or in any certificate delivered in connection therewith;

          (ii) the breach of any covenant or agreement by the Company contained in this Agreement or any certificate delivered in connection herewith;

          (iii) any assertion that the operation of the Product Lines, or any activity by the Company related to the Product Lines, or the manufacture, use, importation, offer for sale and/or sale of any Product, infringes or violates any Third Party IP Asset or constitutes a misappropriation of any subject matter of any Third Party IP Asset;

          (iv) the assertion against any Buyer Party of any Excluded Liability;

          (v) the breach of any Delayed Delivery Contract during the Delayed Delivery Period; or

          (vi) any Taxes (i) of the Mexico Subsidiary for any Pre-Closing Tax Period; and (ii) imposed on the Mexico Subsidiary as a transferee or successor, by contract or otherwise.

     For purposes of this Section 8.2(a), any qualifications as to (a) materiality, using the term “material” (or any variation thereof) or “Material Adverse Effect”, or (b) knowledge, using the “Knowledge of the Company”, in any representation or warranty shall be disregarded for purposes of determining whether a breach of a representation or warranty (or failure of any representation or warranty to be true and correct) exists and shall not be taken into account in determining the amount of any Loss with respect to any breach or failure of such representation or warranty to be true and correct in any respect.

          (b) Buyer Indemnification. From and after each of the relevant Closings, and subject to each of the limitations set forth in this Article VIII, Buyer shall indemnify the Company and its officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns (collectively, the “Company Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse the Company Parties in respect of any Loss which any such Company Party may suffer, sustain or become subject to, as the result of, in connection with, relating to or incidental to or by virtue of:

          (i) the breach by Buyer of any of the (A) Buyer Initial Closing Representations and Warranties made by Buyer contained in this Agreement as of the date hereof or as of the Initial Closing Date or in any certificate delivered in connection herewith or therewith or (B) Buyer Subsequent Closing Representations and Warranties as of the Subsequent Closing Date or in any certificate delivered in connection therewith;

          (ii) the breach of any covenant or agreement made by Buyer contained in this Agreement or any certificate delivered in connection herewith; or

          (iii) the assertion against any Company Party of any Assumed Liability.

     For purposes of this Section 8.2(b), any qualifications as to (a) materiality, using the term “material” (or any variation thereof) or (b) knowledge, using the “Knowledge of Buyer”, in any representation or warranty shall be disregarded for purposes of determining whether a breach of a representation or warranty (or failure of any representation or warranty to be true and correct) exists and shall not be taken into account in determining the amount of any Loss with respect to any breach or failure of such representation or warranty to be true and correct in any respect.

          (c) Limitations on Indemnity. Subject to Section 8.1(a), the indemnification provided for in Section 8.2(a)(i) and Section 8.2(b)(i) above is subject to the following limitations:

          (i) No Party shall be liable hereunder with respect to claims referred to in Section 8.2(a)(i) or Section 8.2(b)(i) above unless the other Party gives written notice thereof within thirty (30) days following the Applicable Limitation Date. Notwithstanding any implication to the contrary contained in this Agreement, so long as a Party delivers written notice of a claim no later than thirty (30) days following the Applicable Limitation Date, the other Party shall be required to indemnify hereunder for all Losses that such Parties may incur (subject to clause (c)(ii) below, to the extent applicable) in respect of the matters that are the subject of such claim, regardless of when incurred.

          (ii) Notwithstanding anything contained in this Agreement to the contrary (but subject to the remainder of this Section 8.2(c)(ii)), no Indemnifying Party shall be liable to the Buyer Parties or the Company Parties, as the case may be, (A) for any Loss arising under Section 8.2(a)(i) or Section 8.2(b)(i) above unless the aggregate amount of all Losses incurred by the Buyer Parties or the Company Parties, as applicable, exceeds $3,700,000 (the “Basket”), in which case such Indemnifying Party shall be liable for the extent of such excess over the Basket, and (B) for any Loss arising under Section 8.2(a)(i) or Section 8.2(b)(i) to the extent that the aggregate amount of all such Losses exceeds $80,000,000 (the “Cap”). Notwithstanding anything contained in this Agreement to the contrary, the Basket and the Cap shall not apply with respect to any Loss arising from or related to a breach of the Fundamental Representations and Warranties and the representations and warranties of Buyer set forth in Section 4.1(Organization; Corporate Power) and Section 4.2 (Authorization of Transactions).

          (d) Procedure. If a Party seeks indemnification under this Article VIII, such Party (the “Indemnified Party”) shall give written notice to the other Party (the “Indemnifying Party”) promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the Liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its Liabilities hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party that, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to Article VIII, the Indemnified Party shall notify promptly the Indemnifying Party of the same in writing, specifying in reasonable detail the basis of such claim, and the Indemnifying Party shall be entitled to control the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and at the Indemnifying Party’s option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with a reputable counsel reasonably acceptable to the Indemnified Party; provided that, in the event that the Indemnifying Party elects to control such defense, such Indemnifying Party shall be deemed to have agreed to be fully responsible (with no reservation of rights) for all Losses relating to such claim, subject to the limitations set forth in Section 8.2(c)(ii).

     Within fifteen (15) days after receiving written notice of an indemnification claim, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes all or any portion of the claim. If the Indemnifying Party fails to give written notice to the Indemnified Party that it disputes an indemnification claim within fifteen (15) days after receipt of notice thereof, the Indemnifying Party shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable subject to the limitations set forth in Section 8.2(c)(ii).

     Notwithstanding any provision contained herein to the contrary, the Indemnifying Party shall not have the right to assume control of the defense of an indemnification claim hereunder and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if the claim over which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations or (iii) involves a claim that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

     The foregoing paragraph shall not apply to any third-party claim that relates solely to (i) any Excluded Liabilities or Excluded Assets, over which the Company shall have exclusive control, or (ii) any Assumed Liabilities, over which Buyer shall have exclusive control, including, without limitation, the right to control the defense or settlement of any such claim; provided that the Indemnified Party shall be entitled to participate in the defense of any such third-party claim to the extent reasonably required to protect such Indemnified Party’s interests.

     If the Indemnifying Party exercises the right to control the defense of any third-party claim as provided above, then the Indemnified Party shall have the right to employ its own counsel in any such action and to participate in the defense thereof at its own expense, unless the Indemnifying Party has specifically authorized the employment of such counsel in writing, in which case the fees and expenses of such counsel shall be borne by the Indemnifying Party. Similarly, if the Indemnified Party controls the defense of any such claim, then the Indemnifying Party shall have the right to employ its own counsel in any such action and to participate in the defense thereof at its own expense. If, on the basis of a written opinion of outside counsel to be provided to the Indemnifying Party, the Indemnified Party reasonably determines that there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, at the expense of the Indemnifying Party.

     In the event that the Indemnifying Party exercises the right to control the defense of any third-party claim as provided above, then the Indemnified Party shall cooperate with the Indemnifying Party in such defense. Similarly, in the event that the Indemnified Party is, directly or indirectly, controlling the defense of any such claim, then the Indemnifying Party shall cooperate with the Indemnified Party in such defense. The Indemnifying Party shall obtain the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim.

          (e) Payments. Upon the earlier to occur of (i) the agreement of the Indemnifying Party to pay the amount claimed by an Indemnified Party in a claim notice, or (ii) a final determination that any amount is payable by an Indemnifying Party hereunder, such Indemnifying Party shall pay the Indemnified Party as soon as commercially practicable but in no event more than three (3) Business Days thereafter.

          (f) Tax Treatment of Indemnity Payments. The Parties agree to treat all payments made pursuant to this Article VIII as adjustments to the Total Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof, except to the extent that the Laws of a particular jurisdiction provide otherwise.

          (g) Mitigation. The Indemnified Party will use its commercially reasonable efforts to mitigate any Loss with respect to which it may be entitled to seek indemnification pursuant to this Agreement; provided, however, that, for the purpose of mitigating any such Loss, no Indemnified Party shall be required to (i) incur any material out-of-pocket costs or expenses or pay any other material amounts to third parties, except to the extent that the Indemnifying Party has acknowledged in writing that such costs, expenses or other amounts constitute indemnifiable Losses hereunder, (ii) make any claims (other than claims under existing insurance policies) or initiate any legal proceedings against third parties, or (iii) take any other action to the extent such action would adversely affect such Party in any material respect.

          (h) Exclusive Remedy. Subject to Section 7.3, Section 8.1(a) and Section 10.10, from and after each of the relevant Closings, the indemnification provided pursuant to this Article VIII shall be the sole and exclusive remedy hereto for any Loss resulting from, with respect to or arising out of any breach or claim in connection with this Agreement and the Transfer Documents, any Schedule hereto or thereto and any certificate delivered in connection herewith or therewith, regardless of the cause of action. Except as otherwise provided in Section 7.3 and Section 10.10, nothing contained in this Agreement shall limit a Party’s right to pursue (i) equitable remedies, including, without limitation, injunctive relief and specific performance, or (ii) any rights and remedies of such Party under the License Agreement, Contract Manufacturing Agreement, Supply Agreement, Services Agreement or Transition Services Agreements.

          (i) Environmental Matters. Notwithstanding anything to the contrary set forth in this Agreement the obligation of the Company to indemnify the Buyer Parties under Section 8.2(a) is subject to the following limitations:

          (i) With respect to any post-Closing remedial, response or other investigation or cleanup action constituting an Environmental Liability (“Remedial Action”) that gives rise to an indemnification obligation of the Company under Section 8.2(a), the Parties shall consult and cooperate with each other in preparing all strategies and plans concerning the development and implementation of the Remedial Action in accordance with the terms of this Section 8.2(i). The Parties shall mutually conduct and control the Remedial Action in all respects, including drafting and filing any and all instruments, reports, documents, and other responses to any Governmental Entity, in connection with any Remedial Action. The Parties shall develop and implement any Remedial Action subject to this Section 8.2(i) utilizing the least stringent clean-up standards and the least costly remediation methods that are allowed under applicable Environmental Requirements, including risk based remedies, institutional and engineering controls, and deed restrictions provided such Remedial Action does not unreasonably interfere with the Buyer Parties’ then current operation of the Product Lines (including consideration of costs incurred in the future). The Buyer Parties will provide the Company (or its representatives) with reasonable access to any real property involved in any Remedial Action for the sole purpose of undertaking, supervising or monitoring any Remedial Action undertaken under this Section 8.2(i) and shall cooperate with the Company to file any deed restrictions or other legal controls required to implement any Remedial Action conducted by the Parties.

          (ii) The Company shall not have any Liability with respect to and to the extent any post-Closing Remedial Action undertaken by the Buyer Parties that is not legally required by applicable Environmental Requirements or by a Governmental Entity and does not otherwise conform to the requirements of clause (i) above. Further, the Company shall not be responsible for any Remedial Action to the extent it arises out of sampling and analysis of any environmental media conducted subsequent to any Closing by or on behalf of, or at the request or solicitation of, Buyers Parties unless such sampling and analysis is: (i) required by Environmental Requirements or ordered or required by a Governmental Entity; (ii) performed in connection with the construction, expansion, renovation, or repair of buildings and other structures (including underground piping and conveyances); or (iii) conducted in reasonable response to any spill or emergency situation occurring within a reasonable time following such spill or emergency situation; in each case, after providing the Company with a reasonable opportunity, where appropriate, to challenge any alleged legal requirement to take any enumerated actions.

          (j) LIMITATION ON LIABILITY. EXCEPT FOR LIABILITY ARISING OUT OF THE COMPANY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8.2(a)(iii), NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF GOODWILL OR LOST SALES) IN CONNECTION WITH LOSSES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT REGARDLESS OF WHETHER THE NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT, PROVIDED, HOWEVER, THAT SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF GOODWILL OR LOST SALES) OF THIRD PARTIES THAT ARE AN ELEMENT OF A THIRD PARTY CLAIM SUBJECT TO INDEMNIFICATION UNDER THIS AGREEMENT TO THE EXTENT DETERMINED BY A COURT OF COMPETENT JURISDICTION TO BE THE RESPONSIBILITY OF A PARTY AND ACTUALLY PAID BY SUCH PARTY WILL CONSTITUTE IDENTIFIABLE DAMAGES UNDER THIS AGREEMENT AND DIRECT DAMAGES BETWEEN THE PARTIES.

ARTICLE IX

ADDITIONAL AGREEMENTS

     9.1. Tax Matters.

          (a) Certain Taxes and Fees. Each of Buyer and the Company shall be responsible for, as and when due, one-half of all transfer, documentary, sales, use, stamp, registration, mortgage-cadastrial and other such Taxes and fees (including any penalties and interest thereon but not including any value added or similar tax) (collectively, “Transfer Taxes”) incurred by reason of the transfer of the Purchased Assets and the Assumed Liabilities under this Agreement. Buyer shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, any of the other Parties hereto will execute and join in the execution of any such filing.

          (b) Value Added Taxes.

               (i) Any value added tax, goods and services tax, similar indirect tax or any tax analogous (collectively, “VAT”) shall be added to the amounts invoiced pursuant to this Agreement and any local asset transfer agreement as required by applicable Law. In the event of any amendment to VAT legislation or for any other reason the sums invoiced without VAT in accordance with this Agreement and any local asset transfer agreement become subject to VAT, then the applicable invoices shall be deemed to be exclusive of VAT (if any) and the party receiving such invoices shall, in addition to the sums payable, pay the invoicing party, on receipt of a valid VAT invoice, the full amount of VAT chargeable thereon.

               (ii) Buyer and its Affiliates shall be responsible for all VAT imposed by applicable taxing authorities to any payment hereunder, whether or not such VAT is shown on any invoices. If the Company and its Affiliates is required to pay any part of such VAT, Buyer and its Affiliates shall reimburse the Company and its Affiliates for such VAT.

          (c) Withholding Taxes. Buyer shall provide the Company not less than thirty (30) days written notice prior to the Initial Closing of withholding Tax obligations Buyer believes are reasonably likely to be imposed in connection with the Buyer Group’s payment of the Initial Closing Purchase Price at the Initial Closing and, thereafter, the Parties shall use commercially reasonable efforts to develop a plan, to be mutually agreed between the Parties prior to the Initial Closing, relating to any potential withholding Tax obligation of Buyer Group in respect of the Initial Closing Purchase Price. Such plan shall result in no adverse financial impact, beyond de minimus amounts, on the Buyer Parties or delay the Initial Closing. Based upon and in accordance with such agreed plan but in any event as required by Law, Buyer shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or non-U.S. Tax Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid.

          (d) Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party shall provide to the others, within ten (10) Business Days of the receipt thereof, any Tax-related communications and notices it receives which may impact the other Party’s Tax Liability or filing responsibilities.

     9.2. Further Assurances. Without limiting the other provisions of this Agreement, upon the terms and subject to the conditions herein, prior to and following the each of the Closings, each Party agrees to use commercially reasonable efforts to cooperate fully with the other Party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect better the transactions contemplated by this Agreement and the Transaction Documents and to carry into effect the intents and purposes of this Agreement.

     9.3. Expenses. Except as otherwise provided herein or in any of the Transaction Documents, each of the Parties shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of the Letter of Intent, this Agreement, the other Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

     9.4. Non-Competition, Non-Solicitation and Confidentiality.

          (a) Non-Competition. During the period beginning on the Initial Closing Date and ending on the fifth anniversary of the Initial Closing Date (provided that such period shall be extended by and for the duration of any period of time during which the Company Group is in violation of this Section 9.4(a)) (the “Non-Compete Period”), the Company Group shall not, and shall not authorize or permit any of their respective Affiliates to, directly or indirectly, engage in any business or activities which compete with the Product Lines (other than the production and sale of HDC Process Media until the Subsequent Closing or such later date as may be provided in the Supply Agreement) as conducted by the Company Group prior to the Initial Closing Date (collectively the “Restricted Business”) in (i) any state in the United States and (ii) any country outside the United States in which the Company Group engages in any of the foregoing businesses with respect to the Product Lines as of the Initial Closing Date; provided that ownership of less than 1% of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of such businesses.

          (b) Non-Solicitation.

          (i) During the period beginning on the date of this Agreement and ending on the first anniversary of the earlier of (A) the Initial Closing Date and (B) the termination of this Agreement in accordance with the terms hereof, each Party (as applicable, the “Restricted Party”) agrees that, without the prior written consent of the other Party (as applicable, the “Protected Party”), the Restricted Party and its Affiliates shall not, directly or indirectly: solicit any employee of the Protected Party; provided, however, that nothing in this Section 9.4(b)(i) shall prohibit the Restricted Party or any Affiliate from: (i) soliciting or hiring any non-salaried employees of the Protected Party, (ii) soliciting or hiring any salaried or management personnel of the Protected Party by obtaining the Protected Party’s prior written consent, (iii) advertising employment opportunities in any national newspaper, trade journal or other publication in a major metropolitan area or any third-party Internet website posting, or negotiating with, offering employment to or employing any individual contacted through such medium, (iv) participating in any third-party hiring fair or similar event open to the public or negotiating with, offering employment to or employing any individual contacted through such medium or (v) soliciting, negotiating with, offering employment to or employing any individual at any time (A) after the termination by such individual of his or her employment with the Protected Party or any of its Affiliates or (B) after the termination by the Protected Party or any of its Affiliates of such individual’s employment with the Protected Party or any of its Affiliates.

          (ii) The Company agrees that, for a period of three (3) years from the Initial Closing Date, without the prior written consent of Buyer, the Company Group shall not, and shall not authorize or permit any of their respective Affiliates to, directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) any Transferred Employee or any other employee of the Product Lines after the Initial Closing; provided that nothing in this Section 9.4(b)(ii) shall prohibit the Company or any Affiliate from: (1) soliciting or hiring any non-salaried employees involved in the operation of the Product Lines, (2) soliciting or hiring any salaried or management personnel involved in the operation of the Product Lines after obtaining Buyer’s prior written consent, (3) advertising employment opportunities in any national newspaper, trade journal or other publication in a major metropolitan area or any third-party Internet website posting, or negotiating with, offering employment to or employing any individual contacted through such medium, (4) participating in any third-party hiring fair or similar event open to the public or negotiating with, offering employment to or employing any individual contacted through such medium or (5) soliciting, negotiating with, offering employment to or employing any individual at any time (x) after the termination by such individual of his or her employment with Buyer or any of its Affiliates or (y) after the termination by Buyer or any of its Affiliates of such individual’s employment with Buyer or any of its Affiliates (collectively, the “Non-Solicitation Exclusions”).

          (iii) The Company agrees that, for a period of three (3) years from the Subsequent Closing Date, without the prior written consent of Buyer, the Company Group shall not, and shall not authorize or permit any of their respective Affiliates to, directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) any employee of the HDC Line after the Subsequent Closing; provided that nothing in this Section 9.4(b)(iii) shall prohibit the Company or any Affiliate from engaging in any of the Non-Solicitation Exclusions.

          (c) Confidentiality.

          (i) For a period of five (5) years after the date of this Agreement (and for such longer period as set forth in Section 9.4(c)(ii) for Trade Secrets), each Party (as applicable, the “Receiving Party”) shall, and shall cause each of its Subsidiaries and Affiliates to, treat and hold as confidential any information concerning the business and affairs of the other Party (as applicable, the “Disclosing Party”) that is transferred hereby that is not already generally available to the public, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Disclosing Party, at the request and option of the Disclosing Party, all tangible embodiments (and all copies) of the Confidential Information which are in the Receiving Party’s possession or under the Receiving Party’s control; provided, however, that following any Closing, the Company shall deemed to be the “Receiving Party” and Buyer shall be deemed to be the “Disclosing Party” with respect to all information relating to the Product Lines. Notwithstanding the foregoing, Confidential Information shall not include information that is (i) generally available to the public other than as a result of a breach of this Section 9.4(c) or other act or omission of the Receiving Party or any of its Subsidiaries or Affiliates or any of their respective representatives or (ii) rightfully received after a Closing from a third party not under any obligation of confidentiality with respect to such information. In the event that the Receiving Party or any of its Subsidiaries or Affiliates is requested or required (by oral question or request for information or documents in any legal or regulatory proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Person shall notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4(c). If, in the absence of a protective order or the receipt of a waiver hereunder, such Person is required to disclose any Confidential Information to any Governmental Entity, court or tribunal such Person may disclose such Confidential Information to the Governmental Entity, court or tribunal.

          (ii) Notwithstanding the foregoing, any Confidential Information which is identified by the Disclosing Party as, known by the Receiving Party to be, or would reasonably be expected to constitute, Know–How and Trade Secrets shall be treated as Confidential Information for so long as such information constitutes Know-How and Trade Secrets.

          (iii) The Receiving Party shall not, and shall cause each of its Subsidiaries not to, release any Person from or waive any provisions of any confidentiality, non-competition, assignment of inventions or similar agreement to which the Receiving Party or any such Subsidiary is a party related to any Confidential Information or otherwise to the Purchased Assets. In furtherance of the foregoing, upon the request of Buyer and at Buyer’s expense, the Company hereby agrees to enforce for the benefit of Buyer any rights of the Company Group under, or obligations imposed on third parties by, such agreements to the extent related to any Confidential Information or otherwise to the Purchased Assets.

          (d) Non-disclosure. (i) The Parties shall keep confidential the subject matter described herein and the fact that negotiations are taking place until the content and timing of a public announcement are mutually agreed upon by the Parties, and (ii) no press releases or public announcements related to this Agreement and the transactions contemplated hereby, or other announcements to the employees, customers, distributors or suppliers of the Product Lines, shall be issued without the other Party’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that a Party may, without the prior consent of the other Party (but after consultation with the other Party, to the extent practicable), issue such press release or public statements as may be required by applicable Law or the rules and regulations of any stock exchange.

          (e) Remedy for Breach. Each Party acknowledges and agrees that in the event of a breach by it (or any of its Affiliates) of any of the provisions of this Section 9.4, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach and notwithstanding anything to the contrary contained herein, the non-breaching Party and/or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

          (f) Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.4 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     9.5. Mutual Benefit. The Parties agree for their mutual benefit that neither of them shall take any action which is designed, intended or would reasonably be anticipated to have the effect of discouraging customers, suppliers, vendors, manufacturers, service providers, employees, lessors, licensors and other business relations of the other Party; provided that nothing in this Section 9.5 is intended to prohibit or limit either party from making any statement or taking any action required by Law.

     9.6. Financial Information. The Company shall furnish to Buyer any information or documents reasonably requested by Buyer, which is in the Company’s possession or to which the Company has access, constituting or necessary for the completion or audit of, financial statements of the Company for periods prior to the Initial Closing Date and shall reasonably cooperate with Buyer in connection therewith. Without limiting the foregoing, the Company shall use its commercially reasonable efforts to complete the Required Closing Financial Statements, including obtaining the audit report of KPMG LLP thereon, as promptly as practicable following the date of this Agreement.

     9.7. Employees and Related Matters.

          (a) Transferred Employees.

          (i) As of the Initial Closing, Buyer or one of its Affiliates (the “Employer”) shall (A) continue the employment of each Product Line Employee employed by the Mexico Subsidiary and (B) make a Qualifying Employment Offer (as defined below) to (1) each of the Product Line Employees (other than (x) Product Line Employees that are employed at the Pensacola Facility and (y) up to two (2) Product Line Employees employed in the two jurisdictions indicated on Schedule 9.7(a)(i), each of whose employment contracts, if any, shall not be deemed to be Product Line Contracts for any purpose under this Agreement who shall remain, as at the Initial Closing Date, employees of the Company) and (2) such other employees of the Company Group who are mutually designated by Buyer and the Company to be transferred to Buyer in connection with the Initial Closing, in each case who are actively employed by the Company or one of its Subsidiaries as of the Initial Closing (each such individual, an “Eligible Employee”). For purposes of this Section 9.7(a), a “Qualifying Employment Offer” means an offer of employment with the Employer, based on an evaluation of an Eligible Employee to determine the grade, title and position of such Eligible Employee, with terms and conditions, in Buyer’s reasonable judgment, that are consistent with the comparable employees of the Employer in the aggregate in the country in which such Eligible Employee currently resides; provided, however, that for purposes of Eligible Employees currently residing in the jurisdiction indicated on Schedule 9.7(a)(i), such offer of employment shall be with terms and conditions, in Buyer’s reasonable judgment, that are consistent with the comparable employees of the Employer in any other jurisdiction that the Employer currently employs employees. Notwithstanding the foregoing, where the employment of any Eligible Employee transfers automatically by operation of applicable Law or where an Eligible Employee is an employee of the Mexico Subsidiary, such Eligible Employee shall become or remain, as the case may be, employed by the Employer; provided, however, that such employee does not validly reject the automatic transfer in accordance with applicable Law; provided, further, that wherever the employment of any Eligible Employee transfers automatically to the Employer by operation of applicable Law, the Employer shall assume and honor all Terms and Conditions of Employment in respect of such Eligible Employees to the extent required by applicable Law or as a result of negotiations with applicable works councils and/or unions in order to accomplish such transfer or continuation of employment. For those Eligible Employees whose employment does not transfer automatically by operation of Law, the Employer shall make the Qualifying Employment Offers to such Eligible Employee at least twenty (20) days prior to the Initial Closing Date. Such Eligible Employees who accept employment with the Employer (whether as of the Initial Closing or, in the case of any Leave Employee, such individual’s Leave Return Date (as those terms are defined below)) or whose employment transfers to Buyer by operation of applicable Law shall be referred to herein as “Transferred Employees.” The Eligible Employees who do not accept employment with, or who validly reject the automatic transfer to, the Employer shall be referred to herein as “Non-Transferred Employees.”

          (ii) Notwithstanding Section 9.7(a)(i), any Qualifying Employment Offer to any Eligible Employee who, on the Initial Closing Date, is not actively at work due to short-term disability, a leave of absence covered by applicable Law or due to any other authorized leave of absence (each such Eligible Employee, a “Leave Employee”) (A) shall be contingent on such Leave Employee returning to active full-time work on or prior to the later of (1) the twelve (12)-month anniversary of the Initial Closing Date and (2) the last day on which the Company or one of its Subsidiaries would have been required to re-employ such Leave Employee pursuant to any applicable Law if the Initial Closing had not occurred and (B) shall be effective as of the date that such Leave Employee returns to active full-time work (such date, with respect to any Leave Employee, such Leave Employee’s “Leave Return Date”).

          (iii) With respect to any Eligible Employee located in a country other than the United States (including the Territory of Puerto Rico), Italy or Mexico, rather than making a Qualifying Employment Offer itself, Buyer may cause a third party to offer (whether or not an Affiliate of Buyer or any of its Subsidiaries), such Eligible Employee a Qualifying Employment Offer.

          (iv) The Parties shall use commercially reasonably efforts to comply with the consultation procedures required by Article 47 of Italian Law 428/1990. Prior to the Initial Closing, the Parties agree that Buyer shall have the right to seek to negotiate a new Solidarity Agreement (contratto di solidarieta) with respect to the employees at the Ascoli Facility on substantially the same terms and conditions as are existing on the date of this Agreement and to be effective upon the termination of the Solidarity Agreement (contratto di solidarieta) currently in effect as of the date of this Agreement, and the Company shall cooperate with Buyer’s reasonable requests in connection with such negotiations, including, if necessary, becoming a party to such agreement. In the event Company or its Subsidiary is a party to the new Solidarity Agreement, Buyer shall use commercially reasonable efforts following the Initial Closing to novate the agreement to remove Company or its Subsidiary as a party.

          (v) At or as promptly as reasonably practicable following the Initial Closing, Buyer shall:

          (A) provide to each Designated Employee comparable benefits under the Haemonetics Corporation 2005 Long-Term Incentive Compensation Plan equal to the comparative value of the forfeited benefits, if any, of such Designated Employee under each of the Pall Corporation Management Stock Purchase Plan, Pall Corporation 2005 Stock Compensation Plan and Pall Corporation 2012 Stock Compensation Plan, which value shall be determined using a reasonable method agreed to by the Company and Buyer; and

          (B) adopt one or more employee severance and retention bonus plans for the Designated Employees with the terms and conditions set forth on Schedule 9.7(a)(v)(B).

     In connection with (i) the provision by Buyer of equity awards to Designated Employees pursuant to clause (A) of this Section 9.7(a)(v) and (ii) Buyer’s adoption of severance plans and retention bonus plans for Designated Employees pursuant to clause (B) of this Section 9.7(a)(v), the Company shall pay to Buyer an amount equal to $1,800,000, which shall be paid and accounted for in the form of an adjustment to the Initial Closing Purchase Price.

          (vi) At or as promptly as reasonably practicable following the Initial Closing, the Company shall fully vest each U.S. and Puerto Rico Transferred Employee in his or her benefits accrued through the Initial Closing under the Pall Corporation Cash Balance Pension Plan. The costs and expenses associated with the actions contemplated in this Section 9.7(a)(vi) shall be for the account of the Company.

          (vii) The Company shall pay Buyer an amount equal to any portion of the Tratamento di Fine Rapporto (“TFR”) in respect of Transferred Employees employed, as of the Initial Closing Date in Italy that is accrued but that has not previously been paid over to (x) the relevant Transferred Employee, (y) a Government Entity responsible for administering TFR funds or (z) to a third party custodian responsible for maintaining TFR funds for such Transferred Employee. Promptly, but in any event within sixty (60) days after the Initial Closing, the Company shall deliver to Buyer a written statement (the “TFR Liability Statement”) setting forth the amount of such TFR Liability. Unless within the thirty (30) day period following Buyer’s receipt of the TFR Liability Statement, Buyer delivers written notice to the Company (the “TFR Liability Dispute Notice”) setting forth in reasonable detail any and all items of disagreement related to the TFR Liability Statement, including the basis therefor and the amount thereof, the TFR Liability Statement shall be conclusive and binding upon each of the Parties. If Buyer delivers the TFR Liability Dispute Notice to the Company within the required thirty (30) day period, Buyer and the Company shall use reasonable efforts to resolve their differences. If any TFR Liability remains unresolved for a period of thirty (30) days after the Company’s receipt of the TFR Liability Dispute Notice, Buyer and the Company shall, within ten (10) days thereafter, submit the dispute to the Accounting Firm to be determined in accordance with Section 2.7. The TFR Liability shall be deemed final for the purposes of this Section 9.7(a)(vii) upon the earliest of (x) the failure of Buyer to provide the Company with a TFR Liability Dispute Notice within thirty (30) days of the Company’s delivery of the TFR Liability Statement, (y) the resolution of all items of dispute by the Company and Buyer and (z) the resolution of all items of dispute by the Accounting Firm. Upon the final determination of the TFR Liability, the Company shall pay such amount to Buyer with interest thereon from the Initial Closing Date to the date of actual payment at a rate equal to the prime rate as of the Initial Closing Date as stated in The Wall Street Journal plus one percent (1%) per annum.

          (viii) Apart from the TFR, and subject to Section 9.7(a)(v) and the accuracy of the Company’s representations and warranties under Article III, all other amounts that may become due or payable to a Transferred Employee resulting from the termination of the Transferred Employees by the Buyer Group following the Initial Closing shall be for the account of, and paid by Buyer, including without limitation any severance, termination or similar payment, whether required by statute, contract or otherwise.

          (ix) Except as otherwise prohibited by applicable Law or any provision of this Agreement, on or after the Initial Closing the Employer may modify the salary, wage level or benefits or terminate the employment of any Transferred Employee at any time and for any reason, including without cause. Except as otherwise required by applicable Law, neither Buyer nor any of its Affiliates shall have any Liability with respect to any Non-Transferred Employee or former employee or retiree of the Company or any of its Subsidiaries (including any Person currently covered by any benefit plan of the Company or any of its Subsidiaries who is not a Transferred Employee), regardless of when such Liability arises or occurred (whether on, prior to or after the Initial Closing). Except as otherwise required by applicable Law or this Agreement, the Company Group shall be solely responsible for the payment of all employee benefits (including, without limitation, any severance pay, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (or other bonuses or compensation related in any way to the execution, delivery or performance of this Agreement), retirement and any other benefits, premiums, claims and related costs) to any of the employees, former employees or retirees of the Company Group based on or arising under employment with the Company Group, including the payment to each Transferred Employee of (i) the pro rata portion of the target bonus for the Company’s 2012 fiscal year under the Company’s annual bonus plans to which such Transferred Employee would have otherwise been entitled had such Transferred Employee remained employed by the Company Group until the end of the Company’s 2012 fiscal year, based on the Transferred Employee’s period of service prior to the Initial Closing, and (ii) any bonus or unpaid sales incentive compensation earned by such Transferred Employee prior to the Initial Closing, based on pro rata quotas. If permitted by Law, the Company Group shall pay to the Buyer Group an amount equal to Transferred Employees’ accrued but unused vacation time and other similar accrued but unused time as provided by applicable Law or, if no Law is applicable, pursuant to the Company’s policies in respect of such payments. The Buyer Group shall in turn make such accrued vacation time and similar time available to such Transferred Employees to the same extent such accrued vacation time and similar time would have been made available to the Transferred Employees by the Company Group. With respect to any sales incentive payment due to any Transferred Employee in connection with the Company’s 2012 fiscal year, the Company shall make such payment to such Transferred Employee at the time the Company generally pays employees pursuant to the terms of the Company’s annual bonus plans and sales incentive arrangements; provided, however, that Buyer shall provide to the Company the data necessary to calculate such sales incentive payments due to any Transferred Employees for the period beginning immediately upon the Initial Closing and ending on July 31, 2012; provided, further, that Buyer shall reimburse the Company for the amount of such sales incentive payments paid by the Company to Transferred Employees for such period, if any, beginning immediately upon the Initial Closing and ending on July 31, 2012. Except as otherwise required by applicable Law, the Employer shall be solely responsible for the payment of all wages, salaries and other compensation and employee benefits (including, without limitation, any severance pay, notice pay, insurance, supplemental pension, deferred compensation, bonuses, retirement and any other benefits, premiums, claims and related costs) to any of the Transferred Employees relating to or arising out of their employment with the Employer. Neither Buyer nor any of its Affiliates shall assume any Liability with respect to any Employee Program or other employee benefit plan of any kind or nature maintained by the Company or any of its Affiliates for any of its employees, former employees or retirees, except for (i) any Liability with respect to Transferred Employees under any Employee Program of the Mexico Subsidiary, (ii) any Liability that transfers by operation of Law and (iii) as otherwise provided in this Section 9.7.

          (b) Service Credit. From and after the Initial Closing, Employer shall give each Transferred Employee full credit for purposes of eligibility to participate, level of benefits, and vesting and seniority under any collective bargaining agreement or national collective agreement, but not for purposes of benefit accrual unless required by applicable Law, under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or contributed to by Employer for such Transferred Employee’s service with the Company or any ERISA Affiliate, and with any predecessor employer, to the same extent recognized by the Company or any ERISA Affiliate, except to the extent such credit would result in duplication of benefits for the same period of service.

          (c) Pre-Existing Conditions. The Employer shall, with respect to Transferred Employees, (i) waive any limitations as to preexisting conditions, exclusions and waiting periods with respect to participation requirements under any welfare benefit plan in which such Transferred Employees may be eligible to participate after the Initial Closing; provided, however, that no such waiver shall apply to a preexisting condition of any Transferred Employee who was, prior to the Initial Closing, excluded from receipt of benefit in a welfare benefit plan maintained or contributed to for the benefit of such Transferred Employee by the nature of such preexisting condition; and (ii) cause to be credited any deductibles or out-of-pocket expenses incurred by Transferred Employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the health plans of the Employer.

          (d) 401(k) Plan. Immediately prior to the Initial Closing, those Transferred Employees who are principally employed in the United States (“U.S. Transferred Employees”) and Puerto Rico (the “PR Transferred Employees”) will cease to participate in the Pall Corporation 401(k) Plan (the “Pall US Plan”) and the Pall Retirement Plan for Puerto Rico Employees (the “Pall PR Plan”), respectively, and all of the unvested amounts of such Transferred Employees in the Pall US Plan and the Pall PR Plan shall fully vest. The costs and expenses of such full vesting shall be for the account of the Company. As of the Initial Closing, the U.S. Transferred Employees will be eligible to commence participation in the qualified defined contribution plan currently sponsored or maintained by the Employer for the benefit of its employees in the United States (the “Employer US 401(k) Plan”). The Employer will cause the Employer US 401(k) Plan to accept a direct rollover of, or an eligible rollover of, all or a portion of the taxable portion of a distribution of a U.S. Transferred Employee’s account balance from the Pall US Plan, including any promissory notes evidencing outstanding loan(s) (which will continue to be subject to the same repayment and other terms as when in the US Plan). In addition, Buyer and the Company shall cooperate with the Employer in effecting a trustee-to-trustee transfer of plan assets, including outstanding loans and promissory notes evidencing such loans, attributable to the PR Transferred Employees under the Pall PR Plan as of the Initial Closing to a Puerto Rico-qualified retirement plan established by the Employer (the “Employer PR Plan”). The Company shall be responsible for the operation of the Pall U.S. Plan and the Pall PR Plan until such rollovers and trustee to trustee transfers occur and Buyer shall be responsible for the operation of the Employer U.S. 401(k) Plan and the Employer PR Plan following such rollovers and trustee to trustee transfer.

          (e) Flexible Spending Accounts. Immediately prior to the Initial Closing, the U.S. Transferred Employees will cease to contribute to the Company’s flexible spending account plan (the “Company FSA Plan”). U.S. Transferred Employees who elected to participate in the Company FSA Plan for the current plan year will become participants in any available Employer flexible spending account plan (the “Employer FSA Plan”) as if their participation in the Employer FSA Plan had been continuous during the then current year and at the same level of coverage elected under the Company FSA Plan, subject to the limitations set forth herein. Each U.S. Transferred Employee will be reimbursed for medical and dependent care expenses incurred by such U.S. Transferred Employee at any time during the current year (including claims incurred before the Initial Closing Date), up to the amount of the elections made by each U.S. Transferred Employee under the Company FSA Plan in the current year, reduced by amounts previously reimbursed by the Company pursuant to the Company FSA Plan in the current year. To effectuate the foregoing, as soon as administratively practicable after the Initial Closing Date, the Company will notify the Employer whether the amounts of the account balances (if any) under the Company FSA Plan are positive or negative in the aggregate immediately prior to the Initial Closing Date, and the Company will pay the Employer such aggregate balance (if positive) or the Employer will pay the Company such aggregate balance (if negative), with respect to all U.S. Transferred Employees who become covered under the Employer FSA Plan for the current plan year.

          (f) Update to Employee List. Prior to the Initial Closing and on a date to be agreed as between the Company and Buyer, the Company will provide to Buyer a revised list of Product Line Employees. Upon Buyer’s approval of any Product Line Employees added to such list, which approval will not be unreasonably withheld or delayed, such list will be the definitive list of Product Line Employees for all purposes of this Agreement.

          (g) Cooperation. Subject to, and to the extent permitted by, applicable Law (including any privacy Laws) and the Confidentiality Agreement, the Company shall provide promptly to the Employer, at the Employer’s request, any information or copies of personnel records (including, without limitation, addresses, dates of birth, dates of hire and dependent information) relating to the Transferred Employees or relating to the service of the Transferred Employees with the Company Group (and predecessors of the Company Group) prior to the Initial Closing.

          (h) Employee Communications. The Company shall consult with Buyer, and will consider in good faith Buyer’s advice, prior to sending any notices or other communication materials to any employees of the Product Lines regarding this Agreement and the transactions contemplated hereby. Except with the prior written consent of Buyer, the Company shall not, and shall cause its Subsidiaries not to, discuss with any employees of the Product Lines or otherwise provide information to such employees regarding the terms of their potential employment with Buyer following the Initial Closing.

          (i) Compliance with Local Law. Buyer and the Company agree to comply with all applicable Law, rules, individual agreements, collective bargaining agreements and national collective agreements pertaining to the subject matter of this Agreement, including the assumption by Buyer or any of its Affiliates of any employment or employee-benefits related obligations or Liabilities that Buyer or any of its Affiliates is required to assume pursuant to any such Law, rule, individual agreement, collective bargaining agreement or national collective agreement. Nothing in this Section 9.7(i) shall alter the allocation of Assumed Liabilities and Excluded Liabilities as between Buyer and the Company.

          (j) WARN Act. Buyer agrees to provide, or cause its Subsidiaries to provide, any required notice under the WARN Act and to otherwise comply with the WARN Act, with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Transferred Employees at the Covina Facility or the Puerto Rico Facility (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring after the Initial Closing Date. In connection therewith, Buyer shall assume all Liabilities and obligations for the provision of notice or payment in lieu of notice or any applicable penalties under the WARN Act, and, subject to the compliance by the Company’s of its obligations under Section 5.16. Buyer hereby indemnifies the Company and its Affiliates against and agrees to hold each of them harmless from any and all damages incurred or suffered by the Company or its Affiliates with respect to the WARN Act arising as a result of actions taken by Buyer after the Initial Closing Date with respect to such Transferred Employees.

     9.8. Bulk Sales Laws. The Company shall take all actions necessary to satisfy the requirements of (or, if subject to waiver, the Parties each hereby waive compliance by the Company with) the “bulk sales,” “bulk transfer” or similar Laws of any state or jurisdiction.

     9.9. Payments.

          (a) The Company shall promptly remit to Buyer all monies received by the Company or any of its Affiliates following the Initial Closing in payment for or arising from any Purchased Assets acquired by Buyer pursuant to this Agreement. Payments remitted to Buyer pursuant to this Section 9.9(a) shall be in the form received by the Company or any of its Affiliates.

          (b) Buyer shall promptly remit to the Company all monies received by Buyer or any of its Affiliates following the Initial Closing in payment for or arising from any Excluded Assets. Payments remitted to the Company pursuant to this Section 9.9(b) shall be in the form received by the Buyer or any of its Affiliates.

     9.10. Trademarks; Tradenames. Except as otherwise provided in the Transition Services Agreements, as soon as practicable after the Initial Closing, other than with respect to the HDC Line, the Company Group shall cease the use of all of the trademarks, tradenames, service marks and service names included in the Purchased Assets, in any of their forms or spellings, on all websites, advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents; provided, however, that Buyer for a reasonable period of time may continue to use the name of the Company with respect to dies, molds, toolings, castings and the like.

     9.11. Pro-Rated Payments. After each Closing, any expenses or other charges (whether prepaid or accrued) with respect to the Product Lines, the HDC Line, the Purchased Assets or the Assumed Liabilities including, without limitation, amounts paid or payable with respect to rental payments, leases, utilities, and all real property, personal property and similar Taxes, which either become due and payable on or after the relevant Closing Date and relate to periods beginning before and ending after such Closing Date or have been paid prior to such Closing Date and relate to periods beginning before and ending after such Closing Date, will be prorated and adjusted between the Company and Buyer as of such Closing Date on a per-diem basis. In connection therewith, Buyer will be responsible for, and will pay to the Company, the portion of such amounts allocable to the period ending after such Closing Date, only to the extent that the Company made such payment to a third Person, within sixty (60) days of receipt of a detailed invoice from the Company. No later than five (5) days prior to such Closing, the Company will deliver to Buyer a statement of all such prepaid or accrued expenses as of such Closing Date.

ARTICLE X

MISCELLANEOUS

     10.1. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by or on behalf of Buyer and the Company or (b) by a waiver in accordance with Section 10.2.

     10.2. Waiver. Any Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of another Party, (b) waive any inaccuracy in the representations and warranties of another Party contained herein or in any document delivered by such Party pursuant hereto or (c) waive compliance with any agreement of another Party or condition to another Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights under this Section 10.2 shall not constitute a waiver of any of such rights. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     10.3. Notices. All notices, claims, demands and other communications given or delivered under this Agreement shall be in writing and shall be delivered by e-mail, by facsimile, by first class mail, return receipt requested, or by hand by express overnight courier service, and shall be deemed given when so delivered by hand, when transmission is confirmed by the transmitting equipment if delivered by email or facsimile, or if mailed, three (3) days after mailing, or one (1) Business Day in the case of overnight courier service, to the respective Parties at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section 10.3):

If to the Company:		with a copy to:

Pall Corporation		Baker & McKenzie LLP
25 Harbor Park Drive,		1114 Avenue of the Americas
Port Washington, NY 11050		New York, NY 10036
Attention: Legal Department	Attention:	Thomas Rice, Esq.
Carol Stubblefield, Esq.
Fax: (516) 801-9781
E-mail: Thomas.Rice@bakermckenzie.com
Carol.Stubblefield@bakermckenzie.com
Fax: (212) 310-1647
(212) 310-1653

	If to Buyer:		with a copy to:

	Haemonetics Corporation		Goodwin Procter LLP
	400 Wood Road		Exchange Place
	Braintree, MA 02184		53 State Street
Attention:	Chief Financial Officer		Boston, MA 02109
	Chief Legal Officer	Attention:	Paul R. Gauron, Esq.
Lisa R. Haddad, Esq.
E-mail: clindop@haemonetics.com
	sandra.jesse@haemonetics.com		E-mail: PGauron@goodwinprocter.com
	Fax: (781) 356-9935		LHaddad@goodwinprocter.com
Fax: (617) 523-1231

     10.4. Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of Law or otherwise without the prior written consent of the Company and Buyer. Notwithstanding anything to the contrary in this Section 10.4, without the consent of the Company, each of Buyer and its permitted assigns may at any time, in their sole discretion, assign, in whole or in part, (a) their right to purchase the Purchased Assets and assume the Assumed Liabilities to one or more of their Affiliates; (b) their rights under this Agreement and the other Transaction Documents, in whole or in part, to any subsequent purchaser, such permitted transferee or any of their divisions or any material portion of the Product Lines or the Purchased Assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise); and (c) their rights (but not obligations) under this Agreement to any Financing Source; provided, that, in each case, no such assignment shall release Buyer from any of its obligations hereunder. Similarly, notwithstanding anything to the contrary set forth in this Section 10.4, without the consent of Buyer, each of the Company and its permitted assigns may at any time, in their sole discretion, assign, in whole or in part, (a) their obligation to sell the Purchased Assets to one or more of their Affiliates and (b) their rights under this Agreement and the other Transaction Documents to any subsequent purchaser, such permitted transferee or any of their divisions or any material portion of the Excluded Assets or the Excluded Liabilities (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise); provided, that, in each case, no such assignment shall release the Company from any of its obligations hereunder.

     10.5. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Agreement shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is prohibited or invalid, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

     10.6. Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Nothing in the Schedules attached hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. The word “including” shall mean including without limitation regardless of whether such words are included in some contexts but not others. Reference to any Law shall refer to any successor Law thereto. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

     10.7. Captions. The table of contents and captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no table of contents or captions had been used in this Agreement.

     10.8. Entire Agreement. The Confidentiality Agreement, this Agreement, including the Exhibits and Schedules hereto, and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Letter of Intent.

     10.9. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

     10.10. Specific Performance.

          (a) The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that prior to the valid termination of this Agreement in accordance with Section 7.1, and subject to Section 10.10(b), (i) the Parties shall be entitled to seek (in a court of competent jurisdiction as set forth in Section 10.13) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (other than a Party’s obligations to effect the Initial Closing), without bond or other security being required, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Buyer would have entered into this Agreement.

          (b) It is explicitly agreed that neither Party shall be entitled to seek an injunction, specific performance or other equitable remedy to specifically enforce the other Party’s obligations to effect the Initial Closing on the terms and conditions set forth herein. For the avoidance of doubt, notwithstanding the foregoing, either Party shall be entitled to seek an injunction, specific performance or other equitable remedy to specifically enforce the other Party’s obligations to effect the Subsequent Closing on the terms and conditions set forth herein.

     10.11. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Massachusetts applicable to contracts executed in and to be performed in the Commonwealth of Massachusetts.

     10.12. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties (and the Buyer Parties and Company Parties for purposes of Article VIII) and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

     10.13. CONSENT TO JURISDICTION.

          (a) SUBJECT TO SECTION 10.14, THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS AND, TO THE EXTENT AVAILABLE, THE BUSINESS LITIGATION SESSION OF THE SUPERIOR COURT OF THE COMMONWEALTH OF MASSACHUSETTS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT TO THE ADDRESS SPECIFIED FOR SUCH PARTY PURSUANT TO SECTION 10.3 SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT. NOTHING IN THIS SECTION 10.13 SHALL, HOWEVER, AFFECT THE RIGHT OF A PARTY TO SERVICE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

          (b) WAIVER OF JURY TRIAL. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING UNDER OR RELATING TO THIS AGREEMENT.

     10.14. Dispute Resolution. Except as otherwise expressly set forth herein, any dispute, controversy or claim arising under or relating to this Agreement or any breach or threatened breach hereof shall be promptly presented to the Chief Executive Officers of Buyer and the Company (or alternative officers designated by Buyer or the Company) for resolution and if such officers cannot resolve such disputes, claims or controversies then such dispute, claim or controversy shall be finally resolved by arbitration initiated by either Party (each an “Arbitrable Dispute”). Any Arbitrable Dispute shall be resolved by final and binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, subject to the following:

          (a) The demand for arbitration shall be in writing, shall be served on the other Party in the manner prescribed herein for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.

          (b) The arbitration shall be conducted by a panel of three (3) arbitrators, one (1) selected by Buyer, one (1) selected by the Company and one (1) to be selected jointly by the arbitrators selected by Buyer and the Company (collectively, the “Arbitrators”) who shall conduct such evidentiary or other hearings as they deem necessary or appropriate and thereafter shall make their determination as soon as practicable. Any arbitration pursuant hereto shall be conducted by the Arbitrators under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, but the Arbitrators shall not be required to comply strictly with such Rules in conducting any such arbitration. All such arbitration proceedings shall take place in the Commonwealth of Massachusetts.

          (c) Except as provided herein (including pursuant to Article VIII to the extent such items constitute Losses):

          (i) each Party shall bear its own “Costs and Fees,” which are defined as all reasonable pre-award expenses of the arbitration, including travel expenses, out-of-pocket expenses (including, but not limited to, copying and telephone) witness fees, and reasonable attorney’s fees and expenses;

          (ii) the fees and expenses of the Arbitrators and all other costs and expenses incurred in connection with the arbitration shall be borne equally by the Parties; and

          (iii) notwithstanding the foregoing, the Arbitrators shall be empowered to require any one or more of the Parties to bear all or any portion of such Costs and Fees and/or the fees and expenses of the Arbitrators in the event that the Arbitrators determine such Party has acted unreasonably or in bad faith.

          (d) The Arbitrators shall have the authority to award any remedy or relief that a court of the Commonwealth of Massachusetts could order or grant, including, without limitation, specific performance, the awarding of Losses, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The Arbitrators shall render their decision and award upon the concurrence of at least two (2) of their number. Such decision and award shall be in writing and counterpart copies thereof shall be delivered to each Party. The decision and award of the Arbitrators shall be binding on all Parties. In rendering such decision and award, the Arbitrators shall not add to, subtract from or otherwise modify the provisions of this Agreement and shall make their determinations in accordance therewith. Any Party to the arbitration may seek to have judgment upon the award rendered by the Arbitrators entered in any court having jurisdiction thereof.

          (e) Each Party agrees that it will not file any suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by the Arbitrators. Upon the entry of an order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the Party which filed such action or proceeding shall promptly pay to the other Party the reasonable attorney’s fees, costs and expenses incurred by such other Party prior to the entry of such order.

          (f) Notwithstanding the foregoing, any Party may apply to a court of law or equity for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof as set forth in Section 9.4(e) or Section 10.10.

     10.15. Delivery by Facsimile. This Agreement and any Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by pdf electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract shall raise the use of a facsimile machine or pdf electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or pdf electronic mail as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed by its respective officer thereunto duly authorized, all as of the day and year first above written.

HAEMONETICS CORPORATION

By:	/s/ Christopher Lindop
Name:	Christopher Lindop
Title:	Vice President and
Chief Financial Officer

PALL CORPORATION

By:	/s/ Robert G. Kuhbach
Name:	Robert G. Kuhbach
Title:	SVP, General Counsel

Exhibit A
Reserved

Exhibit B-1
Form of Local Transfer Documents (to be provided)

Exhibit B-2
Form of Equity Assignment (to be provided)

Exhibit C
Reserved

Exhibit D-1

TRADEMARK ASSIGNMENT

This Trademark Assignment (this “Assignment”) is made effective this ____ day of _____, 2012, by and between Pall Corporation, a New York corporation (“Company”) having its principal office at 25 Harbor Park Drive, Port Washington, NY 11050 and [NAME OF HAEMONETICS ENTITY], a [state of jurisdiction; type of entity] (“Haemonetics”) having its principal office at 400 Wood Road, Braintree, MA 02184.

     WHEREAS, Company holds all right, title and interest in and to the trademarks, service marks and trade names set forth on Exhibit A attached hereto and incorporated herein by reference (the “Marks”);

     WHEREAS, Company and Haemonetics are parties to that certain Asset Purchase Agreement, dated as of _______, 2012 (the “Purchase Agreement”), pursuant to which Company has sold to Haemonetics certain of the assets of Company, including the Marks and the goodwill of the business symbolized thereby;

     WHEREAS, Company now wishes to assign the Marks to Haemonetics, and Haemonetics desires to acquire the Marks from Company, together with the goodwill of the business symbolized thereby;

     WHEREAS, Company is conveying the Marks to Haemonetics as part of the transfer of all or substantially all of the assets of the Product Lines (as defined in the Purchase Agreement); and

     WHEREAS, the execution and delivery of this Assignment is a condition to Closing under and as defined in the Purchase Agreement.

     NOW, THEREFORE, in consideration of the premises set forth above and in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

Company does hereby sell, assign, convey and transfer unto Haemonetics and its successors, assigns and legal representatives, Company’s entire right, title and interest in and throughout the world in and to the Marks (including any common law rights that may exist and are associated therewith), together with the goodwill of the business symbolized thereby and appurtenant thereto, the same to be held and enjoyed by Haemonetics, its successors, permitted assigns or legal representatives, together with income, royalties, damages or payments due on or after the date hereof, including, without limitation, all claims for damages or payments by reason of infringement or unauthorized use of the Marks, along with the right to sue for past infringements and collect same for Haemonetics’ sole use and enjoyment.

Company does hereby authorize the Director of the United States Patent & Trademark Office, and the empowered official of any country or countries foreign to the United States whose duty it is to record trademark registrations, applications and title thereto, to record the Marks and title thereto as the property of Haemonetics, its successors, assigns or legal representatives in accordance with the terms of this instrument.

Haemonetics and Company also agree that multiple copies of this Assignment may be executed, each of which shall be deemed an original, and each of which shall be valid and binding upon Haemonetics and Company.

[Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, Company and Haemonetics have caused this Assignment to be executed by their duly authorized representatives as of the date first written above.

PALL CORPORATION

Signature:
Name:
Title:

     On this ____ day of ___________, 2012, before me, the undersigned Notary Public, personally appeared ___________________, proved to me through satisfactory evidence of identification, which was/were _______________________, to be the person whose name is signed on the preceding or attached document, and who swore or affirmed to me that the contents of the document are truthful and accurate to the best of his/her knowledge and belief. The above-indicated individual is duly authorized to execute this document singly on behalf of Company and executed this document of his/her own free will.

(Seal)
Signature of Notary

My Commission Expires:

[NAME OF HAE ENTITY]

Signature:
Name:
Title:

     On this ____ day of ___________, 2012, before me, the undersigned Notary Public, personally appeared ___________________, proved to me through satisfactory evidence of identification, which was/were _______________________, to be the person whose name is signed on the preceding or attached document, and who swore or affirmed to me that the contents of the document are truthful and accurate to the best of his/her knowledge and belief. The above-indicated individual is duly authorized to execute this document singly on behalf of Assignee and executed this document of his/her own free will.

(Seal)
Signature of Notary

My Commission Expires:

Exhibit D-2

PATENT ASSIGNMENT

     This Patent Assignment (this “Assignment”) is made effective this ____ day of _____, 2012, by and between Pall Corporation, a New York corporation (“Company”) having its principal office at 25 Harbor Park Drive, Port Washington, NY 11050 and [NAME OF HAEMONETICS ENTITY], a [state of jurisdiction; type of entity] (“Haemonetics”) having its principal office at 400 Wood Road, Braintree, MA 02184.

     WHEREAS, Company holds all right, title and interest in and to the patents and patent applications (and patents issuing on such applications) set forth on Exhibit A attached hereto and incorporated herein by reference (collectively, the “Patent Rights”) and the invention(s) described and/or claimed in the Patent Rights (the “Inventions”); and

     WHEREAS, Company and Haemonetics are parties to that certain Asset Purchase Agreement, dated as of _______, 2012 (the “Purchase Agreement”), pursuant to which Company has sold to Haemonetics certain of the assets of Company, including the Inventions and Patent Rights;

     WHEREAS, Company now wishes to assign the Inventions and Patent Rights to Haemonetics, and Haemonetics desires to acquire the Inventions and Patent Rights from Company; and

     WHEREAS, the execution and delivery of this Assignment is a condition to Closing under and as defined in the Purchase Agreement.

     NOW, THEREFORE, in consideration of the premises set forth above and in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

     Company does hereby sell, assign, convey and transfer unto Haemonetics and its successors, assigns, and legal representatives, Company’s entire right, title and interest in and throughout the world in and to the Inventions, together with Company’s entire right, title and interest in and to the Patent Rights and such other patents as may issue thereon or claim priority under United States law or international convention, including but not limited to non-provisionals, continuations, divisionals, reissues, reexaminations, extensions, and substitutions of patents and patent applications within the Patent Rights or such other patents, and any right, title and interest Company may have in applications to which the Patent Rights claim priority; the Inventions and the Patent Rights to be held and enjoyed by Haemonetics for its own use and behalf and for its successors, assigns and legal representatives, to the full end of the term for which said patents may be granted as fully and entirely as the same would have been held by Company had this assignment and sale not been made; and Company hereby conveys all of its rights arising under or pursuant to any and all United States laws and international agreements, treaties or laws relating to the protection of industrial property by filing any such applications for patent, including but not limited to any cause(s) of action and damages accruing prior to this assignment. Company hereby acknowledges that this assignment, being of Company’s entire right, title and interest in and to the Inventions and the Patent Rights carries with it the right in Haemonetics to apply for and obtain from competent authorities in all countries of the world any and all patents by attorneys and agents of Haemonetics’ selection and the right to procure the grant of all patents to Haemonetics in its own name as assignee of Company’s entire right, title and interest therein.

     Company does hereby authorize the Director of the United States Patent & Trademark Office, and the empowered officials of all other governments whose duty it is to record patents, applications and title thereto, to record the Patent Rights and title thereto as the property of Haemonetics, its successors, assigns, or legal representatives in accordance with the terms of this instrument.

     Company does hereby further authorize and request the Director of the United States Patent and Trademark Office and the empowered officials of all other governments to issue such Patent Rights or patents as shall be granted upon the Patent Rights, or applications based thereon, to Haemonetics, its successors, assigns, or legal representatives.

     Haemonetics and Company also agree that multiple copies of this Assignment may be executed, each of which shall be deemed an original, and each of which shall be valid and binding upon Haemonetics and Company.

[Remainder of Page Intentionally Left Blank]

2

     IN WITNESS WHEREOF, Company and Haemonetics have caused this Assignment to be executed by their duly authorized representatives as of the date first written above.

PALL CORPORATION

Signature:
Name:
Title:

     On this ____ day of ___________, 2012, before me, the undersigned Notary Public, personally appeared ___________________, proved to me through satisfactory evidence of identification, which was/were _______________________, to be the person whose name is signed on the preceding or attached document, and who swore or affirmed to me that the contents of the document are truthful and accurate to the best of his/her knowledge and belief. The above-indicated individual is duly authorized to execute this document singly on behalf of Company and executed this document of his/her own free will.

(Seal)
Signature of Notary

My Commission Expires:

[NAME OF HAE ENTITY]

Signature:
Name:
Title:

     On this ____ day of ___________, 2012, before me, the undersigned Notary Public, personally appeared ___________________, proved to me through satisfactory evidence of identification, which was/were _______________________, to be the person whose name is signed on the preceding or attached document, and who swore or affirmed to me that the contents of the document are truthful and accurate to the best of his/her knowledge and belief. The above-indicated individual is duly authorized to execute this document singly on behalf of Assignee and executed this document of his/her own free will.

(Seal)
Signature of Notary

My Commission Expires:

Exhibit E

LICENSE AGREEMENT

     This License Agreement dated as of _______, 2012 (the “Effective Date”), is entered into by and between Pall Corporation, a New York corporation (“Company”) having its principal office at 25 Harbor Park Drive, Port Washington, NY 11050 and [NAME OF HAEMONETICS ENTITY(IES)], a [state of jurisdiction; type of entity] (“Haemonetics”) having its principal office at 400 Wood Road, Braintree, MA 02184. The Company and Haemonetics are collectively referred to herein as the “Parties” and each individually as a “Party.”

     WHEREAS, pursuant to an Asset Purchase Agreement, dated as of __________, 2012 (the “Purchase Agreement”), the Company has sold to Haemonetics substantially all of the assets of the Product Lines (as defined in the Purchase Agreement); and

     WHEREAS, Haemonetics desires and is willing to secure from the Company, and the Company desires and is willing to grant to Haemonetics an exclusive license in the Field (as defined below) under certain intellectual property rights that are owned or licensed to the Company as of the Effective Date and used in the Product Lines but that have not been sold to Haemonetics pursuant to the Purchase Agreement;

     WHEREAS, other arrangements with respect to use on a transitional basis of certain other intellectual property rights are set forth in the Purchase Agreement and other agreements executed pursuant thereto; and

     WHEREAS, the Purchase Agreement requires, as a condition to closing, that this License Agreement be executed and delivered by the Parties.

     NOW, THEREFORE, in consideration of these premises and the mutual covenants, agreements, representations and warranties herein contained, the Parties hereby agree as follows:

1. Certain Defined Terms. The following terms shall have the meanings set forth below:

     1.1 “Component Storage Systems Patents” means the Licensed Patents that are listed on Schedule A under the headings “Method for processing a biological fluid” and “Biological fluid treatment system and method”.

     1.2 “Confidential Information” means all information and data that (a) is provided by one Party to the other Party under and during the term of this License Agreement, and (b) if disclosed in writing or other tangible medium is marked or identified as confidential at the time of disclosure to the recipient, or is acknowledged at the time of disclosure to be confidential, or otherwise should reasonably be deemed to be confidential.

     1.3 “Copyrights” means copyrights in both published and unpublished works, including, without limitation, in compilations, databases and computer programs, manuals and other documentation, copyright registrations and applications, and copyrights in all derivatives, translations, adaptations and combinations of the above.

     1.4 “Declaratory Judgment Action” means any declaratory judgment action or any other action or proceeding filed by any Third Party alleging invalidity, unenforceability or non-infringement of any Licensed Patent (other than the Licensed Connector Patents).

     1.5 “Field” means blood leukoreduction, blood filtration and/or blood processing, including systems for whole blood collection and processing of blood transfusion components (e.g. red cells, platelets, plasma and platelet rich plasma), the storage and reinfusion of leukoreduced blood components; and platelet pooling; but excluding (i) cord blood and birth tissue applications, (ii) the collection and/or processing of biological fluids and/or tissues for cell therapy (i.e. the further concentration of stem cells, progenitor cells, and/or pluripotent cells), (iii) autologous non-manipulated cell applications for therapeutic use, (iv) allogeneic Minimally Manipulated (as defined by FDA) cell applications for therapeutic use, (v) cardiovascular pumps (including Pre-Bypass Plus and Cardioplegia Plus) and masks, (vi) plasma fractionation (provided, however the concentration of specific proteins, glycoproteins and hormones at the point of collection is not plasma fractionation), and (vii) the biopharm market.

     1.6 “Know-How” means all confidential, technical and/or proprietary information and knowledge, whether or not patentable and whether or not in written form, including, without limitation, information, inventions, know-how and knowledge regarding inventions, discoveries, developments, improvements, techniques, research in progress, trade secrets, systems, methods, processes, algorithms, technical data, formulae, drawings, designs, schematics, specifications, diagrams, blueprints, flow charts, models, prototypes, techniques, practices, testing, manufacturing, and biological reagents, excluding any Patent rights with respect thereto.

     1.7 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

     1.8 “License Agreement” means this License Agreement, including without limitation all schedules and exhibits and attachments hereto.

     1.9 “Licensed Connector Patents” means the Licensed Patents listed on Schedule A attached hereto under the heading “Licensed Connector Patents”.

     1.10 “Licensed Copyrights” means any and all Copyrights in any and all tangible embodiments of Licensed Know-How, and any drawings relating to the Product Lines, that are owned or licensed to the Company as of the Effective Date and used in or used to support the manufacture and sale, in the Field, of products in the Product Lines but that are not sold to Haemonetics under the Purchase Agreement. The Licensed Copyrights include, without limitation, any and all Copyrights in the subject matter listed on Schedule A hereto under the heading “Licensed Copyrights”.

     1.11 “Licensed IP” means, collectively, any and all of the Licensed Copyrights, Licensed Know-How and Licensed Patents.

     1.12 “Licensed Know-How” means all Know-How that is owned or licensed to the Company as of the Effective Date and used in or used to support the manufacture and sale of products in the Product Lines (excluding any media that does not constitute “Media”, as such term is defined in the Purchase Agreement) but that is not sold to Haemonetics under the Purchase Agreement. The Licensed Know-How includes, without limitation, any and all rights under applicable trade secret Laws in and to the Know-How listed on Schedule A hereto under the heading “Licensed Know-How”. Licensed Know-How shall not include any Know-How to the extent that it is exclusively related to the subject matter of either the Licensed Connector Patents or the Component Storage Systems Patents.

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     1.13 “Licensed Patents” means the Patents listed on Schedule A hereto under the heading “Licensed Patents”, including without limitation the Licensed Connector Patents and the Component Storage Systems Patents.

     1.14 “Licensed Product” means any and all products, components and services the making, using, selling, offering for sale or importing of which by Haemonetics or any of its Affiliates would, but for the license granted in Section 2.1 below, (a) infringe a Valid Claim of the Licensed Patents or (b) misappropriate the subject matter of any Licensed Know-How under applicable trade secret Law.

     1.15 “Patents” means patents and patent applications of any kind.

     1.16 “Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority, body or entity or any department, agency or political subdivision thereof.

     1.17 “Product Lines” shall have the meaning set forth in the Purchase Agreement.

     1.18 “Purchase Agreement” shall have the meaning set forth in the recitals hereto.

     1.19 “Title 11” shall have the meaning set forth in Section 11.

     1.20 “Third Party” means any Person other than Haemonetics, the Company and their respective Affiliates.

     1.21 “U.S. PTO” is defined in Section 4.2 below.

     1.22 “Valid Claim” means a claim of any issued and unexpired patent within the Licensed Patents which has not lapsed, become abandoned or been held revoked, invalid, or unenforceable by a decision of a court or administrative or government authority or agency of competent jurisdiction from which no appeal can be or has been taken within the time allowed for such appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2. License Grants.

     2.1 Patents and Know-How. Subject to the terms and conditions of this License Agreement, the Company hereby grants to Haemonetics and its Affiliates, and Haemonetics, on behalf of itself and its Affiliates, hereby accepts, a perpetual, irrevocable, worldwide, exclusive (even as to the Company), royalty-free and fully paid-up right and license under the Licensed Patents and Licensed Know-How, in the Field only, to research, develop, make, have made, use, sell, have sold, offer for sale, have offered for sale, import, have imported, commercialize and otherwise exploit Licensed Products, and the right to practice the methods claimed or included in such Licensed Patents or Licensed Know-How in connection with such Licensed Products.

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     2.2 Copyrights.

          (a) General. Subject to the terms and conditions of this License Agreement, the Company hereby grants to Haemonetics and its Affiliates, and Haemonetics, on behalf of itself and its Affiliates, hereby accepts, a perpetual, irrevocable, worldwide, exclusive (even as to the Company), royalty-free, and fully paid-up right and license under the Licensed Copyrights, in the Field only, to reproduce, display, distribute, perform, modify and create derivative works of, distribute and otherwise commercialize the works of authorship and other subject matter of the Licensed Copyrights, in whole or in part.

     2.3 Sublicensing. Haemonetics and its Affiliates may grant sublicenses, directly or indirectly (through multiple tiers), under the licenses granted to Haemonetics under Section 2.1 and Section 2.2 to any Person, provided that each such sublicensee shall be bound by the restrictions set forth in this License Agreement, including with respect to the Field.

     2.4 Improvements and Derivative Works. Haemonetics will own all right, title and interest in and to any derivative works and improvements created by or for Haemonetics under Section 2.1 and Section 2.2, and any and all intellectual property rights related thereto.

     2.5 Reservation. Except as expressly set forth herein, the Company reserves all right, title and interest in the Licensed IP. No license or other right shall be created hereunder by implication, estoppel or otherwise. Other than the limited rights granted in this License Agreement, all other rights title and interest in and to the Licensed IP are expressly reserved by the Company. For the avoidance of doubt, Haemonetics is not licensed under the Licensed IP outside of the Field.

     2.6 Limitations. Notwithstanding anything to the contrary in this License Agreement, if any Licensed IP is licensed to the Company pursuant to (a) a non-exclusive license, such license is listed on Schedule B attached hereto and the sublicense rights granted by the Company under Sections 2.1 or 2.2 with respect to such Licensed IP shall be non-exclusive and otherwise subject in all respects to such license and (b) a license that is limited in geographic scope, such license is listed on Schedule B attached hereto and the sublicense rights granted by the Company under Sections 2.1 or 2.2 with respect to such Licensed IP shall be subject to the same limited geographic scope and otherwise subject in all respects to such license.

3. Transfer of Copies of Licensed IP. As of the Effective Date, the Company shall transfer to Haemonetics copies of all documents and materials owned or controlled by or licensed to the Company that document, describe or embody the Licensed IP and the subject matter of the Licensed IP, including those items described generally on Schedule C attached hereto.

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4. Prosecution and Maintenance of Licensed Patents.

     4.1 Company’s Obligations. The Company shall have the sole and absolute right, at its discretion, by counsel it so chooses, to file, prosecute, maintain and abandon the Licensed IP in its own name.

     4.2 Cooperation. The Company will provide written notice to Haemonetics reasonably in advance of (but not later than 30 days prior to) any applicable deadline of its intention to abandon any of the Licensed Patents. In the event the Company determines to abandon any of the Licensed Patents other than the Licensed Connector Patents or the Component Storage Systems Patents, Haemonetics shall have the right, in its sole discretion, to continue prosecution and/or maintenance of such Licensed Patents at its own expense and in the name of the Company. If Haemonetics elects to do so, the Company shall cooperate with Haemonetics at Haemonetics expense as may be reasonably necessary in a timely manner for Haemonetics to perform any filing, prosecution or maintenance of such Licensed Patents. In connection with the prosecution and/or maintenance of Licensed Patents in accordance with this Section 4, the Party controlling such prosecution or maintenance shall (a) create and maintain a customer number at the U.S. Patent and Trademark Office (the “U.S. PTO”) which permits both Parties to receive electronic notification of documents issued by the U.S. PTO with respect to the Licensed Patents and monitor the prosecution and maintenance of the Licensed Patents (e.g., permits the Party not controlling such prosecution or maintenance to log-in to the U.S. PTO’s Private PAIR system) and (b) notify the other Party in writing promptly upon issuance of any patent included in the Licensed Patents by the U.S. PTO or any similar office or agency anywhere in the world.

     4.3 Patent Term Restoration, Extension or Adjustment. The Parties shall cooperate with each other, including without limitation to provide, necessary information and assistance as the other Party may reasonably request, in obtaining patent term restoration, extension or adjustment certificates or their equivalents in any country where applicable to the Licensed Patents. To the extent requested by Haemonetics with respect to the Field, the Company shall apply promptly for such patent term restoration, extension, or adjustment or their foreign equivalents at the expense of Haemonetics.

5. Interference, Opposition, Reexamination, and Reissue.

     5.1 Parties’ Rights. Each Party shall, within five (5) days after learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, opposition, reexamination or reissue proceeding related to any Licensed Patent (other than any Licensed Connector Patent or the Component Storage Systems Patents) filed with the U.S. PTO or any similar office or agency.

     5.2 Cooperation. The Parties shall cooperate fully with respect to any such action or proceeding contemplated by Section 5.1 above, including to the extent permissible by Law, providing each other with any information or assistance that either may reasonably request relating to the status of, or developments in, any such action or proceeding or any negotiation related thereto. Haemonetics shall have the right to be kept fully informed and to advise and comment with respect to decisions regarding the appropriate course of conduct for such action or proceeding if such action or proceeding materially adversely affects Haemonetics’ interests with respect to any Licensed Patent (other than any Licensed Connector Patent or Component Storage Systems Patent) within the Field.

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     5.3 Settlement or Resolution. No settlements, resolution or other voluntary final dispositions of an action or proceeding contemplated by Section 5.1 that adversely affect predominantly the rights of Haemonetics in the Field under this License Agreement shall be entered into or consented to by the Company in connection with any action or proceeding contemplated by Section 5.1 without the prior written consent of Haemonetics, such consent not to be unreasonably withheld.

6. Enforcement and Defense.

     6.1 Infringement by Third Party.

          (a) Notice. Each Party shall provide written notice to the other Party promptly after becoming aware of (i) any infringement of the Licensed IP by any Third Party that may come to their attention and (ii) any Declaratory Judgment Action. The Company and Haemonetics shall consult each other in a timely manner concerning any appropriate response to such infringement or Declaratory Judgment Action.

          (b) Enforcement and Defense of Licensed Patents in the Field. The Company shall have the first right, but not the obligation, under its own control and at its own expense, to (i) prosecute any Third Party infringement of the Licensed Patents occurring both within and outside of the Field or (ii) to defend any Declaratory Judgment Action that alleges non-infringement occurring both within and outside of the Field, subject to the rights of Haemonetics in Section 6.1(c) below. Upon receipt of a written notice from Haemonetics requesting that the Company either (i) initiate legal proceedings against a Third Party infringement of the Licensed Patents (other than the Licensed Connector Patents or Component Storage Systems Patents) occurring both within and outside of the Field or (ii) defend the applicable Declaratory Judgment Action that alleges non-infringement both within and outside of the Field, the Company agrees that it shall use its commercially reasonable efforts to evaluate (i) whether it believes that such Third Party is infringing the applicable Licensed Patents and (ii) the merits of any and all appropriate legal action that may be brought against such Third Party, taking into consideration such factors as the likelihood of success on the merits, the likelihood that any such action might impair or otherwise affect the scope of the Licensed Patents, the likelihood that failure to initiate or defend legal proceedings might impair or otherwise negatively affect Haemonetics’ ability to commercialize the Product Lines and other similar factors. In the event that the Company (i) initiates an enforcement action or (ii) defends the applicable Declaratory Judgment Action, Haemonetics shall assist the Company in connection with any such action or proceeding, upon request and at the Company’s sole expense.

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          (c) Haemonetics’ Rights. Notwithstanding the foregoing, Haemonetics shall have the first right, but not the obligation, under its own control and at its own expense, to (i) prosecute any specific claim of Third Party infringement of any Licensed Patent (other than the Licensed Connector Patents or Component Storage Systems Patents) occurring solely in the Field and (ii) defend any Declaratory Judgment Action that alleges non-infringement solely in the Field. In addition, in the event the Company chooses not to (i) initiate an enforcement action relating to infringement occurring both within and outside of the Field or (ii) defend any Declaratory Judgment Action that alleges non-infringement occurring both within and outside of the Field, as set forth in Subsection 6.1(b) above, then the Company shall give notice to Haemonetics reasonably in advance of any deadline for such enforcement or defense and Haemonetics shall have the right but not the obligation to initiate and prosecute or defend such an action at its cost. The Company shall have a continuing right to intervene in any suit that the Company chooses not to initiate or defend in accordance with the second sentence of this Section 6.1(c). The Company shall reasonably assist Haemonetics in any action or proceeding being prosecuted or defended if so requested, and shall join such action or proceeding if reasonably requested by Haemonetics or required by applicable Law or, if Haemonetics is unable to legally become a party to such action or proceeding, shall join or commence such action or proceeding and act on behalf, and at the direction of, Haemonetics at the sole expense of Haemonetics. Haemonetics shall not enter into any settlement, compromise, consent judgment or other voluntary final disposition of any action or proceeding contemplated by this Section 6.1(c) that adversely affects the interests of the Company without the prior written consent of the Company, which shall not be unreasonably withheld. The Company shall have the right to participate in any such action or proceeding with its own counsel at its own expense and without reimbursement.

          (d) Company’s Rights in the Field. If Haemonetics decides not to exercise its rights in Section 6.1(c) above with respect to a specific (i) claim of infringement solely within the Field or (ii) Declaratory Judgment Action that alleges non-infringement occurring solely in the Field, then Haemonetics shall give notice to the Company reasonably in advance of any deadline for such enforcement or defense and the Company shall have the right in its sole discretion to (i) bring suit on its own behalf or (ii) defend such Declaratory Judgment Action, at its own expense, with respect to such claim of infringement or Declaratory Judgment Action. Haemonetics shall have a continuing right to intervene in such suit. Haemonetics shall reasonably assist the Company in any action or proceeding being prosecuted or defended if so requested, and shall join such action or proceeding if reasonably requested by the Company or required by applicable Law. The Company may not enter into any settlement, compromise, consent judgment, or other voluntary final disposition of any action or proceeding contemplated by this Section 6.1(d) that adversely affects the interests of Haemonetics without the prior written consent of Haemonetics, such consent not to be unreasonably withheld.

          (e) Company’s Rights Outside of the Field. The Company shall have the sole right, but not the obligation, under its own control and at its own expense, to prosecute any Third Party infringement of any Licensed Patent solely outside of the Field and defend any Declaratory Judgment Action that alleges non-infringement solely outside of the Field.

          (f) Recovery. Any recovery obtained by either or both the Company and Haemonetics in connection with or as a result of any action contemplated by Section 6.1(b), 6.1(c), or 6.1(d), whether by settlement or otherwise, shall be shared in order as follows:

               (i) the Party that prosecuted the action shall recover all of its costs and expenses incurred in connection therewith;

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               (ii) the other Party shall then, to the extent possible, recover all of its costs and expense incurred in connection with the action; and

               (iii) the amount of any recovery remaining (if any) shall be allocated between the Parties in proportion to the damages incurred by the respective Parties, e.g,, by reference to the relative lost sales or lost profits incurred by the respective Parties forming the basis for the recovery.

     6.2 Third Party Infringement Claims. Notwithstanding anything to the contrary in this License Agreement, in the event that any or all of this Section 6.2 conflicts with any of the indemnification provisions of the Purchase Agreement, the relevant provisions of the Purchase Agreement shall govern. If the manufacture, sale, offer for sale, use or importation of any product or service within the Product Lines that is claimed or covered by any Licensed IP in the Field results in any claim, suit or proceeding filed by a Third Party alleging intellectual property infringement or trade secret misappropriation by the Company or Haemonetics, such Party shall promptly notify the other Party in writing. Haemonetics shall be responsible for defending the Parties against any such Third Party claim arising (i) from any product or service of Haemonetics in the Field claimed or covered by the Licensed Connector Patents or the Component Storage Systems Patents or (ii) any product or service of Haemonetics outside of the Field and shall indemnify and hold the Company harmless for any such claim. The Company shall assist Haemonetics in the defense of any such action to the extent commercially reasonable and at Haemonetics’ sole expense. Haemonetics shall not enter into any settlement which admits or concedes that any aspect of the Licensed IP is invalid or unenforceable without the prior written consent of the Company, such consent not to be unreasonably withheld.

7. Representations, Warranties, Covenants.

     7.1 Company. The Company hereby represents and warrants to Haemonetics that as of the Effective Date:

          (a) All corporate action on the part of the Company and on the part of each of its officers and directors necessary for the authorization, execution and delivery of this License Agreement and the performance of its obligations hereunder has been taken.

          (b) This License Agreement is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

          (c) Neither the execution and delivery of this License Agreement nor the performance of the obligations contemplated hereby will: (i) result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of any contract or any other obligation to which the Company is a party or under which the Company is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any governmental authority against, or affecting or binding upon, the Company or upon the assets, property or business of the Company, or (iii) constitute a violation by the Company of any applicable Law of any jurisdiction as such Law relates to the Company or to the property or business of the Company.

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     7.2 Haemonetics. Haemonetics hereby represents and warrants to the Company that as of the Effective Date:

          (a) All corporate action on the part of Haemonetics and on the part of each of its officers and directors necessary for the authorization, execution and delivery of this License Agreement and the performance of its obligations hereunder has been taken.

          (b) This License Agreement is the legal, valid and binding obligation of Haemonetics, enforceable against it in accordance with its terms.

          (c) Neither the execution and delivery of this License Agreement nor the performance of the obligations contemplated hereby will: (i) result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of any contract or any other obligation to which Haemonetics is a party or under which Haemonetics is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any governmental authority against, or affecting or binding upon, Haemonetics or upon the assets, property or business of Haemonetics, or (iii) constitute a violation by Haemonetics of any applicable Law of any jurisdiction as such Law relates to Haemonetics or to the property or business of Haemonetics.

     7.3 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 7, EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES UNDER THIS LICENSE AGREEMENT AND DISCLAIMS ALL IMPLIED REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, THE LICENSED IP IS SUBJECT TO THE REPRESENTATIONS, WARRANTIES AND INDEMNITIES SET FORTH IN THE PURCHASE AGREEMENT, EXCEPT FOR THE LICENSED CONNECTOR PATENTS AND THE COMPONENT STORAGE SYSTEMS PATENTS WHICH ARE PROVIDED “AS IS” WITHOUT ANY WARRANTY OF ANY KIND.

     7.4 Acknowledgement. In consideration of the benefits of this License Agreement, Haemonetics, for itself and its Affiliates, successors and permitted assigns and sub-licensees, during the Term irrevocably acknowledges, admits and concedes that (i) all rights, title and interest in the Licensed IP are owned by the Company and its Affiliates, (ii) all claims of the Licensed Patents as well as all claims that are narrower in scope than the claims of the Patents are valid and enforceable, (iii) to the extent any such Patent issues, all claims of any Patent that may issue from any application whose subject matter in whole or in part is entitled to the benefit of the filing date(s) of the Licensed Patents (including, without limitation, continuations, continuations-in-part, divisional patents, reexaminations, renewals, extensions, reissues, and foreign counterparts) that are equal to or narrower in scope than the claims of the Licensed Patents are valid and enforceable. Haemonetics, for itself and its Affiliates, successors and permitted assigns and sub-licensees, does also during the Term relinquish and waive all rights to dispute said ownership, validity and enforceability in any proceeding of any nature, covenants that it and they will not assert, either affirmatively or defensively, in any proceeding of any nature, any matter inconsistent with said ownership, validity and enforceability, agrees and acknowledges that the foregoing shall act as a complete defense and bar to any proceeding of any nature challenging such ownership, validity and enforceability or any of them, and consents to the entry of temporary and permanent injunctions to bar any breach or threatened breach of any of the foregoing, without the filing on behalf of the Company of any bond or other security

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8. Confidentiality.

     8.1 Confidentially Obligation. During the term of this License Agreement and thereafter, except as expressly provided below, each of Haemonetics and the Company (a) shall not use or grant the use of the Confidential Information of the other Party except as expressly permitted hereby, and (b) shall not disclose the Confidential Information of the other Party or the Licensed Know-How except on a need-to-know basis to such Party’s Affiliates, directors, officers, employees, sublicensees, customers, and consultants, to the extent such disclosure is reasonably necessary in connection with such Party’s activities as expressly authorized by this License Agreement. To the extent that disclosure to any Person is authorized by this License Agreement, prior to disclosure, a Party shall obtain written agreement of such Person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other Party except as expressly permitted under this License Agreement. Each Party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

     8.2 Exceptions. Notwithstanding the foregoing, Confidential Information shall not include that portion of such information and data which, and only to the extent, the recipient can establish by written documentation: (i) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (ii) is disclosed to the recipient free of confidentiality obligations by a Third Party who has the right to make such disclosure, (iii) is or becomes part of the public domain through no fault of the recipient, or (iv) the recipient can reasonably establish is independently developed by Persons on behalf of recipient without access to or use of the information disclosed by the disclosing party

     8.3 Disclosures Required by Law. In the event the disclosure of any Confidential Information of either Party is required by applicable Law, judicial or regulatory subpoena, the Party required to make such disclosure must provide the other Party with prompt written notice of any such requirement in order to afford such other Party time either to seek an appropriate protective order (or other remedy) or a waiver of compliance therewith. If such order or other remedy is not obtained, the Party required to make such disclosure shall disclose only that portion of the subject Confidential Information that in the opinion of counsel to such Party is legally required to be disclosed and shall exercise all reasonable efforts to obtain assurances that confidential treatment will be accorded the Confidential Information. The Party to make the applicable disclosure shall cooperate reasonably with the other Party in all respects in seeking to obtain a protective order or other remedy or otherwise to diligently contest or limit the required disclosure.

     8.4 Terms of License Agreement.

          (a) Neither Party will disclose any of the terms of this License Agreement to any Third Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may disclose such terms (i) to its accountants and advisors who have a “need-to-know” solely for the purpose of providing services to such Party, (ii) to any bona fide potential sublicensee and its accountants and advisors or (iii) to existing and potential investors, lenders and acquirers and the accountants and advisors of any of the foregoing; provided, however, that in the case of this clause (iii) any such recipient is bound by a written agreement (or in the case of attorneys or other professional advisors, formal ethical duties) requiring such recipients not to disclose the terms of this License Agreement to any Third Party and to use such terms only for purposes of evaluating the applicable investment, loan or acquisition.

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          (b) In addition, the Agreement and terms hereof may be disclosed as otherwise required pursuant to applicable Law, regulation, stock market or stock exchange rule or rule of a self regulatory organization (e.g., rules or regulations of the United States Securities and Exchange Commission, the Nasdaq or the NYSE); provided that a Party proposing to make such a disclosure as required by Law, rule or regulation shall inform the other Party a reasonable time prior to such required disclosure, shall provide the other Party with a copy of the text of such proposed disclosure sufficiently in advance of the proposed disclosure to afford such other Party a reasonable opportunity to review and comment upon the proposed disclosure (including, if applicable, the redacted version of this License Agreement) and shall reasonably consider, consistent with applicable Law, rule and regulation (including interpretations thereof), the requests of the other Party regarding confidential treatment for such disclosure.

9. Term. This License Agreement shall remain in effect in accordance with its terms until the later of (a) the expiration of the last-to-expire Licensed Patent, (b) the expiration of the last to expire Licensed Copyright, or (c) date on which none of the subject matter of the Licensed Know-How is deemed a trade secret under applicable trade secret Law.

10. Limitations. NOTWITHSTANDING ANY OTHER PROVISION IN THIS LICENSE AGREEMENT, EXCEPT FOR EITHER PARTY’S BREACH OF SECTION 8 (CONFIDENTIALITY) ABOVE, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR DAMAGES IN THE FORM OF CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, LOST PROFITS, LOST SAVINGS, LOSS OF GOODWILL OR OTHERWISE, OR FOR EXEMPLARY DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11. Bankruptcy. All rights and licenses granted by the Company under or pursuant to this License Agreement are, for all purposes of Section 365(n) of Title 11 of the United States Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11. The Company agrees that, in the event of the commencement of bankruptcy proceedings by or against the Company under Title 11, Haemonetics, as licensee of such rights under this License Agreement, shall retain and may fully exercise all of its rights under this License Agreement (including the license granted hereunder) and all of its rights and elections under Title 11. Without limiting the generality of the foregoing, if this License Agreement is terminated under any applicable insolvency Law, or the Company or an administrator refuses to further perform this License Agreement (or any of the Company’s obligations hereunder) under any applicable insolvency Law, then Haemonetics may elect to retain all of its license rights under this License Agreement (including without limitation the rights described in Section 2 above) for the remainder of the term of this License Agreement.

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12. Miscellaneous Provisions.

     12.1 Recordation of License Agreement or Notice of License Agreement. If Haemonetics elects to record a notice of this License Agreement with the U.S. PTO or any similar office or agency anywhere in the world, the Company will, at the cost and expense of Haemonetics, render all necessary assistance to Haemonetics to record such notice and to obtain all necessary governmental approvals with the relevant authorities for the recordation of such notice. Any such filing shall not constitute a breach of Section 8 above.

     12.2 Notices. All notices, claims, demands and other communications given or delivered under this License Agreement shall be in writing and shall be deemed to have been duly made or given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service to the respective Parties at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section 12.2):

If to the Company:	with a copy to:

Pall Corporation	Pall Corporation
25 Harbor Park Drive,	25 Harbor Park Drive,
Port Washington, NY 11050	Port Washington, NY 11050
Attention: President, Pall Life Sciences	Attention: Intellectual Property Counsel

If to Haemonetics:	with a copy to:

[Name of Haemonetics Entity]	Goodwin Procter LLP
c/o Haemonetics Corporation	Exchange Place
400 Wood Road	53 State Street
Braintree, MA 02184	Boston, MA 02109
Attention: Chief Financial Officer	Attention: Paul R. Gauron, Esq.
Chief Legal Officer	Lisa R. Haddad, Esq.

     12.3 Captions. The captions used in this License Agreement are for convenience of reference only and do not constitute a part of this License Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this License Agreement, and all provisions of this License Agreement shall be enforced and construed as if no caption had been used in this License Agreement.

     12.4 Parties in Interest. Nothing in this License Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this License Agreement.

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     12.5 Governing Law; Consent to Jurisdiction.

          (a) All questions concerning the construction, validity and interpretation of this License Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts executed in and to be performed entirely within the State of New York.

          (b) THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS LICENSE AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL OR STATE COURT LOCATED IN THE CITY OF NEW YORK. BY EXECUTION AND DELIVERY OF THIS LICENSE AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT TO THE ADDRESS SPECIFIED FOR SUCH PARTY PURSUANT TO SECTION 12.2 SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

          (c) WAIVER OF JURY TRIAL. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING UNDER OR RELATING TO THIS AGREEMENT

     12.6 Assignment.

          (a) Except as follows, neither Party may assign or transfer this License Agreement without the consent of the other Party. In the case of any such permitted assignment, the assignee assumes all responsibilities under this License Agreement.

          (b) Notwithstanding the foregoing, subject to the terms and conditions of this License Agreement, including without limitation, the license rights granted herein, either Party may assign or transfer this License Agreement in connection with the sale or transfer of all or substantially all of the assets or business of such Party to which this License Agreement relates. Any sale, assignment, transfer, license or other disposition (including, without limitation by sale of stock or assets or by merger), whether by operation of Law or otherwise, by either Party of any of the Licensed IP, is subject to the obligations under this License Agreement, including, for the Company, the license rights set forth in Section 2 above.

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          (c) This License Agreement and the obligations of the Parties hereunder shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties and their respective successors, executors, administrators, estates, heirs and permitted assigns, and no others.

     12.7 Publicity and Disclosures. Any publication of any press release or other announcement or disclosure (including, without limitation, any such announcement or disclosure to employees or customers of the Company) with respect to this License Agreement or the transactions contemplated hereby shall be governed by the Purchase Agreement.

     12.8 Severability. Whenever possible, each provision of this License Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this License Agreement is held to be prohibited by or invalid under applicable Law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this License Agreement shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

     12.9 Relationship Between Parties. The relationship between the Parties created under this License Agreement is that of independent contractors. With respect to the relationship created under this License Agreement, the Parties are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting Parties, and neither Party shall have the power to bind or obligate the other in any manner.

     12.10 Entire Agreement. This License Agreement, including the Schedules hereto, and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Letter of Intent.

     12.11 Amendments. This License Agreement may not be amended or modified except (a) by an instrument in writing signed by or on behalf of Haemonetics and the Company or (b) by a waiver in accordance with Section 12.12 below.

     12.12 Waiver. Any Party to this License Agreement may (a) extend the time for the performance of any of the obligations or other acts of another Party, (b) waive any inaccuracy in the representations and warranties of another Party contained herein or in any document delivered by such Party pursuant hereto or (c) waive compliance with any agreement of another Party or condition to another Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a wavier of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this License Agreement. The failure of any Party to assert any of its rights under this Section 12.12 shall not constitute a waiver of any of such rights. No course of dealing between or among any Persons having any interest in this License Agreement shall be deemed effective to modify, amend or discharge any part of this License Agreement or any rights or obligations of any Party under or by reason of this License Agreement. All rights and remedies existing under this License Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

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     12.13 Construction. The language used in this License Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Nothing in the Schedules attached hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. The word “including” shall mean including without limitation regardless of whether such words are included in some contexts but not others. Reference to any law, statute, code, rule or regulation shall refer to any successor law, statute, code, rule or regulation thereto.

     12.14 Counterparts. This License Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

     12.15 Delivery by Facsimile. This License Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or by pdf electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to all other Parties. No Party shall raise the use of a facsimile machine or pdf electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or pdf electronic mail as a defense to the formation of a contract and each such Party forever waives any such defense.

[SIGNATURE PAGE FOLLOWS]

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     In Witness Whereof, the Parties have caused this License Agreement to be duly executed in their respective names and on their behalf, as of the date first above written.

[HAEMONETICS ENTITIES]

By:

Title:

PALL CORPORATION

By:

Title:

Exhibit F

SUPPLY AGREEMENT

by and between

Supplier Name:
PALL CORPORATION, a New York corporation with a principal place of business at 25 Harbor Park Drive, Port Washington, NY, 11050

and

[NAME OF HAEMONETICS ENTITY(IES)], a [state of jurisdiction; type of entity] with a principal place of business at 400 Wood Road, Braintree, Massachusetts 02184 USA

SUPPLY AGREEMENT

     This Supply Agreement (including all schedules and other attachments hereto, this "Agreement") dated as of _______, 2012 (the "Effective Date"), is entered into by and between PALL CORPORATION, a New York corporation ("Supplier") having its principal office at 25 Harbor Park Drive, Port Washington, NY 11050 and [NAME OF HAEMONETICS ENTITY(IES)], a [state of jurisdiction; type of entity] ("Haemonetics") having its principal office at 400 Wood Road, Braintree, MA 02184. The Supplier and its Affiliates, on the one hand, and Haemonetics and its Affiliates, on the other hand, are collectively referred to herein as the "Parties" and each individually as a "Party."

     WHEREAS, pursuant to an Asset Purchase Agreement, dated as of __________, 2012 (the “Purchase Agreement”), the Supplier has sold to Haemonetics substantially all of the assets used in, intended to be used in or otherwise necessary to operate, consistent with the Supplier’s past practice, the Product Lines (as defined below);

     WHEREAS, pursuant to the Purchase Agreement, Supplier will install and deliver at the Puerto Rico Facility (as defined in the Purchase Agreement) certain machinery and equipment along with related assets, personnel and know-how involving the manufacture of Components (satisfaction of such obligation being referred to as the “HDC Line Delivery” and specifically defined in the Purchase Agreement);

     WHEREAS, upon satisfaction of the HDC Line Delivery and certain other conditions, the Subsequent Closing (as defined in the Purchase Agreement) will occur;

     WHEREAS, Haemonetics desires to engage Supplier to supply to Haemonetics, and Supplier desires to supply to Haemonetics, the Components for use in the Field (as such terms are defined below); and

     WHEREAS, the Purchase Agreement requires, as a condition to closing, that this Agreement be executed and delivered by the Parties.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants, and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS

Capitalized terms shall have the meanings indicated below for all purposes of this Agreement:

1.1	"Affiliate" means, with respect to any entity, any other entity controlling, controlled by or under common control with such entity, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

1.2	"Bureau" means the United States Bureau of Labor Statistics (www.bls.gov).

1.3	"Component(s)" means Supplier’s membranes as described in Schedule 1 attached hereto, solely for use in the Field.

1.4	"Confidential Information" means all information disclosed by a Party (a "Disclosing Party") to the other Party ("Recipient") (in writing, orally or in any other form) that is described as, provided under circumstances indicating it is or should reasonably be known by Recipient to be confidential, non-public, trade secret or competitively-sensitive, including, without limitation, business plans, technical data, product or service ideas, contracts and financial information, unless (a) the information is or becomes publicly known through no act or omission of the Recipient; (b) he information was rightfully in Recipient’s possession prior to disclosure to it by the Disclosing Party as evidenced by written records; or (c) the information is disclosed to Recipient without confidential or proprietary restriction known to Recipient by a third party who rightfully possesses the information (without confidential or proprietary restriction known to Recipient). Each Disclosing Party considers the following specific information to be included, without limitation, in the definition of Confidential Information: (i) schematics, business methods, techniques, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, and improvements; (ii) information about costs, profits, markets, and sales; (iii) plans for future development and new product or service concepts; and (iv) all documents, books, papers, drawings, models, sketches, and other data of any kind and description, in each case embodying or containing proprietary, non-public, trade secret or competitively-sensitive information, including electronic data recorded or retrieved by any means that will be given to Recipient by the Disclosing Party (or any Affiliate of it), as well as written or verbal instructions or comments.

1.5	"Contract Year" means each twelve month period during the Term, with the first Contract Year beginning on the Effective Date and ending on the first anniversary thereof.

1.6	"Delivery Date" means the date specified in a Purchase Order (as defined below) on which Supplier is required to deliver a specific quantity of the Components to the applicable destination.

1.7	"Field" means blood leukoreduction, blood filtration and/or blood processing, including systems for whole blood collection and processing of blood transfusion components (e.g. red cells, platelets, plasma and platelet rich plasma), the storage and reinfusion of leukoreduced blood components; and platelet pooling; but excluding (i) cord blood and birth tissue applications, (ii) the collection and/or processing of biological fluids and/or tissues for cell therapy (i.e. the further concentration of stem cells, progenitor cells, and/or pluripotent cells), (iii) autologous non-manipulated cell applications for therapeutic use, (iv) allogeneic Minimally Manipulated (as defined by FDA) cell applications for therapeutic use, (v) cardiovascular pumps (including Pre-Bypass Plus and Cardioplegia Plus) and masks, (vi) plasma fractionation (provided, however the concentration of specific proteins, glycoproteins and hormones at the point of collection is not plasma fractionation), and (vii) the biopharm market.

1.8	"Force Majeure Event" means as to a Party, acts of God, acts of war or terrorism, civil war, natural disasters, fires, national strikes (but excluding strikes or internal disputes held by the employees of a Party), lock-outs, insurrection or riots, embargoes, impossibility of obtaining transportation, impossibility of obtaining raw materials, or other similar actions or events beyond such Party’s reasonable control and without the fault or negligence of such Party.

1.9	"Index" means the Producer Price Index for Intermediate Materials, Supplies and Components (Series ID WPSSOP2000) published by the Bureau.

1.10	"Initial Term" is defined in Clause 14.1.

1.11	"Intellectual Property Rights" means (a) rights associated with works of authorship including, without limitation, copyrights, moral rights and mask-works, (b) trademarks, service marks, trade names, trade dress, community design and similar rights, (c) trade secret rights, (d) patents, know-how, manufacturing processes, formulae, designs, algorithms and other industrial property rights, and (e) all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter existing, made, or in force (including any rights in any of the foregoing) anywhere in the world.

1.12	“Products” has the meaning set forth in the Purchase Agreement.

1.13	“Product Lines” has the meaning set forth in the Purchase Agreement.

1.14	“Quality Provisions” means the provisions of Appendix B to this Agreement.

1.15	"Specifications" means the specifications of the Components as set forth in Appendix A to this Agreement or such other specifications for the Components as the Parties may from time to time mutually agree upon in writing.

1.16	"Subcontractor Premises" means the premises of the subcontractor(s), at which such subcontractor(s) may manufacture and/or package and distribute the Components. The Subcontractor Premises as of the Effective Date are listed on Schedule 3 attached hereto.

1.17	"Subsequent Closing" has the meaning set forth in the Preamble.

1.18	"Subsequent Closing Date" has the meaning set forth in the Purchase Agreement.

1.19	"Supplier Premises" means the Supplier’s premises at which the Supplier manufactures and/or packages and distributes the Components. The Supplier Premises as of the Effective Date are listed on Schedule 2 attached hereto.

1.20	"Term" is defined in Clause 14.1.

2.	COMPONENTS AND MANUFACTURE

2.1	Manufacture. Supplier shall manufacture the Components in accordance with the Specifications at the Supplier Premises and the Subcontractor Premises. Haemonetics may request a change in Specifications from time to time as needed, e.g. to meet market requirements, comply with regulatory requirements, improve Component function or quality, or lower Component cost. Any such requested changes in specifications shall be conveyed to Supplier in writing, in sufficient detail for Supplier to evaluate such request, and including a detailed explanation as to the reasons for such request. Supplier shall confirm, in writing, its receipt of Haemonetics’ change notification within ten (10) working days of receipt and shall evaluate the change within sixty (60) days of receipt. Supplier shall provide estimated implementation plan and cost impact in writing to Haemonetics for acceptance or rejection by Haemonetics in writing prior to implementation of change. If Haemonetics rejects such implementation plan and cost impact in writing, then the applicable Components shall continue to be manufactured in accordance with the existing Specifications. If Haemonetics approves such implementation plan and cost impact in writing, then Supplier shall manufacture the applicable Components in accordance with such new Specifications, provided that the new Specifications shall not apply to any outstanding Firm Orders, and shall promptly advise Haemonetics in writing of the first Component lot to contain the changes.

Supplier may make changes in Specifications, construction, raw materials, design, manufacturing process, brand designation, labelling and packaging of the Components at any time, provided that Supplier will give Haemonetics as much advance notice as practicable of any changes that impact the form, fit or function of the Components, including a detailed description of the change and the reasons for such change, and such change shall be subject to the prior written approval of Haemonetics, which approval may not be unreasonably withheld, delayed or conditioned.

2.2	Subcontracting. Supplier shall not use subcontractors or otherwise delegate its obligations and responsibilities hereunder, except for those subcontractors that (a) are listed on Schedule 3 attached hereto and are providing services at the Supplier Premises or Subcontractor Premises and (b) other subcontractors that Supplier identifies by written notice to Haemonetics prior to engagement and that are approved in writing by Haemonetics. Supplier shall be fully responsible to Haemonetics for any subcontractors’ acts and omissions and the acts and omissions of their employees.

There shall be no contractual relationship between any subcontractor and Haemonetics under this Agreement, and Haemonetics shall have no liability for the acts or omissions of any subcontractor or any amounts owed by Supplier to such subcontractor.

2.3	Location. Supplier shall have the right to change the Supplier Premises or any Subcontractor Premises, provided that Supplier must obtain Haemonetics’ written consent prior to any such change in Supplier Premises or Subcontractor Premises, which consent will not be unreasonably withheld, delayed or conditioned. Notwithstanding the above sentence, Haemonetics’ written consent shall be not be required for changes among the then approved Supplier Premises or Subcontractors Premises including those listed on Schedules 2 and 3.

2.4	Improvements; New Components. Supplier may develop from time to time advances, improvements, upgrades or enhancements to, or that have applicability to, the Components ("Improvements"). Supplier shall disclose any such Improvement to Haemonetics promptly upon such development, including relevant pricing information. Should Haemonetics desire to purchase any such Improvements, the Parties shall negotiate in good faith to mutually agree on pricing, which pricing shall be determined on the similar basis as the pricing for the Components listed on Schedule 1. Provided the Parties mutually agree on the pricing of the Improvements in writing, Haemonetics shall be entitled to treat any such Improvement as Components hereunder and purchase such Improvements from Supplier in accordance with the terms of this Agreement, in which event the Parties shall amend Schedule 1 accordingly.

2.5	Quality Procedures. The Parties shall comply with the quality provisions set forth in Appendix B hereto.

3.	PURCHASE AND SUPPLY

3.1	Forecast.

(a) Subject to Clause 3.1(b), at the commencement of each calendar month during the Term, Haemonetics will provide a rolling monthly twelve (12) month forecast (a “Forecast”) of the quantity of Components required to be delivered from Supplier. The first two (2) months of such Forecast shall constitute a firm order (a "Firm Order") for the quantity of Components in the Forecast, and, at the commencement of the first month following the Effective Date and at the commencement of every other month during the Term thereafter, Haemonetics shall issue Purchase Orders (as defined below) for the amount of Components contemplated by the Firm Order in the then-current Forecast. Except for the portion of the Forecast constituting a Firm Order, Forecasts shall be for planning purposes only and shall not be binding on either Party, and Haemonetics reserves the right to revise in any way, at any time and from time to time, at its discretion, any or all portions of the Forecast that do not constitute a Firm Order. Supplier shall maintain sufficient capacity to meet forecasted demand for the Components. Notwithstanding the foregoing, Supplier shall not be required to maintain capacity in excess of the capacity set forth in Clause 15.4(a). Supplier shall promptly notify Haemonetics upon becoming aware that any of the Components or key components or material incorporated in, or used to fabricate, the Components are to be made obsolete by any third party supplier, or will otherwise be unavailable to Supplier to purchase. Supplier shall promptly discuss and agree with Haemonetics a plan to deal with such sourcing issues.

Supplier shall maintain, at its expense, a safety stock equal to one (1) calendar month inventory of each of the Components at its warehouse locations in Puerto Rico, which minimum quantity shall be equal to the last thirty (30) calendar days of deliveries specified in the then-current Firm Order. Such safety stock levels will be adjusted monthly based on the current Forecast. Supplier will have eight (8) weeks to implement agreed upon changes to the safety stock levels following receipt of the revised Forecast.

(b) Effective as of the Subsequent Closing Date, Clause 3.1(a) shall terminate and be of no further force or effect.

3.2	Orders.

(a) Purchases of Components may be made under this Agreement by Haemonetics and/or any of its Affiliates solely for use in the Field. To purchase Components hereunder, Haemonetics and/or any of its Affiliates shall issue purchase orders ("Purchase Order"), which shall specify the Purchase Order number, quantity of Components ordered, Component Price, part number, description, method of shipment, place(s) of delivery and Delivery Date(s). Purchase Orders may be delivered to Supplier by hand, confirmed telefax, mail, overnight courier, or by electronic mail. Purchase Orders delivered to Supplier shall not be effective for any purpose until received by Supplier and acknowledged in writing by Supplier. Supplier shall acknowledge acceptance within five (5) days of receipt.

(b) Prior to the Subsequent Closing Date, Supplier’s obligations to fulfill Purchase Orders shall be as set forth in Clause 3.1(a) above. Effective as of the Subsequent Closing Date, Supplier will use commercially reasonable efforts to fulfill Purchase Orders; provided, however, that Supplier shall not be required to accept any Purchase Order.

3.3	Non-fulfillment. If, for any reason, the Supplier believes that it is or is likely to be unable to fulfill all or any part of any order from Haemonetics for a Component, it shall promptly, no later than five (5) business days following the determination of such inability to meet demand, inform Haemonetics in writing of such inability. Nothing in this Clause 3.3 shall release the Supplier from its obligation to fulfill any accepted order.

3.4	Cancellations. Haemonetics may not cancel any Purchase Order or portion thereof after such Purchase Order has been accepted in writing by Supplier.

4.	PRICING AND PAYMENT TERMS

4.1	Price.

(a) The prices set forth in Schedule 1 shall remain unchanged during the first Contract Year. Thereafter, once per Contract Year on written notice not later than 45 days prior to the end of a Contract Year and effective as of the commencement of the applicable Contract Year, Supplier shall be entitled to make increases and Haemonetics shall be entitled to make decreases to such prices, subject to this Clause 4.1.

	(b)	The new price following such an increase or decrease may not exceed an amount equal to the price immediately prior to such change, multiplied by a fraction, the numerator of which is the Current PPI and the denominator of which is the Base PPI. For purposes hereof, “Current PPI” shall mean the average of the Index values for the 12 months immediately preceding the later of the Effective Date or the most recent anniversary of the Effective Date, and “Base PPI” shall mean the average of the Index values for the 12 months immediately preceding the later of: the Effective Date or the date of the most recent price change, provided, however, that in the 12 month period under consideration, only Index values that are not preliminary (as defined by the Bureau) may be used for the calculation.

	(c)	If the Subsequent Closing occurs prior to the date on which Haemonetics has purchased from Supplier an aggregate of $44,366,000 of Components, then Haemonetics shall pay Supplier an amount equal to $44,366,000 minus the actual aggregate dollar amount of purchases of Components, multiplied by 21.0% (the “Early Delivery Fee”).

	(d)	If Haemonetics purchases from Supplier an aggregate of $44,366,000 of Components and the Subsequent Closing has not yet occurred, then an Early Delivery Fee shall not be due and the price of each Component will be reset and be reduced by an amount equal to 21.0% of the price of the applicable Component in effect immediately prior to the date on which Haemonetics has purchased from Supplier an aggregate of $44,366,000 of Components. Thereafter, effective as of Subsequent Closing Date, the price of each Component will be reset and be increased by an amount equal to 26.6% of the price of the applicable Component in effect immediately prior to the Subsequent Closing Date. For clarity, after any price adjustment contemplated by this Clause 4.1(d), the applicable prices for Components may be adjusted thereafter in accordance with Clause 4.1(b) using the reset Component price as the then-current price.

	(e)	Notwithstanding the provisions of Clauses 4.1(c) and (d), if the HDC Line Delivery has occurred and Supplier is not in breach of any of its representations, warranties, covenants or agreements set forth in the Purchase Agreement to an extent that would permit Haemonetics not to consummate the Subsequent Closing, then the term “HDC Line Delivery” shall be substituted for “Subsequent Closing” for purposes of the applications of Clauses 4.1(c) and (d), as applicable.

4.2	Invoices. The Supplier shall submit invoices upon shipment of Components. Such invoices shall be submitted in the currency set forth in Schedule 1 and shall reference the Purchase Order number and be sent to the "Bill to" address specified on the Purchase Order.

4.3	Payment. Payment of all amounts that are not rightfully disputed in writing by Haemonetics shall be due in full thirty (30) days from the date of invoice receipt. Payment shall be made in U.S. Dollars and may be made by check, ACH, wire transfer or any other legal tender. Supplier shall provide comprehensive payment instructions including banking information either on its invoice or letterhead. A monthly interest charge at the rate of one and one half percent or the maximum legal rate allowed by applicable law, whichever is lower, will be assessed on all past due payments calculated from the due date, unless such payments are disputed in good faith by Haemonetics in writing.

4.4	Taxes. All applicable taxes, including, without limitation, value added taxes (“VAT”), sales or use taxes, transaction privilege taxes, gross receipts taxes and other charges such as duties, customs, tariffs, imposts and government-imposed surcharges (collectively, “Taxes”) shall be stated separately on Supplier’s invoice. Supplier shall remit all such Taxes to the appropriate tax authority unless Haemonetics provides sufficient proof of tax exemption. When Components are delivered within jurisdictions in which Supplier’s collection and remittance of Taxes is required by law, Supplier shall have sole responsibility for payment of such Taxes to the appropriate tax authorities. In the event Supplier does not collect sufficient tax from Haemonetics, and is subsequently audited by any tax authority that determines Supplier is delinquent in paying Taxes, the liability of Haemonetics shall be limited to the tax assessment, with no reimbursement for penalty or interest charges unless such tax delinquency is caused by the acts or omissions of Haemonetics. Unless otherwise stated, all sums payable under this Agreement are exclusive of Taxes.

5.	SHIPPING AND DELIVERY – IMPORT AND EXPORT

5.1	Shipping and Delivery. Supplier shall ship and deliver Components in accordance with the terms set forth hereunder and in the applicable Purchase Order, subject to Clause 16.5. Shipping quantities may not vary from those established by the Purchase Order unless otherwise mutually agreed upon in writing. Deliveries of Components during the first Contract Year shall be made to the manufacturing plant being leased to Haemonetics or its Affiliate by Supplier in Puerto Rico, and thereafter, such other location(s) as set forth in the applicable Purchase Order. Supplier shall ensure that the Components are properly packed and shipped in such a manner to reach the delivery address in undamaged condition, and shall comply with all reasonable directions given from time to time by Haemonetics in connection with delivery. In the event any shipment or scheduled pick-up is delayed, and such delay is not caused by a Force Majeure Event, Haemonetics may direct Supplier to ship such Components by premium transportation mode and Supplier shall bear the expense of any difference in cost due to such premium transportation. Unless otherwise mutually agreed to in writing signed by both Supplier and Haemonetics, delivery from Supplier’s factory or designated shipment point shall be FCA (Free Carrier) INCOTERMS 2010. Title and risk of loss passes at the point when the goods leave Supplier’s factory or designated shipment point.

5.2	Acceptance. If any Component supplied by the Supplier is defective after evaluation by Haemonetics within ten (10) business days of delivery, then Haemonetics will have the right, notwithstanding prior payment, to reject such Components. Haemonetics shall inform the Supplier within such ten (10) business day period, and Supplier shall, at its option and at its own expense: (a) accept return of defective Components and furnish replacement Components; (b) furnish replacement parts for the defective Components; or (c) accept return of defective Components and issue credits with respect to such Component or portion thereof. The foregoing shall not be in limitation of any rights which Haemonetics may have at law or in equity by reason of any breach of warranties set forth in this Agreement. If a replacement shipment is chosen by Supplier then Supplier shall promptly replace such Components with conforming Components, and shall bear all costs associated with such replacement, including but not limited to freight, insurance and customs charges. Haemonetics shall promptly notify Supplier of any Component defect, and Supplier shall promptly take steps to ensure that that Component defect is not present in any Component held by Supplier in inventory, and that the appropriate process changes are performed to prevent the defect from re-occurring. Supplier shall use commercially reasonable efforts to replenish Haemonetics inventories of Components, where Haemonetics has returned Components because of a failure to meet Specifications. In the event of minor defects, the Parties may mutually agree that Haemonetics shall correct such defects at the Supplier’s costs and expense.

5.3	Returned Components. Shipping costs for Components that do not meet the Specifications and that Supplier elects to have returned and replaced in accordance with Clause 5.2, and the costs of expedited replacements for such Components, shall be borne by Supplier.

5.4	Import - Export Regulations. Neither Party shall commit any act or request the other Party to commit any act in connection with this Agreement which would violate the import or export control laws or regulations of the United States, or the import and export control laws or regulations promulgated and administered by a body of the European Union or the government of any other country having jurisdiction over the Parties or the supply of Components hereunder. Neither Party shall fail to take any action reasonably within its capacity to assure compliance with such laws, rules or regulations.

6.	INTELLECTUAL PROPERTY

6.1	Ownership. Nothing in this Agreement shall affect the Intellectual Property Rights of the Parties that existed prior to the commencement of this Agreement. The Parties understand and agree that, except as specifically set forth herein, no license or other rights, either express or implied, are granted by either Party to the other under this Agreement with respect to any Intellectual Property Rights.

6.2	Limited Use License. Each Party hereby grants to the other Party, a nonexclusive, irrevocable (during the Term), non-transferable, royalty free, worldwide license to use such Intellectual Property Rights of the granting Party as are necessary solely for the purposes of manufacturing, labelling, packaging and supplying the Components in accordance with the terms of this Agreement.

7.	CONFIDENTIALITY

7.1	Non-Disclosure and Limited Use. During the Term of this Agreement and for a period of two (2) years after its expiration or termination, Recipient shall, and shall cause its Affiliates, and their respective directors, officers, members, managers, employees, agents and subcontractors to, hold all Confidential Information of the Disclosing Party in strict confidence and shall not, and shall cause its Affiliates, and their respective directors, officers, members, managers, employees, agents and subcontractors not to, directly or indirectly, disclose any Confidential Information to any third party. Recipient may disclose Confidential Information only to employees, agents and subcontractors of Recipient who need to know such information to exercise rights and perform obligations under this Agreement and who have signed agreements or otherwise have confidentiality restrictions in place that obligate them to treat Confidential Information as required under this Agreement. Recipient shall not, nor shall it permit its Affiliates, nor their respective directors, officers, members, managers, employees, agents and subcontractors to, directly or indirectly, use any Confidential Information for its own benefit or for any purpose except to exercise rights and perform obligations under this Agreement. Recipient shall take all reasonable measures to protect the confidentiality and avoid the unauthorized use, disclosure, publication, or dissemination of Confidential Information. Notwithstanding the foregoing, if Recipient or any of its Affiliates receive notice that it may be required or ordered by any judicial process or governmental entity to disclose any Confidential Information of the Disclosing Party, it will take all reasonable steps to give the Disclosing Party sufficient prior notice to enable it, at its own expense, to contest such requirement or order, and will cooperate with the Disclosing Party in all respects. In the event that a protective order or other remedy is not obtained or the Disclosing Party waives compliance with the provisions hereof, Recipient or its Affiliates, as applicable, may disclose the portion of the Confidential Information that, on advice of counsel, it is legally required to disclose (exercising commercially reasonable efforts to obtain confidential treatment of such Confidential Information) and shall not be liable for any such disclosure hereunder. Recipient understands and acknowledges that the Confidential Information may be considered material, non-public information and, as such, can only be used for the purpose of exercising rights and performing obligations under this Agreement and cannot be used by Recipient to buy or sell stock of the Disclosing Party pursuant to section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 and the Insider Trading and Securities Fraud Enforcement Act of 1988.

7.2	Terms of Agreement.

	(a)	Neither Party will disclose any of the terms of this Agreement to any third party without the prior written consent of the other Party.

	(b)	Notwithstanding the foregoing, either Party may disclose such terms:

		(i)	to its subcontractors and Affiliates who have a “need-to-know” solely for the purpose of performing the obligations of such Party hereunder;

		(ii)	to its accountants and advisors who have a "need-to-know" solely for the purpose of providing services to such Party,

		(iii)	to existing and potential investors, lenders and acquirers and the accountants and advisors of any of the foregoing; provided, however, that in the case of this clause (ii) any such recipient is bound by a written agreement (or in the case of attorneys or other professional advisors, formal ethical duties) requiring such recipients not to disclose the terms of this Agreement to any third party and to use such terms only for purposes of evaluating the applicable investment, loan or acquisition; and

		(iv)	as otherwise required pursuant to applicable law, regulation, stock market or stock exchange rule or rule of a self regulatory organization (e.g., rules or regulations of the United States Securities and Exchange Commission, the Nasdaq or the NYSE); provided that a Party proposing to make such a disclosure as required by law, rule or regulation shall inform the other Party a reasonable time prior to such required disclosure, shall provide the other Party with a copy of the text of such proposed disclosure sufficiently in advance of the proposed disclosure to afford such other Party a reasonable opportunity to review and comment upon the proposed disclosure (including, if applicable, a redacted version of this Agreement) and shall reasonably consider, consistent with applicable law, rule and regulation (including interpretations thereof), the requests of the other Party regarding confidential treatment for such disclosure.

	(c)	Notwithstanding anything to the contrary set forth herein, Haemonetics may disclose the existence and purpose of this Agreement to its existing and potential customers.

7.3	Return of Confidential Information; Survival. Upon any expiration or termination of this Agreement, Recipient shall return or destroy, at Recipient’s option and request, all Confidential Information of Disclosing Party and any copies thereof, and, in addition, Recipient shall promptly destroy any electronic or otherwise non-returnable embodiments of the Confidential Information; provided, that one copy may be retained for archival purposes. The obligations under this Clause 7 shall survive any termination of this Agreement.

8.	LIMITED WARRANTY; LIMITATION OF LIABILITY

8.1	Limited Warranty. For a period of two (2) years from the date of delivery of any Components by Supplier (the "Warranty Period"), Supplier warrants that Components manufactured by Supplier when properly installed and maintained, will meet the Specifications for such Components (the “Limited Warranty”). If the Components do not conform to this Limited Warranty during the Warranty Period, Haemonetics shall notify Supplier, in writing, not later than thirty (30) days after the end of the Warranty Period, and if the defects are of such type and nature as to be covered by this Limited Warranty, Supplier shall, at its option and at its own expense: (a) accept return of defective Components and furnish replacement Components; (b) furnish replacement parts for the defective Components; or (c) accept return of defective Components and issue credits with respect to such Component or portion thereof.

8.2	Other Warranties. Supplier further warrants that, upon delivery, the Components furnished hereunder will be free and clear of all liens, claims, security interests or other encumbrances of any kind whatsoever against the same.

8.3	Other Limits. THE FOREGOING IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL OTHER GUARANTEES, WARRANTIES, CONDITIONS AND REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, WHETHER ARISING UNDER ANY STATUTE, LAW, COMMERCIAL USAGE, COURSE OF DEALING OR COURSE OF PERFORMANCE OR OTHERWISE, ARE HEREBY EXCLUDED. Supplier does not warrant against, and in no event shall Supplier be liable for, damages or defects arising out of improper or abnormal use, misuse, abuse, improper installation, application, operation, maintenance or repair, accident, or for negligence in use, storage, transportation or handling or other negligence of Haemonetics. In no event shall Supplier be liable for any Component altered outside of Supplier’s factory by someone other than Supplier, or for a Component subjected to repairs by persons other than pursuant to written authorization by Supplier.

8.4	Exclusive Obligation. THIS WARRANTY IS EXCLUSIVE. Except as otherwise set forth in the Quality Provisions or in Clause 9.1, the foregoing Limited Warranty is the sole and exclusive obligation of Supplier with respect to the Components, and Supplier shall not have any other obligation with respect to the Components, or any part thereof, whether based on contact, tort, strict liability, or otherwise.

8.5	Additional Terms. If any part of this Limited Warranty is determined to be void or illegal, the remainder shall remain in full force and effect. Supplier’s employees or representatives’ oral or other written statements do not constitute warranties, and shall not be relied upon by Haemonetics, and are not a part of this Limited Warranty.

8.6	LIMITED LIABILITY. EXCEPT FOR LIABILITY ARISING OUT OF (A) THE PARTIES’ RESPECTIVE INDEMNIFICATION OBLIGATIONS UNDER CLAUSE 9.1(III) or 9.2(III) OR (B) ANY BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS UNDER CLAUSE 7, IN NO EVENT, INCLUDING WITHOUT LIMITATION, BREACH OR NON-FULFILLMENT OF THE LIMITED WARRANTY, WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF PROFIT, REMANUFACTURING COSTS AND REWORK COSTS, AND LOST PRODUCT COSTS (OTHER THAN PRICES OF COMPONENT), WHATEVER THE CLAIM (TORT, BREACH OF CONTRACT OR WARRANTY OR OTHERWISE) AND WHATEVER THE FORUM, WHETHER ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, PACKAGING, DELIVERY, STORAGE, USE, MISUSE OR NON-USE OR RESALE OF ANY OF ITS COMPONENTS OR ANY OTHER CAUSE WHATSOEVER, PROVIDED, HOWEVER, THAT INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF THIRD PARTIES THAT ARE AN ELEMENT OF A THIRD PARTY CLAIM SUBJECT TO INDEMNIFICATION UNDER THIS AGREEMENT TO THE EXTENT DETERMINED BY A COURT OF COMPETENT JURISDICTION TO BE THE RESPONSIBILITY OF A PARTY AND ACTUALLY PAID BY SUCH PARTY WILL CONSTITUTE INDEMNIFIABLE DAMAGES UNDER THIS AGREEMENT AND DIRECT DAMAGES BETWEEN THE PARTIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND EXCEPT FOR LIABILITY ARISING OUT OF (1) THE PARTIES’ RESPECTIVE INDEMNIFICATION OBLIGATIONS UNDER CLAUSE 9.1(III) or 9.2(III), OR (2) ANY BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS UNDER CLAUSE 7, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY CLAIMS, LOSSES OR DAMAGES IN EXCESS OF THE AGGREGATE AMOUNTS PAID BY HAEMONETICS TO SUPPLIER UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS PRIOR TO THE EVENT GIVING RISE TO SUCH LIABILITY.

9.	INDEMNIFICATION

9.1.	Supplier Indemnity. Supplier shall indemnify, defend and hold Haemonetics, its directors, officers, employees and agents harmless from and against any and all liabilities, damages, injuries, suits, judgments, causes of action and expenses (including reasonable attorneys' fees) (collectively, "Claims"), resulting from the claims of third parties, to the extent (i) caused by the breach by Supplier of any term, representation or warranty made hereunder, (ii) caused by any act or deed constituting gross negligence or willful misconduct committed or omitted by Supplier, its directors, officers or employees in their performance hereunder, except to the extent such Claims are caused by or result from any act, deed or omission by Haemonetics or any third party, or (iii) arising from any claim that the manufacture, sale, use, design, distribution or operation of the Components infringes upon or violates any Intellectual Property Rights of any third party, provided that Supplier shall not have liability and this indemnification provision shall not apply to any intellectual property infringement or claim thereof arising out or in connection with the use of the Components in a manner inconsistent with the Specifications or in a manner for which a Component was not designed. Subject to the proviso above, in the event a claim described in Clause (iii) is made with respect to the Components and Haemonetics is enjoined from using the Components as a result of the claim, then in addition to its other obligations under this Clause 9, Supplier shall promptly, and at its own cost and expense, (a) procure for Haemonetics and its customers the right to continue using the Components as before such claim was made, or (b) replace the infringing Component with non-infringing components, or modify the Components so as to render them non-infringing.

9.2.	Haemonetics Indemnity. Haemonetics shall indemnify, defend and hold Supplier, its directors, officers, employees and agents harmless from and against any and all Claims, resulting from the claims of third parties, to the extent caused by (i) the breach by Haemonetics of any term, representation or warranty made hereunder, (ii) any act or deed constituting gross negligence or willful misconduct committed or omitted by Haemonetics, its directors, officers or employees in their performance hereunder, except to the extent such Claims are caused by or result from any act, deed or omission by Supplier or any third party or (iii) arising from any claim that the manufacture, sale, use, design, distribution or operation of the Components infringes upon or violates any Intellectual Property Rights of any third party to the extent such intellectual property infringement or claim thereof arises out or in connection with the use of the Components in a manner inconsistent with the Specifications or in a manner for which a Component was not designed or the incorporation of the Components into a product other than products in the Product Lines as defined in the Purchase Agreement.

9.3	Procedures for Indemnification. With respect to any third party claims, either Party shall give the other Party prompt notice of any third party claim and cooperate with the indemnifying Party at its expense. The indemnifying Party shall have the right to assume the defense (at its own expense) of any such claim through counsel of its own choosing by so notifying the Party seeking indemnification within thirty (30) calendar days of the first receipt of such notice. The Party seeking indemnification shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying Party, unless, if, on the basis of a written opinion of outside counsel to be provided to the indemnifying Party, the indemnified Party reasonably determines that there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the indemnified Party and the indemnifying Party, in which event the indemnified party shall be entitled to retain its own counsel in each jurisdiction for which the indemnified Party reasonably determines counsel is required, at the expense of the indemnifying Party. The indemnifying Party shall not, without the prior written consent of the indemnified Party, agree to the settlement, compromise or discharge of such third party claim, such consent not to be unreasonably withheld.

10.	COMPONENT DEVELOPMENT; AUTHORIZED USE

10.1	Development. Joint development, if any, of new products shall be covered by a separate agreement.

10.2	Authorized Use. Haemonetics may only use Components in products within the Field.

11.	INSURANCE

11.1	Requirements. The Supplier shall maintain at its own cost during the Term of this Agreement and for the anticipated life of any Components supplied by the Supplier hereunder, insurances as follows:

(i) Public or General Liability Insurance, per occurrence and in the aggregate, not less than US $5 million;

(ii) Product Liability Insurance, per occurrence and in the aggregate, not less than US $5 million; and

(iii) Workers Compensation Insurance or similar employers’ liability insurance required in local jurisdictions with limits as prescribed by local law.

The coverage amounts specified above may be satisfied by Supplier’s base policy plus any umbrella policy.

The above insurance to be purchased from insurance company rated by AM Best with a minimum financial strength rating of A- and a minimum financial size rating of X(7).

11.2	Certification. Within fifteen (15) days of the Effective Date and upon each policy renewal, Supplier shall evidence such insurance as required in Clause 11.1, via a certificate of insurance issued by the insurer or by the broker, when so authorized by the insurer. Supplier’s certificate shall be sent via e-mail to RiskManagement@haemonetics.com or by mail or courier to Risk Manager, Haemonetics Corporation, 400 Wood Road, Braintree, MA, 02184, USA.

12.	FORCE MAJEURE

12.1	Occurrence. Neither Party shall be liable for loss, damage, detention, delay or failures to perform hereunder (other than duty to make payments) caused by Force Majeure Event to the extent such Party (the "Affected Party") is adversely affected thereby. An Affected Party shall (i) inform the other Party (the "Non-Affected Party") as soon as practicable of the occurrence of such Force Majeure Event giving full details of its expected effect and duration; (ii) make all commercially reasonable efforts to resume performance of its obligations as soon as practicable; (iii) during the pendency of a Force Majeure Event, mitigate as far as reasonably practicable the effects thereof and (iv) keep the Non-Affected Party fully informed about its mitigation plan and its plan for resuming normal performance of its obligations hereunder.

12.2	Termination Right. If on the expiry of three (3) months, the Force Majeure Event is continuing, then this Agreement may be terminated upon written notice with immediate effect by the Non- Affected Party.

13.	ARBITRATION

Except as otherwise expressly set forth herein, any dispute, controversy or claim arising under or relating to this Agreement or any breach or threatened breach thereof ("Arbitrable Dispute") shall be resolved by final and binding arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules, subject to the following:

13.1	Either Party may demand that any Arbitrable Dispute be submitted to binding arbitration. The demand for arbitration shall be in writing, shall be served on the other Party in the manner prescribed herein for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.

13.2	The arbitration shall be conducted by a panel of three arbitrators, one selected by Haemonetics, one selected by Supplier and the third to be selected jointly by the arbitrators selected by Haemonetics and Supplier (collectively, the "Arbitrators") who shall conduct such evidentiary or other hearings as they deem necessary or appropriate and thereafter shall make their determination as soon as practicable. Any arbitration pursuant hereto shall be conducted by the Arbitrators under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, but the Arbitrators shall not be required to comply strictly with such Rules in conducting any such arbitration. All such arbitration proceedings shall take place in the State of New York.

13.3	Except as provided herein:

(a) each Party shall bear its own "Costs and Fees," which are defined as all reasonable pre-award expenses of the arbitration, including travel expenses, out-of-pocket expenses (including, but not limited to, copying and telephone), witness fees, and reasonable attorney’s fees and expenses;

(b) the fees and expenses of the Arbitrators and all other costs and expenses incurred in connection with the arbitration ("Arbitration Expenses") shall be borne equally by the Parties; and

(c) notwithstanding the foregoing, the Arbitrators shall be empowered to require any one or more of the Parties to bear all or any portion of such Costs and Fees and/or the fees and expenses of the Arbitrators in the event that the Arbitrators determine such Party has acted unreasonably or in bad faith.

13.4	The Arbitrators shall have the authority to award any remedy or relief that a court of the State of New York located in the Borough of Manhattan could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the awarding of any loss, liability, debt, obligation, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, whether due or to become due and regardless of when asserted, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing), the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The Arbitrators shall render their decision and award upon the concurrence of at least two (2) of their number. Such decision and award shall be in writing and counterpart copies thereof shall be delivered to each Party. The decision and award of the Arbitrators shall be binding on all Parties. In rendering such decision and award, the Arbitrators shall not add to, subtract from or otherwise modify the provisions of this Agreement and shall make their determinations in accordance therewith. Any Party to the arbitration may seek to have judgment upon the award rendered by the Arbitrators entered in any court having jurisdiction thereof.

13.5	Each Party agrees that it will not file any suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by the Arbitrators. Upon the entry of an order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the Party which filed such action or proceeding shall promptly pay to the other Party the reasonable attorney’s fees, costs and expenses incurred by such other Party prior to the entry of such order.

13.6	Notwithstanding the foregoing, any Party may apply to a court of law or equity for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.

14.	TERM AND TERMINATION

14.1	Effective Date and Term. This Agreement shall remain in effect for a term of ten (10) Contract Years from the Effective Date unless terminated earlier under the provisions hereof (the "Initial Term"). Haemonetics may extend the term for up to two (2) successive five (5) Contract Year renewal periods by giving written notice to Supplier at least twelve (12) months before the end of the Initial Term or the first renewal period, as applicable, provided, however, that Haemonetics may not so extend the term beyond the expiration of the Initial Term or the first renewal period, as applicable, after the Subsequent Closing Date (such Initial Term plus any renewal period(s), the “Term”).

14.2	Termination. This Agreement may be terminated prior to its expiration as described in clauses (a) through (d) below:

	(a)	at any time by the mutual written agreement of Haemonetics and Supplier;

	(b)	except as provided in Clause 14.2(c), by either Party, if the other Party defaults in any of its material obligations hereunder and such default is not cured within one hundred and eighty (180) days or such longer period as may be mutually agreed to by the Parties after written notice of such default is given to the defaulting Party;

	(c)	by Supplier if Haemonetics fails to pay any undisputed amounts due pursuant to Clause 4.3 above, and such failure to pay is not cured within ten (10) days after written notice of such failure to pay is given to Haemonetics; and

	(d)	at any time by either Party immediately upon written notice to the other Party if the other Party (i) ceases to carry on its business, liquidates or dissolves its business, or disposes of a substantial portion of its assets; (ii) becomes insolvent or makes an assignment for the benefit of creditors, or fails generally to pay its debts as they become due; (iii) voluntarily or involuntarily becomes the subject of any proceeding relating to bankruptcy, insolvency, receivership, liquidation or other similar proceeding; or (iv) consents to the appointment of a trustee or receiver for such other Party or any part of its property. For clarity, any assignment of this Agreement not prohibited by Clause 16.1 shall not be construed as giving rise to any right of termination under this Clause 14.2(d).

14.3	Regulatory Issues. In the event that (i) any law, regulation, order, or action is promulgated, enacted, issued or commenced by a court or government authority halting or making illegal the manufacture, sale, marketing or distribution of the Components or any Haemonetics products into which the Components are incorporated (each a "Change in Law"), (ii) Supplier engages in any act or omission that constitutes a material violation of applicable law or that would cause Haemonetics to be in material violation of any such law, or (iii) any material breach of Supplier’s obligations under the Quality Provisions, then, in each case, unless such circumstances no longer exist within ninety (90) days of such event, or, if applicable, such longer period of time as may be afforded by a Change in Law in order for an affected Party to comply therewith, after written notice thereof is delivered by Haemonetics to Supplier, Haemonetics may immediately terminate this Agreement.

14.4	Continuity

(a) In the event of any termination of this Agreement by either Party for any reason other than as set forth in Clauses 14.2(a), or in the case of Supplier, other than a termination by Supplier pursuant to Clause 14.2(c), Supplier shall continue to supply the Components to Haemonetics until the earlier to occur of (i) Haemonetics qualification of an alternate source of supply and (ii) the two (2) year anniversary of the date of such termination. Haemonetics shall use its commercially reasonable efforts under the circumstances to qualify an alternate source of supply within twelve (12) months after such termination.

(b) The expiration, non-renewal or termination of this Agreement shall not terminate any Purchase Order, and the terms of this Agreement shall remain effective as to any such Purchase Order, until that Purchase Order has been completed or has terminated. The notification by either Party of its intent to terminate this Agreement and/or the expiration of this Agreement, does not relieve either Party of any obligations which have accrued under the terms and conditions of this Agreement, inclusive of those terms and conditions which extend beyond the date of termination.

14.5	Survival. Clauses 1, 4, 7, 8, 9, 11, 13, 14 and 16 shall survive the termination or expiration of this Agreement.

15.	REPRESENTATIONS, WARRANTIES AND COVENANTS

15.1	Compliance with Law Generally. Each Party hereby represents, warrants and covenants to the other Party that such Party shall comply in all material respects with all laws applicable to its performance pursuant to this Agreement, including, without limitation, the provision of Components hereunder.

15.2	Authority. Each Party hereby represents, warrants and covenants to the other Party, that (i) its execution and delivery of, and performance under this Agreement has been duly authorized by all necessary corporate action and has not, does not and will not conflict with, violate, result in a breach or default of, in each case in any material respect, or otherwise materially and adversely affect any organizational documents of such Party or any existing agreement or understanding to which it is a party or by which it is bound, or violate, adversely affect or infringe in any material respect upon any right of any third party or any law, regulation, statute, ordinance or other government authority; and (ii) no litigation or, to such Party’s knowledge, pending or threatened claims or litigation exists, which does or could reasonably be expected to adversely affect such Party’s ability to fully perform its obligations hereunder.

15.3	Corporate Formation. Each Party hereby represents, warrants and covenants to the other Party that it is a corporation duly incorporated and validly existing under the applicable laws of its respective jurisdiction of formation and that it has the legal right and corporate power to enter into and perform this Agreement in accordance with its terms.

15.4	Capacity; Component Costs; Specifications. Supplier further warrants (a) solely for purposes of Clause 3.1, that Supplier’s capacity for manufacturing Components is as set forth on Schedule 4 attached hereto, which capacity is consistent with the capacity for manufacturing Components immediately prior to the Effective Date, (b) that the Component costs listed by SKU on Schedule 1 attached hereto are, in all material respects, a true and correct list of the standard costs, excluding intercompany profits, to manufacture each Component (by SKU) in Supplier’s 2011 Fiscal Year, and (c) the Specifications are consistent with the specifications for the Components immediately prior to the Effective Date.

16.	GENERAL

16.1	Assignment.

(a) Except as follows, neither Party may assign or transfer this Agreement without the consent of the other Party. In the case of any such permitted assignment, the assignee assumes all responsibilities under this Agreement.

(b) Notwithstanding the foregoing, subject to the terms and conditions of this Agreement, a Party may assign or transfer this Agreement in connection with the sale or transfer of all or substantially all of the assets or business of such Party to which this Agreement relates.

(c) This Agreement and the obligations of the Parties hereunder shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties and their respective successors, executors, administrators, estates, heirs and permitted assigns, and no others.

16.2	Severability. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable (the “Voided Provision”) in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Nevertheless, the Parties shall attempt to replace the Voided Provision by a new provision with the closest economic effect to the Voided Provision.

16.3	Non-Waiver. Failure by either Party to insist upon strict performance of any of the terms and conditions hereof, or delay in exercising any rights or remedies provided herein, shall not release the other Party from any of the obligations of this Agreement and shall not be deemed a waiver of any rights of such other Party to insist upon strict performance thereof.

16.4	Amendment. No purported amendment of this Agreement shall take effect unless made in writing and signed by an authorized representative of each Party. Either Party may propose an amendment to this Agreement, other than with respect to the price of Components (which is addressed in Clause 4.1), as a result of changes in market conditions or compliance with any law or regulation by providing at least ninety (90) days written notice to the other Party, and the other Party agrees to negotiate in good faith the terms of any such amendment.

16.5	Entire Agreement.

(a) This Agreement and the schedules and appendices attached hereto contain the sole and entire understanding of the Parties related to its subject matter, and supersedes all oral and written agreements concerning such subject matter made prior to the date of this Agreement. Each of the Parties acknowledges and agrees that in entering into this Agreement it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement as a warranty or representation. Nothing in this Clause shall operate to limit or exclude any liability for fraud.

(b) This Agreement is a framework agreement; Haemonetics may purchase and Supplier may sell Components, as specified in one or more Purchase Orders. Each such Purchase Order, excluding any preprinted, standard or boilerplate terms and conditions set forth therein, together with this Agreement, shall constitute an agreement between the Parties and shall be deemed to be a part of this Agreement.

	(c)	All Components provided hereunder shall be subject to the terms and conditions set forth herein. All other terms and conditions are specifically rejected and will not apply to Components provided hereunder, except as otherwise specifically agreed to in writing by both Parties.

	(d)	In the event of a conflict between the terms of this Agreement and a Purchase Order, the terms of this Agreement shall prevail, except with respect to the type and quantity of Component(s) ordered and the delivery date(s) set forth in a Purchase Order, and except as otherwise specifically agreed to in writing by both Parties.

	(e)	Any preprinted, standard or boilerplate terms and conditions on any documents issued by the Parties, including without limitation, any Purchase Orders issued to Supplier or acknowledgements and acceptances issued by Supplier are hereby deleted and declared null and void, except as otherwise specifically agreed to in writing by both Parties.

	(f)	Words that have a well-known technical or trade meaning are used throughout this Agreement in accordance with such recognized or well-known meaning unless specifically defined otherwise.

16.6	Relationship of the Parties. Supplier hereby represents and warrants that Supplier is engaged in an independent business and shall perform its obligations under this Agreement as an independent contractor and not as an agent or employee of or a joint venturer with Haemonetics; that the persons performing the obligations hereunder are not agents or employees of Haemonetics; that Supplier has and hereby retains, except as set forth herein, the right to exercise full control with respect to the means of its performance hereunder and full control over the employment, direction, compensation and discharge of all employees, agents and subcontractors assisting in such performance; that Supplier shall be solely responsible for all matters relating to payment of such employees, including compliance with worker’s compensation, unemployment and disability insurance, social security withholding, and all such matters; and that Supplier shall be responsible for the acts of Supplier and the acts of all agents, employees and contractors employed by Supplier during Supplier’s performance under this Agreement, subject to the limitations on liability set forth hereunder.

16.7	Third Party Beneficiaries. A person who is not a party to this Agreement shall have no right to enforce any terms of it.

16.8	Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York, USA, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York, USA to the rights and duties of the Parties. Each Party hereto irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located in the Borough of Manhattan in the State of New York, USA. Each Party irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding brought in a court of such jurisdiction and any claim that the suit, action or proceeding brought in such court has been brought in an inconvenient forum. The Parties expressly exclude the application of the United Nations Conventions on Contracts for the International Sale of Goods, and further exclude the applications of the International Sale of Goods Contracts Convention Act, S.C. 1990-1991, C.13, and the International Sale of Goods Act, R.S.O. 1990, C.I. 10, as amended.

16.9	Notice. All notices required hereunder shall be in writing and shall be sent by (a) first class mail, (b) nationally recognized courier service (e.g., DHL, Federal Express), with all postage or delivery charges prepaid, or (c) facsimile and shall be addressed to the Parties at their addresses set forth in the first paragraph of this Agreement, to the attention of the signatory signing this Agreement, or to such other address(es) as may be furnished by written notice in the manner set forth herein. Notice shall be deemed to have been served 48 hours after posting and if sent by facsimile, on the day when the fax was sent to the other Party provided that sending Party has a confirmed receipt and the receipt is dated a business day within business hours.

16.10	Set-Off. Haemonetics shall make all payments due hereunder without any deduction whether by way of set off, withholding, counterclaims, discount, abatement or otherwise.

16.11	Headings. The headings of the Clauses in this Agreement are for convenience only and shall not be deemed to affect, qualify, simplify, add to or subtract from the contents of the Clauses which they reference.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Supply Agreement by persons duly authorized to take effect as of the Effective Date written above.

[HAEMONETICS ENTITIES]

By:
Name:
Title:

PALL CORPORATION

By:
Name:
Title:

Exhibit G

CONTRACT MANUFACTURING AGREEMENT

by and between

Customer:	PALL CORPORATION, a New York corporation
with a principal place of business at 25 Harbor Park
Drive, Port Washington, NY, 11050

and

Manufacturer:	[NAME OF HAEMONETICS ENTITY(IES)], a
[state of jurisdiction; type of entity] with a principal
place of business at 400 Wood Road, Braintree,
Massachusetts 02184 USA

CONTRACT MANUFACTURING AGREEMENT

     This Contract Manufacturing Agreement (including all schedules and other attachments hereto, this "Manufacturing Agreement") dated as of _______, 2012 (the "Effective Date"), is entered into by and between PALL CORPORATION, a New York corporation ("Company") having its principal office at 25 Harbor Park Drive, Port Washington, NY 11050 and [NAME OF HAEMONETICS ENTITY(IES)], a [state of jurisdiction; type of entity] ("Haemonetics") having its principal office at 400 Wood Road, Braintree, MA 02184. The Company and its Affiliates, on the one hand, and Haemonetics and its Affiliates, on the other hand, are collectively referred to herein as the "Parties" and each individually as a "Party."

     WHEREAS, pursuant to an Asset Purchase Agreement, dated as of __________, 2012 (the "Purchase Agreement"), the Company has sold to Haemonetics substantially all of the assets used in the Product Lines (as defined in the Purchase Agreement), including rights in certain manufacturing plants, facilities or premises as further described in the Purchase Agreement (the "Facilities");

     WHEREAS, Company desires to engage Haemonetics to manufacture and sell to Company, and Haemonetics desires to manufacture and sell to Company, certain products of Company that are unrelated to the Product Lines and were, prior to the Effective Date, manufactured by Company at the Facilities; and

     WHEREAS, the Purchase Agreement requires, as a condition to closing, that this Manufacturing Agreement be executed and delivered by the Parties.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants, and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

     Capitalized terms shall have the meanings indicated below for all purposes of this Manufacturing Agreement:

     1.1 "Affiliate" means, with respect to any entity, any other entity controlling, controlled by or under common control with such entity, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

     1.2 "Bureau" means the United States Bureau of Labor Statistics (www.bls.gov).

     1.3 "Confidential Information" means all information disclosed by a Party (a "Disclosing Party") to the other Party ("Recipient") (in writing, orally or in any other form) that is described as provided under circumstances indicating it is or should reasonably be known by Recipient to be confidential, non-public, trade secret or competitively-sensitive, including, without limitation, business plans, technical data, product or service ideas, contracts and financial information, unless (a) the information is or becomes publicly known through no act or omission of the Recipient; (b) the information was rightfully in Recipient's possession prior to disclosure to it by the Disclosing Party as evidenced by written records; or (c) the information is disclosed to Recipient without confidential or proprietary restriction known to Recipient by a third party who rightfully possesses the information (without confidential or proprietary restriction known to Recipient). Each Disclosing Party considers the following specific information to be included, without limitation, in the definition of Confidential Information: (i) schematics, business methods, techniques, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, and improvements; (ii) information about costs, profits, markets, and sales; (iii) plans for future development and new product or service concepts; and (iv) all documents, books, papers, drawings, models, sketches, and other data of any kind and description, in each case embodying or containing proprietary, non-public, trade secret or competitively-sensitive information, including electronic data recorded or retrieved by any means that will be given to Recipient by the Disclosing Party (or any Affiliate of it), as well as written or verbal instructions or comments.

     1.4 "Contract Year" means each twelve month period during the Term, with the first Contract Year beginning on the Effective Date and ending on the first anniversary thereof.

     1.5 "Delivery Date" means the date specified in a Purchase Order (as defined below) on which Haemonetics is required to deliver a specific quantity of the Product to the applicable destination.

     1.6 "Force Majeure Event" means as to a Party, acts of God, acts of war or terrorism, civil war, natural disasters, fires, national strikes (but excluding strikes or internal disputes held by the employees of a Party), lock-outs, insurrection or riots, embargoes, impossibility of obtaining transportation, impossibility of obtaining raw materials, or other similar actions or events beyond such Party's reasonable control and without the fault or negligence of such Party.

     1.7 "Haemonetics Premises" means Haemonetics's premises at which Haemonetics manufactures and/or packages and distributes the Products or Subcontractor Premises at which a subcontractor manufactures and/or packages and distributes the Products. The Haemonetics Premises as of the Effective Date are listed on Schedule 2 attached hereto.

     1.8 "Index" means the Producer Price Index for Intermediate Materials, Supplies and Components (Series ID WPSSOP2000) published by the Bureau.

     1.9 "Intellectual Property Rights" means (a) rights associated with works of authorship including, without limitation, copyrights, moral rights and mask-works, (b) trademarks, service marks, trade names, trade dress, community design and similar rights, (c) trade secret rights, (d) patents, know-how, manufacturing processes, formulae, designs, algorithms and other industrial property rights, and (e) all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter existing, made, or in force (including any rights in any of the foregoing) anywhere in the world.

     1.10 "Product(s)" means the product(s) listed on Schedule 1 attached hereto.

     1.11 "Quality Provisions" means the provisions of Appendix A to this Manufacturing Agreement.

     1.12 "Specifications" means the specifications of the Products as set forth in Appendix B to this Manufacturing Agreement or such other specifications for the Products as the Parties may from time to time mutually agree upon in writing.

     1.13 "Subcontractor Premises" means the premises of the subcontractor(s), at which such subcontractor(s) may manufacture and/or package and distribute the Products. The Subcontractor Premises as of the Effective Date are listed on Schedule 3 attached hereto.

     1.14 "Term" is defined in Clause 13.1.

2. CONTRACT MANUFACTURING

     2.1 Contract Manufacturing Services. Haemonetics shall manufacture the Products in accordance with the Specifications at Haemonetics Premises and the Subcontractor Premises. Company may request a change in Specifications from time to time as needed, e.g. to meet market requirements, comply with regulatory requirements, improve Product function or quality, or lower Product cost. Any such requested changes in specifications shall be conveyed to Haemonetics in writing, in sufficient detail for Haemonetics to evaluate such request, and including a detailed explanation as to the reasons for such request. Haemonetics shall confirm, in writing, its receipt of Company's change notification within ten (10) working days of receipt and shall evaluate the change within forty-five (45) days of receipt. Haemonetics shall provide estimated implementation plan and cost impact in writing to Company for acceptance or rejection by Company in writing prior to implementation of change. If Company rejects such implementation plan and cost impact in writing, then the applicable Products shall continue to be manufactured in accordance with the existing Specifications. If Company approves such implementation plan and cost impact in writing, then Haemonetics shall manufacture the applicable Products in accordance with such new Specifications, provided that the new Specifications shall not apply to any outstanding Firm Orders, and shall promptly advise Company in writing of the first Product lot to contain the changes.

Haemonetics may make changes in construction, raw materials and manufacturing process, but solely to the extent that such changes do not constitute changes to the Specifications, design, brand designation, labeling and packaging, of the Products at any time, provided that Haemonetics will give Company as much advance notice as practicable of any such changes, including a detailed description of the change and the reasons for such change, and any such changes shall be subject to the prior written approval of Company, which approval may not be unreasonably withheld, delayed or conditioned.

     2.2 Applicable Regulations. Company shall comply with all federal, state and local laws, rules and regulations (collectively, "Applicable Regulations") related to placing such Product on the market.

     2.3 Subcontracting. Haemonetics shall not use subcontractors or otherwise delegate its obligations and responsibilities hereunder, except for those subcontractors that (a) are listed on Schedule 3 attached hereto and are providing services at the Haemonetics Premises or Subcontractor Premises and (b) other subcontractors that Haemonetics identifies by written notice to Company prior to engagement and that are approved in writing by Company. Haemonetics shall be fully responsible to Company for any subcontractors' acts and omissions and the acts and omissions of their employees. There shall be no contractual relationship between any subcontractor and Company under this Manufacturing Agreement, and Company shall have no liability for the acts or omissions of any subcontractor or any amounts owed by Haemonetics to such subcontractor.

     2.4 Location. Haemonetics shall have the right to change the Haemonetics Premises or any Subcontractor Premises, provided that Haemonetics must obtain Company's written consent prior to any such change in Haemonetics Premises or Subcontractor Premises, which consent will not be unreasonably withheld, delayed or conditioned. Notwithstanding the above sentence, Company's written consent shall be not be required for changes among the then approved Haemonetics Premises or Subcontractors Premises, including those listed on Schedules 2 and 3.

     2.5 Quality Provisions. The Parties shall comply with the quality provisions set forth in Appendix A hereto.

     2.6 Provision of Company Equipment. Company owns or has otherwise acquired certain proprietary and/or specialized items of equipment and tooling that are requisites for the manufacture of one or more of the Products (collectively, the "Company Equipment"). Company shall provide the Company Equipment to Haemonetics as a bailment on the date hereof for the sole and express purpose of manufacturing the Products hereunder. Haemonetics shall (i) use the Company Equipment in accordance with Company's instructions solely for the manufacture of the Products for Company, (ii) not remove any indicia of ownership affixed thereto by Company, (iii) at its cost, maintain the Company Equipment in the ordinary course of business in working order and good repair; provided that Haemonetics shall not be required to replace the Company Equipment or otherwise incur a capital expenditure in connection with the Company Equipment and (iv) shall insure the Company Equipment against all losses while in its possession. Company may demand the return of the Company Equipment at the expiration or any termination of this Manufacturing Agreement (in whole or in part), and Haemonetics shall permit Company to enter Haemonetics Premises during normal working hours to remove the Company Equipment at Company's expense on five (5) business days prior written notice.

     2.7 Liens. Haemonetics agrees to timely pay and discharge all of its undisputed obligations to subcontractors and vendors of any tier on account of labor performed or material or equipment supplied in connection with the Products and to discharge at once, or bond or otherwise secure against, all liens and attachments which are filed by its subcontractors and vendors of any tier on account of labor performed or material or equipment supplied in connection with the Products. In the event that Haemonetics fails to make any such payments, Company may make such payments on behalf of Haemonetics, including to remove any liens that may attach to the Company Equipment or the Products.

2.8	Purchased Equipment.

(a)	If Haemonetics intends to sell any machinery, equipment or tooling purchased by it under the Purchase Agreement and used at Haemonetics' Facility in Covina, California to make the Products (the "Purchased Equipment"), then Haemonetics will (a) provide written notice of such intent to Company; and (b) negotiate in good faith, for up to sixty (60) days following delivery of such written notice, the terms and conditions under which Company would purchase such Purchased Equipment from Haemonetics.

(b)	Haemonetics hereby grants to Company a right of first refusal with respect to the Purchased Equipment. In the event that Haemonetics desires to sell the Purchased Equipment at any time to any third party, then Haemonetics shall offer to sell to Company the Purchased Equipment on the same terms and conditions as offered to such third party (the "Offer"). Company shall have ten (10) business days to accept such Offer. In the event Company shall fail to accept the Offer within such ten (10) business day period, Haemonetics shall be free to sell the Purchased Equipment on the terms and conditions set forth in the Offer to such third party; provided if such terms and conditions are changed, such changed terms shall be deemed a new Offer and subject to the provisions of this subclause.

(c)	Notwithstanding the foregoing to the contrary, this Clause 2.8 shall not apply in the event that a contemplated sale of Purchased Equipment occurs in connection with (x) a sale of all or substantially all of the assets used in Haemonetics' Facility in Covina, California; or (y) the replacement of such Purchased Equipment.

3. FORECASTING AND ORDERS

     3.1 Forecast. At the commencement of each month during the Term of this Manufacturing Agreement, Company will provide a rolling twelve (12) month forecast (a "Forecast") of the quantity of Products required to be delivered from Haemonetics, which Forecast shall be on a monthly basis. The first two (2) months of such Forecast shall constitute a firm order (a "Firm Order") for the quantity of Products in the Forecast, and, at the commencement of the first month following the Effective Date and at the commencement of every other month during the Term thereafter, and Company shall issue Purchase Orders (as defined below) for the amount of Products contemplated by the Firm Order in the then current Forecast. Except for the portion of the Forecast constituting a Firm Order, Forecasts shall be for planning purposes only and shall not be binding on either Party, and Company reserves the right to revise in any way, at any time and from time to time, at its discretion, any or all portions of the Forecast that do not constitute a Firm Order. Haemonetics shall maintain sufficient capacity to meet forecasted demand for the Products. Notwithstanding the foregoing, Haemonetics shall not be required to maintain capacity in excess of the capacity set forth in Clause 14.4. Haemonetics shall promptly notify Company upon becoming aware that any of the Products or key components or material incorporated in, or used to fabricate, the Products are to be made obsolete by any third party supplier, or will otherwise be unavailable to Haemonetics to purchase. Haemonetics shall promptly discuss and agree with Company a plan to deal with such sourcing issues.

Haemonetics shall maintain, at its expense, a safety stock equal to one (1) calendar month inventory of each of the Products at Haemonetics Premises, which minimum quantity shall be equal to the last thirty (30) calendar days of deliveries specified in the then current Firm Order. Such safety stock levels will be adjusted monthly based on the current Forecast. Haemonetics will have eight (8) weeks to implement agreed upon changes to the safety stock levels following receipt of the revised Forecast.

     3.2 Orders. Purchases of Products may be made under this Manufacturing Agreement by Company and/or any of its Affiliates. To purchase Products hereunder, Company and/or any of its Affiliates shall issue purchase orders ("Purchase Order"), which shall specify the Purchase Order number, quantity of Products ordered, Product Price, part number, description, method of shipment, place(s) of delivery and Delivery Date(s). Purchase Orders may be delivered to Haemonetics by hand, confirmed telefax, mail, overnight courier, or by electronic mail. Purchase Orders delivered to Haemonetics shall not be effective for any purpose until received by Haemonetics and acknowledged in writing by Haemonetics. Haemonetics shall acknowledge acceptance within five (5) days of receipt.

     3.3 Non-fulfillment. If, for any reason, Haemonetics believes that it is or is likely to be unable to fulfill all or any part of any order from Company for a Product, it shall promptly, no later than five (5) business days following the determination of such inability to meet demand, inform Company in writing of such inability. Nothing in this Clause 3.3 shall release Haemonetics from its obligation to fulfill any accepted order.

     3.4 Cancellations. Company may not cancel any Purchase Order or portion thereof after such Purchase Order has been accepted in writing by Haemonetics.

4. PRICING AND PAYMENT TERMS.

     4.1 Prices. The prices set forth in Schedule 1 shall remain unchanged during the first Contract Year. Thereafter, once per Contract Year on written notice not later than 45 days prior to the end of a Contract Year and effective as of the commencement of the applicable Contract Year, Haemonetics shall be entitled to make increases and Company shall be entitled to make decreases to such prices, subject to this Clause 4.1. The new price following such an increase or decrease may not exceed an amount equal to the price immediately prior to such change, multiplied by a fraction, the numerator of which is the Current PPI and the denominator of which is the Base PPI. For purposes hereof, “Current PPI” shall mean the average of the Index values for the 12 months immediately preceding the later of the Effective Date or the most recent anniversary of the Effective Date, and “Base PPI” shall mean the average of the Index values for the 12 months immediately preceding the later of: the Effective Date or the date of the most recent price change, provided, however, that in the 12 month period under consideration, only Index values that are not preliminary (as defined by the Bureau) may be used for the calculation.

     4.2 Invoices. Haemonetics shall submit invoices upon shipment of Products. Such invoices shall be submitted in the currency set forth in Schedule 1 and shall reference the Purchase Order number and be sent to the "Bill to" address specified on the Purchase Order.

     4.3 Payment. Payment of all amounts that are not rightfully disputed in writing by Company shall be due in full thirty (30) days from the date of invoice receipt. Payment shall be made in U.S. Dollars and may be made by check, ACH, wire transfer or any other legal tender. Haemonetics shall provide comprehensive payment instructions including banking information either on its invoice or letterhead. A monthly interest charge at the rate of one and one half percent or the maximum legal rate allowed by applicable law, whichever is lower, will be assessed on all past due payments calculated from the due date, unless such payments are disputed in good faith by Company in writing.

     4.4 Taxes. All applicable taxes, including, without limitation, value added taxes ("VAT"), sales or use taxes, transaction privilege taxes, gross receipts taxes and other charges such as duties, customs, tariffs, imposts and government-imposed surcharges (collectively, "Taxes") shall be stated separately on Haemonetics's invoice. Haemonetics shall remit all such Taxes to the appropriate tax authority unless Company provides sufficient proof of tax exemption. When Products are delivered within jurisdictions in which Haemonetics's collection and remittance of Taxes is required by law, Haemonetics shall have sole responsibility for payment of such Taxes to the appropriate tax authorities. In the event Haemonetics does not collect sufficient tax from Company, and is subsequently audited by any tax authority that determines Haemonetics is delinquent in paying Taxes, the liability of Company shall be limited to the tax assessment, with no reimbursement for penalty or interest charges unless such tax delinquency is caused by the acts or omissions of Company. Unless otherwise stated, all sums payable under this Manufacturing Agreement are exclusive of Taxes.

5. SHIPPING AND DELIVERY – IMPORT AND EXPORT

     5.1 Shipping and Delivery. Haemonetics shall ship and deliver Products in accordance with the terms set forth hereunder and in the applicable Purchase Order, subject to Clause 15.5. Shipping quantities may not vary from those established by the Purchase Order unless otherwise mutually agreed upon in writing. Deliveries of Products shall be made to such location(s) as are set forth in the applicable Purchase Order. Haemonetics shall ensure that the Products are properly packed and shipped in such a manner to reach the delivery address in undamaged condition, and shall comply with all reasonable directions given from time to time by Company in connection with delivery. In the event any shipment or scheduled pick-up is delayed, and such delay is not caused by a Force Majeure Event, Company may direct Haemonetics to ship such Products by premium transportation mode and Haemonetics shall bear the expense of any difference in cost due to such premium transportation. Unless otherwise mutually agreed to in writing signed by both Company and Haemonetics, delivery from Haemonetics's factory or designated shipment point shall be FCA (Free Carrier) INCOTERMS 2010. Title and risk of loss passes at the point when the goods leave Haemonetics's factory or designated shipment point.

     5.2 Acceptance. If any Product supplied by Haemonetics is defective after evaluation by Company within ten (10) business days of delivery, then Company will have the right, notwithstanding prior payment, to reject such Products. Company shall inform Haemonetics within such ten (10) business day period, and Haemonetics shall, at its option and at its own expense: (a) accept return of defective Products and furnish replacement Products; (b) furnish replacement parts for the defective Products; or (c) accept return of defective Products and issue credits with respect to such Product or portion thereof. The foregoing shall not be in limitation of any rights which Company may have at law or in equity by reason of any breach of warranties set forth in this Manufacturing Agreement. If a replacement shipment is chosen by Haemonetics then Haemonetics shall promptly replace such Products with conforming Products, and shall bear all costs associated with such replacement, including but not limited to freight, insurance and customs charges. Company shall promptly notify Haemonetics of any Product defect, and Haemonetics shall promptly take steps to ensure that that Product defect is not present in any Product held by Haemonetics in inventory, and that the appropriate process changes are performed to prevent the defect from re-occurring. Haemonetics shall use commercially reasonable efforts to replenish Company's inventories of Products, where Company has returned Products because of a failure to meet Specifications. In the event of minor defects, the Parties may mutually agree that Haemonetics shall correct such defects at Haemonetics's costs and expense.

     5.3 Returned Product. Shipping costs for Products that do not meet the Specifications and that Haemonetics's elects to have returned and replaced in accordance with Clause 5.2, and the costs of expedited replacements for such Products shall be borne by Haemonetics.

     5.4 Import – Export Regulations. Neither Party shall commit any act or request the other Party to commit any act in connection with this Manufacturing Agreement which would violate the import or export control laws or regulations of the United States, or the import and export control laws or regulations promulgated and administered by a body of the European Union or the government of any other country having jurisdiction over the Parties or the supply of Products hereunder. Neither Party shall fail to take any action reasonably within its capacity to assure compliance with such laws, rules or regulations.

6. INTELLECTUAL PROPERTY

     6.1 Ownership. Nothing in this Manufacturing Agreement shall affect the Intellectual Property Rights of the Parties that existed prior to the commencement of this Manufacturing Agreement. The Parties understand and agree that, except as specifically set forth herein, no license or other rights, either express or implied, are granted by either Party to the other under this Manufacturing Agreement with respect to any Intellectual Property Rights.

     6.2 Limited Use License. Each Party hereby grants to the other Party, a nonexclusive, non-transferable, royalty free, worldwide license to use such Intellectual Property Rights of the granting Party as are necessary solely for the purposes of manufacturing, labelling, packaging and supplying the Products in accordance with the terms of this Manufacturing Agreement.

7. CONFIDENTIALITY

     7.1 Non-Disclosure and Limited Use. During the Term of this Manufacturing Agreement and for a period of two (2) years after its expiration or termination, Recipient shall, and shall cause its Affiliates, and their respective directors, officers, members, managers, employees, agents and subcontractors to, hold all Confidential Information of the Disclosing Party in strict confidence and shall not, and shall cause its Affiliates, and their respective directors, officers, members, managers, employees, agents and subcontractors not to, directly or indirectly, disclose any Confidential Information to any third party. Recipient may disclose Confidential Information only to employees, agents and subcontractors of Recipient who need to know such information to exercise rights and perform obligations under this Manufacturing Agreement and who have signed agreements or otherwise have confidentiality restrictions in place that obligate them to treat Confidential Information as required under this Manufacturing Agreement. Recipient shall not, nor shall it permit its Affiliates, nor their respective directors, officers, members, managers, employees, agents and subcontractors to, directly or indirectly, use any Confidential Information for its own benefit or for any purpose except to exercise rights and perform obligations under this Manufacturing Agreement. Recipient shall take all reasonable measures to protect the confidentiality and avoid the unauthorized use, disclosure, publication, or dissemination of Confidential Information. Notwithstanding the foregoing, if Recipient or any of its Affiliates receive notice that it may be required or ordered by any judicial process or governmental entity to disclose any Confidential Information of the Disclosing Party, it will take all reasonable steps to give the Disclosing Party sufficient prior notice to enable it, at its own expense, to contest such requirement or order, and will cooperate with the Disclosing Party in all respects. In the event that a protective order or other remedy is not obtained or the Disclosing Party waives compliance with the provisions hereof, Recipient or its Affiliates, as applicable, may disclose the portion of the Confidential Information that, on advice of counsel, it is legally required to disclose (exercising commercially reasonable efforts to obtain confidential treatment of such Confidential Information) and shall not be liable for any such disclosure hereunder. Recipient understands and acknowledges that the Confidential Information may be considered material, non-public information and, as such, can only be used for the purpose of exercising rights and performing obligations under this Manufacturing Agreement and cannot be used by Recipient to buy or sell stock of the Disclosing Party pursuant to section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 and the Insider Trading and Securities Fraud Enforcement Act of 1988.

     7.2 Terms of Agreement.

(a)	Neither Party will disclose any of the terms of this Manufacturing Agreement to any third party without the prior written consent of the other Party.

(b)	Notwithstanding the foregoing, either Party may disclose such terms:

	(i)	to its subcontractors and Affiliates who have a "need-to-know" solely for the purpose of performing the obligations of such Party hereunder;

	(ii)	to its accountants and advisors who have a "need-to-know" solely for the purpose of providing services to such Party,

	(iii)	to existing and potential investors, lenders and acquirers and the accountants and advisors of any of the foregoing; provided, however, that in the case of this clause (ii) any such recipient is bound by a written agreement (or in the case of attorneys or other professional advisors, formal ethical duties) requiring such recipients not to disclose the terms of this Manufacturing Agreement to any third party and to use such terms only for purposes of evaluating the applicable investment, loan or acquisition; and

	(iv)	as otherwise required pursuant to applicable law, regulation, stock market or stock exchange rule or rule of a self regulatory organization (e.g., rules or regulations of the United States Securities and Exchange Commission, the Nasdaq or the NYSE); provided that a Party proposing to make such a disclosure as required by law, rule or regulation shall inform the other Party a reasonable time prior to such required disclosure, shall provide the other Party with a copy of the text of such proposed disclosure sufficiently in advance of the proposed disclosure to afford such other Party a reasonable opportunity to review and comment upon the proposed disclosure (including, if applicable, a redacted version of this Manufacturing Agreement) and shall reasonably consider, consistent with applicable law, rule and regulation (including interpretations thereof), the requests of the other Party regarding confidential treatment for such disclosure.

(c)	Notwithstanding anything to the contrary set forth herein, Company may disclose the existence and purpose of this Manufacturing Agreement to its existing and potential customers.

     7.3 Return of Confidential Information; Survival. Upon any expiration or termination of this Manufacturing Agreement, Recipient shall return or destroy, at Disclosing Party's option and request, all Confidential Information of Disclosing Party and any copies thereof, and, in addition, Recipient shall promptly destroy any electronic or otherwise non-returnable embodiments of the Confidential Information; provided, that one copy may be retained for archival purposes. The obligations under this Clause 7 shall survive any termination of this Manufacturing Agreement.

8. LIMITED WARRANTY; LIMITATION OF LIABILITY

     8.1 Limited Warranty. For a period of two (2) years from the date of delivery of any Products by Haemonetics (the "Warranty Period"), Haemonetics warrants that Products manufactured by Haemonetics when properly installed and maintained, will meet the Specifications for such Products (the "Limited Warranty"). If the Products do not conform to this Limited Warranty during the Warranty Period, Company shall notify Haemonetics, in writing, not later than thirty (30) days after the end of the Warranty Period, and if the defects are of such type and nature as to be covered by this Limited Warranty, Haemonetics shall, at its option and at its own expense: (a) accept return of defective Products and furnish replacement Products; (b) furnish replacement parts for the defective Products; or (c) accept return of defective Products and issue credits with respect to such Product or portion thereof.

     8.2 Other Warranties. Haemonetics further warrants that, upon delivery, the Products furnished hereunder will be free and clear of all liens, claims, security interests or other encumbrances of any kind whatsoever against the same.

     8.3 Other Limits. THE FOREGOING IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, BY HAEMONETICS, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL OTHER GUARANTEES, WARRANTIES, CONDITIONS AND REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, WHETHER ARISING UNDER ANY STATUTE, LAW, COMMERCIAL USAGE, COURSE OF DEALING OR COURSE OF PERFORMANCE OR OTHERWISE, ARE HEREBY EXCLUDED. Haemonetics does not warrant against, and in no event shall Haemonetics be liable for, damages or defects arising out of improper or abnormal use, misuse, abuse, improper installation, application, operation, maintenance or repair, accident, or for negligence in use, storage, transportation or handling or other negligence of Company. In no event shall Haemonetics be liable for any Product altered outside of Haemonetics's factory by someone other than Haemonetics, or for a Product subjected to repairs by persons other than pursuant to written authorization by Haemonetics.

     8.4 Exclusive Obligation. THIS WARRANTY IS EXCLUSIVE. Except as otherwise set forth in the Quality Provisions or in Clause 9.1, the foregoing Limited Warranty is the sole and exclusive obligation of Haemonetics with respect to the Products, and Haemonetics shall not have any other obligation with respect to the Products, or any part thereof, whether based on contact, tort, strict liability, or otherwise.

     8.5 Additional Terms. If any part of this Limited Warranty is determined to be void or illegal, the remainder shall remain in full force and effect. Haemonetics's employees or representatives' oral or other written statements do not constitute warranties, and shall not be relied upon by Company, and are not a part of this Limited Warranty.

     8.6 LIMITED LIABILITY. EXCEPT FOR LIABILITY ARISING OUT OF (A) THE PARTIES' RESPECTIVE INDEMNIFICATION OBLIGATIONS UNDER CLAUSE 9.1(B) OR 9.2(A) OR (B) ANY BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS UNDER CLAUSE 7, IN NO EVENT, INCLUDING WITHOUT LIMITATION, BREACH OR NON-FULFILLMENT OF THE LIMITED WARRANTY, WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF PROFIT, REMANUFACTURING COSTS AND REWORK COSTS, AND LOST PRODUCT COSTS (OTHER THAN PRICES OF PRODUCT), WHATEVER THE CLAIM (TORT, BREACH OF CONTRACT OR WARRANTY OR OTHERWISE) AND WHATEVER THE FORUM, WHETHER ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, PACKAGING, DELIVERY, STORAGE, USE, MISUSE OR NON-USE OR RESALE OF ANY OF ITS PRODUCTS OR ANY OTHER CAUSE WHATSOEVER, PROVIDED, HOWEVER, THAT INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF THIRD PARTIES THAT ARE AN ELEMENT OF A THIRD PARTY CLAIM SUBJECT TO INDEMNIFICATION UNDER THIS MANUFACTURING AGREEMENT TO THE EXTENT DETERMINED BY A COURT OF COMPETENT JURISDICTION TO BE THE RESPONSIBILITY OF A PARTY AND ACTUALLY PAID BY SUCH PARTY WILL CONSTITUTE INDEMNIFIABLE DAMAGES UNDER THIS MANUFACTURING AGREEMENT AND DIRECT DAMAGES BETWEEN THE PARTIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND EXCEPT FOR LIABILITY ARISING OUT OF (1) THE PARTIES' RESPECTIVE INDEMNIFICATION OBLIGATIONS UNDER CLAUSE 9.1(b) OR 9.2(a), OR (2) ANY BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS UNDER CLAUSE 7, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY CLAIMS, LOSSES OR DAMAGES IN EXCESS OF THE AGGREGATE AMOUNTS PAID BY COMPANY TO HAEMONETICS UNDER THIS MANUFACTURING AGREEMENT DURING THE TWELVE (12) MONTHS PRIOR TO THE EVENT GIVING RISE TO SUCH LIABILITY.

9. INDEMNIFICATION

     9.1 Indemnification by Haemonetics. Haemonetics agrees to defend, indemnify and hold harmless, Company and all directors, officers, employees, and agents (each, a "Company Indemnitee") from and against all claims, actions, losses, expenses, damages or other liabilities, including reasonable attorneys' fees (collectively, "Damages") incurred by or assessed against any of the foregoing, but solely to the extent the same arise out of third party claims relating to:

(a)	any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product sold by Haemonetics to Company hereunder, but solely to the extent such injury or damage has been caused by the breach by Haemonetics of any of its representations or warranties set forth in Clause 8.1; or

(b)	any infringement of the Intellectual Property Rights of any third party that is caused by the manufacturing, assembly and/or packaging of the Products by Haemonetics; provided that, Haemonetics shall not have any obligation to indemnify any Company Indemnitee if (i) the applicable process was in use immediately prior to the Effective Date or (ii) such claim would not have arisen but for Haemonetics' manufacture, assembly or packaging of the Product in accordance with the Specifications; or

(c)	except as otherwise set forth in this Clause 9.1, any other breach by Haemonetics of any term, representation or warranty made hereunder.

     9.2 Indemnification by Company. Company agrees to defend, indemnify and hold harmless, Haemonetics and its affiliates, and all directors, officers, employees and agents (each, a "Haemonetics Indemnitee") from and against all Damages incurred by or assessed against any of the foregoing to the extent the same arise out of, are in connection with, are caused by or are related to third party claims relating to:

(a)	any infringement of the Intellectual Property Rights of any third party by any Product or the manufacture, use, sale, offer for sale, or importation of any Product, except to the extent such infringement is the responsibility of Haemonetics pursuant to Clause 9.1(b) above;

(b)	any failure of any Product manufactured by Haemonetics hereunder in accordance with the Specifications to comply with any safety standards or Applicable Regulations;

(c)	any other actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product, but only to the extent such injury or damage has not been caused by the breach by Haemonetics of its representations or warranties set forth in Clause 8.1; or

(d)	except as otherwise set forth in this Clause 9.2, any other breach by Company of any term, representation or warranty made hereunder.

     9.3 Procedures for Indemnification. With respect to any third party claims, either Party shall give the other Party prompt notice of any third party claim and cooperate with the indemnifying Party at its expense. The indemnifying Party shall have the right to assume the defense (at its own expense) of any such claim through counsel of its own choosing by so notifying the Party seeking indemnification within thirty (30) calendar days of the first receipt of such notice. The Party seeking indemnification shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying Party, unless, if, on the basis of a written opinion of outside counsel to be provided to the indemnifying Party, the indemnified Party reasonably determines that there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the indemnified Party and the indemnifying Party, in which event the indemnified party shall be entitled to retain its own counsel in each jurisdiction for which the indemnified Party reasonably determines counsel is required, at the expense of the indemnifying Party. The indemnifying Party shall not, without the prior written consent of the indemnified Party, agree to the settlement, compromise or discharge of such third party claim, such consent not to be unreasonably withheld.

     9.4 Sale of Products Enjoined. Should the use of any Products be enjoined for a cause stated in Clause 9.1(b) or 9.2(a) above, or in the event the indemnifying Party desires to minimize its liabilities under this Clause 9, in addition to its indemnification obligations set forth in this Clause 9, the indemnifying Party will either substitute a fully equivalent Product or process (as applicable) not subject to such injunction, modify such Product or process (as applicable) so that it no longer is subject to such injunction, or obtain the right to continue using the enjoined process or Product (as applicable). In the event that any of the foregoing remedies cannot be effected on commercially reasonable terms, then, all accepted Purchase Orders and the current forecast for the applicable Product(s) will be considered cancelled. Any changes to any Products or process must be made in accordance with Clause 2.1 above. Notwithstanding the foregoing, in the event that a third party makes an infringement claim, but does not obtain an injunction, the indemnifying Party shall not be required to substitute a fully equivalent Product or process (as applicable) or modify the Product or process (as applicable) if the indemnifying Party obtains an opinion from competent patent counsel reasonably acceptable to the other Party that such Product or process is not infringing or that the patents alleged to have been infringed are invalid.

10. INSURANCE

     10.1 Haemonetics Requirements. Haemonetics shall maintain at its own cost during the Term of this Manufacturing Agreement and for the anticipated life of any Products supplied by Haemonetics hereunder, insurances as follows:

(a)	Public or General Liability Insurance, per occurrence and in the aggregate, not less than US $5 million;

(b)	Product Liability Insurance, per occurrence and in the aggregate, not less than US $5 million; and

(c)	Workers Compensation Insurance or similar employers' liability insurance required in local jurisdictions with limits as prescribed by local law.

The coverage amounts specified above may be satisfied by Haemonetics's base policy plus any umbrella policy.

The above insurance to be purchased from insurance company rated by AM Best with a minimum financial strength rating of A- and a minimum financial size rating of X (7).

     10.2 Certification. Within fifteen (15) days of the Effective Date and upon each policy renewal, Haemonetics shall evidence such insurance as required in Clause 10.1, via a certificate of insurance issued by the insurer or by the broker, when so authorized by the insurer. Such certificate shall be sent via email to [email address] or by mail or courier to Risk Manager, [Pall Corporation], [address].

11. FORCE MAJEURE

     11.1 Occurrence. Neither Party shall be liable for loss, damage, detention, delay or failures to perform hereunder (other than duty to make payments) caused by Force Majeure Event to the extent such Party (the "Affected Party") is adversely affected thereby. An Affected Party shall (i) inform the other Party (the "Non-Affected Party") as soon as practicable of the occurrence of such Force Majeure Event giving full details of its expected effect and duration; (ii) make all commercially reasonable efforts to resume performance of its obligations as soon as practicable; (iii) during the pendency of a Force Majeure Event, mitigate as far as reasonably practicable the effects thereof and (iv) keep the Non-Affected Party fully informed about its mitigation plan and its plan for resuming normal performance of its obligations hereunder.

     11.2 Termination Right. If on the expiry of three (3) months, the Force Majeure Event is continuing, then this Manufacturing Agreement may be terminated upon written notice with immediate effect by the Non-Affected Party.

12. ARBITRATION

Except as otherwise expressly set forth herein, any dispute, controversy or claim arising under or relating to this Manufacturing Agreement or any breach or threatened breach thereof ("Arbitrable Dispute") shall be resolved by final and binding arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules, subject to the following:

     12.1 Either Party may demand that any Arbitrable Dispute be submitted to binding arbitration. The demand for arbitration shall be in writing, shall be served on the other Party in the manner prescribed herein for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.

     12.2 The arbitration shall be conducted by a panel of three arbitrators, one selected by Company, one selected by Haemonetics and the third to be selected jointly by the arbitrators selected by Company and Haemonetics (collectively, the "Arbitrators") who shall conduct such evidentiary or other hearings as they deem necessary or appropriate and thereafter shall make their determination as soon as practicable. Any arbitration pursuant hereto shall be conducted by the Arbitrators under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, but the Arbitrators shall not be required to comply strictly with such Rules in conducting any such arbitration. All such arbitration proceedings shall take place in the Commonwealth of Massachusetts.

     12.3 Except as provided herein:

(a)	each Party shall bear its own "Costs and Fees," which are defined as all reasonable pre-award expenses of the arbitration, including travel expenses, out-of-pocket expenses (including, but not limited to, copying and telephone), witness fees, and reasonable attorney's fees and expenses;

(b)	the fees and expenses of the Arbitrators and all other costs and expenses incurred in connection with the arbitration ("Arbitration Expenses") shall be borne equally by the Parties; and

(c)	notwithstanding the foregoing, the Arbitrators shall be empowered to require any one or more of the Parties to bear all or any portion of such Costs and Fees and/or the fees and expenses of the Arbitrators in the event that the Arbitrators determine such Party has acted unreasonably or in bad faith.

     12.4 The Arbitrators shall have the authority to award any remedy or relief that a court of the Commonwealth of Massachusetts could order or grant, including, without limitation, specific performance of any obligation created under this Manufacturing Agreement, the awarding of any loss, liability, debt, obligation, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, whether due or to become due and regardless of when asserted, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys', accountants' and other professionals' fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing), the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The Arbitrators shall render their decision and award upon the concurrence of at least two (2) of their number. Such decision and award shall be in writing and counterpart copies thereof shall be delivered to each Party. The decision and award of the Arbitrators shall be binding on all Parties. In rendering such decision and award, the Arbitrators shall not add to, subtract from or otherwise modify the provisions of this Manufacturing Agreement and shall make their determinations in accordance therewith. Any Party to the arbitration may seek to have judgment upon the award rendered by the Arbitrators entered in any court having jurisdiction thereof.

     12.5 Each Party agrees that it will not file any suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by the Arbitrators. Upon the entry of an order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the Party which filed such action or proceeding shall promptly pay to the other Party the reasonable attorney's fees, costs and expenses incurred by such other Party prior to the entry of such order.

     12.6 Notwithstanding the foregoing, any Party may apply to a court of law or equity for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.

13. TERM AND TERMINATION

     13.1 Effective Date and Term. This Manufacturing Agreement shall remain in effect for a term of ten (10) Contract Years from the Effective Date unless terminated earlier under the provisions hereof (the "Term").

     13.2 Termination. This Manufacturing Agreement may be terminated prior to its expiration:

(a)	at any time by the mutual written agreement of Company and Haemonetics;

(b)	at any time by Company upon at least twelve (12) months prior written notice to Haemonetics;

(c)	except as provided in Clause 13.2(d), by either Party, if the other Party defaults in any of its material obligations hereunder and such default is not cured within one hundred and eighty (180) days or such longer period as may be mutually agreed to by the Parties after written notice of such default is given to the defaulting Party;

(d)	by Haemonetics if Company fails to pay any undisputed amounts due pursuant to Clause 4.3 above, and such failure to pay is not cured within ten (10) days after written notice of such failure to pay is given to Company; or

(e)	at any time by either Party immediately upon written notice to the other Party if the other Party (i) ceases to carry on its business, liquidates or dissolves its business, or disposes of a substantial portion of its assets; (ii) becomes insolvent or makes an assignment for the benefit of creditors, or fails generally to pay its debts as they become due; (iii) voluntarily or involuntarily becomes the subject of any proceeding relating to bankruptcy, insolvency, receivership, liquidation or other similar proceeding; or (iv) consents to the appointment of a trustee or receiver for such other Party or any part of its property. For clarity, any assignment of this Manufacturing Agreement not prohibited by Clause 15.1 shall not be construed as giving rise to any right of termination under this Clause 13.2(e).

     13.3 Regulatory Issues. In the event that (i) any law, regulation, order, or action is promulgated, enacted, issued or commenced by a court or government authority halting or making illegal the manufacture, sale, marketing or distribution of the Products or any Company products into which the Products are incorporated (each a "Change in Law"), (ii) Haemonetics engages in any act or omission that constitutes a material violation of applicable law or that would cause Company to be in material violation of any such law, or (iii) any material breach of Haemonetics's obligations under the Quality Provisions, then, in each case, unless such circumstances no longer exist within ninety (90) days of such event, or, if applicable, such longer period of time as may be afforded by a Change in Law in order for an affected Party to comply therewith, after written notice thereof is delivered by Company to Haemonetics, Company may immediately terminate this Manufacturing Agreement.

     13.4 Continuity.

(a)

In the event of any termination of this Manufacturing Agreement by either Party for any reason other than as set forth in Clauses 13.2(a), or in the case of Haemonetics, other than a termination by Haemonetics pursuant to Clause 13.2(c), Haemonetics shall continue to supply the Products to Company until the earlier to occur of (i) Company's qualification of an alternate source of supply and (ii) the two (2) year anniversary of the date of such termination. Company shall use its commercially reasonable efforts under the circumstances to qualify an alternate source of supply within twelve (12) months after such termination.

(b)

The expiration, non-renewal or termination of this Manufacturing Agreement shall not terminate any Purchase Order, and the terms of this Manufacturing Agreement shall remain effective as to any such Purchase Order, until that Purchase Order has been completed or has terminated. The notification by either Party of its intent to terminate this Manufacturing Agreement and/or the expiration of this Manufacturing Agreement, does not relieve either Party of any obligations which have accrued under the terms and conditions of this Manufacturing Agreement, inclusive of those terms and conditions which extend beyond the date of termination.

     13.5 Survival. Clauses 1, 4, 7, 8, 9, 10, 12, 13 and 15 shall survive the termination or expiration of this Manufacturing Agreement.

14. REPRESENTATIONS, WARRANTIES AND COVENANTS

     14.1 Compliance with Law Generally. Each Party hereby represents, warrants and covenants to the other Party that such Party shall comply in all material respects with all laws applicable to its performance pursuant to this Manufacturing Agreement, including, without limitation, the provision of Products hereunder.

     14.2 Authority. Each Party hereby represents, warrants and covenants to the other Party, that (i) its execution and delivery of, and performance under this Manufacturing Agreement has been duly authorized by all necessary corporate action and has not, does not and will not conflict with, violate, result in a breach or default of, in each case in any material respect, or otherwise materially and adversely affect any organizational documents of such Party or any existing agreement or understanding to which it is a party or by which it is bound, or violate, adversely affect or infringe in any material respect upon any right of any third party or any law, regulation, statute, ordinance or other government authority; and (ii) no litigation or, to such Party's knowledge, pending or threatened claims or litigation exists, which does or could reasonably be expected to adversely affect such Party's ability to fully perform its obligations hereunder.

     14.3 Corporate Formation. Each Party hereby represents, warrants and covenants to the other Party that it is a corporation duly incorporated and validly existing under the applicable laws of its respective jurisdiction of formation and that it has the legal right and corporate power to enter into and perform this Manufacturing Agreement in accordance with its terms.

     14.4 Capacity of Company Equipment; Product Costs; Specifications. Company represents and warrants (a) solely for purposes of Clause 3.1, that the capacity of the Company Equipment and the Purchased Equipment for manufacturing Products is as set forth on Schedule 4 attached hereto, which capacity is consistent with the capacity for manufacturing Products immediately prior to the Effective Date, (b) that (i) the Product costs listed by Part Number on Schedule 1 attached hereto are, in all material respects, a true and correct list of the standard costs excluding intercompany profit to manufacture each Product (by Part Number) in Supplier’s 2011 Fiscal Year and (ii) standard costs are representative in all material respects of actual costs, and (c) the Specifications are consistent with the specifications for the Products immediately prior to the Effective Date.

15. GENERAL

     15.1 Assignment.

(a)	Except as follows, neither Party may assign or transfer this Manufacturing Agreement without the consent of the other Party. In the case of any such permitted assignment, the assignee assumes all responsibilities under this Manufacturing Agreement.

(b)	Notwithstanding the foregoing, subject to the terms and conditions of this Manufacturing Agreement, a Party may assign or transfer this Manufacturing Agreement in connection with the sale or transfer of all or substantially all of the assets or business of such Party to which this Manufacturing Agreement relates.

(c)	This Manufacturing Agreement and the obligations of the Parties hereunder shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties and their respective successors, executors, administrators, estates, heirs and permitted assigns, and no others.

     15.2 Severability. If any one or more of the provisions contained in this Manufacturing Agreement shall, for any reason, be held to be invalid, illegal or unenforceable (the "Voided Provision") in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Manufacturing Agreement, and this Manufacturing Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Nevertheless, the Parties shall attempt to replace the Voided Provision by a new provision with the closest economic effect to the Voided Provision.

     15.3 Non-Waiver. Failure by either Party to insist upon strict performance of any of the terms and conditions hereof, or delay in exercising any rights or remedies provided herein, shall not release the other Party from any of the obligations of this Manufacturing Agreement and shall not be deemed a waiver of any rights of such other Party to insist upon strict performance thereof.

     15.4 Amendment. No purported amendment of this Manufacturing Agreement shall take effect unless made in writing and signed by an authorized representative of each Party. Either Party may propose an amendment to this Manufacturing Agreement, other than with respect to the prices of Products (which is addressed in Clause 4.1), as a result of changes in market conditions or compliance with any law or regulation by providing at least ninety (90) days written notice to the other Party, and the other Party agrees to negotiate in good faith the terms of any such amendment.

     15.5 Entire Agreement. This Manufacturing Agreement and the schedules and appendices attached hereto contain the sole and entire understanding of the Parties related to its subject matter, and supersedes all oral and written agreements concerning such subject matter made prior to the date of this Manufacturing Agreement. Each of the Parties acknowledges and agrees that in entering into this Manufacturing Agreement it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Manufacturing Agreement or not) other than as expressly set out in this Manufacturing Agreement as a warranty or representation. Nothing in this Clause shall operate to limit or exclude any liability for fraud.

     (a) This Manufacturing Agreement is a framework agreement; Company may purchase and Haemonetics may sell Products, as specified in one or more Purchase Orders. Each such Purchase Order, excluding any preprinted, standard or boilerplate terms and conditions set forth therein, together with this Manufacturing Agreement, shall constitute an agreement between the Parties and shall be deemed to be a part of this Manufacturing Agreement.

     (b) All Products provided hereunder shall be subject to the terms and conditions set forth herein. All other terms and conditions are specifically rejected and will not apply to Products provided hereunder, except as otherwise specifically agreed to in writing by both Parties.

     (c) In the event of a conflict between the terms of this Manufacturing Agreement and a Purchase Order, the terms of this Manufacturing Agreement shall prevail, except with respect to the type and quantity of Product(s) ordered and the delivery date(s) set forth in a Purchase Order, and except as otherwise specifically agreed to in writing by both Parties.

     (d) Any preprinted, standard or boilerplate terms and conditions on any documents issued by the Parties, including without limitation, any Purchase Orders issued to Haemonetics or acknowledgements and acceptances issued by Haemonetics are hereby deleted and declared null and void, except as otherwise specifically agreed to in writing by both Parties.

     (e) Words that have a well-known technical or trade meaning are used throughout this Manufacturing Agreement in accordance with such recognized or well-known meaning unless specifically defined otherwise.

     15.6 Relationship of the Parties. Haemonetics hereby represents and warrants that Haemonetics is engaged in an independent business and shall perform its obligations under this Manufacturing Agreement as an independent contractor and not as an agent or employee of or a joint venturer with Company; that the persons performing the obligations hereunder are not agents or employees of Company; that Haemonetics has and hereby retains, except as set forth herein, the right to exercise full control with respect to the means of its performance hereunder and full control over the employment, direction, compensation and discharge of all employees, agents and subcontractors assisting in such performance; that Haemonetics shall be solely responsible for all matters relating to payment of such employees, including compliance with worker's compensation, unemployment and disability insurance, social security withholding, and all such matters; and that Haemonetics shall be responsible for the acts of Haemonetics and the acts of all agents, employees and contractors employed by Haemonetics during Haemonetics's performance under this Manufacturing Agreement, subject to the limitations on liability set forth hereunder.

     15.7 Third Party Beneficiaries. A person who is not a party to this Manufacturing Agreement shall have no right to enforce any terms of it.

     15.8 Governing Law. This Manufacturing Agreement shall be construed in accordance with and governed by the internal laws of the Commonwealth of Massachusetts, USA, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the Commonwealth of Massachusetts, USA to the rights and duties of the Parties. Each Party hereto irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Massachusetts, USA. Each Party irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding brought in a court of such jurisdiction and any claim that the suit, action or proceeding brought in such court has been brought in an inconvenient forum. The Parties expressly exclude the application of the United Nations Conventions on Contracts for the International Sale of Goods, and further exclude the applications of the International Sale of Goods Contracts Convention Act, S.C. 1990-1991, C.13, and the International Sale of Goods Act, R.S.O. 1990, C.I. 10, as amended.

     15.9 Notice. All notices required hereunder shall be in writing and shall be sent by (a) first class mail, (b) nationally recognized courier service (e.g., DHL, Federal Express), with all postage or delivery charges prepaid, or (c) facsimile and shall be addressed to the Parties at their addresses set forth in the first paragraph of this Manufacturing Agreement, to the attention of the signatory signing this Manufacturing Agreement, or to such other address(es) as may be furnished by written notice in the manner set forth herein. Notice shall be deemed to have been served 48 hours after posting and if sent by facsimile, on the day when the fax was sent to the other Party provided that sending Party has a confirmed receipt and the receipt is dated a business day within business hours.

     15.10 Set-Off. Company shall make all payments due hereunder without any deduction whether by way of set off, withholding, counterclaims, discount, abatement or otherwise.

     15.11 Headings. The headings of the Clauses in this Manufacturing Agreement are for convenience only and shall not be deemed to affect, qualify, simplify, add to or subtract from the contents of the Clauses which they reference.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Contract Manufacturing Agreement by persons duly authorized to take effect as of the Effective Date written above.

[HAEMONETICS ENTITIES]

By:
Name:
Title:

PALL CORPORATION

By:
Name:
Title:

Exhibit H-1

MASTER TRANSITION SERVICES AGREEMENT

     This Master Transition Services Agreement (this “Agreement”) is made as of ______ __, 2012 (the “Effective Date”), by and between [COMPANY], a New York corporation (the “Company”) having its principal office at 25 Harbor Park Drive, Port Washington, NY 11050, and [BUYER], a Massachusetts corporation (“Haemonetics”) having its principal office at 400 Wood Road, Braintree, MA 02184. The Company and Haemonetics are collectively referred to herein as the “Parties” and each individually as a “Party.”

     WHEREAS, pursuant to an Asset Purchase Agreement, dated as of [_________], 2012 (the “Purchase Agreement”), the Company is selling to Haemonetics substantially all of the assets relating to the Product Lines (as defined in the Purchase Agreement);

     WHEREAS, for a period following the closing of the transactions contemplated by the Purchase Agreement (as defined therein, the “Closing”) and for the orderly and effective transition of the Product Lines to Haemonetics, (1) Haemonetics desires to receive from the Company certain services described herein and (2) the Company desires to receive from Haemonetics certain services described herein; and

     WHEREAS, the Purchase Agreement requires, as a condition to Closing, that this Agreement be executed and delivered by the Parties.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Purchase Agreement. The following terms shall have the meanings assigned thereto below:

          a. “AAA” shall have the meaning set forth in Section 14.

          b. “Additional Services” shall mean those additional services that the Providing Party has agreed provide to the Receiving Party in accordance with this Agreement.

          c. “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

          d. “Agreement” shall have the meaning set forth in the Recitals to this Agreement.

          e. “Arbitrable Dispute” shall have the meaning set forth in Section 14.

Exhibit H-1

          f. “Arbitration Expenses” shall have the meaning set forth in Section 14(c)(ii).

          g. “Arbitrators” shall have the meaning set forth in Section 14(b).

          h. “Business Day” shall have the meaning set forth in Section 20.

          i. “Closing” shall have the meaning set forth in the Recitals to this Agreement.

          j. “Company” shall have the meaning set forth in the Recitals to this Agreement.

          k. “Confidential Information” shall have the meaning set forth in Section 10(a).

          l. “Costs and Fees” shall have the meaning set forth in Section 14(c)(i).

          m. “Decommissioned” shall mean, with respect to each Service, the state in which the Receiving Party of such Service is independent from the information and communications technology systems and corporate support services of the Providing Party (including, without limitation, networks, systems, software, hardware, equipment and databases) and the Providing Party is no longer obligated to provide the applicable Service.

          n. “Decommissioning” shall mean the process by which each Service shall be Decommissioned.

          o. “Decommissioning Plan” shall have the meaning set forth in Section 3(l).

          p. “Decommissioning Plan Agreement Deadline” is defined in Section 3(l).

          q. “Disclosing Party” shall have the meaning set forth in Section 10(a)(i).

          r. “Disputed Invoice” shall have the meaning set forth in Section 5(d).

          s. “Effective Date” shall have the meaning set forth in the Recitals to this Agreement.

          t. “Extension” shall mean an extension of a particular Service Period in accordance with its applicable Transition Services Schedule.

          u. “Haemonetics” shall have the meaning set forth in the Recitals to this Agreement.

          v. “Historical Performance Levels” shall mean, with respect to the Providing Party’s performance of the Services hereunder, the manner, quality and level at which such Services were performed by the Providing Party (and, in the case of the Company, as performed by the Company or an Affiliate thereof with respect to the Product Lines) during the Historical Period. The Providing Party’s standard operating practices during the Historical Period may have not included regular measurement and calculation of the Historical Performance Levels.

Exhibit H-1

          w. “Historical Period” shall mean the period of twelve (12) months prior to the Effective Date.

          x. “Impracticability” shall have the meaning set forth in Section 3(e)(i).

          y. “Indemnified Party” shall have the meaning set forth in Section 8(f).

          z. “Indemnifying Party” shall have the meaning set forth in Section 8(f).

          aa. “Intellectual Property” shall mean any:

i.	processes, methodologies, procedures, and trade secrets;

ii.	software, tools and machine-readable texts and files; and

iii.	literary work or other work of authorship, including documentation, reports, drawings, charts, graphics and other written documentation.

          bb. “Losses” means any loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, or damage.

          cc. “Party” or “Parties” shall have the meaning set forth in the Recitals to this Agreement.

          dd. “Person” shall mean any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity.

          ee. “Providing Party” shall have the meaning set forth in Section 2(a).

          ff. “Purchase Agreement” shall have the meaning set forth in the Recitals to this Agreement.

          gg. “Receiving Party” shall have the meaning set forth in Section 2(a).

          hh. “Required Consent” shall have the meaning set forth in Section 3(d).

          ii. “Recipient” shall have the meaning set forth in Section 10(a)(i).

          jj. “Service” or “Services” shall have the meaning set forth in Section 3(a).

Exhibit H-1

          kk. “Services Period” shall mean, for each Service or for the Services collectively, the period of time indicated on the applicable Transition Service Schedule.

          ll. “Separable Information” shall have the meaning set forth in Section 10(d)(ii).

          mm. “Term” shall have the meaning set forth in Section 11.

          nn. “Third Party Claim(s)” shall have the meaning set forth in Section 8(a).

          oo. “Transition Manager” shall have the meaning set forth in Section 4(a).

          pp. “Transition Service Schedule” shall have the meaning set forth in Section 2(b).

     2. Transition Service Schedules.

          a. Services. This Agreement will govern the transitional services as requested by either Party and provided to such Party (the “Receiving Party”) by the other Party (the “Providing Party”), the details of which are set forth in the Transition Service Schedules. Upon no less than sixty (60) days written notice to the Providing Party, the Receiving Party, if reasonably required, may obtain one extension with respect to each Service unless the Transition Service Schedule specifically provides that no extension is available. Unless otherwise provided in an applicable Transition Service Schedule, such extension will have a length equal to one half (1/2) of the initial term of such Service under the relevant Transition Service Schedule.

          b. Schedules. Each Service shall be covered by this Agreement upon execution of a transition service schedule in the form attached hereto as Exhibit A (each such schedule being referred to herein as a “Transition Service Schedule”). For each Service, the Parties shall set forth in the applicable Transition Service Schedule, among other things, the period during which the Service will be provided, the number of Extensions available for the Service (if any), a summary of the Service to be provided, a description of the Service, the estimated charge, if any, for the Service, and any other terms applicable thereto. Notwithstanding the foregoing, the Parties acknowledge and agree that it may not be practicable to describe each Service in detail and that, therefore, when the parties have made a commercially reasonable effort to describe a Service in the applicable Transition Service Schedule, such Service will be provided and paid for in accordance with the applicable terms of this Agreement even with respect to an aspect of the Service that may not be described in detail in the applicable Transition Service Schedule.

     3. Services.

          a. Services Generally. Except as otherwise provided in a Transition Service Schedule, for the Term of this Agreement, each Party shall provide or cause to be provided to the other Party the services described in the Transition Service Schedules executed in connection herewith. Each service described in a single Transition Service Schedule shall be referred to herein as a “Service.” The services described in all of the Transition Service Schedules (including Additional Services) shall be referred to herein collectively as the “Services.” The Transition Service Schedules for the initial Services to be provided by the Parties are attached hereto as Exhibit[s] B through [__]. The Providing Party shall use commercially reasonable efforts to provide the Services hereunder at Historical Performance Levels.

Exhibit H-1

          b. Service Limitations. Subject to Section 2(b) and except as may be otherwise expressly provided in a Transition Service Schedule for a specific Service, (i) neither Party shall be required to provide the Services (x) except to the extent that such Services were being provided to the Product Lines or other product lines by the Company during the Historical Period, or (y) except to the extent that the performance of such Services requires assets that will be owned by such Party following the Closing, and (ii) the Services will be available only for purposes of conducting the business of the Receiving Party.

          c. Cooperation. In connection with receiving the Services, the Parties shall use commercially reasonable efforts to follow the policies, procedures, and practices of the Providing Party in effect as of the applicable date, including without limitation providing any reasonably necessary documentation and information sufficient for any Providing Party to perform the Services, and making available, as reasonably requested by any Providing Party, all necessary cooperation, sufficient resources, and timely decisions, approvals, and acceptances to permit the Providing Party to meet its obligations hereunder. If the Receiving Party fails to meet its obligations in this section, and a Providing Party is unable to provide Services in connection therewith, then such Providing Party shall not be deemed in breach of this Agreement by reason of such inability to the extent caused by such failure of the Receiving Party.

          d. Consents and Approvals. The Parties shall use commercially reasonable efforts to obtain all consents, licenses, sublicenses or approvals necessary to permit any Providing Party to provide the Services hereunder (each a “Required Consent”). Each Party shall be responsible for obtaining the Required Consents with respect to such Party’s assets, provided that the Receiving Party shall pay all fees and expenses relating to such consents, licenses, sublicenses or approvals. At the Providing Party’s option, the cost of any Required Consent shall be paid to the applicable third party directly by the Receiving Party or paid by the Providing Party and promptly reimbursed by the Receiving Party. No Providing Party shall have any obligation to provide Services hereunder until all Required Consents are obtained.

          e. Impracticability.

i.

Subject to a Providing Party’s obligation to use commercially reasonable efforts to provide a Service under Section 3(a), neither Party shall be required to provide any Service to the extent that the performance of such Service becomes impracticable as a result of a cause or causes outside the reasonable control of such Party, including without limitation infeasible technological requirements or to the extent that the performance of such Service would require such Party to violate any applicable laws, rules or regulations or would result in the breach of any agreement, including without limitation any confidentiality, non-disclosure or license agreement (any such impracticability, an “Impracticability”). In the event of any Impracticability with respect to a Service, the Providing Party shall notify the Receiving Party of such fact or occurrence in writing and will include the date on which the Providing Party believes it will be unable to provide such Service.

Exhibit H-1

ii.

Subject to a Providing Party’s obligation to use commercially reasonable efforts to: (A) provide a Service under Section 3(a); and (B) to obtain its Required Consents under Section 3(d), if a Providing Party reasonably determines that the continued performance of a Service for the Receiving Party would result in a breach of any software license or other applicable third-party contract (including, without limitation, a breach arising out of a failure to obtain an approval or Required Consent), then upon written notice, the Providing Party may require the Receiving Party to take whatever actions the Providing Party reasonably directs to avoid such breach, including, without limitation, ceasing receipt of the affected Service. The Providing Party shall provide the Receiving Party with as much advance notice of such requirements as reasonably practicable, and shall provide the Receiving Party with any documentation or evidence with respect to the Providing Party’s determination that the Receiving Party reasonably requests (subject to applicable confidentiality obligations). The Providing Party shall be entitled to rely upon the Receiving Party’s compliance with such directions and shall have no obligation to monitor Receiving Party’s compliance therewith (unless the Receiving Party provides notice to Providing Party of its intent not to comply).

          f. Additional Services. From time to time after the Effective Date, the Parties may identify and agree upon Additional Services and, upon doing so, the Parties shall execute additional Transition Service Schedules for such Additional Services pursuant to Section 2.

          g. Obligations as to Additional Services. Except as provided in the next sentence, the Company shall perform, at a charge determined using the principles for determining fees under Section 5, any Additional Services that (i) were provided to the Product Lines or other product lines by the Company during the Historical Period and were inadvertently or unintentionally omitted from the selection of Services for which Transition Service Schedules have been prepared and attached to this Agreement, or (ii) are essential to effectuate an orderly transition of the Product Lines to Haemonetics as contemplated by the Purchase Agreement, unless such performance would significantly disrupt the Company’s operations or materially increase the scope of its responsibilities under this Agreement. If the Company reasonably believes that the performance of any Additional Services required under the preceding clauses (i) or (ii) would significantly disrupt its operations or materially increase the scope of its responsibilities under this Agreement, the Parties shall negotiate in good faith to establish terms under which such Additional Services may be provided; provided, that the Company shall not be obligated to provide such Additional Services if, following such negotiations, the Parties are unable to reach agreement on such terms.

Exhibit H-1

          h. Transitional Nature of Services; Changes. The Parties acknowledge the transitional nature of the Services and that the applicable Providing Party may make changes from time to time in the manner of performing its respective Services; provided that such Providing Party is making similar changes in performing similar services for itself or its own Affiliates and furnishes to the Receiving Party reasonable advance written notice with respect to such changes. In no event shall a Providing Party effect any change under this Section 3 that materially denigrates the level of its performance of its Services hereunder.

          i. Subcontracting. A Providing Party may, in its discretion, retain third parties to provide any or all of its respective Services hereunder, and shall have the right to select any outsourcing provider or subcontractor; provided, that the applicable Providing Party will provide written notice to the Receiving Party of the engagement of any such outsourcing provider or subcontractor that will perform any significant portion of its Services.

          j. Additional Resources. Unless expressly provided otherwise in the applicable Transition Service Schedule, in providing the Services, neither the Providing Party nor any of its Affiliates shall be obligated to (i) hire any additional employees except as may be necessary to replace an employee who has left (other than employees who have left the Company in connection with the transfer of the Product Lines to Haemonetics), or (ii) maintain the employment of any specific employee; provided, however, that the cessation of employment of any employee, excluding a senior executive or person with a unique skill set, shall in no way limit or reduce the Providing Party’s obligations to provide the Services. Neither Party is aware as of the Effective Date that it does not have sufficient employees to perform the Services. To the extent that a Providing Party reasonably believes that in order to continue to provide a particular Service in accordance with the terms and conditions of this Agreement (including, without limitation, the applicable Historical Performance Levels), it will be necessary to hire any additional employee or to purchase, lease or license additional equipment or software other than as may be necessary to replace an employee who has left or equipment or software that malfunctions, respectively, such Providing Party shall notify the applicable Receiving Party and provide such Receiving Party with a proposed plan to correct such condition and an estimate of the cost of implementing such plan for such Receiving Party’s consideration. The Receiving Party may elect to have the Providing Party implement such plan (or an alternative mutually agreed-upon by the Providing Party and the Receiving Party), in which case the Receiving Party shall reimburse the Providing Party for (or, at the direction of the Providing Party, directly pay) all costs and expenses associated with the implementation of the plan. Unless and until the Receiving Party elects to have the Providing Party implement an agreed-upon plan to correct the condition, the Providing Party shall not be responsible for its failure to provide the affected Service in accordance with the terms and conditions of this Agreement (including, without limitation, the applicable Historical Performance Levels), so long as any such failure is related to the condition(s) described in the Providing Party’s notice to the Receiving Party, but there shall be no reduction in fees charged hereunder as a result of the foregoing.

Exhibit H-1

          k. Termination of Services. The Receiving Party may terminate a Service by providing sixty (60) days’ advance written notice to the Providing Party and by paying to the Providing Party any costs incurred by the Providing Party as a result of the early termination that would not have had otherwise been incurred had such Service not been terminated early, including without limitation, any remaining unused portions of licenses or similar charges. Once the Receiving Party has notified the Providing Party in writing that the Providing Party is no longer required to provide a particular Service, the Receiving Party may not thereafter elect to again receive such Service from a Providing Party without the Providing Party’s consent.

          l. Decommissioning Process. It is the intention of the Parties to promptly begin planning for the Decommissioning of the Services to be provided hereunder. To that end, within ninety (90) days following the Effective Date (the “Decommissioning Plan Agreement Deadline”), each Providing Party and each Receiving Party shall agree on a written decommissioning plan for each Service (each such written plan, a “Decommissioning Plan”) that is not already separated (or nearly separated) by the end of such ninety (90) day period. Within forty-five (45) days after the Effective Date, each Receiving Party shall, with the reasonable cooperation of the applicable Providing Party (if requested by the Receiving Party), generate a reasonable Decommissioning Plan for each Service it receives that will allow the applicable Service to be Decommissioned by the end of the initial term for that Service, and provide such Decommissioning Plan to the applicable Providing Party of such Service for the Providing Party’s review and comment. Upon mutual written agreement on the final version of the Decommissioning Plan, the applicable Receiving Party and the applicable Providing Party shall proceed to execute the identified Decommissioning Plan. Nothing in this Section 3(l) shall obligate a Party to terminate receipt of a Service prior to the end of the term specified in the relevant Transition Service Schedule.

     4. Governance

          a. Transition Management. Haemonetics and the Company shall each identify a lead person to manage the Services to be provided under this Agreement (each a “Transition Manager”). The Transition Managers, along with any other personnel they deem necessary, will meet by phone on a regular basis (but no less often than weekly), pursuant to a schedule that they mutually agree upon, to review the performance of the Services and the progress being made in transitioning the Product Lines to Haemonetics, and to work to correct any problems or issues that may arise. Haemonetics’ initial Transition Manager shall be [____________________] and the Company’s initial Transition Manager shall be [____________________]. Each Party may change their Transition Manager at any time upon written notice to the other Party in accordance with Section 15. The Transition Manager of each Party will have the ability to bind that Party and will have primary responsibility for the performance of the obligations of that Party, including:

i.	Providing notices under this Agreement (other than notices pursuant to Section 4(b)) or otherwise communicating with the Transition Manager of the other Party;

Exhibit H-1

ii.	Suggesting overall direction, goals and coordination of the Services providing by that Party;

iii.	Day-to-day management of the performance by that Party and its Affiliates of the Services, including, without limitation, assisting in resolution of technical issues;

iv.	Final approval of any changes or other decisions that will significantly affect provision of the Services; and

v.	Responding to any request or instruction made by or on behalf of the Receiving Party in connection with its performance of the Services.

          b. Identification and Replacement of Personnel. Each Party shall have the right at any time and from time to time to replace any or all of the individuals identified by it pursuant to Section 4(a) by giving ten (10) days’ prior written notice thereof to the other Party.

          c. Additional Obligations. To the extent not prohibited by law, the Receiving Party and its Affiliates and contractors shall:

i.	Cooperate with the Providing Party, its Affiliates and contractors in all reasonable respects in the performance of such Services;

ii.

Not act in any way that could reasonably be expected to prejudice the ability of the Providing Party to provide, or cause to be provided, the Services (including, without limitation, failing to provide necessary information to the Providing Party on a timely basis), or that could be reasonably expected to harm or disrupt the Provider’s systems or operations;

iii.	Comply with the applicable terms of all third party contracts, licenses, consents and approvals in connection with the receipt of such Services;

iv.	Comply with the applicable terms of all of the Providing Party’s reasonable rules, policies and procedures applicable to the Services;

v.	Obtain from its employees and other personnel any approvals or consents reasonably necessary for the Providing Party to provide the Services; and

vi.

 Upon reasonable prior notice from the Providing Party, maintain compatibility with the Providing Party’s systems (including any updated technology products or infrastructure used by the Providing Party) that facilitate receipt of such Services. The costs associated with the Receiving Party maintaining compatibility with the Providing Party’s systems (including, without limitation, any costs incurred by the Providing Party to facilitate such compatibility) shall be borne solely by the Receiving Party, and the Receiving Party shall reimburse the Providing Party for any reasonable costs which are incurred by the Providing Party in connection therewith.

Exhibit H-1

5. Rates and Payments.

a. Charges for Services.

i.

The Receiving Party shall pay to the Providing Party the charges, if any, set forth on the Transition Service Schedules for each of the Services specified therein. Unless specifically otherwise provided in any Transition Service Schedule, such fees shall include direct labor at a rate of $300 per hour for senior vice president or higher level executive or persons of comparable level (“Tier I Rate”), $200 for vice presidents or persons of comparable level or IT personnel (other than an IT employee carrying a Tier I Rate) (“Tier II Rate”) or $100 for any other employees (“Tier III Rate”), plus, in each case, out-of-pocket expenses reimbursed at cost. Unless specifically otherwise provided in any Transition Service Schedule, the fee for any service, including, if any, the direct labor rate, shall be increased by 15% during the first extension, if any, and by 30% during the second extension, if any, provided that out-of-pocket expenses shall continue to be reimbursed at cost.

ii.

The Receiving Party shall pay to the Providing Party or such other Affiliate of the Providing Party as specified herein or in a Transition Service Schedule any fees for any Services provided pursuant to Section 3(g).

iii.	The Providing Party will invoice all additional or incremental costs to be charged hereunder on a monthly basis as incurred.

iv.

If either Party receives invoices for services (other than any of the Services) provided to the Receiving Party by third parties in the ordinary course of business after the Effective Date, such Party shall forward the invoice to the Receiving Party receiving such services, who shall promptly pay such invoice and work with the other Party, if applicable, to arrange for future invoices to be directed to the proper recipient.

          b. Payment Terms. The Providing Party shall invoice the Receiving Party monthly for all charges pursuant to this Agreement in U.S. dollars at the end of each month. Such invoices shall be accompanied by reasonable documentation or other reasonable explanations supporting such charges. Invoices shall be due and payable within thirty (30) days after the date of the invoice. Payments may be made by check or wire transfer. All payments shall be made without offsets or deductions. If the Receiving Party believes that there is any error in an invoice delivered by the Providing Party, the Receiving Party must notify the Providing Party of such error within sixty (60) days after the Receiving Party’s receipt of such invoice. The Receiving Party hereby waives the right to dispute any invoice on the basis of purported error if the Receiving Party fails to provide such written notice to the Providing Party within such sixty (60)-day period. Any undisputed portion of an invoice that is not paid when due shall accrue interest at the lesser of (i) one and one-half percent (1½%) per month, or (ii) the highest rate of interest permitted by applicable law until such invoiced portion and all such interest is paid.

Exhibit H-1

          c. Performance under Transaction Documents. Notwithstanding anything to the contrary contained herein, neither Party shall be charged under this Agreement for any obligations that are specifically required to be performed under the Purchase Agreement or any other Transaction Document, and any such other obligations shall be performed and charged for, if applicable, in accordance with the terms of the Purchase Agreement or such other Transaction Document.

          d. Invoice Disputes. In the event of a bona fide dispute regarding an amount invoiced hereunder (“Disputed Invoice”), the Providing Party shall use its commercially reasonable efforts to provide the Receiving Party with records relating to the disputed amount set forth in the Disputed Invoice (to the extent such have not already been provided to the Receiving Party) so as to enable the Parties to resolve the dispute. The Parties shall use commercially reasonable efforts to resolve any such dispute promptly but if such dispute is not resolved by the Parties within sixty (60) days following the Receiving Party’s receipt of the Disputed Invoice, the dispute shall be resolved in accordance with the provisions set forth in Section 14 hereof. Upon resolution of the dispute, the Receiving Party shall pay the Providing Party, within five (5) Business Days, any amount owed to the Providing Party.

          e. Taxes. All sales, use and other taxes, levies and charges (other than taxes based on net income or net profits) imposed by applicable taxing authorities on the provision of Services shall be borne by the Receiving Party. If the Providing Party or any of its Affiliates are required to pay such taxes, levies or charges in connection with the provision of such Services, the Receiving Party shall promptly reimburse the Providing Party or any of its Affiliates therefor. The rates set forth in this Agreement for the Services do not include any such taxes, levies or charges.

          f. Currency. Except as otherwise described in a particular Transition Service Schedule, all amounts payable pursuant to this Agreement shall be paid in United States dollars.

          g. Survival of Payment Obligations. The payment obligations of this Article 5 shall survive the Term of this Agreement, if necessary, and shall continue until all payment disputes have been resolved and all such payment obligations have been satisfied in full.

     6. Licenses. Subject to each Party obtaining the Required Consents for which it is responsible pursuant to Section 3(d), the Company and Haemonetics hereby grant to each other a non-exclusive, non-sublicensable, non-transferable, royalty-free license to any Intellectual Property and any and all hardware, equipment, systems, and related items, that are owned or (where either of them has the right to grant such license hereunder or can procure such right without any material costs) used by either of them, as is reasonably necessary for any Providing Party to provide the Services hereunder. Such license is granted solely for the Term of this Agreement for the sole purpose of enabling such Providing Party to provide such applicable Services. Such Providing Party shall not use or disclose such license for any purpose unrelated to the provision of the applicable Services, except as required by applicable statute, law, rule, or regulation.

Exhibit H-1

     7. Terms of Performance.

a.

Limited Warranty. The Receiving Party (for itself and its Affiliates) represents, warrants and covenants that any Services which it requests the Providing Party to perform hereunder are solely for its own benefit and that of its Affiliates, and not for the benefit of any third party, except to the extent that the Receiving Party is using such Services to conduct its regular business (and not as a service bureau);

b.

Disclaimer of Warranties. THE COMPANY AND HAEMONETICS EXPRESSLY ACKNOWLEDGE THAT THE PROVIDING PARTIES DO NOT MAKE AND HEREBY EXPRESSLY DISCLAIM ANY REPRESENTATIONS, WARRANTIES, OR GUARANTIES (IN EACH CASE, EXPRESS OR IMPLIED) WITH RESPECT TO THE SERVICES, INCLUDING WITHOUT LIMITATION ANY OF THE FOREGOING RELATING TO MERCHANTABILITY, FITNESS FOR USE FOR A PARTICULAR PURPOSE, SUITABILITY, QUALITY, RELIABILITY, ADEQUACY, ACCURACY OR VALUE, OR THE VALUE OF ANY RESULTS TO BE GENERATED THEREFROM.

     8. Indemnification.

          a. Each Party shall indemnify, defend and hold harmless the other Party, its Affiliates and contractors and their respective officers, directors, affiliates, employees and agents from and against any and all third-party claims, suits and actions (each, a “Third-Party Claim” and collectively, “Third-Party Claims”), including Third-Party Claims made by the Indemnifying Party’s employees, and all related Losses, to the extent caused by (i) the breach by the Indemnifying Party of any covenant, representation or warranty made hereunder or (ii) any act or deed constituting gross negligence or willful misconduct committed or omitted by the Indemnifying Party, its directors, officers or employees in their performance or receipt of Services hereunder.

          b. Receiving Party shall indemnify, defend and hold harmless the Providing Party, its Affiliates and contractors and their respective officers, directors, affiliates, employees and agents from and against any “Third-Party Claims” and all related Losses incurred by Providing Party arising from or relating to the Providing Party’s lawful exercise of any of its rights set forth in this Agreement relating to its provision of the Services.

Exhibit H-1

          c. In the event of any claim, suit or action relating to any matter for which a Party has agreed to provide indemnification under this Agreement (the “Indemnifying Party”), the Party seeking indemnification hereunder (the “Indemnified Party”) shall promptly provide notice of such claim, suit or action to the Indemnifying Party. The Indemnifying Party shall then have the option to assume the defense or prosecution of such claim, suit or action, at its sole cost and expense, and the Indemnified Party shall reasonably cooperate in the conduct of such defense and/or settlement at the request and expense of the Indemnifying Party. The Indemnified Party may, if it wishes and at its expense, retain counsel to participate in the claim, suit or action, and in such event the Indemnifying Party and its counsel shall reasonably cooperate with the Indemnified Party and its counsel. In no event, however, may there be a settlement of any claim, suit or action under which the Indemnified Party would be required to assume any liability, make any admissions or be subject to any equitable relief without the prior written consent of the Indemnified Party.

     9. Limitations of Liability.

          a. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF GOODWILL OR LOST SALES) IN CONNECTION WITH LOSSES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT REGARDLESS OF WHETHER THE NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT.

          b. The limitations of liability contained in Section 9(a) shall not apply with respect to liabilities arising under a Party’s indemnification obligations hereunder or to a Party’s obligation to pay the fees and charges specified herein.

     10. Confidentiality.

          a. Confidentiality Obligations.

i.

As used in this Agreement, “Confidential Information” means any information or data disclosed or made available during the Term by either Party (the “Disclosing Party”) to the other Party (the “Recipient”) related to the Services that is either (A) marked or identified in writing within thirty (30) days of disclosure as confidential or proprietary or (B) of a type that a reasonable person would recognize it to be commercially sensitive; provided that information related to a Disclosing Party’s present or future business plans, strategies or technology shall be deemed Confidential Information of the Disclosing Party even if not so marked or identified.

Exhibit H-1

ii.

The Recipient shall: (A) not use the Disclosing Party’s Confidential Information except for the exercise of its rights or performance of its obligations hereunder; (B) not disclose such Confidential Information to any third party, other than (1) its employees, subcontractors and consultants who have a “need to know” for the Recipient to exercise its rights or perform its obligations hereunder and (2) prospective acquirers and professional advisers; provided that such employees, subcontractors and consultants, prospective acquirers and professional advisers are bound by agreements or, in the case of professional advisers, ethical duties respecting such Confidential Information in accordance with the terms of this Section 10; and (C) use the same degree of care to prevent the unauthorized use, dissemination, or publication of such Confidential Information as the Recipient uses to protect its own Confidential Information of a similar nature, but in no event shall the Recipient use less than a reasonable standard of care in its treatment of such Confidential Information.

iii.

If the Recipient is required by law to make any disclosure of such Confidential Information, the Recipient shall, where legally permitted to do so, first give written notice of such requirement to the Disclosing Party, and shall permit the Disclosing Party to intervene in any relevant proceedings to protect its interests in the Confidential Information, and provide full cooperation to the Disclosing Party in seeking to obtain such protection.

iv.

Information will not be deemed Confidential Information hereunder if such information: (A) is known or becomes known (independently of disclosure by the Disclosing Party) to the Recipient prior to receipt from the Disclosing Party from a source other than one having an obligation of confidentiality to the Disclosing Party; (B) becomes publicly known, except through a breach hereof by the Recipient; or (C) is independently developed by the Recipient without the use of information disclosed by the Disclosing Party, which can be shown by written evidence.

          b. Terms of Agreement.

               i. Neither Party will disclose any of the terms of this Agreement to any third party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may disclose such terms (i) to its accountants and advisors who have a “need-to-know” solely for the purpose of providing services to such Party, or (ii) to existing and potential lenders and acquirers and the accountants and advisors of any of the foregoing; provided, however, that in the case of this clause (ii) any such recipient is bound by a written agreement (or in the case of attorneys or other professional advisors, formal ethical duties) requiring such recipients not to disclose the terms of this Agreement to any third party.

Exhibit H-1

               ii. In addition, this Agreement and terms hereof may be disclosed as otherwise required pursuant to applicable law, regulation, stock market or stock exchange rule or rule of a self regulatory organization (e.g., rules or regulations of the United States Securities and Exchange Commission, Nasdaq or the NYSE); provided that a Party proposing to make such a disclosure as required by law, rule or regulation shall, where legally permitted to do so, inform the other Party a reasonable time prior to such required disclosure, shall provide the other Party with a copy of the text of such proposed disclosure sufficiently in advance of the proposed disclosure to afford such other Party a reasonable opportunity to review and comment upon the proposed disclosure (including, if applicable, a redacted version of this Agreement) and shall reasonably consider, consistent with applicable law, rule and regulation (including reasonable interpretations thereof), the reasonable requests of the other Party regarding confidential treatment for such disclosure.

          c. Ownership of Confidential Information. The Recipient shall obtain no rights with respect to the Confidential Information of the Disclosing Party, and in all cases the Disclosing Party shall retain all right, title and interest in its Confidential Information.

          d. Return or Destruction of Confidential Information.

i.	Subject to Section 10(d)(ii) below, and except to the extent this Agreement provides for the Recipient to continue to use items that constitute or contain the Disclosing Party’s Confidential Information after the date of expiration or termination hereof, the Recipient will return, or at the Disclosing Party’s option, destroy all copies of materials containing the Disclosing Party’s Confidential Information upon the Recipient’s cessation of work, completion of its obligations associated with such information under this Agreement or upon any earlier termination of this Agreement for any reason whatsoever.

ii.	The Recipient’s obligation to return or destroy the Disclosing Party’s Confidential Information, as provided in Section 10(d)(i) above, shall only apply to such information as can reasonably be extracted from the Recipient's information or data, using the systems, tools and other resources utilized by the Recipient in the Recipient's normal day-to-day information technology operations (the “Separable Information”). All Disclosing Party Confidential Information that is not Separable Information shall be retained by the Recipient in accordance with the Recipient's record retention policies.

          e. Survival. The provisions of this Section 10 shall survive the termination of this Agreement.

Exhibit H-1

     11. Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and terminate, and this Agreement shall similarly terminate on the later to occur of (a) the eighteenth (18) month anniversary of the Effective Date or (b) the last day for the provision of Services specified in any Transaction Service Schedule, unless otherwise agreed between the Parties or unless this Agreement has been earlier terminated pursuant to the other provisions of this Agreement.

     12. Termination.

          a. A Receiving Party may terminate this Agreement, with respect to any one or more of the Services provided to it hereunder, for any reason or for no reason, at any time upon sixty (60) days prior written notice to the Providing Party. In addition, subject to the provisions of Section 14, either Party may terminate this Agreement with respect to a specific Service if the other Party breaches a material provision (including without limitation the obligation to pay the charges as provided in Section 5 above) with regard to that specific Service and does not cure such breach within thirty (30) days after being given written notice of such breach. Once the Receiving Party has notified the Providing Party in writing that the Providing Party is no longer required to provide a particular Service, the Receiving Party may not thereafter elect to again receive such Service from the Providing Party without such Providing Party’s consent.

          b. If the Receiving Party fails to timely pay any amounts due hereunder, the Providing Party shall provide the Receiving Party with written notice of such failure. If the Receiving Party does not cure such failure within thirty (30) days of its receipt of the first notice, then the Providing Party shall provide the Receiving Party with an additional written notice specifying the Providing Party's intent to terminate its performance of the Services if such failure is not cured within thirty (30) days from the Receiving Party’s receipt of the second notice. If the Receiving Party does not cure such failure within thirty (30) days from its receipt of the second notice, then upon written notice to the Receiving Party, the Providing Party may immediately terminate its obligation to provide the Services (or any portion thereof specified in such notice) and to cease providing such Services to the Receiving Party.

          c. The termination or expiration of this Agreement shall not relieve either Party of any obligations or liabilities accrued prior to such termination or expiration, or affect or impair the rights of either Party arising under this Agreement prior to such termination or expiration, except as may be otherwise expressly provided herein. Termination of the Providing Party’s obligation to provide the Services shall not (i) terminate the Receiving Party’s obligation to pay the fees for such Services or (ii) terminate this Agreement.

          d. The provisions of Sections 5, 7, 10 and 13 through 28 and this Section 12 shall survive the expiration or earlier termination of this Agreement.

     13. Consent to Jurisdiction. SUBJECT TO SECTION 14 BELOW, THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

Exhibit H-1

     14. Arbitration. Except as otherwise expressly set forth herein, any dispute, controversy or claim arising under or relating to this Agreement or any breach or threatened breach thereof (“Arbitrable Dispute”) shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, subject to the following:

          a. Any Party may demand that any Arbitrable Dispute be submitted to binding arbitration. The demand for arbitration shall be in writing, shall be served on the other Party in the manner prescribed herein for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.

          b. The arbitration shall be conducted by a panel of three arbitrators, one selected by Haemonetics, one selected by the Company and the third to be selected jointly by the arbitrators selected by Haemonetics and the Company (collectively, the “Arbitrators”) who shall conduct such evidentiary or other hearings as they deem necessary or appropriate and thereafter shall make their determination as soon as practicable. Any arbitration pursuant hereto shall be conducted by the Arbitrators under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, but the Arbitrators shall not be required to comply strictly with such Rules in conducting any such arbitration. All such arbitration proceedings shall take place in the State of New York.

          c. Except as provided herein:

               i. each Party shall bear its own “Costs and Fees,” which are defined as all reasonable pre-award expenses of the arbitration, including travel expenses, out-of-pocket expenses (including, but not limited to, copying and telephone), witness fees, and reasonable attorney’s fees and expenses;

               ii. the fees and expenses of the Arbitrators and all other costs and expenses incurred in connection with the arbitration (“Arbitration Expenses”) shall be borne equally by the Parties; and

               iii. notwithstanding the foregoing, the Arbitrators shall be empowered to require any one or more of the Parties to bear all or any portion of such Costs and Fees and/or the fees and expenses of the Arbitrators in the event that the Arbitrators determine such Party has acted unreasonably or in bad faith.

Exhibit H-1

          d. The Arbitrators shall have the authority to award any remedy or relief that a court of the State if New York could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the awarding of Damages, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The Arbitrators shall render their decision and award upon the concurrence of at least two (2) of their number. Such decision and award shall be in writing and counterpart copies thereof shall be delivered to each Party. The decision and award of the Arbitrators shall be binding on all Parties. In rendering such decision and award, the Arbitrators shall not add to, subtract from or otherwise modify the provisions of this Agreement and any other agreement contemplated hereby to which the Company or Haemonetics or any of their respective subsidiaries is a party and shall make their determinations in accordance therewith. Any Party to the arbitration may seek to have judgment upon the award rendered by the Arbitrators entered in any court having jurisdiction thereof.

          e. Each Party agrees that it will not file any suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by the Arbitrators. Upon the entry of an order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the Party which filed such action or proceeding shall promptly pay to the other Party the reasonable attorney’s fees, costs and expenses incurred by such other Party prior to the entry of such order.

          f. Notwithstanding the foregoing, any Party may apply to a court of law or equity for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof in accordance with Section 13.

     15. Notices. All notices, requests, demands, claims, and other communications permitted or required to be given hereunder must be in writing, and shall be deemed duly given and received if: (a) personally delivered, when so delivered; (b) mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below; (c) sent by electronic facsimile, once transmitted to the fax number specified below and the appropriate telephonic confirmation is received, provided that a copy of such notice, request, demand, claim, or other communication is promptly thereafter sent in accordance with the provisions of clause (b) or (d) hereof; or (d) sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

Exhibit H-1

To Company:

Pall Corporation
25 Harbor Park Drive
Port Washington, NY 11050
Attention:
Fax:

To Haemonetics:

Haemonetics Corporation
400 Wood Road
Braintree, MA 02184
Attention: Chief Legal Officer
Fax: (781) 356-3558

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given or received unless and until it actually is received by the Party for which it is intended and the notifying Party can provide evidence of such actual receipt. Notwithstanding the foregoing, the Parties expressly agree that any notices, approvals or other communications regarding the Transition Service Schedules that are required herein to be given in writing shall be deemed duly given and received if sent via electronic mail, provided the delivering Party has a computer notification of the transmitted notice having been sent and the delivering Party has no knowledge that the receiving Party is not available to retrieve such electronic mail message, to: in the case of Company, [_______] at [_______]@[_______], with a copy to [_______] at [_______]@[_______]; and, in the case of Haemonetics, [_______] at [_______]@[_______], with a copy to [_______] at [_______]@[_______]. Either Party may change its address for the receipt of notices, requests, demands, claims, and other communications hereunder by giving the other Party notice of such change in the manner herein set forth.

     16. Publicity and Disclosures. Any publication of any press release or other announcement or disclosure (including, without limitation, any such announcement or disclosure to employees or customers of the Company) with respect to this Agreement or the transactions contemplated hereby shall be governed by Section 9.4(d) of the Purchase Agreement.

     17. Entire Agreement and Modification. This Agreement (including the Transition Service Schedules hereto) constitutes the entire and complete agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, commitments, communications, and representations made between the Parties, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties.

     18. Assignments; Successors; No Third-Party Rights. Subject to each Party’s right to hire third parties under Section 3(i), no Party may assign any of its rights, or delegate, or cause to be assumed, any of its obligations under this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary in this Section 18, each Party and each Party’s permitted assigns may, at any time, in their sole discretion, assign and delegate, in whole or in part, their rights and duties, respectively, under this Agreement to one or more of its Affiliates. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of, the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement, or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 18.

Exhibit H-1

     19. Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, is held to be unenforceable or invalid by any governmental body or arbitrator, or under any applicable law, the Parties shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement. In any event, the invalidity of any provision of this Agreement, or portion of a provision, shall not affect the validity of any other provision of this Agreement, or the remaining portion of the applicable provision.

     20. Dates and Times. Dates and times set forth in this Agreement for the performance of the Parties’ respective obligations hereunder and in the Transition Service Schedules or for the exercise of their rights hereunder, shall be strictly construed. All provisions in this Agreement that specify or provide a method to compute a number of days for the performance, delivery, completion, or observance by any Party of any action, covenant, agreement, obligation, or notice hereunder shall mean and refer to calendar days, unless otherwise expressly provided. Except as expressly provided herein, the time for performance of any obligation or taking any action under this Agreement shall be deemed to expire at 5:00 p.m. (Eastern Time) on the last day of the applicable time period provided for herein. If the date specified or computed under this Agreement for the performance, delivery, completion, or observance of a covenant, agreement, obligation, or notice by any Party, or for the occurrence of any event provided for herein, is a day other than a Business Day, then the date for such performance, delivery, completion, observance, or occurrence shall automatically be extended to the next Business Day following such date. “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in Boston, Massachusetts, New York, New York or the location where the applicable Service or other obligation is to be performed.

     21. Independent Contractors. The Company and Haemonetics acknowledge that their relationship is that of independent contracting parties and this Agreement does not create an agency, joint venture, partnership, employment or franchise relationship between them. Except as expressly set forth herein, neither Party shall have the authority to bind the other in any manner whatsoever. Neither Party shall be liable for the payment of any debts, obligations or other liabilities of the other Party, except as specifically set forth herein, and neither Party shall be required to advance any of its own funds for payment thereof or for the maintenance or operation of the other Party

Exhibit H-1

     22. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in the State of New York.

     23. Construction. The headings of Sections and subsections in this Agreement (including the Transition Service Schedules attached hereto) are provided for convenience only and shall not affect the construction or interpretation of any provision hereof. Unless otherwise expressly provided herein, any reference herein to a “Section” or “Article” means the corresponding Section or Article of this Agreement. References herein to any gender includes the other gender and the neuter, as applicable. References herein to the singular number include the plural number and vice versa. The words “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or any Schedule attached hereto. When used in this Agreement, the word “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term, and shall be deemed to be followed by the words “without limitation”. This Agreement was negotiated by the Parties with the benefit of legal representation on each side, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

     24. Force Majeure. If a Party shall be hindered or delayed in the performance or observance of any of its obligations hereunder, other than payment obligations, by reason of labor unrest or work stoppages, interruption of telecommunications services, interruption of electrical power, wars, acts of terrorism, fires, floods, typhoons, earthquakes, other acts of God, epidemics, quarantine, political unrest, governmental restrictions or other events beyond the reasonable control of such Party, such Party shall be excused from any further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without unreasonable delay. Promptly upon the occurrence of any such event, the affected Party shall give written notice of such occurrence to the other Party, together with an estimate as to the period of duration of such event, and shall keep such other Party informed from time to time as to the status of the first Party’s efforts to recommence performance or observation of this Agreement.

     25. Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy and all of which, when taken together, shall be deemed to constitute one and the same agreement. The Parties intend that each Party will receive a duplicate original of the counterpart copy or copies executed by it. The exchange of copies of this Agreement and of signature pages by facsimile transmission or email (.pdf) shall constitute effective execution and delivery of this Agreement as to the Parties, and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or email (.pdf) shall be deemed to be their original signatures for all purposes.

Exhibit H-1

     26. Third-Party Beneficiaries. No provision of this Agreement is intended or shall be deemed to confer upon any Person other than the Parties hereto and their respective Affiliates any rights or remedies hereunder.

     27. No Implied Assignments or Licenses. Except as expressly stated in this Agreement, nothing in this Agreement is to be construed as an assignment or grant of any right, title or interest in any trademark, copyright, design, or trade dress, patent right or any other intellectual or industrial property right.

     28. No Professional Advice or Services. The Parties acknowledge and agree that Providing Party is not providing any tax, legal, accounting, financial, regulatory or other similar professional advice or services. Receiving Party is responsible for seeking and obtaining its own advice on tax, legal, accounting, financial, regulatory or similar matters.

[End of text]

     IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement, or has caused this Agreement to be executed by its respective officer thereunto duly authorized, all as of the day and year first above written.

[COMPANY]

By:
Name:
Title:

[BUYER]

By:
Name:
Title:

Exhibit H-2

REGULATORY TRANSITION SERVICES AGREEMENT

     This Regulatory Transition Services Agreement (this “Agreement”) is made as of _____ __, 2012 (the “Effective Date”) by and between Haemonetics Corporation, a Massachusetts corporation with a principal place of business at 400 Wood Road, Braintree, MA 02184 USA (“Haemonetics”) and Pall Corporation, a New York corporation with a principal place of business at 25 Harbor Park Drive, Port Washington, NY 11050 (the “Company”). The Company and Haemonetics are collectively referred to herein as the “Parties” and each individually as a “Party.”

     WHEREAS, pursuant to an Asset Purchase Agreement, dated as of __________, 2012 (the “Purchase Agreement”), the Company is selling to Haemonetics substantially all of the assets relating to the Product Lines (as defined in the Purchase Agreement), including, but not limited to, the Finished Goods Inventory (as defined herein);

     WHEREAS, in connection with the Initial Closing under the Purchase Agreement, the Parties are entering into that certain Supply Agreement, dated as of the Effective Date (the “Supply Agreement”), which Supply Agreement sets forth, among other things, the terms and conditions on which the Company will provide Haemonetics the Components (as defined in the Supply Agreement) and the Parties’ regulatory responsibilities and obligations with respect to such supply of the Components; and

     WHEREAS, the Parties desire to enter into this Agreement to set forth their roles and responsibilities with respect to obtaining and maintaining the necessary regulatory approvals with respect to the sale of the Finished Goods Inventory and Transition Finished Products (as defined herein) following the Initial Closing under the Purchase Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree with each other as follows:

1. DEFINITIONS

     1.1 Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

     1.2 “Company Finished Products” means Finished Products manufactured and sold by the Company prior to the Initial Closing Date.

     1.3 “Country” means each country where the Company sold Finished Products prior to the Initial Closing Date as set forth on Exhibit A hereto.

     1.4 “Finished Goods Inventory” means Finished Products manufactured by the Company and transferred to Haemonetics at the Initial Closing pursuant to the Purchase Agreement.

     1.5 “Finished Products” means fully manufactured and assembled, merchantable, blood collection, filtration and processing products included in the Product Lines that are approved or cleared for specific medical uses pursuant to the Permits described in the Purchase Agreement.

     1.6 “Haemonetics Finished Products” means Finished Products manufactured with Haemonetics’ labeling after the Initial Closing Date.

     1.7 “Licensed Trademarks” means the trademarks listed on Exhibit B hereto.

     1.8 “Territory” means all of the Countries collectively.

     1.9 “Transition Finished Products” means Finished Products manufactured by Haemonetics with the Company’s labeling during the Term.

     1.10 “Transition Period” means the 12-month period following the Initial Closing Date, as such period may be extended with respect to a particular Country in accordance with Section 2.4 below.

2. PERMITS

     2.1 Assistance. During the Transition Period, the Company shall provide Haemonetics reasonable assistance, at Haemonetics’ cost and expense, in connection with the sale of Finished Goods Inventory and Transition Finished Products in the Territory. Such assistance shall consist of: (i) consultation regarding the historical experience of the Company with respect to its manufacturing site registrations, product registrations, listings, licensing and labeling in each Country; (ii) the introduction to Haemonetics of the primary local contacts, if any, or governmental contacts used by the Company with respect to its manufacturing site registrations, product registrations, listings, licensing and labeling in each Country; and (iii) delivery to Haemonetics of any records or documentation regarding the Company’s manufacturing site registrations, product registrations, listings, licensing and labeling that Haemonetics is entitled to receive pursuant to the terms of the Purchase Agreement (the “Company Records”). For the avoidance of doubt, in no event shall the Company be required to provide any regulatory or legal advice to Haemonetics or to prepare any filings or other documentation for any Country, except for customary seller notices to Governmental Entities or as may be required by Law in a Country in order to permit Haemonetics to meet its own regulatory requirements for manufacturing site registrations, product registrations, listings, licensing and/or labeling in such Country. Haemonetics shall pay the Company for such services at the rate set forth in Section 5(a)(i) of the Master Transition Services Agreement, dated as of the date hereof, by and between Haemonetics and the Company; provided that no payment shall be required in connection with the delivery of the Company Records to Haemonetics. The Company shall invoice Haemonetics monthly for all charges pursuant to this Agreement in U.S. dollars at the end of each month. Such invoices shall be accompanied by reasonable documentation or other reasonable explanations supporting such charges. Invoices shall be due and payable within 30 days after the date of the invoice. Payments may be made by check or wire transfer. All payments shall be made without offsets or deductions. If Haemonetics believes that there is any error in an invoice delivered by the Company, Haemonetics must notify the Company of such error within 60 days after Haemonetics’ receipt of such invoice. Haemonetics hereby waives the right to dispute any invoice on the basis of purported error if Haemonetics fails to provide such written notice to the Company within such 60-day period. Any undisputed portion of an invoice that is not paid when due shall accrue interest at the lesser of (i) one and one-half percent (1½%) per month, or (ii) the highest rate of interest permitted by applicable Law until such invoiced portion and all such interest is paid.

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     2.2 Use of Company Labels. Haemonetics shall be responsible for determining the specific regulatory requirements for manufacturing site registrations, product registrations, listings, licensing and labeling in each Country for both Finished Goods Inventory and Transition Finished Products. Haemonetics will notify the Company of the results of its analysis, and the Parties must agree in writing on how Finished Goods Inventory and Transition Finished Products will be labeled for sale in each such Country (such agreement not to be unreasonably withheld or delayed) prior to the sale of any such Finished Goods Inventory and Transition Finished Products in each such Country. If the Parties agree in writing that a particular Country permits Haemonetics to rely on the Company’s prior manufacturing site registrations, product registrations, listings, licensing and/or labeling to market, sell and distribute Finished Goods Inventory or Transition Finished Products in such Country, Haemonetics may, in the manner agreed to between the Parties, during the Transition Period or such shorter period as may be prescribed by applicable Law, market, sell and distribute the Finished Goods Inventory and Transition Finished Products in such Country utilizing the Company’s applicable form of product label (“Company Labels”). Haemonetics is responsible for complying with all labeling and/or relabeling requirements that the applicable Governmental Entities in such Country may apply to the sale of such Finished Goods Inventory and Transition Finished Products in such Country. The Company will provide reasonable assistance to Haemonetics with respect to the transition of labeling of Finished Products manufactured by Haemonetics to be marketed, sold and distributed in the Territory during the Transition Period. Haemonetics agrees not to sell any products utilizing the Company Labels (i) except as agreed to by the Parties as provided in this Section 2.2, (ii) in any Country where such sale would be unlawful or (iii) without the prior written consent of the Company, in any country where the Company did not sell Finished Products prior to the Initial Closing Date.

     2.3 Initial Filings; Reports. Subject to the Company providing the applicable Company Records to Haemonetics in accordance with Section 2.1 above, Haemonetics shall submit all initial filings required to obtain the manufacturing site registration, product registration, listing, licensing and/or labeling applicable to the manufacture and sale of Finished Products in each Country (the “Initial Filings”) within 12 months following the Initial Closing Date. Haemonetics agrees to provide the Company with a summary report on at least a monthly basis during the Transition Period describing the status of the Initial Filings and Haemonetics’ plan to cease using the Company Labels in each Country. If the Company has provided the applicable Company Records to Haemonetics in accordance with Section 2.1 and Haemonetics has not, for any reason, fully completed its Initial Filings within such 12 month period in a particular Country, Haemonetics may not continue to distribute or sell Company labeled product in that Country after the expiration of such 12 month period.

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     2.4 Extension of Transition Period. If Haemonetics has complied in all material respects with Section 2.3 above (including, without limitation, its obligations to make Initial Filings within the agreed 12 month period) and has otherwise worked diligently during the Transition Period to obtain the required manufacturing site registration, product registration, listing, licensing and/or labeling applicable to the manufacture and sale of the Finished Products to cease using the Company Labels in any Country but has not obtained all such registrations, listings, licenses and labeling within 12 months following the Initial Closing Date, then the Transition Period for such Country shall automatically be extended by 12 months or such shorter period of time as the Parties may reasonably agree.

     2.5 Haemonetics Finished Products. The Parties’ responsibilities with respect to the Haemonetics Finished Products shall be as set forth in the Supply Agreement and the Purchase Agreement.

3. COMPLIANCE

     3.1 Compliance with Laws. Haemonetics shall comply in all material respects with all applicable Laws relating to the performance of its obligations hereunder and all applicable Laws relating to the marketing, licensing, promotion and sale of the Finished Goods Inventory and the Transition Finished Products in the Territory and in any other jurisdictions in which Haemonetics sells Finished Goods Inventory or Transition Finished Products utilizing Company Labels, pursuant to the Company’s prior consent with respect to any country outside of the Territory. The Company shall comply in all material respects with all applicable Laws relating to the performance of its obligations hereunder.

     3.2 Recalls

          3.2.1 Company Finished Products and Finished Goods Inventory. The Company is responsible for all recall activities in accordance with the Federal Food, Drug, and Cosmetic Act (“FD&C Act”), Medical Device Directive (“MDD”), or other recall Laws with respect to the Company Finished Products and Finished Goods Inventory; provided that Haemonetics may initiate a recall of Company Finished Products or Finished Goods Inventory in the event that, after consultation between the Parties, the Company in good faith does not agree to such recall. Each Party shall provide the other Party with all adverse event or product failure information regarding Finished Goods Inventory or Transition Finished Products it receives within two (2) Business Days of its receipt to reasonably support such Party’s recall assessments, including providing reasonable access to records, equipment, personnel, and assistance in conducting failure investigations to conduct recall assessments pursuant to its regulatory requirements. The Company shall bear all costs for Company initiated recalls of Company Finished Products or Finished Goods Inventory. Haemonetics shall bear all costs for Haemonetics initiated recalls of Company Finished Products or Finished Goods Inventory, subject in all cases to (and without in any manner limiting pursuant to this Agreement) any rights of Haemonetics to indemnification as specifically provided for in the Purchase Agreement (and subject to any limitations and conditions set forth therein) with respect to Excluded Liabilities or breaches by the Company of any of its covenants, representations or warranties thereunder.

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          3.2.2 Transition Finished Products

               3.2.2.1 Each Party will notify the other Party within two (2) Business Days of its receipt of any customer complaint or information from any source that suggests a nonconformance or deviation for Transition Finished Products.

               3.2.2.2 Haemonetics is responsible for making a recall determination in accordance with FD&C Act, MDD, or other legal requirements with respect to Transition Finished Products. The Company shall provide reasonable assistance to Haemonetics to reasonably support Haemonetics’ recall assessments, including providing reasonable access to records, equipment, personnel, and assistance in conducting failure investigations for Haemonetics to conduct recall assessments pursuant to its regulatory requirements.

               3.2.2.3 Haemonetics bears the regulatory responsibility for notifying Governmental Entities with respect to all medical device recall activities with respect to Transition Finished Products.

               3.2.2.4 Haemonetics shall be responsible for all costs and expenses of any recalls of any Transition Finished Product.

     3.3 Customer Complaints and Failure Analysis.

          3.3.1 Customer complaints(s) received and processed by Haemonetics regarding Finished Goods Inventory or Transition Finished Products will be investigated by Haemonetics in accordance with its customary procedures. If the Company receives a customer complaint regarding Finished Goods Inventory or Transition Finished Products, the Company shall provide Haemonetics with all information it receives regarding Finished Goods Inventory or Transition Finished Products within two (2) Business Days of its receipt to reasonably support Haemonetics’ complaint investigation, including providing reasonable access to records, equipment, personnel, and assistance in conducting complaint investigations. If Haemonetics determines that the customer complaint with respect to Finished Goods Inventory indicates a potential Company product deviation detected by Haemonetics or its customers, Haemonetics shall notify the Company of the complaint and provide a sample of the Finished Products to the Company, if and when available, to determine root-cause and appropriate corrective action. The Company and Haemonetics will work cooperatively together. A summary of all pertinent failure analysis results shall be provided to both Parties. Each failure and each anomaly associated with the manufacturing process or the design of the product shall require an investigation as to root cause and corrective action, including implementation dates, if applicable. The investigation shall be performed at the lowest level necessary to identify the failure mode and mechanism. Supporting documentation resulting from each analysis and investigation shall be attached to and made available as part of the failure report. Detailed results of each completed failure report shall be furnished to both Parties. The Company will as promptly as practicable allow Haemonetics to review implementation of corrective action(s) functions by review of documentation and training records, or an on-site audit, to determine effectiveness. Such audits shall take place on reasonable notice and during normal business hours so as not to disrupt Company's operations.

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          3.3.2 If Haemonetics receives a customer complaint regarding Company Finished Products, Haemonetics shall provide the Company with all information it receives regarding Company Finished Products within two (2) Business Days of its receipt to reasonably support the Company’s complaint investigation, including providing reasonable access to records, equipment, personnel, and assistance in conducting complaint investigations.

     3.4 Medical Device Directive Vigilance System and U.S. Medical Device Reporting (MDR) Requirements.

          3.4.1 The Company, where applicable, is responsible for reporting to Haemonetics any potential vigilance issues or MDR reportable events that may affect Finished Goods Inventory and Transition Finished Products with respect to Haemonetics regulatory obligations within two (2) Business Days of initial awareness. Haemonetics is responsible for the evaluation, management and reporting of any potential vigilance issues identified, including communications with the relevant competent authorities with respect to Finished Goods Inventory and Transition Finished Products. Haemonetics shall keep the Company informed on a reasonable basis of all potential vigilance issues on products which may be affected. Haemonetics will liaise with the Company to gather all data, records and other relevant information necessary for reporting on individual cases.

          3.4.2 If Haemonetics receives a report of a potential vigilance issue or MDR reportable event regarding Company Finished Products, Haemonetics shall provide the Company with all information it receives regarding Company Finished Products within two (2) Business Days of initial awareness to reasonably support the Company’s vigilance/MDR assessments, including providing reasonable access to records, equipment, personnel, and assistance in conducting the vigilance/MDR assessment.

     3.5 Transitional Trademark License.

          3.5.1 License. The Company hereby grants to Haemonetics, and Haemonetics hereby accepts, a non-exclusive, irrevocable, non-transferable, non-assignable, royalty-free, fully paid-up, right and license under the Licensed Trademarks to use and display the Licensed Trademarks in connection with the marketing, sale and/or distribution of Finished Goods Inventory and Transition Finished Products using the Company Labels during the period beginning on the Effective Date and ending on the expiration of the Term in conformity with applicable Law and the requirements of this Agreement. Haemonetics may sublicense the rights granted to it under this Section 3.5.1 to (i) any affiliate of Haemonetics engaged in the manufacture, distribution and/or sale of Finished Goods Inventory or Transition Finished Products, directly or indirectly (through multiple tiers), and (ii) to the extent required by applicable Law, any distributor of the Finished Goods Inventory or Transition Finished Products using the Company Labels.

          3.5.2 Goodwill and Related Licensing Matters. The Parties acknowledge that the Licensed Trademarks have established goodwill and that the Company desires to control the quality of Haemonetics’ use thereof. Haemonetics agrees that the quality of the products provided by Haemonetics under the Licensed Trademarks shall equal or exceed the standard of quality heretofore established and maintained by the Company with respect to the same products. All goodwill resulting from Haemonetics’ use of the Licensed Trademarks shall inure to the benefit of the Company.

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4. TERM AND TERMINATION

     4.1 Term. This Agreement shall be effective for a term ending 12 months from the Effective Date or, if the Transition Period for any Country is extended in accordance with Section 2.4, 24 months from the Effective Date (the “Term”).

     4.2 Termination for Breach. Either Party may terminate this Agreement immediately upon written notice that a material breach by the other Party has not been cured within the thirty (30) day period after the date the non-breaching Party provided written notice of such material breach.

     4.3 Effect of Termination. Upon termination of this Agreement, Haemonetics’ right to sell Finished Goods Inventory and Transition Finished Product utilizing Company Labels shall immediately terminate and Haemonetics shall immediately cease selling any Finished Goods Inventory or Transition Finished Product utilizing Company Labels.

5. INDEMNIFICATION

     5.1 Company’s Indemnification. The Company shall indemnify Haemonetics and its officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns (collectively, the “Haemonetics Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Haemonetics Parties in respect of any loss, Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense (including, without limitation, interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and individually, a “Loss”) arising out of third party claims which any such Haemonetics Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of a breach of any representation, warranty, covenant or agreement made by the Company contained in this Agreement.

     5.2 Haemonetics’ Indemnification. Haemonetics shall indemnify the Company and its officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns (collectively, the “Company Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Company Parties in respect of any Loss arising out of third party claims which any such Company Party may suffer, sustain or become subject to, as a result of, in connection with, relating to or incidental to or by virtue of (i) a breach by Haemonetics of any representation, warranty, covenant or agreement made by Haemonetics contained in this Agreement, and (ii) the marketing and sale of the Transition Finished Products utilizing the Company Labels (whether or not such utilization is in compliance with the terms hereof or applicable Law), including, but not limited to, any intellectual property infringement and product Liability, except to the extent any such Loss (x) arises out of the gross negligence or willful misconduct of any Company Party or the violation of applicable Law or breach of this Agreement by any Company Party or (y) involves a matter with respect to which Haemonetics is entitled to indemnification by the Company under the terms of the Purchase Agreement or the Supply Agreement and, as to which, the Company would not be entitled to indemnity under the terms of the Purchase Agreement or the Supply Agreement.

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     5.3 Indemnification Procedures. In the event of any claim, suit or action relating to any matter for which a Party has agreed to provide indemnification under this Agreement (the “Indemnifying Party”), the Party seeking indemnification hereunder (the “Indemnified Party”) shall promptly provide notice of such claim, suit or action to the Indemnifying Party. The Indemnifying Party shall then have the option to assume the defense or prosecution of such claim, suit or action, at its sole cost and expense, and the Indemnified Party shall reasonably cooperate in the conduct of such defense and/or settlement at the request and expense of the Indemnifying Party. The Indemnified Party may, if it wishes and at its expense, retain counsel to participate in the claim, suit or action, and in such event the Indemnifying Party and its counsel shall reasonably cooperate with the Indemnified Party and its counsel. In no event, however, may there be a settlement of any claim, suit or action under which the Indemnified Party would be required to assume any liability, make any admissions or be subject to any equitable relief without the prior written consent of the Indemnified Party.

6. OTHER MATTERS

     6.1 Assignment.

     6.1.1 Neither Party may assign or transfer this Agreement without the consent of the other Party. In the case of any such permitted assignment, the assignee assumes all responsibilities under this Agreement.

     6.1.2 This Agreement and the obligations of the Parties hereunder shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties and their respective successors, executors, administrators, estates, heirs and permitted assigns, and no others.

     6.2 Severability. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable (the “Voided Provision”) in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Nevertheless, the Parties shall attempt to replace the Voided Provision by a new provision with the closest economic effect to the Voided Provision.

     6.3 Non-Waiver. Failure by either Party to insist upon strict performance of any of the terms and conditions hereof, or delay in exercising any rights or remedies provided herein, shall not release the other Party from any of the obligations of this Agreement and shall not be deemed a waiver of any rights of such other Party to insist upon strict performance thereof.

     6.4 Amendment. No purported amendment of this Agreement shall take effect unless made in writing and signed by an authorised representative of each Party.

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     6.5 Entire Agreement; Governing Agreements. This Agreement and the exhibits attached hereto contain the sole and entire understanding of the Parties related to its subject matter, and supersedes all oral and written agreements concerning such subject matter made prior to the date of this Agreement. Each of the Parties acknowledges and agrees that except as set forth in the Purchase Agreement and the Supply Agreement, in entering into this Agreement it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement as a warranty or representation. Nothing in this Clause shall operate to limit or exclude any liability for fraud. In the event of an express conflict (a) with respect to the Finished Goods Inventory or the Transition Finished Products, between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement the terms and conditions of this Agreement shall govern, and (b) with respect to the Haemonetics Finished Products, between the terms and conditions of this Agreement and the Supply Agreement, the Supply Agreement shall govern.

     6.6 Relationship of the Parties. The Company hereby represents and warrants that the Company is engaged in an independent business and shall perform its obligations under this Agreement as an independent contractor and not as an agent or employee of or a joint venturer with Haemonetics; that the persons performing the obligations hereunder are not agents or employees of Haemonetics; that the Company has and hereby retains, except as set forth herein, the right to exercise full control with respect to the means of its performance hereunder and full control over the employment, direction, compensation and discharge of all employees, agents and subcontractors assisting in such performance; that the Company shall be solely responsible for all matters relating to payment of such employees, including compliance with worker’s compensation, unemployment and disability insurance, social security withholding, and all such matters; and that the Company shall be responsible for the acts of the Company and the acts of all agents, employees and contractors employed by the Company during the Company’s performance under this Agreement, subject to the limitations on liability set forth hereunder.

     6.7 Survival. Sections 1, 3.1, 3.2, 3.3, 3.4, 4.3, 5 and 6 shall survive the termination or expiration of this Agreement.

     6.8 Third Party Beneficiaries. A person who is not a party to this Agreement shall have no right to enforce any terms of it.

     6.9 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York, USA, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York, USA to the rights and duties of the Parties. Each Party irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located in the Borough of Manhattan in the State of New York, USA. Each Party irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding brought in a court of such jurisdiction and any claim that the suit, action or proceeding brought in such court has been brought in an inconvenient forum.

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     6.10 Notice. All notices required hereunder shall be in writing and shall be sent by (a) first class mail, (b) nationally recognized courier service (e.g., DHL, Federal Express), with all postage or delivery charges prepaid, or (c) facsimile and shall be addressed to the Parties at their addresses set forth in the first paragraph of this Agreement, to the attention of the signatory signing this Agreement, or to such other address(es) as may be furnished by written notice in the manner set forth herein. Notice shall be deemed to have been served 48 hours after posting and if sent by facsimile, on the day when the fax was sent to the other Party provided that sending Party has a confirmed receipt and the receipt is dated a business day within business hours.

     6.11 Headings. The headings of the Sections in this Agreement are for convenience only and shall not be deemed to affect, qualify, simplify, add to or subtract from the contents of the Sections which they reference.

     6.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument

     6.13 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. The word “including” shall mean including without limitation regardless of whether such words are included in some contexts but not others. Reference to any law, statute, code, rule or regulation shall refer to any successor law, statute, code, rule or regulation thereto.

[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first set forth above.

PALL CORPORATION

By:
Name:
Title:

HAEMONETICS CORPORATION

By:
Name:
Title:

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Exhibit I

DISTRIBUTION AGREEMENT

     This Distribution Agreement (this “Agreement”) is made effective as of [_____________] (the “Effective Date’) by and between Haemonetics Corporation, a Massachusetts corporation (“Haemonetics”), and the entities identified on each of the Schedules attached hereto (each, a “Distributor”).

     WHEREAS, pursuant to an Asset Purchase Agreement, dated as of [____________] (the “Asset Purchase Agreement” or “APA”), Haemonetics has purchased from Pall Corporation (the “Company”), and the Company has sold to Haemonetics, substantially all of the assets of the Product Lines (as defined in the Asset Purchase Agreement), together with the goodwill represented thereby; and

     WHEREAS, Haemonetics desires to appoint Distributor as a distributor in the Territories (as defined herein) for the sale of the Products (as defined herein) to the Customers (as defined herein) for the Term (as defined herein), and Distributor desires to accept such appointment.

     NOW THEREFORE, for good and valuable consideration, the parties agree as follows:

1. PRODUCTS

1.1. Products Defined

     As used herein, the term “Products” shall have the meaning ascribed thereto in the corresponding schedule attached hereto (each, a “Schedule” and, collectively, the “Schedules”). Each of the Schedules attached hereto shall identify the relevant Territory (as hereinafter defined) in which the Products listed on such Schedule shall be sold, the Customers to whom the Products will be sold, and the Term (as hereinafter defined) applicable to such Territory.

1.2 Removal of Products

     Haemonetics reserves the right to remove one or more of the Products for any reason in Haemonetics’ sole discretion. For Products removed from sale by Haemonetics hereunder, Haemonetics will fulfill existing commitments by Distributor for the supply of the removed Products to customers beyond the removal date, for a period not to exceed the Term applicable to the Territory in which the Product was removed.

2. TERRITORY AND EMPLOYEES

2.1. Territory

     As used herein, the term the “Territory” or the “Territories” shall mean, individually or collectively, as applicable, the countries listed on the individual Schedules attached hereto. Distributor may not solicit sales nor market the Products outside the Territories.

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2.2. Modification of the Territories

     Haemonetics may, from time to time and in its sole discretion during the Term, remove one or more of the Territories and thereby reduce the number of Territories subject to this Agreement. Haemonetics will provide Distributor with as much notice as reasonably possible but in no event less than thirty (30) days advance notice of the removal of any Territory. For Territories removed by Haemonetics under this Section 2.2, Haemonetics will fulfill existing commitments by Distributor for the supply of the Products to Customers beyond the removal date, for a period not to exceed the original Term applicable to that Territory.

2.3. Employees

     The parties acknowledge that the number of employees listed on each of the Schedules and otherwise separately identified to Haemonetics after the execution of the APA are “Qualified Employees” as defined therein and that Haemonetics is obligated under the terms of the APA to offer such Qualified Employees employment. Subject to the agreement of the Qualified Employee, any Qualified Employee who is providing services under this Agreement but who wishes to accept Haemonetics’ offer of employment shall remain in the employ of Distributor during the relevant Term (subject to the Distributor’s customary conditions of employment) in order to facilitate Distributor’s provision of services under this Agreement during the relevant Term. Upon the expiration or early termination of the Term for a particular Territory, the corresponding Qualified Employees who have accepted Haemonetics’ offer of employment shall become Transferred Employees as defined in the APA. Haemonetics shall reimburse Distributor for all reasonable costs and expenses incurred by Distributor in connection with the employment of such Qualified Employees, including without limitation, all wages, employment taxes and withholding, vacation, benefits and any other additional costs that may be incurred in connection with their continued employment for the period between the Initial Closing (as defined in the APA) and expiration or early termination of the Term in respect of the Territory in which such Qualified Employee was employed by Distributor.

3. TERM AND TERMINATION

3.1. Term

     The term of this Agreement (the “Term”) will begin on the Initial Closing Date (as defined in the APA) and continue, with respect to an individual Territory until the earlier of (i) the date set forth in the respective Schedule, (ii) the earlier termination of a Distributor by action of Haemonetics in a particular Territory, or (iii) termination for cause as provided in Section 3.2 hereof. For avoidance of doubt, it is understood and agreed that in any event, the entire Agreement shall expire no later than the date that is six (6) months following the Initial Closing Date. Upon the expiration (or earlier termination) of the Term in a particular Territory, the Agreement will terminate without further action of either party. Notwithstanding the termination of the Agreement (in whole or in part), each party shall continue to be obligated to pay over any amounts due to the other party as provided under the terms of this Agreement.

3.2. Termination for Cause

     Either party may terminate this Agreement at any time if the other party materially breaches any of its obligations under this Agreement. The terminating party shall give the breaching party written notice of the breach and the breaching party shall then have thirty (30) days to cure the breach. In the absence of cure of the breach, termination shall be effective on the thirty first (31st) day following the breaching party’s receipt of notice of breach.

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3.3. Effects of Termination

     Upon expiry or termination of this Agreement for whatever reason, each Distributor shall return to Haemonetics or its designees, at Distributor's costs, all samples, literature and promotional materials then held by such Distributor relating to the Products. Accounts payables and or receivables and liabilities provided for under this Agreement shall remain in effect.

     Upon expiry or termination of this Agreement for whatever reason, neither party shall be entitled to any costs, compensation, or damages whatsoever sustained in result of such a termination and no termination indemnity or payment of any kind shall be due to either party for loss of goodwill, future business, future profits or otherwise, including, without limitation, any consequential, special, indirect or punitive damages.

4. APPOINTMENT OF DISTRIBUTOR

4.1 Haemonetics hereby appoints and grants to each Distributor the non-exclusive right to promote, market, sell and distribute the Products in the applicable Territory for the applicable Term, provided that, each Distributor agrees to abide by any applicable restrictions imposed by the United States, United Nations, European Union, or other applicable countries’ regulations regarding exports/imports and boycotts and all sales to or by each Distributor shall comply with any such applicable laws or restrictions.

5. REGISTRATION

5.1. Registration of this Agreement

     Each Distributor irrevocably agrees and undertakes that it will not at any time, whether during the Term of this Agreement or thereafter, register or seek to register this Agreement on any commercial agent's register (if any) or with any other authority or agency of or within the Territories. Should such registration be required by local laws, Distributor will promptly inform Haemonetics in writing thereof and only apply for such registration in co-ordination with Haemonetics and with the prior written approval of Haemonetics.

6. DISTRIBUTOR’S OBLIGATIONS

6.1. Distributor’s sales and promotion responsibilities

     Each Distributor shall, during the applicable Term for a particular Territory:

1)	Maintain all existing sales offices in the Territories and continue to employ qualified personnel;

2)	Make its personnel available for the training organized by Haemonetics, subject to advance written notice, reasonably required for Distributor’s performance of this Agreement, including training on the use and servicing of Products, on reporting requirements, anti-bribery practices, as well as any other training reasonably proposed by Haemonetics from time to time, at Distributor’s offices within the applicable Territory. Haemonetics shall bear all travel and accommodation expenses for Distributor’s personnel to attend such trainings.

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3)	Promptly respond to all requests from the existing customers in the Territory identified on the applicable Schedule (“Customers”) for pricing and assistance and promptly fulfill all orders for Products placed by Customers. Distributor shall maintain an adequate inventory of the Products to fulfill Customers’ orders in a timely manner.

4)	Sell the Products in substantially the same condition as they are received from Haemonetics and not tamper with or make any alteration to such Products or their labeling, and sell the Products prior to their expiration or shelf date (except as otherwise contemplated by the Transaction Documents (as defined in the Asset Purchase Agreement)). Distributor shall not alter the original per unit packaging nor shall it repackage Products except with Haemonetics’ prior written approval. Distributor will use commercially reasonable efforts to ship Products so as to ensure that no damage shall result from weather or transportation and that sterility shall not be compromised.

5)	Give to Customers only the express manufacturer warranty in such terms as are specified by Haemonetics from time to time or, if some tender bid, if legal or regulatory requirements require otherwise, only the express manufacturer warranty required by law and approved for use by the regulatory agency within the respective Territory, provided however, that Haemonetics acknowledged beforehand such obligation in writing. Except for the foregoing, Distributor shall not give any additional warranty that might impose liability upon Haemonetics.

6.2. Recording and reporting obligations – Distributor's obligations in the event of a recall

a.	Furnish to Haemonetics upon request the total number of sales of Products by each Distributor in the respective Territory by Product type or group.

b.	Maintain and keep an up-to-date list of Customers and provide Haemonetics, once per Haemonetics’ fiscal quarter, with a copy of such list to allow Haemonetics to abide by regulatory requirements which oblige Haemonetics to maintain such customer and Product records. Such list shall include the name and mailing address of the Customers and may be communicated by Haemonetics from time to time to regulatory authorities. Furthermore, such lists shall enable Haemonetics to provide these Customers with such Product literature and safety information as may be required from time to time.

c.	Provide a summary of Distributor’s Product and spare parts inventory by Product, when requested from time to time by Haemonetics.

d.	Maintain sufficient records relating to the sales and service processes, the traceability of specific lot numbers of disposables and specific serial numbers of devices, and training records.

During the Term of this Agreement, for the purpose of Haemonetics’ own regulatory obligations, all of Distributor’s records/documents shall be available for inspection by any agent or representative of Haemonetics at mutually agreeable dates and times during regular business hours and upon reasonable advance written notice to the Distributor. However, records required for a regulatory action (i.e. recall, Vigilance event, Medical Device Regulation (“MDR”)) shall be available within 24 hours of request by Haemonetics. Within ten (10) days after the expiration of the Term with respect to a particular Territory, Distributor shall deliver records relating to such Territory to Haemonetics.

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e.	Timely report to Haemonetics any complaint by a Customer, adverse reaction, or breach of any requirement relating to the Products. Distributor shall report the complaint as per the notice provision contained herein, with the following minimum information:

  Date of complaint;
  Customer name and address;
  Affected list number;
  Affected lot number;
  Affected quantity;
  Detailed description of the defect; and
  Any other pertinent information relating to associated disposables/devices.

Notwithstanding the foregoing, Distributor will immediately and without delay report to Haemonetics any serious complaint that could be a potential Vigilance event (EU) or Medical Device Report (US), or any confirmed Vigilance or MDR event (include the minimum required information as per above). Haemonetics will provide forms that can be used for complaints reporting.

f.	Without prejudice to any other rights granted to Haemonetics under this Agreement, Distributor may be subject to periodic review by Haemonetics’ personnel and this will minimally include a documentation review, but may include an on-site audit upon reasonable advance written notice. In no event shall Distributor be required to submit to more than one such review during any six (6) month period.

g.	If Haemonetics decides to or is compelled by any authority to recall the Products from the market, all costs and expenses of such recall shall be borne by Haemonetics.

Haemonetics shall immediately notify Distributor of its recall decision and the Products concerned, in order for Distributor to prepare the recall. Distributor shall then immediately inform all its Customers in the Territories impacted by the recall and shall take all measures reasonably required, at the sole cost and expense of Haemonetics, to enable such a recall. Haemonetics and not Distributor shall be responsible for notifying the competent authorities in the Territories about such a recall, as per the requirements of the laws and regulations applicable in the Territories.

Distributor will ensure temporary storage of the recalled Products while awaiting further instructions from Haemonetics regarding the fate of the Products, at the sole cost and expense of Haemonetics. This storage must be physically separated from the inventories of Distributor's marketable Products.

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At Haemonetics’ request and sole discretion, Distributor will arrange for the destruction of the Products or their return to Haemonetics, in either event at the sole cost and expense of Haemonetics. In the latter case, Distributor shall certify in writing the destruction of the Products concerned and the date of such destruction. Any decision or initiative taken by any Distributor without Haemonetics’ prior written approval will lead to such Distributor being solely and exclusively responsible for its actions, to the exclusion of Haemonetics, it being understood and agreed, however, that each Distributor shall have no liability to Haemonetics and shall be indemnified by Haemonetics for any loss, claim or damages suffered by Distributor directly or as a result of any third party claims, for any action carried out pursuant to Haemonetics prior written approval or any failure to act resulting from Haemonetics failure to provide Distributor, upon Distributor’s request, with written instructions regarding the same.

6.3. Compliance obligations

a.	Distributor shall comply with all applicable local laws and regulations and will promptly and fully notify Haemonetics of any contact by, or requirements of, any regulatory authorities within its respective Territory regarding the Products, including but not limited to any enforcement action taken relating to the Products by any regulatory authorities. Distributor shall consult with and, if applicable, follow the instructions of Haemonetics with respect to any dealings with regulatory agencies regarding the Products.

b.	Distributor undertakes to abide by the codes of ethics and similar codes and policies of conduct of the Distributor that are posted on Distributor’s website, as applicable.

c.	Distributor will comply with all applicable local and international laws, conventions or treaties relating to bribery, corrupt practices, illegal payments to government officials and/or to private persons, and the like, including without limitation, the United States Foreign Corrupt Practices Act (“FCPA”), the Organization for Economic Cooperation and Development Convention, the Council of Europe Conventions and any other law, convention or treaty that is enacted or ratified during the Term of this Agreement.

d.	Distributor will take no action that would cause either party to be in violation of the FCPA, the UK Bribery Act and/or any other applicable bribery law; Distributor will notify immediately Haemonetics of any request that such party receives to take any action that might constitute, or be construed as, a violation of the FCPA. Distributor will keep and maintain accurate books and records necessary to demonstrate compliance with the foregoing.

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e.	Distributor hereby agrees to comply with all applicable U.S. and non-U.S. export control and economic sanctions laws, regulations, and orders. Without limiting the generality of the foregoing, Distributor understands and covenants that it shall not, directly or indirectly, sell, provide, export, re-export, transfer, divert, loan, lease, consign, or otherwise release or dispose of any equipment, product, commodities, services, software, source code, or technology (collectively the “Items”) received under this Agreement to or through any individual, entity, or destination, or for use prohibited by the laws or regulations of the United States, the European Union or any other applicable jurisdiction, without having obtained prior authorization from the competent governmental authorities as required by all applicable laws and regulations. Distributor shall at all times ascertain the identity of its Customers of the Products and shall ensure that it does not sell any Products to a customer to whom such sales is prohibited or restricted.

f.	Whether directly or indirectly through Distributor, Haemonetics shall not take nor be required to take nor refrain from taking any action prohibited or penalized under the laws of the United States or any other jurisdiction, including without limitation U.S. anti-boycott laws.

7. PRICING

     The purchase of Products from Haemonetics shall be transacted in accordance with the transfer pricing utilized by Distributor with respect to the Products during Distributor’s fiscal year 2012 as specified in the applicable Schedule.

     Haemonetics expressly reserves the rights to sell the Products inclusive of taxes (including VAT) upon written notice to Distributor. Haemonetics shall remit VAT to the tax authorities as required by law. Prior to remittance by Haemonetics, Distributor may recover taxes paid upon submission to Haemonetics of documentation sufficient to demonstrate the exemption of its purchases of Products hereunder from VAT. Upon timely submission of the required documentation, Haemonetics shall issue a credit memorandum to Distributor for the VAT withheld on such purchases.

8. FORECASTS AND ORDERING

     Haemonetics will make commercially reasonable efforts to provide to Distributor such Products as are sufficient to satisfy the orders provided by Distributor, within the specified delivery dates, subject to worldwide availability of Products and shall not be liable to Distributor for any loss of trade or profit or any other losses or damages occurring to Distributor if delivery of Products is delayed or prevented.

     Distributor may submit its orders for Products on its standard purchase order form, in which case Distributor expressly agrees that any general terms and conditions appearing on such form shall not apply. Distributor may submit its orders for Products on Haemonetics’ standard purchase order form in which case Haemonetics expressly agrees that any general terms and conditions appearing on such form shall not apply. Unless expressly agreed otherwise, this Agreement shall prevail in the event of any contradiction between the general terms and conditions contained on Haemonetics’ standard purchase order and any provision contained herein.

     Haemonetics may reasonably refuse all or any part of an order for Products in the event that the purchase order contains items outside the scope of this Agreement or contains terms and conditions that vary from or seek to alter this Agreement.

     For the purpose of this Agreement, a purchase order shall be deemed to have been placed by Distributor if and when it has been received and accepted in writing by Haemonetics.

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9. SHIPPING, RISK OF LOSS, AND PAYMENT TERMS

     All shipments shall be made Ex Works (Incoterms 2010) Haemonetics point of origin. Drop shipments to Customers of Distributor will be made by Haemonetics only if expressly agreed upon in advance. Haemonetics reserves the right to make partial shipments, unless Distributor specifies otherwise on a firm order.

     Unless otherwise agreed in writing, title to and risk of loss of the Products will pass to Distributor when the Products are delivered by Haemonetics, at Haemonetics point of origin, to the shipper appointed by Distributor. Distributor will be responsible for shipping and insuring the Products during shipment, clearing export and import customs and shall carry any related taxes and duties. Distributor shall be entitled to reimbursement for all costs and expenses incurred by Distributor in connection with the freight, shipment, import, export, customs, taxes, duties and any other additional costs that may be incurred in connection with the transportation and importation of the Products to the Territories.

     Payment terms shall be net thirty (30) days from date of invoice. Prices do not include freight, shipping, import or export duties, customs fees and like charges of transportation and importation to the Territories.

10. DISTRIBUTOR'S WARRANTIES

     Each Distributor warrants and represents that it complies with all applicable laws and regulations in all material respects, and does not conduct its business activities in a manner that might constitute, or be construed as, a violation of the FCPA or any international treaties on anti-bribery and anti-corruption practices. Each Distributor confirms its understanding that the FCPA prohibits the payment or giving of anything of value either directly or indirectly, to an official of a foreign government, foreign political party or official thereof, or any candidate for foreign political office, for the purpose of influencing an act or decision in his official capacity, or inducing him to use his influence with the foreign government, to assist in obtaining or retaining business for or with, or directing business to, any person.

11. INDEMNITY; LIMITATION OF LIABILITY

     Haemonetics shall indemnify, defend and hold harmless each Distributor, its affiliates and contractors and their respective officers, directors, affiliates, employees and agents from and against any and all third-party claims, suits and actions (each, a “Third-Party Claim” and collectively, “Third-Party Claims”) and any related loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, or damage (collectively, “Losses”) incurred by such Distributor arising from or relating to its performance under this Agreement, provided however that the foregoing indemnity shall not apply to (and Haemonetics will have no obligation to indemnify Distributor) Third-Party Claims and related Losses arising solely from the Distributor’s gross negligence or willful misconduct in the performance of its obligations hereunder, except as otherwise provided herein.

     Should any failure to conform to the Product quality warranties herein become apparent, Haemonetics, upon prompt written notice and compliance by Distributor with such instructions as Haemonetics shall give with respect to the return of defective Products, shall correct such nonconformity by repair or replacement of the defective Products, at Haemonetic’s sole cost and expense.

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     NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF GOODWILL OR LOST SALES) IN CONNECTION WITH LOSSES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT REGARDLESS OF WHETHER THE NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT, PROVIDED, HOWEVER, THAT SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF GOODWILL OR LOST SALES) OF THIRD PARTIES THAT ARE AN ELEMENT OF A THIRD PARTY CLAIM SUBJECT TO INDEMNIFICATION UNDER THIS AGREEMENT TO THE EXTENT DETERMINED BY A COURT OF COMPETENT JURISDICTION TO BE THE RESPONSIBILITY OF A PARTY AND ACTUALLY PAID BY SUCH PARTY WILL CONSTITUTE IDENTIFIABLE DAMAGES UNDER THIS AGREEMENT AND DIRECT DAMAGES BETWEEN THE PARTIES.

12. INTELLECTUAL PROPERTY RIGHTS

12.1. Use of Haemonetics trademarks

     For the Term of this Agreement, Haemonetics grants to each Distributor a royalty-free, non-transferable, non-exclusive right to use Haemonetics’ Trademarks, for the sole purpose of performing this Agreement, in accordance with and subject to the terms, conditions and limitations of Section 12.2 below. For the purpose of this Agreement, “Trademarks” shall refer to the trademark “Haemonetics”, in any form or combination and all other trademarks used and/or registered or to be used and/or registered by Haemonetics in connection with the manufacture, marketing, promotion, distribution and sale of the Products, to the exclusion of any other trademark, trade name or logo.

     In using the Trademarks, Distributor shall comply with Haemonetics’ specific instructions and the manner of such use shall not create the impression that Distributor is in any respect vested with ownership of the Trademarks nor of creating any confusion with respect to the actual ownership thereof.

12.2. Ownership and protection of the Trademarks and other intellectual property rights

     Each Distributor acknowledges and agrees that Haemonetics is the owner or licensee of the trademarks and trade names, patents, patent applications or registrations, copyrights, inventions, know-how and confidential processes regarding the Products, licenses, design rights, and other trade secret and other protectable rights regarding Haemonetics and/or the Products, including any translations (the “Intellectual Property Rights”).

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13. INSURANCE

     Both parties agree that they shall carry insurance of a kind and in an amount sufficient to satisfy any obligations they may incur to each other or to third parties in connection with the performance of this Agreement or with the Products sold and purchased hereunder and shall provide upon request certificates of insurance to confirm such coverage.

14. RELATIONSHIP OF THE PARTIES

     The parties understand and agree that each Distributor is an independent contractor in the performance of this Agreement and that neither party is an agent of the other nor are the parties to be partners, joint ventures or otherwise. Further, neither party shall not be entitled to participate in any plans, arrangements or distributions offered by the other party to its employees, including without limitation any bonus, profit sharing, insurance or similar benefits. Each party shall be solely responsible to purchase any required insurance such as workers compensation insurance and to pay or withhold any duties or taxes on account of their employees. Neither party has authority neither to bind the other by contract or agreement of any kind nor to undertake any obligation on behalf of the other party.

15. NOTICES

     Any notice required to be sent by one party to the other and any request by either party pursuant to the terms of this Agreement shall be in writing, duly delivered to the other party in person, by registered or certified mail or a recognized commercial express courier service, as follows:

     If to Haemonetics, to:

Haemonetics Corporation
400 Wood Road
Braintree, MA 02184
Attention: Chief Legal Officer
(781) 356-9935

     If to Distributor, to the address set forth in the respective Schedule, with a copy to:

Pall Corporation
25 Harbor Park Drive
Port Washington, NY 11050
Attention: Legal Department
Fax: (516) 801-9781

16. CHOICE OF LAW

     This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York, USA, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York, USA to the rights and duties of the parties. Each party hereto irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located in the Borough of Manhattan in the State of New York, USA. Each party irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding brought in a court of such jurisdiction and any claim that the suit, action or proceeding brought in such court has been brought in an inconvenient forum. The parties expressly exclude the application of the United Nations Conventions on Contracts for the International Sale of Goods, and further exclude the applications of the International Sale of Goods Contracts Convention Act, S.C. 1990-1991, C.13, and the International Sale of Goods Act, R.S.O. 1990, C.I. 10, as amended.

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17. FORCE MAJEURE

     "Force Majeure Event" means as to a party, acts of God, acts of war or terrorism, civil war, natural disasters, fires, national strikes (but excluding strikes or internal disputes held by the employees of a party), lock-outs, insurrection or riots, embargoes, impossibility of obtaining transportation, impossibility of obtaining raw materials, or other similar actions or events beyond such party’s reasonable control and without the fault or negligence of such party.

     Occurrence. Neither party shall be liable for loss, damage, detention, delay or failures to perform hereunder (other than duty to make payments) caused by a Force Majeure Event to the extent such party (the "Affected Party") is adversely affected thereby. An Affected Party shall (i) inform the other party (the "Non-Affected Party") as soon as practicable of the occurrence of such Force Majeure Event giving full details of its expected effect and duration; (ii) make all commercially reasonable efforts to resume performance of its obligations as soon as practicable; (iii) during the pendency of a Force Majeure Event, mitigate as far as reasonably practicable the effects thereof and (iv) keep the Non-Affected Party fully informed about its mitigation plan and its plan for resuming normal performance of its obligations hereunder.

     Termination Right. If on the expiry of three (3) months, the Force Majeure Event is continuing, then this Agreement may be terminated upon written notice with immediate effect by the Non-Affected Party.

18. HEADINGS

     All paragraph headings are for convenience only and are in no way to be construed to be part of this Agreement.

19. ASSIGNMENT – DELEGATION OF PERFORMANCE – SUB-DISTRIBUTION

     This Agreement may not be assigned without the express prior written consent of the other party. No Distributor shall delegate performance of this Agreement in whole or on part to any third party, or appoint any sub-distributor without Haemonetics’ prior written approval, in Haemonetics’ sole discretion.

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20. NO WAIVER OR INVALIDITY

     None of the terms of this Agreement shall be deemed to be waived by any party unless such waiver is in writing duly executed by the party to be charged with such waiver and such writing recites specifically that it is a waiver of the terms of this Agreement. The waiver by either party of any breach of any agreement, warranty or covenant contained in this Agreement shall not be construed to act as a waiver of any subsequent breach. The failure or delay of either party to exercise any right, power or remedy shall not operate as a waiver thereof, and all rights, powers and remedies shall continue in full force and effect. All rights, powers and remedies of both parties provided for in this Agreement are cumulative and exclusive, except as otherwise expressly provided. Unenforceability or invalidity of any one or more provision hereof shall not render any other provision herein contained unenforceable or invalid.

21. ENTIRE AGREEMENT AND AMENDMENT

     This Agreement constitutes the entire agreement between the parties relating to the subject matter herein and supersedes all prior proposals, understandings, course of conduct and writings by and between the parties and relating to the subject matter herein, including without limitation any past contract between any Distributor or any branches of any Distributor, or any third parties in which any Distributor was a participant, co-owner, investor or joint venture partner, on the one hand, and Haemonetics on the other hand. Notwithstanding the foregoing, nothing herein shall affect nor cancel any existing indebtedness between the parties under past sales or purchases. None of the terms of this Agreement shall be deemed to be amended, including by any future purchase orders, unless such amendment is in writing and duly executed by all parties to this Agreement and such writing specifically states that it is an amendment to this Agreement.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective duly authorized officers on the day and year mentioned below.

	[Haemonetics]		Pall New Zealand Limited

By:		By:

Date:		Date:

	Pall Australia Pty. Ltd.		Pall India Private Limited

By:		By:

Date:		Date:

Pall Corporation
Filtration & Separations
(Thailand) Ltd.

By:

Date:

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Exhibit J

LEASE AGREEMENT

     THIS LEASE AGREEMENT dated as of ____________________, 2012 is made by and between _________________________, a __________________________, having an address at _____________________(“Lessor”), and _____________________, a _____________________, having an address at ______________________________(“Lessee”);

WITNESSETH:

WHEREAS, Lessor owns the fee simple estate in the land legally described in Exhibit A hereto (the “Land”) and all Improvements (as defined in Section 1.1(p) below) thereon; and

WHEREAS, the parties desire to enter into a lease agreement pertaining to the Premises (as defined in Section 1.1(z)) on the terms and conditions hereinafter specified;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter specified, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

     1.1 Specific Definitions. For purposes of this Lease, the following terms have the following respective meanings:

          (a) The word “Affiliate” when used herein shall mean an entity controlling, controlled by or under common control with another entity; and “control” shall mean ownership of more than fifty percent (50%) of the equity and voting interest in an entity.

          (b) The word “Appurtenances” shall mean all privileges, rights, easements, hereditaments, and appurtenances belonging to or for the benefit of the Land, including, but not limited to, all right, title and interest of Lessor in and to any streets, alleys, passages, and other right-of-way included thereon or adjacent thereto (before or after the vacation hereof) and vaults beneath any such streets;

          (c) The word “Building” shall mean that certain building located at Road 194, Pall Boulevard #98, Fajardo , PR 00738 and referred to as building 2 as more specifically depicted in Exhibit B attached hereto;

          (d) The phrase “Building Expenses” shall mean (i) the costs associated with the care, operation, maintenance and repair of (x) the Building and (y) Common Areas in the Building along with those Common Areas specifically marked on Exhibit C attached hereto (collectively, the “Building Common Areas”), including but not limited to repairing, replacing and restriping paved parking areas when needed, keeping such Building Common Areas reasonably clear of litter, maintaining any plantings and landscaped areas and keeping such Building Common Areas reasonably lighted and the operation and maintenance of the Cafeteria (as defined in Section 4.15); and (ii) expenses (including capital expenses) incurred by Lessor which, in Lessor’s reasonable judgment, are necessary, appropriate and/or beneficial generally to Lessee and any other lessees or occupants of the Building and the operation of the Building of which the Premises is a part, in order to keep the Building in a safe, clean and good operating condition, including but not limited to the cost of compensation, employment taxes and expenses and benefits paid to or on behalf of persons directly involved in performance, management or administration of the work specified in this definition; maintenance, repair and replacement of Building Service Equipment, mechanical equipment including any automatic door openers, lighting fixtures, fire sprinkler systems (including any area through which the sprinkler system is connected), security systems, and all other items of equipment used in connection with the Building; the cost of fire protection, traffic control, maintenance and supervision personnel; the cost of maintaining and replacing the septic system used in the operation of the Building; and the cost of providing Common Area restroom facilities. The cost of any alterations, additions, improvements, changes, replacements, or other items which under generally accepted accounting principles are classified as capital expenses, together with interest thereon at the actual rate incurred by Lessor to finance such alterations, replacements and/or improvements (or, if Lessor did not finance such improvements, the Lease Interest Rate in effect on December 31 of the operating year in which such costs were incurred), shall be amortized and included in Building Expenses (or General Common Area Expenses) over the useful life of the item in question, as determined in accordance with the provisions of generally accepted accounting principles. Notwithstanding the foregoing, Building Expenses shall not include (A) any cost or expense to the extent to which Lessor is paid or reimbursed by others (other than as a payment for Building Expenses or General Common Area Expenses), including, but not limited to, (i) work or services performed for any tenant at such tenant’s cost, (ii) the cost of any item for which Lessor is paid or reimbursed by insurance, warranties, service contracts, condemnation proceeds or otherwise, (iii) increased insurance or taxes assessed specifically to any tenant of the Building, (iv) charges (including applicable taxes) for electricity, water and other utilities for which Lessor is entitled to reimbursement from another tenant, and (v) the cost of any HVAC, janitorial or other services provided to lessees on an extra-cost basis after regular business hours; (B) salaries and bonuses of officers and executives of Lessor and administrative employees above the grade of property manager or building supervisor and Lessor’s general overhead; (C) the cost of any work or service performed on an extra-cost basis for another tenant of the Building; (D) the cost of any work or services performed for any building on the Site (unless it is part of the Common Areas) other than the Building or for any other property other than the Site; (E) interest on debt or principal amortization payments or any other payments on any mortgage or any other payments under any ground lease; (F) any fees, costs and commissions incurred in procuring or attempting to procure other tenants, including, but not necessarily limited to brokerage commissions, finder’s fees, and attorney’s fees; (G) any cost included in Building Expenses representing an amount paid to a person, firm, corporation or other entity related to Lessor which is in excess of the amount which would have been paid on an arms-length basis in the absence of such relationship; (H) any costs of maintaining, repairing, operating, painting or decorating of any interior parts of the Building occupied by Lessor or other tenants; (I) any costs necessary to cure any violation of any law, ordinance or regulation applicable to the Building, existing as of the commencement date of this Lease or to remediate any environmental condition existing as of the commencement date of this Lease, including the removal of, or other steps taken with respect to, asbestos located in the Building, unless such condition was caused by Lessee; (J) depreciation of the Building or any part thereof; (K) replacement or contingency reserves or any bad debt loss, rent loss or reserves for bad debts or rent loss; (L) legal or other professional fees relating to leasing, financing, tenant disputes or other services not related to the normal maintenance, management, cleaning, repair or protection of the Building; (M) costs of defending any lawsuits with any mortgagee (except as the actions of Lessee may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Lessor’s interest in the Building, costs of any disputes between Lessor and its employees (if any), disputes of Lessor with Building management, or outside fees paid in connection with disputes with other tenants or adjacent property owners; and (N) costs, expenses or judgments occasioned by casualty, injury or damage, to the extent that such costs, expenses or judgments are or are required to be covered by insurance to be maintained by Lessor under this Lease.

          (e) The phrase “Building Service Equipment” shall mean all personal property, apparatus and fixtures of every kind and nature whatsoever, used or procured for use in connection with the operation and maintenance of a building including, but without limiting the generality of the foregoing, all heating, air-conditioning, sprinklers, freezing, lighting, incinerating and dynamo and generating equipment; engines, pipes, pumps, tanks, motors, conduits, switchboards, plumbing and plumbing fixtures; lifting, cleaning, fire prevention, fire extinguishing, refrigerating, ventilating and communications apparatus; boilers, ranges, furnaces, oil burners or units thereof; appliances, air cooling and air-conditioning apparatus; vacuum cleaning systems; elevators, escalators; shades; awnings, screens; storm doors and windows; mechanical equipment, gas and electrical fixtures; partitions, mantels, window shades, blinds, ducts and compressors; and all other equipment attached to the Improvements and used or procured for use in connection with the operation and maintenance of a building rather than the operation of any particular business conducted therein;

          (f) The phrase “Commencement Date” shall mean the date of the Closing of the transactions contemplated by that certain Asset Purchase Agreement dated ______________, 2012, between ________and ____________;

          (g) The phrase “Common Areas” shall mean all areas, spaces and improvements to the Site available for the common use and benefit of the Lessee and other lessees or occupants of the Site, including, without limitation, parking areas, roads, walkways, sidewalks, landscaped and planted areas, cafeterias, public rest rooms, and those portions of utility and sewer lines and systems and fire protection and sprinkler alarm systems, and security systems serving the common use and benefit of the Lessee and other lessees or occupants of the Site.

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          (h) The phrase “Environmental Laws” shall mean and include all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations with governmental entities and all common law, in each case concerning pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials;

          (i) The phrase “Event of Default” shall mean (i) any failure by Lessee to cure, within the time and in the manner specified in Section 13.1, any default by Lessee in performing or observing any covenant herein specified to be performed or observed by Lessee of which Lessee is given Notice, and (ii) any event or circumstance which Lessor has the right to declare an “Event of Default” in accordance with Section 13.13;

          (j) The word “Expenses” shall mean the Building Expenses together with the General Common Area Expenses.

          (k) The phrase “Fee Mortgage” shall mean any mortgage or deed of trust which at the time in question is a lien on Lessor’s fee simple interest in the Premises and any supplement to, modification, renewal, consolidation, replacement or extension thereof;

          (l) The phrase “Fee Mortgagee” shall mean the holder of any Fee Mortgage;

          (m) The phrase “Floor Space” shall mean the square footage of the Premises which shall be deemed to be [93,367] square feet for the purposes of this Lease;

          (n) The phrase “General Common Area Expenses” shall mean (i) the costs associated with the care, operation, maintenance and repair of the Common Areas of the Site other than the Building Common Areas, including but not limited to repairing, replacing and restriping paved parking areas when needed, keeping such Common Areas reasonably clear of litter, snow and ice, maintaining any plantings and landscaped areas and keeping such Common Areas reasonably lighted; and (ii) expenses (including capital expenses) incurred by Lessor which, in Lessor’s reasonable judgment, are necessary, appropriate and/or beneficial generally to Lessee and any other user of the Site Common Areas and the operation of the Site of which the Premises is a part, in order to keep the Site Common Areas in a safe, clean and good operating condition, including but not limited to the cost of compensation, employment taxes and expenses and benefits paid to or on behalf of persons directly involved in performance, management or administration of the work specified in this definition; maintenance, repair and replacement of mechanical equipment including any security systems, and all other items of equipment used in connection with the Site; the cost of fire protection, traffic control, maintenance and supervision personnel; and the cost of maintaining and replacing the septic system used in the operation of the Site. The cost of any alterations, additions, improvements, changes, replacements, or other items which under generally accepted accounting principles are classified as capital expenses, together with interest thereon at the actual rate incurred by Lessor to finance such alterations, replacements and/or improvements (or, if Lessor did not finance such improvements, the Lease Interest Rate in effect on December 31 of the operating year in which such costs were incurred), shall be amortized and included in General Common Area Expenses (or Building Expenses) over the useful life of the item in question, as determined in accordance with the provisions of generally accepted accounting principles. Notwithstanding the foregoing, General Common Area Expenses shall not include the expenses excluded from Building Expenses above.

          (o) The phrase “Hazardous Materials” shall mean any toxic substance, hazardous substance, hazardous material (including building materials), hazardous waste, pollutant, contaminant, petroleum product or byproduct, asbestos, asbestos-containing material, radioactive materials, or polychlorinated biphenyls as those terms are defined under applicable Environmental Laws;

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          (p) The word “Improvements” shall mean any building (including the Building), together with such Building Service Equipment as comprises a fixture or is otherwise an integral part of the building, and any other structures or improvements located on the Land, or any one or more of them, as the context requires;

          (q) The word “Index” shall mean the Consumer Price Index For All Urban Consumers (1982-84 = 100), U.S. City Average, All Items, issued by the Bureau of Labor Statistics of the United States Department of Labor or any successor index. If said Bureau of Labor Statistics substantially revises the manner in which the Index is determined, an adjustment shall be made in such revised index which would produce results equivalent, as nearly as possible, to those which would be obtained if the Index had not been so revised. If the Index becomes unavailable to the public because publication is discontinued, or otherwise becomes unavailable, or if equivalent data is not readily available to enable the parties to make the adjustment to the revised Index referred to above, Lessor and Lessee shall mutually agree upon a substitute comparable index based upon changes in the purchasing power of the dollar published by any other governmental agency, or, if no such index is available, then a comparable index published by a major bank, other financial institution, university or recognized financial publication.

          (r) The word “Land” shall have the meaning denoted in paragraph A of the preamble hereto;

          (s) The word “Lease” shall mean this entire agreement, which includes, without limitation, the preamble preceding Article I hereof and all exhibits attached hereto, and such supplements and amendments thereto, if any, as may be executed by the parties hereto from time to time, in accordance with Section 15.4;

          (t) The phrase “Lease Interest Rate” shall mean the interest rate, changing from time to time, which is four percent (4%) per annum in excess of the interest rate per annum quoted, from time to time, by J.P. Morgan Chase Bank, N.A. (or if at any time it ceases to make such quotations, by the then largest bank having a lending office in the City of New York as does make such quotations) as being its “Prime Rate”, if such term is used by said bank, and otherwise its “Reference Rate,” unless interest computed at such a rate is prohibited by law with respect to the particular obligation on which it is due and by whom the same is payable, in which event it shall mean the highest contract rate permitted by law under such circumstances;

          (u) The phrase “Lease Transfer” shall have the meaning denoted in Section 8.1;

          (v) The phrase “Lease Year” shall mean a period of twelve (12) consecutive months within the Term, each beginning on the Commencement Date or an anniversary thereof and numbered consecutively (Lease Year 1 being the Lease Year commencing on the Commencement Date);

          (w) The word “Lessee” shall have the meaning denoted in the preamble to this Lease, unless and until this Lease and the leasehold estate hereby created shall be assigned or transferred pursuant to and in accordance with the provisions of Section 8.1, then from and after such assignment or transfer, and until the next such permitted assignment or transfer, the word “Lessee” shall mean the assignee or transferee named therein, as if such assignee or transferee had been named herein as the original lessee hereunder;

          (x) The word “Lessor” shall have the meaning denoted in the preamble to this Lease and shall include at any point in time the Person then owning fee simple title to the Land;

          (y) The word “Notice” shall have the meaning denoted in Section 15.2;

          (z) The word “Person” shall mean any natural person and any corporation, partnership, limited liability company, trustee, foundation, association, or other entity legally capable of owning real estate;

          (aa) The word “Premises” shall mean that certain space in the Building identified in Exhibit C attached hereto;

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          (bb) The phrase “Property Taxes” shall mean and include all taxes, municipal service charges (including payments in lieu of taxes), assessments, improvement bonds, utility hook-up fees, and other governmental charges and costs and water and sewer rents, if any, ordinary and extraordinary, general and special, foreseen and unforeseen, levied or assessed upon or with respect to the Site imposed by any taxing authority having jurisdiction (including but not limited to the Center for Municipal Recollections (CRIM for its Spanish acronym). If at any time the methods of taxation shall be altered so that in addition to or in lieu of or as a substitute for the whole or any part of the Property Taxes now levied, assessed or imposed there shall be levied, assessed or imposed by any government body (i) a gross receipts, margin or excise tax or license fee on the rents received or (ii) any other type of tax or other imposition in lieu of, or as a substitute for, or in addition to, the whole or any portion of any Property Taxes, then the same shall be included as Property Taxes. Lessor and Lessee recognize that there maybe imposed new forms of taxes, assessments, charges, levies or fees, or there may be an increase in certain existing taxes, assessments, charges, levies or fees placed on, or levied in connection with, the ownership, leasing, occupancy or operation of the Site and its facilities. All such new or increased taxes, assessments, charges, levies or fees which are imposed or increased, including, but not limited to, any taxes, assessments, charges, levies and fees assessed or imposed due to the existence of this Lease or for the purpose of funding services or special assessment districts theretofore funded by real property taxes, shall also be included within the meaning of ‘Property Taxes’ as used herein. Property Taxes shall not include (i) interest and penalties on delinquent taxes not the result of a default by Lessee hereunder or (ii) any net income tax, inheritance, estate, succession, transfer, gift, corporation, capital levy, capital stock or other such taxes personal to Lessor.

          (cc) The word “Rent” shall mean the Base Rent and all other sums payable by Lessee hereunder whether or not expressly designated as rent in the context of the provision specifying such obligation;

          (dd) The word “Renewal Term” shall have the meaning denoted in Section 2.2;

          (ee) The word “Requirements” shall have the meaning denoted in Section 4.6;

          (ff) The word “Site” shall mean the Land and the Improvements;

          (gg) The word “Term” shall mean the Original Term and Renewal Term, if applicable;

          (hh) The phrase “Total Taking” shall have the meaning denoted in Section 9.1;

          (ii) The phrase “Unavoidable Delays” shall mean delays due to strikes, lock-outs, acts of God, inability to obtain labor or materials (other than by reason of an inability or refusal to pay for the same), governmental restrictions or Requirements in excess of what could reasonably be anticipated from existing Requirements, enemy action, civil commotion, fire, unavoidable casualty or similar causes, provided such similar causes are beyond the control of Lessee or Lessor, as the case may be.

ARTICLE II
DEMISE OF PREMISES; APPURTENANCES; TERM

     2.1 Demise. In consideration of the Rent to be paid and the covenants and conditions to be performed and observed by Lessee as herein specified, Lessor does hereby demise and lease to Lessee, and Lessee does hereby take and hire from Lessor the Premises. Notwithstanding the foregoing, Lessor reserves exclusively to itself and Lessee shall have no right in and to (a) the use of the exterior faces of all perimeter walls, and (b) the use of the land, improvements and space below the bottom of the lower floor slabs of the Premises and above the interior surface of the ceiling of the Premises. Lessor also reserves and Lessee shall have no right in and to the air rights above the Site. Lessor hereby covenants to provide to Lessee, and Lessee will have a non-exclusive right of access to and use of, the surface area of the roof of the Building not currently being used for Building Service Equipment (the “Rooftop Area”) to install and service telecommunication equipment, dedicated HVAC and other equipment (“Roof Use”). Such Roof Use shall be subject to the applicable terms and conditions of this Lease, including, without limitation the provisions regarding Alterations. In addition, subject to Lessor’s prior written consent, which shall not be unreasonably withheld or delayed, Lessee shall have the right to install equipment such as storage devices, backup generators and other comparable equipment on areas of the Land adjacent to the Premises, subject to the applicable terms and conditions of this Lease, including, without limitation the provisions regarding Alterations.

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Within thirty (30) days after the Commencement Date, Lessee, at Lessee’s sole cost and expense, and/or Lessor, at Lessor’s sole cost and expense, may elect to cause the Floor Space of the Premises to be measured by a licensed architect. If such calculation (the “Remeasured Floor Space”) reflects a deviation of more than five percent (5%) from the Floor Space of the Premises set forth in Section 1.1(m), and the other party approves the Remeasured Floor Space, then the Floor Space under this Lease shall be deemed to be the Remeasured Floor Space. If it is less than five percent (5%), then the Floor Space shall be as set forth in Section 1.1(m). If the parties are unable to conclusively agree on the Remeasured Floor Space, then the parties agree to have the Premises remeasured by a licensed independent, third-party architect or engineer reasonably acceptable to both parties whose determination of Floor Space shall be final, binding and conclusive, barring manifest error. The fees and costs of such third-party architect or engineer shall be shared equally by the parties. If the parties do not exercise their right to measure the Floor Space as provided herein, both Lessor and Lessee hereby acknowledge and agree that each party shall be deemed to have absolutely and unconditionally (a) waived such right to remeasure; (b) accepted the Floor Space calculation as set forth in Section 1.1(m); and (c) released and waived such rights the parties may have against one another in the event the Floor Space calculation set forth in Section 1.1(m) is different from the actual Floor Space of the Premises.

     2.2 Term. Subject to being sooner terminated as herein elsewhere provided, the term of this Lease shall be a period (hereinafter referred to as the “Original Term”) commencing on the Commencement Date and ending on the day immediately preceding the tenth (10th) anniversary of the Commencement Date. Provided that Lessee is not in default under this Lease beyond applicable notice and cure periods, Lessee shall have the right to renew this Lease for three (3) additional five (5) year terms (a) commencing on the tenth (10th) anniversary of the Commencement Date and ending on the day immediately preceding the fifteenth (15th) anniversary of the Commencement Date (the “First Renewal Term”), (b) commencing on the fifteenth (15th) anniversary of the Commencement Date and ending on the day immediately preceding the twentieth (20th) anniversary of the Commencement Date (the “Second Renewal Term”), and (c) commencing on the twentieth 20th) anniversary of the Commencement Date and ending on the day immediately preceding the twenty-fifth (25th) anniversary of the Commencement Date (the “Third Renewal Term”) (each a “Renewal Term” and collectively, the “Renewal Terms”). Each Renewal Term shall be exercised by Lessee upon six (6) months’ advance written notice to Lessor prior to the expiration of the Original Term or the then applicable Renewal Term. Each Renewal Term shall be subject to and upon all of the terms and conditions of this Lease and shall be effective upon the applicable notice from Tenant without a requirement for execution of an amendment or new lease.

ARTICLE III
RENT

     3.1 Base Rent. Commencing on the Commencement Date and for each Lease Year of the Term of the Lease, Lessee agrees to pay as Base Rent for the Premises without any setoff or deduction whatsoever, together with all applicable sales and/or rent taxes thereon, the following specified annual amounts:

     (a) For the Original Term, the annual Base Rent shall be the sum of One Dollar ($1) (the “Initial Base Rent”); and

     (b) If Lessee exercises its renewal option for the First Renewal Term, Second Renewal Term, or Third Renewal Term (as set forth in Section 2.2 above), the annual Base Rent for any of such terms shall continue to be the Initial Base Rent.

     3.2 Mode and Place of Payment of Rent. All Rent, and any other sums due Lessor hereunder shall be paid in lawful money of the United States of America, without Notice or demand and without any set offs or deductions, at such place as Lessor may have designated in a Notice to Lessee, and in the absence of such designation, at the address to which Notices intended for Lessor are to be delivered in accordance with Section 15.2.

     3.3 Overdue Rent. All Rent required by this Lease to be paid to Lessor shall bear interest from and after the date which is five (5) days after the due date thereof until paid at the Lease Interest Rate. If Lessee shall fail to pay any Rent payable hereunder within ten (10) days after the due date thereof, Lessee shall pay to Lessor a late charge equal to four percent (4%) of the amount of such installment for the month during which such installment was due and a like amount for each month or fraction thereof during which such installment remains unpaid.

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     3.4 Additional Rent. As a component of Rent to be paid by Lessee, Lessee shall pay to Lessor as Additional Rent commencing on the Commencement Date and thereafter during each and every month of the Term, its proportionate share of Expenses and Property Taxes (as set forth in Section 5.1) calculated on an annual basis for each calendar year. For the purposes of this Lease, Lessee’s proportionate share of Building Expenses shall be [90.8%] of Building Expenses and Lessee’s proportionate share of General Common Area Expenses shall be [36.7%] of the General Common Area Expenses.

     (a) Lessor shall deliver to Lessee, at least sixty (60) days in advance of each calendar year, a budget of the proposed Expenses and Property Taxes to be incurred for such calendar year and a property management plan for upcoming projects, which shall be subject to Lessee’s review and approval, which approval shall not be unreasonably withheld or delayed. At Lessee’s request, given within twenty (20) days after receipt of the proposed budget, the parties shall meet and discuss in good faith such Expenses and the property management plan for the coming year, including, without limitation, any requirements for capital expenditures. If Lessee fails to request a meeting within said twenty (20) days the proposed budget shall be deemed approved. Tenant shall pay the amounts of Additional Rent, as set forth in the approved budget, during each calendar year on a monthly basis from and after the Commencement Date. If at the beginning of any calendar year the budget for said year has not been agreed to then pending agreement on the budget (i) any items or portions of the budget which have been agreed to shall become operative immediately, (ii) Lessor shall have the right to expend in respect of recurring expenses amounts equal to the budgeted amount for the immediately preceding calendar year as increased by a percentage equal to the percentage increase in the Index during the immediately preceding twelve month period, and (iii) Lessor shall have the right to expend funds in respect of utilities, taxes, assessments, insurance (including deductibles) and emergency repairs regardless of whether they exceed previously agreed upon amounts or amounts set forth in a previously agreed to budget. If Lessor determines that Expenses will exceed the approved budget at any time during such calendar year, Lessor shall promptly notify Lessee and describe the reason for such excess Expenses. Within ninety (90) days after the end of each calendar year, Lessor shall furnish Lessee with a statement (the “Additional Rent Adjustment Statement”) of the actual costs of Property Taxes and Expenses for the preceding calendar year for which estimated payments were billed. If the actual cost of Additional Rent is greater than Lessee’s estimated payments on account, Lessee shall pay any deficiency within thirty (30) days of receipt of the Additional Rent Adjustment Statement. If the actual cost of Additional Rent is less than Lessee’s estimated payments on account thereof, Lessor shall credit any excess payments to Lessee’s next due payment of Additional Rent, or if no payments are next due, Lessor shall refund such excess payment to Lessee. Any annual statement furnished by Lessor pertaining to Additional Rent which is not disputed by Lessee in writing within one hundred eighty (180) days after such statement is delivered to Lessee shall be deemed accepted by Lessee.

     (b) Lessee shall have the right to examine, copy and audit Lessor’s books and records establishing Expenses and Property Taxes for any calendar year for a period of one hundred eighty (180) days following the date that Lessee receives the Additional Rent Adjustment Statement for such year from Lessor. If such audit reveals an error in any line item, Lessee shall have the right to audit and challenge the same line item in the prior two Additional Rent Adjustment Statements. Lessee shall give Lessor not less than thirty (30) days’ prior notice of its intention to examine and audit such books and records, and such examination and audit shall take place in the Building or such other location where Lessor routinely maintains such books and records. All costs of the examination and audit shall be borne by Lessee; provided, however, that if such examination and audit establishes that the actual Expenses or Property Taxes for the year in question are less than the amount set forth as the annual Expenses or Property Taxes on the Additional Rent Adjustment Statement by at least five percent (5%), then Lessor shall pay the reasonable costs of such examination and audit. If, pursuant to the audit, the payments made for such year by Lessee exceed Lessee’s required payment on account thereof for such year, Lessor shall credit the amount of overpayment against subsequent obligations of Lessee with respect to Rent (or promptly refund such overpayment if the Term of this Lease has ended and Lessee has no further obligation to Lessor); but, if the payments made by Lessee for such year are less than Lessee’s required payment as established by the examination and audit, Lessee shall pay the deficiency to Lessor within thirty (30) days after conclusion of the examination and audit, and the obligation to make such payment for any period within the Term shall survive expiration of the Term.

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     (c) In the event any Lease Year of the applicable Term includes a partial calendar year, Lessee’s proportionate share for such partial calendar year shall be prorated.

     3.5 Partial Months and Lease Years. If the Commencement Date is other than the first day of a calendar month, the Rent for any such month and for the month in which the Term expires shall be an amount bearing the same ratio to the then amount of Rent for the complete month as the number of days Rent is payable hereunder for such month bears to the total number of days in such month.

ARTICLE IV
USE AND MAINTENANCE OF PREMISES; LAWS PERTAINING THERETO

     4.1 Permitted Use of Premises. Subject to the provisions of the other sections in this Article IV hereof, the Premises shall be used and occupied for the purposes of the manufacture of filters and other medical devices and the collection, filtration and processing of blood, and related general office, storage and distribution uses ancillary to the primary use, including, without limitation, storage of inventory on hand, raw materials, work in progress and finished products, subject to applicable permitting requirements.

     4.2 Prohibited Uses. Neither party shall use or occupy, nor permit or suffer, the Building, Premises or any part thereof to be used or occupied for any unlawful or illegal business, use or purpose, nor for any business, use or purpose which would violate the terms or impair the coverage of any insurance policies, nor in such manner as to constitute a nuisance of any kind, nor for any purpose or in any way in violation of any certificate of occupancy or of any present or future governmental laws, ordinances, requirements, orders, directions, rules or regulations. Each party shall immediately upon the discovery of any such unlawful, illegal, or improper use take all necessary steps, legal and equitable, to compel the discontinuance of such use and to oust and remove any occupants or other persons guilty of such unlawful, illegal, or improper use.

     4.3 Materials Brought on Premises. Neither party shall suffer any act to be done or any condition to exist on the Building, Premises or any portion thereof or any Improvement now or hereafter erected thereon, or any article to be brought thereon, which may be dangerous, unless safeguarded as required by law, or which may, in law, constitute a nuisance, public or private, or which may make void or voidable any insurance then in force on the Building or Premises.

     4.4 Use by Public. Lessee shall not suffer or permit, and shall take reasonable measures to prevent, the Premises or any portion thereof to be used by the public as such, without restriction or in such manner as might tend to impair Lessor’s title to the Premises or any portion thereof, or in such manner as might make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Premises or any portion thereof.

     4.5 Covenants Against Waste, Abandonment and Other Matters. Lessee covenants, subject to the provisions of this Lease, not to do or suffer any waste or damage to the Premises or any of the Improvements and not to abandon the Premises during the Term hereof. Lessee covenants that without the prior written consent of Lessor, which consent may be withheld by Lessor for any reason or no reason, in its sole and absolute discretion, Lessee shall not initiate or petition for, or be a party to, any application to any governmental entity seeking (i) to rezone the Land, or (ii) any special use or variance under the existing zoning affecting the Land.

     4.6 Compliance with Laws and Insurance Requirements. Lessee shall, at its sole cost and expense, during the Term of this Lease, promptly comply with any and all present and future laws, rules, orders, ordinances, regulations, statutes and requirements of federal, state, county, city, or other governmental, public or quasi-public authorities now existing or hereafter created, and of any and all of their departments and bureaus, and of any applicable fire rating bureau, or other body exercising similar functions which Requirements include, but are not limited to, the Puerto Rico Building Code and the International Codes, the applicable land use and zoning regulations, the Civil Rights Act of 1992, The Americans with Disabilities Act of 1990, and all Environmental Laws (hereinafter collectively referred to as “Requirements”) applicable to the Premises and any alterations or improvements performed by Tenant therein, irrespective of the nature of the work required to be done, extraordinary as well as ordinary, whether or not the same involve or require any structural change or additions in or to the Premises, or any part thereof. Lessee shall also comply with any and all provisions and requirements of any fire, liability or other insurance policy required to be carried by Lessee under the provisions of this Lease. Lessor shall cause the Building and Common Areas to comply with all applicable Requirements now or hereafter in effect except for those which are the responsibility of Lessee.

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     4.7 Environmental Compliance by Lessee. Without limiting the generality of Section 4.6, and subject to the provisions of the last sentence of this Section 4.7, Lessee agrees as follows:

     (a) Lessee shall comply with any and all Environmental Laws, settlements, agreements, consent orders, decrees, judgments, injunctions, permits or directives affecting the Premises or the operation thereof, or any requirement of any insurer of the Premises, and subject to the provisions hereof, shall timely perform, or cause to be performed, any investigation, testing, monitoring, repair, cleanup, detoxification, preparation of any closure or other required plans, or other removal, response, or remedial action (collectively, “Investigatory and Remedial Activities”) relating to (i) the presence, management, disposal, release, or threatened release, escape, seepage, or leakage or any Hazardous Materials at, on, in, from all or a portion of the Premises during the Term, or (ii) the migration of Hazardous Materials from the Premises to any other property, or (iii) the generation, transportation, storage, or disposal of Hazardous Materials onto or from the Premises, or (iv) the future incorporation of any Hazardous Materials into the Premises, provided that, promptly upon completion of all required Investigatory and Remedial Activities, Lessee shall, at Lessee’s sole cost and expense, and to Lessor’s satisfaction, restore the affected areas of the Premises from any damage or condition caused by the Investigatory and Remedial Activities. In furtherance of the foregoing, Lessee shall keep Lessor fully informed with respect to, and provide notice and copies of, any communications with governmental authorities or any service provider (including any party performing testing, or sampling, engineering or contracting services) relating to compliance with Environmental Laws or any Investigatory and Remedial Activities related to the Premises.

     (b) Lessee shall obtain and maintain in force all permits, licenses, registrations, and other authorization and approvals needed under Environmental Laws to maintain and occupy the Premises and shall not conduct or authorize the generation, transportation, recycling, treatment, storage or disposal at the Premises of any Hazardous Materials, except as normally incident to Lessee’s permitted use of the Premises and in compliance with all applicable Environmental Laws.

     (c) If the presence, release, threat of release, placement on or in the Premises, or the generation, transportation, storage, treatment, or disposal at the Premises, or removal from the Premises, of any Hazardous Materials by Tenant or any party claiming by, through or under Lessee may give rise to liability (including, but not limited to, a response action, remedial action, or removal action) under Environmental Laws, Lessee shall promptly notify Lessor in writing of such event, and if and to the extent Lessee is responsible therefor, as herein specified, Lessee shall, after consultation with Lessor with respect to the manner of such removal, take any and all remedial and removal action necessary to clean up the Premises and mitigate exposure to liability arising from the Hazardous Materials, whether or not required by law.

     (d) Lessee shall use and cause its managers, and agents to use, the level of care that a reasonable and prudent operator would use in insuring that its occupation of the Premises and operation of the Premises are in full compliance with all Environmental Laws.

     (e) Lessee hereby indemnifies and shall defend and hold Lessor harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages, expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief, liabilities or losses which arise during or after the Term as a result of the presence, management, disposal, release, or threatened release, escape, seepage, or leakage of any Hazardous Materials existing at, in, on, or under all or a portion of the Site, Building or Premises existing after the Commencement Date as a result of the acts or omissions of Lessee or its agents, contractors or employees. This indemnification of Lessor by Lessee includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local governmental authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Site, Building or Premises. This indemnity shall survive the termination of this Lease.

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     (f) Lessor hereby indemnifies and shall defend and hold Lessee harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages, expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief, liabilities or losses which arise during or after the Term as a result of the presence, management, disposal, release, or threatened release, escape, seepage, or leakage of any Hazardous Materials existing at, in, on, or under all or a portion of the Site, Building or Premises as of the Commencement Date or existing after the Commencement Date as a result of the acts or omissions of Lessor or its agents, contractors or employees. This indemnification of Lessee by Lessor includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local governmental authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Site, Building or Premises. This indemnity shall survive the termination of this Lease.

     4.8 Maintenance and Repairs. Lessor shall be responsible for maintenance and repair to the roof and structural elements of the Premises and the Building along with the maintenance and repair of the Common Areas and Building Service Equipment not the responsibility of Lessee hereunder in compliance with the Requirements, except that if such repairs are necessitated by reason of Lessee’s negligence or willful misconduct, such repairs shall be performed at Lessee’s expense, subject to Section 6.7 below. Except to the extent arising as a result of the negligence of Lessor or its agents, contractors or employees, Lessor shall not be responsible for damage or personal injury caused by any defects or other conditions, or the consequences thereof or for any damage to Lessee’s personal property or fixtures in the Premises, including without limitation damage by water leakage, seepage or water discharge from a sprinkler system. Lessee, at its sole cost and expense, shall take good care of the Premises, including without limiting the generality of the foregoing, all Building Service Equipment therein or thereof, fixtures, and improvements, and will put, keep and maintain the same in good and safe order and condition, and make all repairs, including all necessary replacements, renewals, alterations and additions, therein and thereon, non-structural, ordinary and extraordinary, and unforeseen and foreseen, necessary to keep the same in good and safe order and condition, howsoever the necessity or desirability therefor may occur, and whether or not necessitated by wear, tear, obsolescence or defects, latent or otherwise. All repairs, as aforesaid, made by Lessee shall be functionally equivalent in quality and class to the original work.

     4.9 Utilities. The cost of utilities (other than electricity which is addressed in Section 4.10 below) required in connection with the use or operation of the Premises such as, but not limited to, water, steam, heat, gas, sewers, and sanitary sewers is payable by Lessee and separately metered, if practicable, otherwise equitably prorated based on usage as reasonably determined by Lessor.

     4.10 Electricity.

     (a) Lessor shall furnish the electric energy that Lessee reasonably requires in the Premises in amounts at least equal to what the existing electric infrastructure supplies to the Premises. Lessee shall at all times comply with the rules, regulations, terms and conditions applicable to service, equipment, wiring and requirements of the public utility supplying electricity to the Building. Unless caused by Lessor’s negligence or willful misconduct, Lessor shall not be liable in any way to Lessee for any interruption or failure of or defect in the supply or character of electric energy furnished to the Premises or for any loss, damage or expense Lessee may sustain if either the quantity or character of electric service is changed or is no longer suitable for Lessee's requirements, whether by reason of any requirement, act or omission of the public utility serving the Building with electricity or for any other reason.

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     (b) (i) Lessee shall not, without Lessor's prior written consent in each instance, connect any fixtures, machinery, appliances or equipment to the Building electric distribution system or make any alteration or addition to Lessee's machinery, appliances or equipment, or the electric system of the Premises, if the effect thereof would be to increase the electrical load in the Premises over the existing capacity of the system on the Commencement Date. Should Lessor grant such consent, all additional risers or other equipment required therefor shall be provided by Lessor and the cost thereof shall be paid by Lessee upon Lessor’s demand.

          (ii) Lessee’s consumption of electricity shall, if separately metered, be measured by one or more submeters or in the absence of submeters as reasonably determined by Lessor.

          (iii) Lessee agrees to purchase electricity from Lessor at terms and rates equal to “Lessor’s Electricity Cost” (as such term is defined below). Lessor may at any time (but not more often than once per month) render bills for electricity to Lessee in accordance with the foregoing provision, and Lessee shall pay all amounts shown on said bills to Lessor, as additional rent, within thirty (30) days following the date that such bills shall have been rendered.

          (iv) The term “Lessor’s Electricity Cost” shall mean the actual cost (based upon cost per kilowatt hour and cost per kilowatt demand, by time of day, if applicable, or other applicable billing method), to Lessor of purchasing electricity for the Building, including fuel adjustment charges (as determined for each month of the relevant period), rate adjustment charges, sales tax, and/or any other factors used by the public utility furnishing electric service to the Building (the “Public Utility”) in computing its charges to Lessor, applied to the kilowatt hours of electricity and kilowatts of demand purchased by Lessor during a given period.

          (v) The term “Electricity Additional Rent” shall mean all amounts computed in accordance with Subsection (iii) above.

          (vi) If at any time during the Term the electric rate charged by the Public Utility (the “Electric Rate”) shall be increased by the Public Utility, then, effective as of the date of each such increase in the Electric Rate, the Electricity Additional Rent shall be increased in proportion to such change in the Electric Rate. Lessee acknowledges that it is anticipated that electric rates, charges, fees and/or other costs, as well as methods of or rules on billing, may be changed by virtue of time-of-day rates or other methods of billing imposed by the Public Utility, and that references in this Section 4.10 to changes in the Electric Rate are intended to include any and all such changes.

     (c) Lessor reserves the right to discontinue furnishing electric energy to the Premises at any time upon not less than ninety (90) days notice to Lessee provided that an alternate source of electricity is available. If Lessor exercises such right of termination, this Lease shall continue in full force and effect and shall be unaffected thereby, except only that, from and after the effective date of such discontinuance, Lessor shall not be obligated to furnish electric energy to Lessee and Lessor at Lessor’s expense shall perform all work necessary to permit Lessee to obtain electric energy direct from the public utility company, including installation of a separate meter and changes in panel boards, feeders, risers, wiring and other conductors and equipment.

     (d) If any tax is imposed upon Lessor with respect to electrical energy furnished as a service to Lessee by any government authority, Lessee agrees that, where permitted by law or applicable regulations, Lessee's pro rata share of such taxes shall be reimbursed by Lessee to Lessor upon demand.

     (e) Lessor shall have the right, in its sole discretion, to select any entity or entities which it desires to have as the electrical service provider to the Building (including the Premises).

     4.11 Intentionally Omitted.

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     4.12 Common Areas.

     (a) Subject to the provisions of Section 4.12(c) below, Lessor will operate, manage, equip, light, repair and maintain, or cause to be operated, managed, equipped, lighted, repaired and maintained, the Common Areas for their intended purposes. Lessor reserves the right, at any time and from time to time to make changes, additions, alterations or improvements in and to such Common Areas provided that the same shall not unreasonably interfere with or materially and adversely affect Lessee’s means of ingress or egress to and from the Premises or Lessee’s ability to conduct business at the Premises. Except in the case of emergencies, Lessor agrees that in exercising its rights hereunder, Lessor shall give Lessee notice of any scheduled interruption in services.

     (b) Lessee and its officers, employees, agents and invitees, shall have the non-exclusive right, in common with Lessor and all others to whom Lessor has granted or may hereafter grant such rights, but subject to the rules and regulations referred to in Section 4.13, to use the Common Areas. Lessor reserves the right, at any time and from time to time, upon reasonable prior notice to Lessee except in an emergency, to close temporarily all or any portions of the Common Areas for any of the following purposes when in Lessor’s reasonable judgment any such closing is necessary or desirable: to make repairs or changes therein or to effect construction, repairs or changes within the Site, to prevent the acquisition of public rights in such areas, or to protect or preserve persons or property.

     (c) Lessor reserves the right, at any time and from time to time, to increase, reduce or change the number, type, size, location, elevation, nature and use of any of the Common Areas and any of the Improvements on the Site provided that the same shall not unreasonably interfere with or materially and adversely affect Lessee’s means of ingress or egress to and from the Premises or Lessee’s ability to conduct business at the Premises. Except in the case of emergencies, Lessor agrees that in exercising its rights hereunder, Lessor shall give Lessee notice of any scheduled interruption in services.

     4.13 Rules and Regulations. Lessee shall comply with and observe the rules and regulations as Lessor shall from time to time reasonably promulgate for the management and use of the Site in its reasonable discretion, and Lessee shall cause its respective officers, employees, agents, and invitees to comply with and observe such rules and regulations after notice thereof shall be given to Lessee. Lessor shall have the right from time to time to reasonably amend or supplement any rules and regulations theretofore promulgated. Notwithstanding the foregoing, prior to issuing any new or amended rules or regulations, Lessor shall notify Lessee in writing of such new or amended rule or regulation and the parties shall meet and confer about such rule or regulation and Lessor shall consider in good faith Lessee’s interests and concerns, including without limitation, the impact of such rules or regulations on the use and operations in the Premises, access thereto and the costs and expenses incurred by Lessee to comply therewith. Lessee’s failure to keep and observe all rules and regulations shall constitute a material breach of the terms of this Lease in the manner as if the same were contained herein as covenants. To the extent such rules and regulations are in conflict with the terms of the Lease, the Lease shall govern.

     4.14 Parking. Lessee and its officers, agents, and employees shall park their vehicles in the Site on a first-come, first-served basis shared with Lessor and its officers, agents, and employees. Lessee shall, upon notice from Lessor, within five (5) days, furnish Lessor, or its authorized agent, the State automobile license tag number assigned to its automobile or automobiles and the automobiles of all of its officers, agents and employees employed in the Premises. Lessor, after notice to Lessee that Lessee or any of its officers, agents or employees are not parking in said designated parking areas after the second (2nd) occasion that an automobile of Lessee is parked outside a designated area within any calendar year, may at its option, in addition to any other remedies it may have, tow away such vehicles at Lessee’s expense. Lessee shall not at any time park, or permit the parking of any trucks or any delivery vehicles in the parking area, and Lessor hereby reserves the exclusive right with respect to the use of the Common Areas for advertising purposes. Lessee shall require all trucks or other vehicles serving Lessee to use the service area for the Building and Premises. Lessee shall cause all vehicles servicing Lessee to be promptly loaded or unloaded and removed; all such trucks owned or operated by, in behalf of, or servicing, Lessee, shall be compelled by Lessee to comply in all respects with the rules and regulations governing use of truck access, parking, loading and unloading facilities, and permissible hours and places therefor, as the same may be from time to time modified or amended by Lessor in its sole and absolute discretion; and any breach thereof or failure to comply therewith shall be deemed for all purposes of this Lease to be a breach of or failure to comply with such rules and regulations by Lessee. Lessor agrees that any rules and regulations adopted and relating to parking shall also be applicable to Lessor’s officers, agents and employees.

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     4.15 Cafeteria. Subject to the rules and regulations established by Lessor from time to time and applicable to all users thereof, Lessee’s employees shall have the right to use the cafeteria located in the Building (“Cafeteria”) and to pay the established charges for items made available at the Cafeteria.

     4.16 Alterations, Names and Signs. (a) During the Term of this Lease, Lessor’s consent to any non-structural construction, alterations, renovations, additions, or repairs to the Premises (the "Alterations") shall not be required, other than with respect to Alterations that affect structural components or any of the base building mechanical, electrical or plumbing systems and provided that such Alterations are intended to support the Permitted Uses set forth above. Lessee shall submit to Lessor, complete and appropriate plans, drawings and specifications regarding all Alterations which Lessee desires for the Premises. In the event Lessor objects to any such Alterations that requires Lessor’s consent (which shall not be unreasonably withheld, conditioned or delayed), Lessor must do so in writing within fifteen (15) business days from the date on which such plans, drawings and specifications are submitted to Lessor. If Lessor shall fail to approve or disapprove Lessee’s plans or any part thereof within such fifteen (15) business day period and such failure shall continue for a period of five (5) business days after Lessor receives a written notice from Lessee, which notice shall contain a legend in not less than 14 point font bold upper case letters as follows: “THIS IS A TIME SENSITIVE NOTICE AND LESSOR SHALL BE DEEMED TO WAIVE ITS RIGHTS TO RESPOND IF IT FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS FOLLOWING RECEIPT OF THIS NOTICE PURSUANT TO SECTION 4.16 OF THE LEASE”, then Lessor shall be deemed to have approved such plans and specifications. Promptly after completion of any Alterations, Lessee shall furnish to Lessor final as-built plans showing such changes. Lessee shall not have the right to designate suitable names for the Improvements by which the same shall be generally known, and shall not have the right to install and maintain signs or insignias on the Premises, without Lessor’s prior written consent and subject to the same complying with all Requirements.

(b) Lessee shall obtain (and furnish copies to Lessor of) all necessary government permits and certificates for the commencement and prosecution of all Alterations and for final approval thereof upon completion, and shall cause all Alterations to be performed in compliance therewith, and in compliance with all Laws and with the plans and specifications approved, or deemed approved, by Landlord.

(c) Throughout the performance of Alterations, Lessee shall carry, or cause contractors to carry insurance as outlined in Article VI.

(d) At or before the expiration of the Term, or within 30 days after any earlier termination of this Lease, Lessee, at Lessee’s expense, shall remove all movable partitions, business and trade fixtures, business equipment, and all furniture, furnishings and other articles of movable personal property owned by Lessee and any Alterations that Lessor indicates in its initial consent to Lessee will be required to be removed upon the expiration of the Term (provided that Lessor may only require removal of Alterations that are not customary for comparable industrial properties and that will require an unusual expense to remove and restore the condition existing prior to its installation) and Lessee shall repair any damage to the Premises or the Building resulting from any installation and/or removal of such property. Any items of such property which remain in the Premises after the expiration date, or more than thirty (30) days after an earlier termination of this Lease, may, at the option of Lessor, be deemed to have been abandoned, and may be retained by Lessor as Lessor’s property or disposed of by Lessor, without accountability, in such manner as Lessor shall reasonably determine, at Lessee’s expense.

ARTICLE V
TAXES AND ASSESSMENTS

     5.1 Payment of Property Taxes. Lessee shall pay its proportionate share of Property Taxes at least thirty (30) days before their due date or the date required by Lessor’s lender, which shall be for the account of the Lessor before they become delinquent or subject to penalty interest subject, however, to the right of Lessor to contest any such Property Tax and to withhold payment of such contested Property Tax to the extent permitted therein. For the purposes of this Lease, Lessee’s proportionate share of Property Taxes is deemed to be [36.7%] of the Property Taxes.

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     5.2 Property Taxes Payable in Installments. If by law any Property Tax is payable, or may at the option of the taxpayer be paid, in installments, Lessee may, whether or not interest shall accrue on the unpaid balance thereof, pay the same, and any accrued interest on the unpaid balance thereof in installments as each installment becomes due and payable, but in any event before any fine, penalty, interest or cost may be added thereto for nonpayment of any installment or interest.

     5.3 Exclusions, Substitute/Additional Taxes. Nothing in this Lease contained shall require Lessee to pay any franchise, estate, inheritance, succession, capital levy or transfer tax of Lessor, or any income, excess profits or revenue tax or any other tax, assessment, charge or levy upon the income of Lessor, except a tax levied on the Rent payable by Lessee under this Lease (as distinguished from an income tax on the general income of Lessor).

ARTICLE VI
INSURANCE

     6.1 Insurance Required. Lessee shall, at Lessee’s sole cost and expense, throughout the Term of this Lease, for the mutual benefit of Lessor and Lessee, maintain the following kinds and amounts of insurance:

     (a) Replacement cost property insurance against all risks of direct physical loss to Lessee’s improvements, personal property and trade fixtures any time whether or not Lessee is conducting on site renovation or construction during the Term hereof by or from any peril not expressly excluded under the standard form of “all risk” fire and extended coverage policy then in use in the Commonwealth of Puerto Rico, in an amount not less than the full replacement cost of Lessee’s personal property, trade fixtures and improvements, whether under construction or completed, such insurance is to be in the form of “all risk” property insurance together with the following described additional insurance, if, or to the extent, it is not provided under the “all risk” insurance described above:

     (i) with respect to any Building Service Equipment required to be maintained by Tenant hereunder, containing a boiler or pressure vessels, broad form general boiler and machinery insurance against loss or damage, including liability for personal injury or death and for property damage, from explosion, rupture or bursting of steam boilers, steam pipes, or the breakdown thereof in such amounts as reasonably requested by Lessor;

     (ii) flood insurance in accordance with the provisions of the Flood Disaster Protection Act of 1973, as amended, if the area in which the Land is situated is designated a “flood prone” or “flood risk” area, as defined in said act;

     (iii) all risk policy shall include coverage for the perils of wind and earthquake for limits at least equal to the replacement value of the property, if and to the extent required by prudent risk management custom and practice in the area in which the Premises are located; and

     (b) insurance against liabilities to others consisting of:

     (i) commercial general liability against claims for bodily injury, personal injury or death or damage to property occurring upon or in the Premises, or the elevators therein, such insurance to cover occurrences (as distinguished from claims made) during the Term of this Lease and to afford protection to the limit of not less than Six Million Dollars ($6,000,000) per occurrence. The limits can be maintained with any combination of primary and umbrella / excess liability insurance coverage;

     (ii) Workers’ Compensation Insurance, in the usual form, insuring against loss or damage resulting from any incident or casualty within the purview of the Puerto Rico Workers’ Compensation Law or similar thereto; and

     (iii) Automobile liability coverage, including owned, non-owned and hired automobiles, with limits of not less than One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage.

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If in Lessor’s reasonable judgment there is a need for additional or different types of insurance, Lessee shall obtain upon Lessor’s reasonable request the insurance at Lessee’s sole expense, it being understood that any such additional insurance will also apply to Lessor.

     6.2 Acceptable Insurers, Evidence of Premium Payment. All insurance provided for in this Article VII shall be affected under valid and enforceable policies issued by insurers licensed by the Puerto Rico Insurance Commissioner (if required by applicable legal and insurance regulatory requirements) and reasonably acceptable to Lessor.

     6.3 Insured Parties. All policies of insurance specified in Section 6.1(b)(i) shall designate Lessee as the named insured thereunder, and Lessor and each Lessor Affiliate and any Fee Mortgagee, and their respective shareholders, directors, officers and employees, as additional insureds (whether provided with the policy coverage form or endorsement).

     6.4 Required Provisions. Each insurer shall have an A.M. Best’s rating of A-V. After the Commencement Date, within ten 10 business days following a request from Lessor sent by email to RiskManagement@haemonetics.com, Lessee shall deliver to Lessor certificates of such insurance.

     6.5 Intentionally Omitted.

     6.6 Intentionally Omitted.

     6.7 Mutual Waiver of Subrogation Rights. Whenever (i) any loss, cost, damage or expense resulting from fire, explosion or any other casualty or occurrence is incurred by either of the parties to this Lease in connection with the Premises or the Building, and (ii) such party is then covered in whole or in part by insurance with respect to such loss, cost, damage or expense, or is required to carry such insurance hereunder, then the party so insured thereby releases the other party from any liability it may have on account of such loss, cost, damage or expense to the extent of any amount recovered by reason of such insurance and waives any right of subrogation which might otherwise exist in or accrue to any person on account thereof. The parties hereto agree that any and all such insurance policies required to be carried by either shall be endorsed with a waiver of subrogation clause (or waiver of transfer of rights of recovery clause), substantially as follows: “The insurer shall waive any right of recovery against the other party in connection with any such loss or damage, as agreed to in a written contract executed prior to a loss or damage.”

     6.8 Lessor’s Insurance.

          (a) Lessor shall maintain at all times during the Term “all risk” property insurance covering the Building for the full replacement value thereof (exclusive of the costs of foundations, excavations and footings) including demolition, debris removal and increased cost of construction, against loss or damage by perils customarily included under standard “all-risk” policies.

          (b) Lessor shall also maintain the following insurances:

(i) commercial general liability against claims for bodily injury, personal injury or death or damage to property occurring upon or in the Premises, or the elevators therein, such insurance to cover occurrences (as distinguished from claims made) during the Term of this Lease and to afford protection to the limit of not less than Six Million Dollars ($6,000,000) per occurrence and in the annual aggregate. The limits can be maintained with any combination of primary and umbrella/excess liability insurance coverage;

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(ii) Workers’ Compensation Insurance, in the usual form, insuring against loss or damage resulting from any incident or casualty within the purview of the Puerto Rico Workers’ Compensation Law or similar thereto; and

(iii) Automobile liability coverage, including owned, non-owned and hired automobiles, with limits of not less than One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage.

          (c) All of the insurance specified in Section 6.8(b)(i) shall designate Lessor as the named insured thereunder, and Lessee and its shareholders, directors, officers and employees, as additional insureds

ARTICLE VII
RESTORATION OF DAMAGED IMPROVEMENTS

     7.1 Damages and Restoration. Lessee shall give prompt notice to Lessor in case of any fire or other damage to the Premises. If the Premises or any portion of the Building that materially and adversely affects Lessee’s access to or use of the Premises shall be damaged by fire or other casualty and (a) such casualty cannot reasonably be expected to be repaired within two hundred seventy (270) days from the date of such casualty, or (b) the loss shall not be covered by insurance required to be carried by Lessor hereunder or shall be insufficient to pay for the repair or restoration work, then in any such event either party may terminate this Lease by notice to the other given within 90 days after such event, and upon the date specified in such notice, which shall not be less than 30 days nor more than 60 days after the giving of said notice, this Lease shall terminate. Within sixty (60) days after the occurrence of any casualty affecting the Premises, Lessor shall deliver to Lessee a written estimate from a reputable contractor, architect or engineer designated by Lessor as to the probable length of time that will be necessary to substantially complete such restoration. If any damage by fire or other casualty shall render the Premises untenantable, in whole or in part, a proportionate abatement of the Rent based upon the Floor Space rendered untenantable shall be allowed from the date when the damage occurred until completion of the repair or restoration work by Lessor as hereinafter provided, or, in the event Lessor elects to terminate this Lease, until said date of termination. If this Lease shall not be terminated after damage by fire or other casualty, Lessor shall, after receipt of and to the extent of the insurance proceeds for such damage, proceed with the restoration of the Premises and the Building to substantially the condition in which the same existed prior to the damage with such changes as Lessor may desire or be required by any Requirements to make, except for Lessee’s Alterations, improvements, fixtures, furniture, furnishings, removable floor coverings, equipment, signs and all other property, and Lessee shall promptly proceed with the restoration or replacement of its Alterations, improvements, fixtures, furniture, furnishings, removable floor coverings, equipment, signs and all other property of Lessee and decorations in and around the Premises. Notwithstanding the foregoing, if the actual duration of Lessor’s restoration exceeds the original estimate for restoration as provided by Lessor to Lessee above by more than sixty (60) days other than by reason of force majeure events, then Lessee shall have the right to terminate this Lease at any time following the expiration of such 60-day period as long as such restoration has not been completed prior to Lessee’s submission of such termination notice to Lessor.

Lessee hereby waives any and all benefits or rights which Lessee might become entitled to by reason of any statute or law that may be in effect at the time of the occurrence of any such damage or destruction under which a lease is automatically terminated or a Lessee is given the right to terminate a lease upon such an occurrence and Lessee agrees that the provisions of this section shall govern and control in lieu of the provisions thereof.

ARTICLE VIII
TRANSFERS AND ENCUMBRANCES OF LESSEE’S ESTATES

     8.1 Assignments and Other Transfers. Lessee shall not suffer, permit or allow to occur by operation of law any transfer of, or the attachment of any lien upon, all or any of the rights of Lessee under this Lease or the leasehold estate hereby demised or any interest thereunder, and Lessee shall not voluntarily sell, transfer, convey, license, encumber, sublet, or assign any of Lessee’s rights under this Lease or the leasehold estate hereby demised or any interest therein nor shall the Premises be used or occupied by any person or entity other than Lessee, and Lessee shall not contract to do any of the foregoing (any such sale, transfer, conveyance, license, encumbrance, assignment or agreement to do any of the foregoing being herein referred to as a “Lease Transfer”), without Lessor’s consent, which shall not be unreasonably withheld, conditioned or delayed, so long as the successor in such Lease Transfer shall use the Premises in accordance with the Permitted Uses and Lessee complies with the other provisions of this Article VIII. The dissolution or direct or indirect transfer of control of Lessee (however accomplished including, by way of example, transfers of interests in Lessee, issuance of additional stock, redemption of stock, stock voting agreement, or change in classes of stock) shall be deemed an assignment of this Lease regardless of whether the transfer is made in one or more transactions, or whether one or more persons or entities hold the controlling interest prior to the transfer or afterwards (except that, notwithstanding the foregoing, any transfer of control by reason of transfer of stock on a recognized United States or foreign securities exchange or in the over-the-counter market shall not be deemed an assignment of this Lease). Any such Lease Transfer prohibited by the preceding sentences need not be recognized by Lessor as being effective and shall constitute an Event of a Default hereunder.

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     8.2 Permitted Assignments and Subleases. Notwithstanding anything in this Article VIII to the contrary, and so long as Lessee is not then in default of any of the terms and conditions of this Lease beyond applicable notice and cure periods, Lessee shall have the right, without Lessor's approval, to assign this Lease or sublet all of the Premises to (a) an Affiliate of Lessee, or (b) to an entity into or with which Lessee is merged or consolidated, or to which all or substantially all of Lessee’s stock or assets are transferred, provided that any such successor shall use the Premises in accordance with the Permitted Uses, has a net worth equal to the greater of Lessee’s net worth as of the date hereof or the date of the assignment or sublet and assumes by written instrument all of Lessee’s obligations under this Lease. Lessee shall give Lessor at least ten (10) days’ prior written notice of any such transaction, which notice shall include a description of the relationship between Lessee and the transferee or sublessee sufficient to enable Lessor to determine whether such transferee or sublessee satisfies the foregoing requirements. Lessee shall, notwithstanding any assignment or subletting, remain fully liable for performance of its obligations under the terms of this Lease. In the event an Affiliate of Lessee shall at any time after the date of an assignment or sublease no longer be an Affiliate of Lessee, then such event shall constitute a Lease Transfer for the purposes hereof and shall be subject to the provisions of this Article VIII.

     8.3 Request to Transfer. If Lessee desires to exercise its right to effect a Lease Transfer, Lessee shall submit in writing to Lessor at least sixty (60) days prior to the proposed effective date of the Lease Transfer a notice of intent to perform a Lease Transfer (“Request to Transfer”). The Request to Transfer must contain, or be accompanied with, each of the following: (a) The name of the proposed transferee including details of the legal and beneficial ownership structure of transferee, (b) a statement of the nature of the Lease Transfer (e.g., a sublease or assignment) and of any related transactions (e.g., details of any sale of the business, details of a merger and copies of operative documents involved in the related transactions), (c) a description of the proposed transferee’s business to be conducted upon the Premises, (d) reasonable details of the terms and provisions of the proposed Lease Transfer and the proposed Lease Transfer date (which shall be no later than ninety (90) days after Lessor’s receipt of the Request to Transfer), (e) a current, audited financial statement for the proposed transferee, (f) statements of income or profit and loss of the proposed transferee for a period of no less than three (3) years prior to the date Lessor receives the Request to Transfer, and (g) an executed copy of the assignment or subletting instrument(s). If the foregoing information is not sufficient, in Lessor’s reasonable judgment, for Lessor to determine which of Lessor’s rights to exercise under this Article 8, Lessor shall promptly request, and Lessee shall promptly furnish to Lessor, other and/or additional pertinent and reasonable information concerning the proposed Lease Transfer and the proposed transferee as Lessor shall reasonably require to make such determination.

     8.4 Standards for Consent. In determining whether to grant or withhold its consent to a proposed Lease Transfer, Lessor may consider any reasonable factor. Without limiting the conditions that may be construed as a reasonable factor, it is deemed reasonable that Lessee demonstrate to Lessor’s reasonable satisfaction each of the following: (a) The proposed transferee has sufficient financial worth to fully and timely discharge all of the then remaining obligations of Lessee under this Lease, (b) the proposed transferee is of sound business reputation, (c) the form of the proposed assignment or sublease is satisfactory to Lessor, (d) Lessee has reimbursed Lessor for out of pocket, third party costs incurred by Lessor in connection with the assignment or sublease, including without limitation, the reasonable costs of making investigations as to the acceptability of the proposed assignee or subtenant, and reasonable legal costs incurred in connection with the granting of any requested consent.

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Furthermore, if Lessee is then in default of any obligation of Lessee under this Lease beyond any applicable notice and cure periods, it shall be reasonable for Lessor to elect, in its sole discretion, to deny its consent to such proposed Lease Transfer so long as such default exists.

     8.5 General Provisions.

     (a) If Lessor consents to a proposed assignment or sublease and Lessee fails to complete the assignment or sublease to which Lessor consented within 90 days after the giving of such consent, then Lessee shall again comply with this Article 8 before assigning this Lease or subletting the Premises. Lessor’s consent to a transfer shall not constitute a waiver of Lessor’s right not to consent to a subsequent transfer.

(b) If this Lease is assigned, whether or not it is in violation of this Lease, Lessor may collect rent from the assignee. If the Premises is sublet or occupied by anyone other than Lessee, whether or not it is in violation of this Lease, Lessor may, after default by Lessee, and expiration of Lessee’s time to cure such default, collect rent from such sublessee or occupant. No such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Article 8 or the acceptance of the assignee, sublessee or occupant as lessee or a release of Lessee from the performance of Lessee’s obligations under this Lease.

(c) No assignment or transfer shall be effective until the assignee delivers to Lessor (i) reasonable evidence that assignee, as Lessee hereunder, has complied with the requirements of this Article 8 and (ii) an agreement in form and substance satisfactory to Lessor whereby the assignee assumes Lessee’s obligations under this Lease from and after the date of assignment.

(d) Notwithstanding any assignment, sublease or transfer, whether or not in violation of this Lease, and notwithstanding acceptance of any rent by Lessor from an assignee, sublessee, transferee, or any other party, the original named Lessee and each successor Lessee and any guarantor shall remain fully liable for the payment of the rent and the performance of all of Lessee’s other obligations under this Lease.

(e) A subletting by Lessee shall be subject to the following:

     (i) No subletting shall be for a term (including renewal options) ending later than 1 day prior to the end of the Lease Term.

     (ii) There shall be not more than two occupants of the Building at any one time, whether under a lease or sublease or other arrangement, including Lessor and Lessee.

     (iii) No sublessee shall have the right to further assign its interest in a sublease or further sublease its premises.

     (iv) No sublease shall be valid until there has been delivered to Lessor an executed counterpart of such sublease, and no sublessee may take possession of the Premises unless there has been delivered to Lessor (x) an executed counterpart of such sublease and (y) there is in full force and effect a certificate of insurance as required under this Lease naming Lessor as additional insured.

     (v) A sublease shall provide that it is subject and subordinate to this Lease, and that in the event of termination, reentry or dispossession by Lessor under this Lease, Lessor may, at its option, take over all of the right, title and interest of Lessee, as sublessor, under such sublease, and such sublessee shall, at Lessor’s option, attorn to Lessor pursuant to the then executory provisions of such sublease, except that Lessor shall not be liable for, subject to or bound by any item of the type that a successor lessor is not so liable for.

     8.6 Recapture Right. In addition to withholding or granting consent with respect to any proposed Lease Transfer but excluding any transfer permitted under Section 8.2 without Lessor’s consent, Lessor shall have the right, to be exercised in writing within thirty (30) days after receipt of a request for consent, to terminate this Lease in the event of a proposed assignment or a proposed sublease of the entire Premises for the remainder of the Term. If Lessor exercises said recapture right, this Lease shall terminate as of the date which is the later of (a) sixty (60) days after the date of Lessor’s election, and (b) the proposed effective date of such Transfer, as if such date were the last day of the Term of this Lease.

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ARTICLE IX
EMINENT DOMAIN

     9.1 Total Taking. If, during the Term of this Lease, the entire Building or Premises shall be taken by the exercise of the power of eminent domain, or such a substantial portion thereof shall be taken, that the portion thereof not so taken cannot be repaired or reconstructed as to constitute a complete project capable of being operated for the purposes specified in Section 4.1 in substantially the same manner as the same were being operated immediately prior to such taking (either event being herein referred to as a “Total Taking”), this Lease shall terminate on the date of vesting of title in the condemnor under such eminent domain proceedings and all Rent and other sums payable by Lessee hereunder shall be prorated to the date of such vesting, and thereafter Lessee shall be relieved of all obligations to pay the Rent and to otherwise perform its covenants and obligations under this Lease.

     9.2 Partial Taking. If, during the Term of this Lease, less than the entire Premises shall be taken by the exercise of the power of eminent domain, which does not result in a Total Taking, this Lease shall not terminate but shall continue in full force and effect for the remainder of the Term subject to the provisions hereof without any reduction or abatement of Rent. If more than forty percent (40%) of the of the Premises is taken under the power of eminent domain or if there is a taking to any portion of the Building which prevents access to the Premises, then either party shall have the right to terminate this Lease upon sixty (60) days written notice to the other party.

     9.3 Other Governmental Action. In the event of any governmental action not resulting in the taking of any portion of the Premises but creating a right to compensation therefor, such as, but not limited to, a change of the grade of any street, this Lease shall continue in full force and effect without reduction or abatement of any Rent thereafter due and payable. If such governmental action results in any damage to an Improvement located on the Land, Lessor shall be entitled to receive such portion of the proceeds (or all of the proceeds, if required for the purpose) estimated to be necessary to remedy any such damage, and Lessor shall, subject to Unavoidable Delays, forthwith complete all construction necessary to so remedy such damage. Any balance remaining from such proceeds, or if no damage is involved, then all of such proceeds shall be divided between Lessor and Lessee as their respective interests may appear.

     9.4 Compensation. All compensation awarded for any taking of the Premises or any interest in the Premises shall belong to and be the property of Lessor, Lessee hereby assigning to Lessor all rights with respect thereto; provided, however, nothing contained herein shall prevent Lessee from applying for reimbursement from the condemning authority (if permitted by law) for Lessee’s remaining leasehold interest, moving expenses, or the expense of removal of Lessee's trade fixtures and Alterations, but if and only if such action shall not reduce the amount of the award or other compensation otherwise recoverable from the condemning authority by Lessor and/or the owner of the fee simple estate in the Premises.

     9.5 Disputes. In the event of a dispute as to whether a taking of less than the entire Premises constitutes a Total Taking, or in the event that the court having jurisdiction of the eminent domain proceedings shall fail to make separate awards and judgments with respect to the respective interests of Lessor and Lessee in the Premises and there is a dispute respecting the proper allocation of awards payable under the circumstances specified in Article IX which, in each instance, has not been resolved within thirty (30) days after the amount of the total award is finally determined, then any such dispute shall be resolved in accordance with the rules of the American Arbitration Association.

ARTICLE X
ACCESS TO PREMISES BY LESSOR

     10.1 Inspections and Work by Lessor. Lessee shall permit Lessor and its agents or representatives to enter the Premises at all reasonable times on reasonable prior notice for the purpose of (i) inspecting the same and (ii) making any necessary repairs thereto and performing any work therein that may be necessary by reason of Lessee’s failure to make such repairs or perform such work within applicable notice and cure periods. Notwithstanding the foregoing, Lessor may enter the Premises at any time without notice to Lessee if required in the event of an emergency. Nothing in this Section 10.1 or elsewhere in this Lease shall imply any duty upon the part of Lessor to do any such work, and performance thereof by Lessor shall not constitute a waiver of Lessee’s default in failing to perform the same.

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     10.2 Showing Premises. Lessor and its agents or representatives shall have the right to enter the Premises at all reasonable times during usual business hours for the purpose of showing the same to prospective purchasers or Fee Mortgagees thereof, and, at any time during usual business hours within six (6) months prior to the expiration of the Term of this Lease, for the purpose of showing the same to prospective lessees.

ARTICLE XI
CONDITION OF PREMISES AND TITLE MATTERS

     11.1 Condition of Premises and of Title. Lessee acknowledges and agrees that the Premises, the title thereto, the possession and occupancy thereof, the streets and structures adjoining the same, any surface and any subsurface conditions thereof, and the present uses and non-uses thereof, have been examined by Lessee and that Lessee accepts the same in the condition or state in which they now are, or any of them now is, without representation, covenant or warranty, express or implied, in fact or in law, by Lessor, except as otherwise specified in Section 11.3.

     11.2 Lessee Covenant Against Liens. Lessee shall not create or allow to remain, and shall discharge, any lien, encumbrance or charge (levied or claimed on account of any Property Tax or any mechanic’s, laborer’s, materialman’s or property manager’s lien, or any broker’s lien, conditional sale, title retention agreement or chattel mortgage, or otherwise) which might be or become a lien, encumbrance or charge upon the Premises or any part thereof or the income therefrom. Nothing in this Lease contained shall be deemed or construed in any way as constituting the consent or request of Lessor, express or implied by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration to or repair of the Premises or any part thereof, nor as giving Lessee any right, power or authority to contract for or permit the rendering of any services including, but not limited to, property management services and real estate brokerage services or the furnishing of any materials that would give rise to the filing of any lien against the Premises or any part thereof. Notice is hereby given that Lessor shall not be liable for any work performed or to be performed at the Premises for Lessee, or any materials or services furnished or to be furnished at or with respect to the Premises for Lessee, upon credit, and that no mechanic’s or other lien for such work or materials or services shall attach to or affect the estate or interest of Lessor in and to the Premises. If, notwithstanding the foregoing, any mechanic’s, laborer’s, materialman’s, property manager’s, or real estate broker’s lien shall be filed or asserted against the Premise or any part thereof, Lessee shall cause the same to be discharged of record within thirty (30) days after Notice of the filing thereof.

     11.3 Quiet Enjoyment. Lessor covenants and agrees for itself, its successors and assigns, that during the Term hereof and so long as Lessee or those claiming under Lessee are not in default hereunder beyond applicable notice and cure periods, Lessee and those so claiming under Lessee shall lawfully, peacefully and quietly have, hold, use, occupy, possess and enjoy the Premises, without hindrance, or molestation by Lessor or anyone claiming by, through or under Lessor, subject however to all the matters set forth in this Lease.

     11.4 Encumbrances of Premises by Lessor. Nothing in this Lease contained shall preclude Lessor, at any time and from time to time, from mortgaging its interest in the Premises, or renewing, modifying, consolidating, replacing or extending any such mortgage. Any and all proceeds of any such financing or refinancing shall belong solely to Lessor, and Lessee shall have no rights whatever with respect to such proceeds.

     11.5 Transfers of Premises by Lessor. In the event of any transfer or transfers of the Premises, the then grantor shall be automatically freed and relieved from and after the date of such transfer and conveyance of all liability, as respects the performance of any covenants or obligations on the part of Lessor contained in this Lease thereafter to be performed.

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     11.6 No Merger of Estates. There shall be no merger of this Lease, or of the leasehold estate created by this Lease, with the fee simple in the Premises by reason of the fact that this Lease, the leasehold estate created by this Lease, or any interest in this Lease or in any such leasehold estate, may be held, directly or indirectly, by or for the account of any Person who shall own the fee simple in the Premises or any interest therein, and no such merger shall occur unless and until all Persons at the time having an interest in the fee simple in the Premises and all Persons having an interest in this Lease, or in the leasehold estate created by this Lease, shall join in a written instrument effecting such merger and shall duly record the same

     11.7 Subordination. Lessee shall subordinate its rights under this Lease to the lien of any Fee Mortgage, ground lease or any other lien resulting from any method of financing or refinancing now or in the future existing against all or part of the Premises, and to any and all renewals, modifications, replacements, consolidations and extensions of the same provided and on condition that Lessee receives an agreement from such Fee Mortgagee or ground lessor in commercially reasonable form in which Fee Mortgagee or ground lessor agrees to recognize Lessee’s rights under this Lease and its interest in the Premises. In the event of any foreclosure, sale, or other event causing Lessor's ownership of the Premises to terminate, (i) Lessee shall attorn to the new owner and shall recognize the new owner as Lessee's lessor/landlord under this Lease; and (ii) Lessee shall, upon request of the new owner, execute and deliver any instrument reasonably requested by the new owner to evidence this attornment.

ARTICLE XII
POSSESSION AND SURRENDER OF PREMISES

     12.1 Possession. The right of possession of the Premises shall vest in Lessee on the Commencement Date.

     12.2 Surrender at End of Term. Upon the termination of this Lease, whether by lapse of time, forfeiture, or otherwise, or upon termination of Lessee’s right to possession of the Premises, whether this Lease be terminated or not, Lessee shall, without Notice or demand therefor, surrender and deliver up to Lessor the Premises in good order condition and repair required to be maintained during the Term, free and clear of all lettings and occupancies, and free and clear of all liens and encumbrances other than those created by Lessor or existing on the date hereof, without any payment or allowance whatever by Lessor on account of or for any Improvements erected or maintained on the Land at the time of the surrender.

     12.3 Personal Property of Lessee. Any personal property of Lessee which shall remain in the Improvements for more than thirty days after the termination of this Lease and the removal of Lessee from the Improvements, may, at the option of Lessor be deemed to have been abandoned by Lessee and may either be retained by Lessor as its property or be disposed of, without accountability, in such manner as Lessor may see fit. Lessor shall not be responsible for any loss or damage occurring to any property owned by Lessee that is abandoned by Lessee. Lessee shall reimburse Lessor for any costs incurred by Lessor in disposing of such property in the event Lessor does not elect to retain it as its property.

     12.4 Holding Over. If, notwithstanding the provisions of Section 12.2, Lessee, or anyone in possession of the Premises by, through, or under Lessee, remains in possession of the Premises or any part thereof after the expiration of the Term, whether by lapse of time or earlier termination as herein specified, such occupancy, shall not in any manner extend the Term or renew this Lease nor in any manner affect or impair Lessor’s other rights and remedies hereunder but such occupancy shall, at Lessor’s election, constitute a tenancy at the sufferance of Lessor upon the same terms and conditions as herein specified except that the monthly Rent during such tenancy shall be an amount equal to 150% of fair market rent determined by a qualified expert selected by Lessor for each month or part thereof such holdover continues, which the parties acknowledge to be a reasonable liquidated amount and not a penalty. In addition to the foregoing, Lessee shall be responsible for any and all other damages (including, without limitation, consequential damages) which Lessor may sustain by reason of Lessee’s holdover for more than thirty (30) days after the expiration or earlier termination of this lease.

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ARTICLE XIII
REMEDIES FOR DEFAULTS

     13.1 Notices of and Rights to Cure Defaults. If Lessee defaults in performing or observing any of the covenants herein specified to be performed or observed by Lessee, Lessor may notify Lessee of such default. Lessee shall have the right to cure any default in making a payment of Rent required to be made hereunder (including, but not limited to, payments of Property Taxes, premiums for insurance required hereunder, and amounts required to discharge and release any liens asserted against the Premises or Lessor’s interest therein, collectively referred to as a “Monetary Default”) by tendering such payment to the party entitled thereto together with the interest, if any, due in connection therewith within ten (10) business days after such Notice, and shall have the right to cure any other default by doing so within thirty (30) days after such Notice, provided, however, that if any such other default which, by reason of the nature thereof or Unavoidable Delays, cannot reasonably be cured within thirty (30) days, Lessee may cure the same if Lessee commences such cure within thirty (30) days after such Notice and thereafter diligently prosecutes such cure to completion.

     13.2 Lessor’s Right to Terminate. Upon the occurrence of any Event of Default, Lessor, at any time thereafter, may at its option give Notice to Lessee stating that this Lease and the Term hereby demised shall expire and terminate on the date specified in such Notice, and upon the date specified in such Notice, this Lease and the Term hereby demised, and all rights of the Lessee under this Lease shall expire and terminate as if that date were the date herein definitely fixed for the termination of the stated Term of this Lease, and Lessee shall quit and surrender the Premises but Lessee shall remain liable as hereinafter provided.

     13.3 Lessor’s Right of Re-entry. If any Event of Default shall occur Lessor may terminate Lessee’s right to possession of the Premises by Notice of such election to Lessee, and mere retention of possession thereafter by Lessee shall constitute a forcible detainer of the Premises. Upon termination of Lessee’s right to possession, as aforesaid, whether this Lease be terminated or not, Lessee agrees to surrender possession of the Premises immediately, without the receipt of any demand for rent, Notice to quit or demand for possession of the Premises whatsoever (except as otherwise set forth herein) and hereby grants to Lessor full, free and complete license to enter into and upon the Premises, or any part thereof, to take possession thereof, with or without process of law (if then permitted under the law), without being liable to indictment, prosecution or damages therefor, and to expel and remove Lessee or any other Person who may be occupying the Premises, or any part thereof. Lessor may use such force in and about expelling and removing Lessee and said other Persons as may reasonably be necessary, and Lessor may further repossess itself of the Premises as of its former estate, but said entry and repossession of the Premises shall not constitute a trespass or forcible entry or detainer, nor shall it cause a forfeiture or cancellation of Rents or other sums due or to become due during the Term hereof, nor act as a waiver of any covenant, agreement or promise herein contained to be performed by Lessee.

     13.4 Re-Letting. If Lessor shall so re-enter the Premises, as aforesaid, Lessor may, at its option, repair and alter the Premises in such manner as to Lessor may seem necessary or advisable, and, or let or relet the Premises or any parts thereof for the whole or any part of what would be the balance of the Term if the same were to expire by lapse of time, or for a longer period, in Lessor’s name or as agent of Lessee, and out of any rent connected with or received as a result of such letting or reletting Lessor shall, first, pay to itself the cost and expense of retaking, repossessing, repairing and, or altering the Premises, and the cost and expense of removing all persons and property therefrom, including, but not limited to the reasonable fees and expenses of attorneys and other professionals engaged by Lessor in connection therewith; second, pay to itself the cost and expense sustained in securing any new Lessees, and, if Lessor shall maintain and operate the Premises, the cost and expense of operating and maintaining the Premises; and, third, pay to itself any balance remaining on account of the liability of Lessee to Lessor. No re-entry by Lessor whether had or taken under summary proceedings or otherwise, shall absolve or discharge Lessee from liability hereunder. Lessor shall in no way be responsible or liable for any failure to relet the Premises or any part thereof, or for any failure to collect any rent due on any such reletting. Should any rent so collected by Lessor after the aforementioned payments be insufficient to fully pay to Lessor a sum equal to all such Rent and other payments and charges reserved herein, the deficiency shall be paid by Lessee promptly after having billed therefor by Lessor.

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     13.5 Lump Sum Damages. If this Lease shall be terminated in accordance with Article XIII Lessor shall be entitled to recover immediately from Lessee, and Lessee shall pay, all the amounts of Rent accrued and unpaid for the period up to and including such Termination Date, as well as all other additional sums payable by the Lessee, or for which Lessee is liable or in respect of which Lessee has agreed to indemnify Lessor under any of the provisions of this Lease, which may be then owing and unpaid. Lessor may also recover all costs and expenses, including court costs and reasonable attorneys’ fees incurred by Lessor in the enforcement of its rights and remedies hereunder. Lessor shall also be entitled to recover and Lessee shall pay on demand, as liquidated damages for loss of the bargain and not as a penalty, a lump sum amount equal to the amount by which (i) the Rent that would otherwise be payable hereunder owing from the date of such termination through the end of the then Term, exceeds (ii) the fair rental value of the Premises for the same period (after deducting from such fair rental value the costs and expenses incurred and Property Taxes and insurance and other expenses incurred during the time needed to relet the Premises. Should the fair rental value of the Premises, after deduction of all the aforesaid anticipated expenses of reletting, for the balance of the then Term, exceed the value of the Rent provided to be paid by Lessee for the balance of the Term, Lessor shall have no obligation to pay to Lessee the excess of any part thereof or to credit such excess or any part thereof against any other sums or damages for which Lessee may be liable to Lessor.

     13.6 Suits by Lessor. Any suit or suits for the recovery of such deficiency as described above or damages, or for a sum equal to any installment or installments of Rent, Property Taxes and other charges hereunder, may be brought by Lessor, from time to time at Lessor’s election, and nothing herein contained shall be deemed to require Lessor to await the date whereon this Lease or the Term would have expired by limitation had there been no such default by Lessee or termination.

     13.7 Payments after Termination. No receipt of monies by Lessor from Lessee after termination of this Lease, or after the giving of any Notice of termination of this Lease, shall reinstate, continue or extend the Term of this Lease or affect any Notice theretofore given to Lessee, or operate as a waiver of the right of Lessor to enforce the payment of Rent and other sum or sums of money and other charges herein reserved and agreed to be paid by Lessee then due or thereafter falling due, or operate as a waiver of the right of Lessor to recover possession of the Premises, except as herein otherwise expressly provided, it being agreed that after the service of Notice to terminate this Lease or the commencement of suit or summary proceedings, or after final order or judgment for the possession of said premises, Lessor may demand, receive and collect any monies due or thereafter falling due without in any manner affecting such Notice, proceeding, order, suit or judgment, except as herein otherwise specifically provided, all such monies collected being deemed payments on account of the use and occupation of said Premises, or at the election of Lessor, on account of Lessee’s liability hereunder.

     13.8 Lessee Waivers. Lessee hereby expressly waives any and all right of redemption provided by any law or statute now in force or hereafter enacted or otherwise, or re-entry or repossession or to restore the operation of this Lease in case Lessee shall be dispossessed by a judgment or by writ of any court or judge or in case of re-entry or repossession by Lessor or in case of any expiration or termination of this Lease, and Lessor and Lessee waive and will waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Lessor and Lessee, Lessee’s use or occupancy of said premises, or any claim of injury or damage. The terms “enter”, “re-enter”, “entry” or “re-entry”, as used in this Lease are not restricted to their technical legal meanings.

     13.9 No Waivers. No failure by either party to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial Rent during the continuance of any such breach or default shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with by a party, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by the other party. No waiver of any breach or default shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach or default thereof.

     13.10 Expenses of Lessor. Lessee shall pay to Lessor all costs and expenses, including reasonable attorneys’ and accountants’ fees, incurred by Lessor in successfully enforcing any of the covenants and provisions of this Lease regardless of whether or not any legal action against Lessee is commenced or prosecuted to a final judgment and incurred in any action brought by Lessor against Lessee on account of the provisions hereof, and all such costs, expenses attorneys’ and accountants’ fees may be included in and form a part of any judgment entered in any proceeding brought by Lessor against Lessee on or under this Lease. All of the sums paid or obligations incurred by Lessor as aforesaid with interest at the Lease Interest Rate shall be paid by Lessee to Lessor on demand.

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     13.11 Assignments by Lessee. In the event of a termination of this Lease by reason of default or breach by Lessee hereunder all unexpired insurance premiums, all deposits theretofore made by Lessee with utility companies, all proceeds of Lessee’s insurance payable under its insurance policies and all fuel, if any, in the Premises shall be deemed to be assigned to and transferred to Lessor.

     13.12 Intentionally Omitted.

     13.13 Insolvency and Bankruptcy. If during the Term of this Lease, Lessee:

     (a) is “generally not paying such Person’s debts as such debts become due” (as such phrase, or any phrase substantially similar thereto, is used in and construed under, Section 303(h) of Title 11 (Bankruptcy) of the United States Code, as the same may be amended from time to time); or

     (b) makes a general assignment for the benefit of such Person’s creditors; or

     (c) files a petition with, or otherwise commences proceedings before any tribunal of any jurisdiction for:

     (i) the appointment of a trustee, receiver, liquidator, agent or custodian for itself or for all or substantially all of its property or for the Premises; or

     (ii) relief in the nature of a discharge, consolidation, settlement, satisfaction, adjustment or modification (in the time for payment and, or the amount) of the debts, liabilities or obligations of such Person or secured by property in which such Person has any interest; or

     (iii) such other relief as may then be obtainable under Title 11 (Bankruptcy) of the United States Code, or any other bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or

     (d) takes any action to effectuate any of the matters described in parts (b) and (c) of this Section 13.13; or

     (e) with respect to any involuntary petition or proceeding as described in part (c) of this Section 13.13 which is filed or commenced against such Person:

     (i) by any act or failure to act indicates such Person’s approval thereof, consent thereto, or acquiescence therein; or

     (ii) fails to cause any such petition or proceeding to be dismissed within ninety (90) days after such petition is filed or proceeding commenced,

then in any of such events or circumstances, Lessor shall have the right, at its option, unless prohibited by applicable law, to declare such event or circumstance an Event of Default hereunder by giving Lessee Notice of Lessor’s exercise of such right. Nothing in this Article XIV contained shall limit or prejudice the right of Lessor to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding an amount equal to the maximum allowed by a statute or rule of law governing such proceeding and in effect at the time when such damages are to be proved, whether or not such amount be greater, equal to or less than the amount of the damages referred to in any of the preceding sections hereof.

     13.14 Injunctive Relief. In the event of any breach or threatened breach by either party of any of the covenants, agreements, terms or conditions contained in this Lease, the other party shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right and remedy allowed at law or in equity or by statute or otherwise as though re-entry, summary proceedings and other remedies were not provided for in this Lease.

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     13.15 Remedies Cumulative. Each right and remedy of Lessor provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Lessor of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Lessor of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.

     13.16 Lessee’s Self-Help. If Lessor has failed to perform any obligation required under this Lease that materially and adversely affects Lessee’s use or occupancy of the Premises within the period of time required by this Lease, and if Lessor shall fail to commence and thereafter diligently prosecute such cure, in either case after Lessee shall have provided ten (10) business days prior written notice to Lessor expressly identifying the work that Lessee claims is required to cure such failure, then Lessee shall have the right to perform such obligation on Lessor’s behalf. Lessor shall reimburse Lessee for all of Lessee’s reasonable third-party out-of-pocket costs, including reasonable attorney’s fees, associated with effecting such cure, within thirty (30) days after receipt of an invoice from Lessee accompanied by reasonable evidence of such costs and expenses.

ARTICLE XIV
ESTOPPEL CERTIFICATES

     14.1 Lessee Certificates. Lessee agrees at any time and from time to time upon not less than ten (10) days’ prior Notice by Lessor to execute, acknowledge and deliver to Lessor or any other party specified by Lessor, a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and the dates to which Rent, Property Taxes and other charges have been paid in advance, if any and stating whether or not Lessee or Lessor is in default in performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default, it being intended that any such statement delivered pursuant to this Section 14.1 may be relied upon by any prospective purchaser of the Premises or any mortgagee thereof or any assignee of any such mortgagee. Lessor agrees at any time and from time to time upon not less than ten (10) days’ prior Notice by Lessee to execute, acknowledge and deliver to Lessee or any other party specified by Lessee a comparable certificate.

ARTICLE XV
MISCELLANEOUS

     15.1 Indemnification of Lessor. In addition to any other indemnities to Lessor specifically provided in this Lease, Lessee shall indemnify and save and hold Lessor harmless from and against all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses, including reasonable architects’, accountants’ and attorneys’ fees of any Person which may be imposed upon, or incurred by, or asserted against Lessor by reason of any of the following occurring:

     (a) any failure, breach, or default by Lessee or by any Person holding or claiming by, through or under Lessee, in the performance or observance of any of the covenants of this Lease or breach of any representations and warranties of Lessee in this Lease;

     (b) the institution or prosecution against Lessor of any litigation commenced by or against Lessee or any other Person pertaining to or affecting the Premises, this Lease, or Lessor’s rights and interests hereunder;

     (c) the violation or breach of any Requirement occasioned by the act or neglect of Lessee or of any Person holding or claiming by, through, or under Lessee during the term hereof; or

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     (d) any accident, injury, loss or damage resulting to any Person or property during the Term of this Lease and due, directly or indirectly, to the condition, possession, use, occupancy, operation, alteration, repair or maintenance of the Premises, or by reason of any act or thing done upon the Premises.

In the event that Lessor is required to pay any sums or amounts on account of or by reason of any of the foregoing causes, the amount or amounts so paid therefor shall become so much additional Rent under the terms hereof, due and payable on demand. The provisions of Section 15.1 and the provisions of all other indemnity provisions elsewhere contained in this Lease shall survive the expiration or earlier termination of this Lease.

     15.2 Indemnification of Lessee. Lessor shall indemnify and save and hold Lessee harmless from and against all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses, including reasonable architects’, accountants’ and attorneys’ fees of any Person which may be imposed upon, or incurred by, or asserted against Lessee by reason of (a) Lessor’s negligence or willful misconduct. (b) any failure, breach, or default by Lessor or by any Person holding or claiming by, through or under Lessor, in the performance or observance of any of the covenants of this Lease or breach of any representations and warranties of Lessor in this Lease, or (c) the violation or breach of any Requirement occasioned by the act or neglect of Lessor or of any Person holding or claiming by, through, or under Lessor during the Term hereof

     15.3 Notices. Each notice, request, demand, approval, consent, election, or other communication permitted or required to be given hereunder (each being herein referred to as a “Notice”) shall be in writing, shall be effective for all purposes if delivered by hand or by if sent by reputable overnight delivery or courier service (e.g., Federal Express) providing for receipted delivery, or by certified or registered mail, return receipt requested, postage prepaid, and shall conclusively be deemed given on the date of actual receipt by the party to which it is directed, notwithstanding any further direction to the attention of any individual or department, provided that where provision is made for the attention of any individual or department, the Notice shall be effective only if the wrapper in which it is sent is addressed in accordance with such provision, or on the date such a delivery is attempted but cannot be made because of a changed address of which no Notice was given, rejection, or other refusal to accept said delivery. Notices shall be addressed to the respective parties as follows:

If for Lessee:
Telephone:
Facsimile:
Attention:

with a copy to:
Telephone:
Facsimile:
Attention:

If for Lessor:
Road 194, Pall Boulevard #98
Fajardo, PR 00738
Attention: Controller

with copies to:	Baker & McKenzie LLP
1114 Avenue of the Americas
New York, New York 10036
Attention: Gerard V. Hannon, Esq.

and

Pall Corporation
25 Harbor Park Drive
Port Washington, NY 11050
Attention: Legal Department

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Alternatively, in any of the foregoing cases Notices shall be given to such other addressee or address, or both, as the particular party may from time to time designate by written Notice to the other party or parties aforesaid, provided, however, that the designation of an addressee or address, or both, by Notice hereunder shall not be effective until the third (3rd) day after Notice thereof is given.

     15.4 Lessor Consents. It is understood and agreed that the granting of any consent by Lessor to Lessee to perform any act of Lessee requiring Lessor’s consent under the terms of this Lease, or the failure on the part of Lessor to object to any such action taken by Lessee without Lessor’s consent, shall not be deemed a waiver by Lessor of its rights to require such consent for any further similar act by Lessee, and Lessee hereby expressly covenants and agrees that as to all matters requiring Lessor’s consent under the terms of this Lease, Lessee shall secure such consent for each and every happening of the event requiring such consent, and shall not claim any waiver on the part of Lessor of the requirement to secure such consent.

     15.5 Unavoidable Delays. Whenever delay in completion of a performance is excused hereunder by reason of Unavoidable Delays, delay in commencement of such performance will also be excused if, and then only as long as, caused by Unavoidable Delays.

     15.6 Brokers. Each party represents that it has had no dealings with any broker or agent in connection with this Lease and each party covenants to pay, hold harmless and indemnify the other from and against any and all costs, expense or liability for any compensation and charges claimed by any broker or agent in respect of this Lease or the negotiation thereof with whom the other party is claimed to have had dealings. Each party’s obligation pursuant to the provisions of this Section shall survive the expiration or earlier termination of this Lease.

     15.7 Legal Expenses. Anything herein to the contrary notwithstanding, with regard to any controversy between Lessor and Lessee respecting this Lease or acts or omissions done or suffered to be done pursuant hereto, or any claims or action arising hereunder, the prevailing party shall be entitled to recover, in addition to all damages and costs which would otherwise be recoverable, all reasonable expenses, including fees of counsel, incurred by such prevailing party in connection with such controversy, claim or action, irrespective of whether such claim is liquidated, or whether such controversy, claim or action is prosecuted to a final judgment.

     15.8 Table of Contents, Article & Section Captions, Section References. The Table of Contents preceding this Lease and the articles and section captions herein are for convenience only and are not part of this Lease and shall not define, limit, or describe the scope or intent of this Lease nor in any way effect this Lease. Any reference herein to a section shall mean the section in this Lease so referred to unless clearly indicated otherwise.

     15.9 Counterparts. This Lease may be executed in any number of counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall constitute but one and the same Lease which shall be sufficiently evidenced by any such executed counterpart.

     15.10 Entire Agreement. This Lease contains all the promises, agreements, conditions, endorsements, warranties and undertakings between Lessor and Lessee relative to the Premises and their are no promises, agreements, conditions, endorsements, warranties or representations, oral or written, expressed or implied, between them other than as herein specified.

     15.11 No Oral Amendments. This Lease cannot be changed or mutually terminated (as distinguished from unilaterally terminated by Lessor in the event of Lessee’s default as herein elsewhere provided) orally, but only by instrument in writing executed by the party against whom enforcement of the change, modification or termination is sought.

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     15.12 Partial Invalidity. If any term or provision of this Lease or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

     15.13 Governing Law; Dispute Resolution. This Lease shall be governed by and construed and enforced in accordance with the internal laws and decisions of the Commonwealth of Puerto Rico. Except as otherwise expressly set forth herein, any dispute, controversy or claim arising under or relating to this Lease or any breach or threatened breach hereof shall be promptly presented to the Chief Executive Officers of Lessor and Lessee (or alternative officers designated by Lessor or Lessee, as applicable) for resolution.

     15.14 Covenants Running with the Land; Binding Effect. All of the covenants, agreements, conditions and undertakings in this Lease contained are and shall be construed as covenants (whether or not so expressed as covenants) running with the Land, and the same and each of them shall extend to and be binding upon and inure to the benefit of not only the parties hereto, but also to and upon the respective successors, legal representatives and assigns of the respective parties hereto, to the end that this Lease shall always bind, as Lessor, the owner of the Premises, and all parties interested in any way therein, and as Lessee, the owner of the leasehold interest and estate hereby created.

     15.15 Provisions Survive Termination of Lease. Any provision herein which by its term is intended to be or can only be performed or satisfied after the expiration or termination of the Lease, shall survive such expiration or termination.

     15.16 General References. Unless otherwise specifically indicated, the words “herein”, “hereof”, “hereunder”, and words of similar import refer to this Lease as a whole and not to any particular section or subsection thereof.

     15.17 Computation of Time. For the purpose of this Lease, in computing any period of time prescribed or allowed by this Lease, the day of the act or event from which the designated period of time begins to run shall not be included, but the last day of the period so computed shall be included, unless it is a day other than a Business Day, in which event the period runs until and includes the next Business Day. Any period of time to be computed with reference to any Notice given hereunder shall be from or to the effective date of such Notice as specified in Section 15.2.

     15.18 Genders, Numbers. When the context permits, a word or phrase used in the singular shall include the plural and used in one gender shall include all genders.

     15.19 No Partnership or Joint Venture. Nothing contained in this Lease shall be construed as creating a partnership or joint venture between Lessor and Lessee or between Lessor and any other Person, or cause Lessor to be responsible in any way for the debts or obligations of Lessee or any other Person.

     15.20 Preparation of Lease. This Lease shall not be construed more strictly against one party than against the other merely because of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Lessor and Lessee have contributed substantially and materially to the preparation of this Lease.

     15.21 No Lessor Personal Liability. Lessee agrees that, with respect to any money judgment which may be obtained by Lessee against Lessor, Lessee shall look solely to the estate or interest owned by Lessor in the Building (including rents, profits and proceeds from such Building), and Lessee will not collect or attempt to collect any such judgment out of any other assets of Lessor and that no direct or indirect beneficiary, partner, member, shareholder, officer, director, principal, employee or agent of Lessor shall be personally liable to Lessee for the performance or default therein of the Lessor’s obligations under this Lease, and Lessee waives and releases any right it may otherwise have to seek to impose any such personal liability.

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     15.22 Guaranty. In consideration of Lessor executing this Lease in favor of Lessee, and as an inducement for Lessor to execute this Lease, Haemonetics Corporation (“Guarantor”) has agreed to guaranty the faithful performance by Lessee of each and every covenant of this Lease. The guaranty of Guarantor is attached hereto as Exhibit D.

     15.23 Expansion Option.

     (a) Provided that (i) this Lease shall not have been terminated, (ii) no Event of Default exists that remains uncured, (iii) Lessee shall occupy the Premises initially leased by Lessee under this Lease and (iv) Lessee shall have demonstrated that Lessee requires additional manufacturing capacity based on Lessee’s customary forecasting for future requirements, Lessee shall have the option (the “Expansion Option”) to lease certain space in the Building as set forth in Exhibit E attached hereto in the order specified therein (the “Expansion Space”).

     (b) The term of the Expansion Space shall be coterminous with the Term of the original Premises.

     (c) Lessee must exercise the Expansion Option, if at all, by delivering written notice to Lessor of Lessee’s exercise of the Expansion Option (“Expansion Notice”) at least six (6) months but not more than twelve (12) months prior to the date of inclusion of the Expansion Space as part of the Premises leased hereunder as set forth in the Expansion Notice (the “Expansion Inclusion Date”). Lessee must exercise the Expansion Option on or before the date that is two (2) years prior to the end of the Lease Term, provided that if there are then fewer than two years remaining as of the date of the Expansion Notice, Lessee may give such notice if it simultaneously extends the Term for an applicable Renewal Term. Time shall be of the essence with respect to Lessee’s exercise of the Expansion Option and Lessor’s delivery of the Expansion Space. Lessor shall deliver the Expansion Space on or before the Expansion Inclusion Date, in vacant, broom clean condition, with all Building Service Equipment in good operating order and repair, and otherwise in an “as-is” “where-is” condition, and Lessor shall have no obligation to improve the Expansion Space.

     (d) If Lessee effectively gives the Expansion Notice, then on the Expansion Inclusion Date, the Expansion Space shall become part of the Premises, without any further act on the part of Lessor or Lessee and upon all of the terms and conditions of this Lease applicable to the Premises, except that, from and after the Expansion Inclusion Date:

          (i) Base Rent shall be increased by the Fair Market Rent for the Expansion Space as calculated pursuant to Section 15.23(f) below;

          (ii) Lessee’s proportionate share of Property Taxes shall be increased by a fraction, expressed as a percentage, the numerator of which is the number of rentable square feet contained in the Expansion Space, and the denominator of which is the total square footage of the Improvements;

          (iii) Lessee’s proportionate share of Building Expenses shall be increased by a fraction, expressed as a percentage, the numerator of which is the number of rentable square feet contained in the Expansion Space, and the denominator of which is the total square footage of the Building; and

          (iv) Lessee’s proportionate share of General Common Area Expenses shall be increased by a fraction, expressed as a percentage, the numerator of which is the number of rentable square feet contained in the Expansion Space, and the denominator of which is the total square footage of the Improvements.

     (e) Lessor shall use reasonable efforts to deliver possession of the Expansion Space on or before the Expansion Inclusion Date, provided that if Lessor is unable to deliver possession of the Expansion Space to Lessee for any reason on or before the Expansion Inclusion Date, Lessor shall have no liability to Lessee therefor and this Lease shall not in any way be impaired.

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     (f) “Fair Market Rent” means the annual Rent that a willing lessee would pay and a willing lessor would accept for the Expansion Space, taking into account all relevant factors (including, without limitation, the terms set forth in Section 15.23(d) above). Lessor shall initially determine the Fair Market Rent. If Lessee exercises the Expansion Option and Lessee disputes the Fair Market Rent as determined by Lessor, Lessee shall set forth Lessee’s determination of Fair Market Rent (“Lessee’s Rent Determination”) in a written notice to Lessor (“Lessee’s Rent Notice”), and any such dispute if not resolved between the parties within 30 days thereafter, shall be settled in accordance with the provisions of Section 15.23(h).

     (g) If Lessee shall dispute Lessor’s Fair Market Rent determination and if the final determination of Fair Market Rent shall not be made on or before the Expansion Inclusion Date, Lessee shall pay, as Rent for the Expansion Space, an amount equal to Lessor’s Fair Market Rent determination. If, based on the final determination of Fair Market Rent, the Rent payments made by Lessee for the Expansion Space are greater than the final Fair Market Rent, Lessor shall credit the amount of such excess against future installments of Rent and/or additional charges payable by Lessee under this Lease.

     (h)

          (i) If Lessee timely disputes Lessor’s determination of Fair Market Rent and Lessor and Lessee fail to agree as to the Fair Market Rent within 30 days after the giving of Lessee’s Rent Notice, then the Fair Market Rent shall be determined by arbitration in the [City of Fajardo] by a panel of 3 arbitrators, as set forth in this Section. Either Lessor or Lessee may initiate the arbitration process by giving notice to that effect to the other party within 20 days after the giving of Lessee’s Rent Notice, which notice shall include the name and address of the initiating party’s designated arbitrator. Within 30 days after the designation of the initiating party’s arbitrator, the other party shall give notice to the initiating party of the name and address of such other party’s designated arbitrator. If the non-initiating party shall fail to timely appoint an arbitrator, then the initiating party may request the American Arbitration Association (AAA) to appoint an arbitrator on the non-initiating party’s behalf. Such two arbitrators shall have 30 days to appoint a third arbitrator who shall be impartial. If such arbitrators fail to do so, then either Lessor or Lessee may request the AAA to appoint an arbitrator who shall be impartial within 30 days after such request and both parties shall be bound by any appointment so made within such 30 day period. If no such third arbitrator shall have been appointed within such 30 day period, either Lessor or Lessee may apply to the [____ Court, ___ County] to make such appointment. The third arbitrator only shall subscribe and swear to an oath fairly and impartially to determine such dispute.

          (ii) Within 7 days after the appointment of the third arbitrator, the three arbitrators will meet (the “Initial Meeting”) and set a hearing date for the arbitration. The hearing shall not exceed two days and shall be scheduled to be held within 60 days after the meeting of the three arbitrators. At the Initial Meeting, Lessor and Lessee may each submit a revised Fair Market Rent determination (each, a “Final Determination”); provided that Lessor’s Final Determination shall not be greater than Lessor’s initial determination of Fair Market Value and Lessee’s Final Determination may not be lower than Lessee’s initial determination of Fair Market Value. If either party fails to submit a Final Determination, then Lessor’s initial determination or Lessee’s initial determination, as applicable, shall constitute such party’s Final Determination.

          (iii) The determination of Fair Market Rent by the third arbitrator shall be either the amount set forth in Lessor’s Final Determination or the amount set forth in Lessee’s Final Determination. The third arbitrator may not select any other amount as the Fair Market Rent. The fees and expenses of any arbitration pursuant to this Section shall be borne by the parties equally, but each party shall bear the expense of its own arbitrator, attorneys and experts and the additional expenses of presenting its own proof. The arbitrators shall not have the power to add to, modify or change any of the provisions of the Lease. Each arbitrator shall have at least 15 years of experience in leasing and/or valuation of properties similar to the Site. After a determination has been made of the Fair Market Rent, the parties shall execute and deliver an instrument setting forth the Fair Market Rent, but the failure to so execute and deliver any such instrument shall not effect the determination of Fair Market Rent.

     (i) Notwithstanding the foregoing, Lessor and Lessee acknowledge and agree that to the extent the HDC media manufacturing equipment (“HDC Equipment”) to be built and installed in the Building for the benefit of Lessee is located in a portion of the Expansion Space, that portion of the Expansion Space shall be leased at the Initial Base Rent and the Expansion Inclusion Date shall be the date of the Subsequent Closing under the Asset Purchase Agreement (as referenced in Section 15.25). An Expansion Notice shall not be required in connection with the installation of the HDC Equipment on any portion of the Expansion Space.

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     15.24 Rent Regulation. If at any time or times during the Term of this Lease, the Rent reserved in this Lease is not fully collectible by reason of any Requirement, Lessee shall enter into such agreements and take such other steps as Lessor may request and as may be legally permissible to permit Lessor to collect the maximum rents that may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved under this Lease). Upon the termination of such legal rent restriction (a) the Rent shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the remainder of the Term, and (b) Lessee shall pay to Lessor, if legally permissible, an amount equal to (i) the Rent that would have been paid pursuant to this Lease but for such legal rent restriction less (ii) the rents paid by Lessee to Lessor during the period or periods such legal rent restriction was in effect. This provision shall survive the expiration or earlier termination of this Lease to the maximum enforceable extent.

     15.25 Effectiveness. This Lease Agreement shall become effective upon the Closing of the transactions contemplated by that certain Asset Purchase Agreement dated _____________, 2012, between _______________ and ____________________.

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     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Lease as of the date set forth above.

Lessor:

___________________,
a _________________________

By:
Name:
Title:

Lessee:

_________________________,
a _________________________

By:
Name:
Title:

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

1.1	Specific Definitions	1

ARTICLE II	DEMISE OF PREMISES; APPURTENANCES; TERM	5

2.1	Demise	5
2.2	Term	6

ARTICLE III	RENT	6

3.1	Rent	6
3.2	Mode and Place of Payment of Rent	6
3.3	Overdue Rent	6
3.4	Partial Months and Lease Years	8

ARTICLE IV	USE AND MAINTENANCE OF PREMISES; LAWS PERTAINING
	THERETO	8

4.1	Permitted Use of Premises	8
4.2	Prohibited Uses	8
4.3	Materials Brought on Premises	8
4.4	Use by Public	8
4.5	Covenants Against Waste, Abandonment and Other Matters	8
4.6	Compliance with Laws and Insurance Requirements	8
4.7	Environmental Compliance by Lessee	9
4.8	Maintenance and Repairs	10
4.9	Utilities	10
4.10	Electricity	10
4.11	Intentionally Omitted	11
4.12	Common areas	12
4.13	Rules and Regulations	12
4.14	Parking	12
4.15	Cafeteria	13
4.16	Alterations, Names and Signs	13

ARTICLE V	TAXES AND ASSESSMENTS	13

5.1	Payment of Property Taxes	13
5.2	Property Taxes Payable in Installments	14
5.3	Exclusions, Substitute/Additional Taxes	14

ARTICLE VI	INSURANCE	14

6.1	Insurance Required	14
6.2	Acceptable Insurers, Evidence of Premium Payment	15
6.3	Insured Parties	15
6.4	Required Provisions	15
6.5	Intentionally Omitted	15
6.6	Intentionally Omitted	15
6.7	Mutual Waiver of Subrogation Rights	15
6.8	Lessor’s Insurance	15

ARTICLE VII	RESTORATION OF DAMAGED IMPROVEMENTS	16

7.1	Damages and Restoration	16

ARTICLE VIII	TRANSFERS AND ENCUMBRANCES OF LESSEE’S ESTATES	16

8.1	Assignments and Other Transfers	16
8.2	Permitted Assignment and Subleases	17
8.3	Request to Transfer	17
8.4	Standards for Consent	17
8.5	General Provisions	18
8.6	Recapture Right	18

ARTICLE IX	EMINENT DOMAIN	19

9.1	Total Taking	19
9.2	Partial Taking	19
9.3	Other Governmental Action	19
9.4	Compensation	19
9.5	Disputes	19

		Page
15.15	Provisions Survive Termination of Lease	28
15.16	General References	28
15.17	Computation of Time	28
15.18	Genders, Numbers	28
15.19	No Partnership or Joint Venture	28
15.20	Preparation of Lease	28
15.21	No Lessor Personal Liability	28
15.22	Guaranty	29
15.23	Expansion Option	29
15.24	Rent Regulation	31
15.25	Effectiveness	31
EXHIBIT A
EXHIBIT B
EXHIBIT C
EXHIBIT D
EXHIBIT E

LEASE AGREEMENT

BETWEEN

___________________________, as Lessor

AND

___________________________, as Lessee

FOR PREMISES LOCATED AT

[_____________________],
FAJARDO, PUERTO RICO

Exhibit K

GUARANTEE

     Guarantee (this "Guarantee") dated as of [ ], 2012, made by Haemonetics Corporation, a corporation organized and existing under the laws of the Commonwealth of Massachusetts ("Guarantor") in favor of [INSERT NAME OF P ENTITY], a [ ] organized and existing under the laws of [ ] (the "Beneficiary").

     [INSERT NAME OF H SUBSIDIARY], a [ ] organized and existing under the laws of [ ] ("[H SUBSIDIARY]") and the Beneficiary have entered into a Lease Agreement, dated as of [ ], 2012 (the "Agreement").1

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees to the following:

     (a) Guarantor hereby unconditionally and irrevocably guarantees to the Beneficiary, its successors, endorsees and assigns, as a primary obligor and not merely as a surety, the due and punctual performance of all obligations, and the payment of all amounts payable, from time to time, by [H SUBSIDIARY] under the terms of the Agreement, when and as such amounts shall become due and payable, whether on the due date therefor, upon stated maturity, by acceleration, on demand or otherwise, in accordance with the terms of the Agreement (all of the foregoing being "Obligations"). In case of the failure of [H SUBSIDIARY] to punctually perform or pay indefeasibly any such amounts, Guarantor hereby agrees to perform, or cause to be performed, or to pay or cause to be paid any such amounts, in full, punctually and indefeasibly when and as the same shall become due and payable, whether on the due date therefor, upon stated maturity, by acceleration, upon demand or otherwise, in accordance with the terms of the Agreement.

     (b) Guarantor hereby agrees that its obligations under this Guarantee constitute a guarantee of payment and performance and not of collection and are not in any way conditional or contingent upon any attempt to collect from or enforce against [H SUBSIDIARY] all or any portion of the Obligations or upon any other condition or contingency. Guarantor covenants that this Guarantee will not be discharged except by final, complete, indefeasible and irrevocable payment and performance of the Obligations contained in this Guarantee and the Agreement.

     (c) Guarantor hereby agrees that its obligations under this Guarantee shall be continuing, absolute and unconditional under any and all circumstances, irrespective of (i) the validity, regularity or enforceability of the Agreement against [H SUBSIDIARY], (ii) any forbearance or delay in collecting or enforcing any payment or other obligation under the Agreement, (iii) any waiver, consent, extension, indulgence, compromise, release or other action or inaction under or in respect of the Agreement, or any obligation or liability of [H SUBSIDIARY], or any exercise or non-exercise of any right, remedy, power or privilege under or in respect to any such instrument or agreement or any such obligation or liability, (iv) any extension or renewal of, or other change in the time, manner or place of payment, of or in any other term of, any of the Obligations (including any increase in the amount of the Obligations due and payable under the Agreement), (v) the acceptance by Beneficiary of any additional security or any increase, substitution or change therein, (vi) the release by Beneficiary of any security or any withdrawal thereof or decrease therein, (vii) any failure or omission or delay on the part of the Beneficiary to conform or comply with any term or provision of the Agreement, (viii) any assignment of the Agreement or any subletting of all or any portion of the Premises, (ix) any hold over by [H SUBSIDIARY] beyond the term of the Agreement, (x) the existence of any claim, setoff, counterclaim, defense or other rights which Guarantor may have at any time against the Beneficiary, or any other person or entity, whether in connection with this Guarantee, the Agreement, or any unrelated transaction, or (xi) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor or which might otherwise limit recourse against Guarantor; provided that, notwithstanding anything to the contrary contained herein, this Guarantee shall not be deemed to enlarge any Obligations of [H SUBSIDIARY] under the Agreement, and all obligations of Guarantor hereunder shall be limited in time and scope and in any other manner as [H SUBSIDIARY]’s Obligations are limited by the terms of the Agreement.

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1 A similar guarantee should be put in place with respect to the sublease agreement, to the extent the parties enter into such agreement.

     (d) The Guarantor shall not exercise any rights against [H SUBSIDIARY] which it may acquire by way of subrogation, by any payment under this Guarantee or otherwise, until all of the Obligations have been paid in full. If any amount is paid to the Guarantor on account of subrogation rights under this Guarantee at any time when all of the Obligations have not been paid in full, the amount shall be held in trust for the benefit of the Beneficiary and shall be promptly paid to the Beneficiary to be credited and applied to the Obligations.

     (e) Guarantor further agrees that this Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any Obligation is rescinded or must otherwise be reinstated by the Beneficiary upon the insolvency, bankruptcy or reorganization of [H SUBSIDIARY] or otherwise, all as though such payment had not been made. Upon such rescission or reinstatement, Guarantor shall, at Guarantor's own expense, promptly do, execute and deliver, and cause any relevant third party to do, execute and deliver, all such acts and instruments as the Beneficiary may require to reinstate this Guarantee.

     (f) Guarantor acknowledges and agrees that any interest on any portion of the Obligations which accrues under the terms of the Agreement after the commencement of any bankruptcy, reorganization or insolvency proceeding of or against [H SUBSIDIARY] (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Obligations under the terms of the Agreement if said proceedings had not been commenced) shall be included in the Obligations because it is the intention of Guarantor and Beneficiary that the Obligations which are guaranteed by Guarantor pursuant to this Guarantee shall be determined without regard to any rule of law or order which may relieve [H SUBSIDIARY] of any portion of such Obligations. Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Beneficiary, or allow the claim of Beneficiary in respect of any such interest accruing after the date on which such proceeding is commenced.

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     (g) Guarantor hereby waives (i) notice of acceptance and notice of incurrence of any Obligations by [H SUBSIDIARY], (ii) promptness, diligence, presentment, demand of payment, protest, order and notice of any kind in connection with the Agreement and this Guarantee, or (iii) any requirement that the Beneficiary protect, secure, perfect or insure any security interest of lien or any property subject thereto or exhaust any right to take any action against [H SUBSIDIARY] or any other person or any collateral which may be available to the Beneficiary under the Agreement or under applicable law.

     (h) All payments by Guarantor hereunder shall be in the same currency as the Obligations and shall be in full, without set-off or counterclaim and free and clear of any tax, deduction or withholding of any kind. If Guarantor is required by law to make any deduction or withholding from any payment to the Beneficiary, Guarantor shall, together with such payment, pay an additional amount so that after all applicable deductions or withholdings, the Beneficiary actually receives for its benefit the full amount which it would have received if no such deductions or withholdings had been required and shall pay the full amount of any such deductions or withholding to the appropriate governmental authority within the time required by applicable law.

     No amendment or waiver of any provision of this Guarantee nor consent to any departure by Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed or approved in writing by the Beneficiary and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     No failure on the part of the Beneficiary to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercises of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     Any provision of this Guarantee which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provisions in any other jurisdiction.

     This Guarantee shall remain in full force and effect until the later to occur of (i) satisfaction or payment in full of all Obligations and (ii) the Agreement is no longer in effect.

     Guarantor represents, warrants and covenants that (i) [H SUBSIDIARY] is a wholly owned subsidiary of Guarantor, (ii) it is a corporation duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, (iii) it has full power and authority to execute and deliver this Guarantee, to perform its obligations hereunder and to consummate the transactions contemplated hereby, (iv) it has duly executed and delivered this Guarantee, (v) this Guarantee constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, (vi) its execution and delivery of this Guarantee, the performance by it of its obligations under this Guarantee and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action on its part, (vii) its execution and delivery of, and its performance and compliance with the terms and provisions of, this Guarantee does not conflict with, result in a material breach or violation of, or constitute a default under the terms, conditions or provisions of (A) its articles of organization, by-laws or other applicable organizational agreements or governing instruments, (B) any statute, rule or regulation applicable to, or any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which it is subject or by which any of its assets are bound, or (C) any agreement or contract to which it is a party or to which it or its property is subject, (viii) no authorization, consent, order, approval or license from, filing with, or other act by any governmental authority or other person or entity is or will be necessary to permit the valid execution and delivery by it of this Guarantee or the performance by it of the obligations to be performed by it under this Guarantee, or if any such authorizations, consents, orders, approvals or licenses are required, they have been obtained and (ix) Guarantor shall take all action within its power to cause [H SUBSIDIARY] to comply with its obligations under the Agreement.

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     Guarantor shall reimburse the Beneficiary on demand for all reasonable and documented out-of-pocket costs, expenses and charges (including reasonable fees of legal counsel) incurred by the Beneficiary in connection with the enforcement of this Guarantee.

     This Guarantee shall be construed in accordance with and governed by the internal laws of the State of New York, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties. Each party hereto irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located in the Borough of Manhattan in the State of New York. Each party irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding brought in a court of such jurisdiction and any claim that the suit, action or proceeding brought in such court has been brought in an inconvenient forum.

     Any notice hereunder will be sufficiently given if given in accordance with the provisions for notices under the Agreement and will be effective as set forth therein. All notices hereunder shall be delivered to Haemonetics Corporation at 400 Wood Road, Braintree, Massachusetts 02184 USA, Attention: [INSERT NAME]; Telephone No.: [INSERT NUMBER]; Facsimile No.: [INSERT NUMBER].

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     IN WITNESS WHEREOF, Guarantor has caused this Guarantee to be executed in its corporate name by its duly authorized officer as of the date of the Agreement.

Haemonetics Corporation

By:
Name:
Title: